As filed with the Securities and Exchange Commission on June 13, 2019.

Registration No. 333-231796

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Linx S.A.
(Exact Name of Registrant as Specified in its Charter)

Brazil (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification Number)

Avenida Doutora Ruth Cardoso, 7,221
São Paulo — SP, 05425-902, Brazil
+55 (11) 2103-1575
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Cogency Global Inc.
10 East 40th Street, 10th Floor
New York, NY 10016
(212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Donald Baker, Esq. John Guzman, Esq. White & Case LLP Avenida Brigadeiro Faria Lima, 2,277 — 4th Floor São Paulo — SP 01452-000, Brazil +55 (11) 3147-5600	Grenfel S. Calheiros, Esq. Simpson Thacher & Bartlett LLP Av. Presidente Juscelino Kubitschek, 1455 — 12th Floor São Paulo — SP 04543-011, Brazil +55 (11) 3546-1000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

              If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

              If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

              If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

              If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

              Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

              Emerging growth company    ☒

              If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registred(1)	Proposed Maximum Offering Price per Common Share(2)(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(4)

Common shares including in the form of ADSs without par value(1)(2)	33,665,791	US$8.69	US$292,555,724.00	US$35,457.75

(1)
Includes common shares (including in the form of ADSs) that are issuable upon the exercise of the underwriters' option to purchase additional shares. Also includes common shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These common shares are not being registered for the purpose of sales outside the United States.

(2)
American depositary shares issuable upon deposit of common shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-           ). Each American depositary share represents one common share.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices of our common shares as reported on the B3 on June 10, 2019, a date within five business days of the date of filing of this Registration Statement. The exchange rate on such date was R$3.8784 per US$1.00.

(4)
Of this amount, $12,120.00 has previously been paid.

              The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

†
The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this preliminary prospectus is not complete and may be changed. We and the selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 13, 2019

PRELIMINARY PROSPECTUS

29,274,601 Common Shares

Linx S.A.

(incorporated in the Federative Republic of Brazil)

Including Common Shares in the form of American Depositary Shares

             This is a public offering of 29,274,601 common shares, including in the form of American depositary shares, or the ADSs, by Linx S.A. and the selling shareholder named in this prospectus, which consists of an international offering in the United States and other countries outside of Brazil, which we refer to as the "international offering" and a concurrent offering in Brazil by way of a Brazilian prospectus in Portuguese, which we refer to as the "Brazilian offering." We refer to the international offering and the concurrent Brazilian offering as the "global offering." These common shares are being offered directly or in the form of ADSs, each of which represents one common share. The offering of the ADSs is being underwritten by the international underwriters named in this prospectus. The common shares purchased by investors located outside Brazil will be settled in Brazil and paid for in reais, and offered by the Brazilian underwriters named elsewhere in this prospectus. The offering of the common shares is being underwritten by the Brazilian underwriters. The closings of the international offering and the Brazilian offering are conditioned upon each other. We will not receive any proceeds from the sale of our common shares, including in the form of ADSs, by the selling shareholder.

             Prior to this offering, there has been no public market for ADSs representing our common shares. We have been authorized to list the ADSs on The New York Stock Exchange, or the NYSE, under the symbol "LINX." Our common shares are listed on the Novo Mercado segment of the B3 S.A. — Brasil, Bolsa, Balcão, or the B3, under the symbol "LINX3." The closing price of our common shares on June 12, 2019 was R$33.38 per common share, which is equivalent to approximately US$8.68 based upon the exchange rate of R$3.8437 to US$1.00 reported by the Central Bank of Brazil (Banco Central do Brasil), or the Central Bank, on June 12, 2019, or US$8.68 per ADS after giving effect to the 1:1 common share: ADS ratio. See "Market Information." The price per common share and price per ADS in this offering will be determined based on the bookbuilding process and the closing price of our common shares on the B3 on the pricing date of the global offering.

             The global offering will be registered on the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários), or the CVM.

             We are an "emerging growth company" under the U.S. federal securities laws as that term is used in the Jumpstart Our Business Startups Act of 2012 and will be subject to reduced public company reporting requirements. Investing in the ADSs involves risks. See "Risk Factors" beginning on page 19 of this prospectus.

	Per ADS	Per Common Share	Total

Initial public offering price(1)	US$	R$	US$
Underwriting discounts and commissions(1)	US$	R$	US$
Proceeds, before expenses, to us(1)(2)	US$	R$	US$
Proceeds, before expenses, to the selling shareholder(1)(2)	US$	R$	US$

(1)
Assumes no exercise of the underwriters' option to purchase additional common shares.

(2)
See "Underwriting" for a description of all compensation payable to the underwriters.

             The international underwriters have an option for a period of 30 days from the date of this prospectus to purchase up to 4,391,190 additional common shares in the form of ADSs from us, minus the number of common shares sold by us pursuant to the Brazilian underwriters' option to purchase additional shares referred to below, to cover over-allotments of ADSs, if any. The Brazilian underwriters also have an option to purchase up to 4,391,190 additional common shares from us, minus the number of common shares in the form of ADSs sold by us pursuant to the international underwriters' option to purchase additional shares, to cover over-allotments of common shares, if any.

             Neither the U.S. Securities and Exchange Commission, the CVM nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             Delivery of the ADSs will be made through the facilities of The Depository Trust Company, or DTC, on or about                          , 2019. Delivery of our common shares not sold in the form of ADSs will be made in Brazil through the book-entry facilities of the B3 on or about                          , 2019.

Global Coordinators

Goldman Sachs & Co. LLC
Morgan Stanley
Jefferies
BofA Merrill Lynch
Itaú BBA

The date of this prospectus is                          , 2019.

          Neither we nor the selling shareholder have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. Neither we nor the selling shareholder take responsibility for, or provide assurance as to the reliability of, any other information that others may give you. Neither we and the selling shareholder nor the underwriters have authorized any other person to provide you with different or additional information. Neither we and the selling shareholder nor the underwriters are making an offer to sell the ADSs in any jurisdiction where the offer or sale is not permitted.

          You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ADSs. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

          This offering of ADSs is being made in the United States and elsewhere solely on the basis of the information contained in this prospectus. We and the selling shareholder are also offering our common shares in Brazil using a Portuguese-language prospectus. The Brazilian prospectus, which

i

has been filed with the CVM, is in a format different from that of this prospectus and contains information not generally included in documents such as this prospectus.

          For investors outside the United States: Neither we and the selling shareholder nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus outside the United States and in their jurisdiction.

          No offer or sale of ADSs may be made to the public in Brazil except in circumstances that do not constitute a public offer or distribution under Brazilian laws and regulations. Any offer or sale of ADSs in Brazil to non-Brazilian residents may be made only under circumstances that do not constitute a public offer or distribution under Brazilian laws and regulations.

          We own or have rights to trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate name, logos and website names. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are listed without the ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, service marks and trade names.

          Unless otherwise indicated or the context otherwise requires, all references in this prospectus to "Linx," "Linx Group" or the "Company," "we," "our," "ours," "us" or similar terms refer to Linx S.A., together with its subsidiaries. The terms "selling shareholder" and "BNDESPAR" refers to "BNDES Participações S.A."

          The term "Brazil" refers to the Federative Republic of Brazil and the phrase "Brazilian government" refers to the federal government of Brazil. "Central Bank" refers to the Brazilian Central Bank (Banco Central do Brasil) "CMN" refers to the National Monetary Council (Conselho Monetário Nacional). References in the prospectus to "real," "reais" or "R$" refer to the Brazilian real, the official currency of Brazil and references to "U.S. dollar," "U.S. dollars" or "US$" refer to U.S. dollars, the official currency of the United States.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Financial Information

          We maintain our books and records in reais, which is our functional currency (the currency of the primary economic environment in which we operate) as well as our presentation currency. We prepare our consolidated financial statements in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or the IASB.

          Our financial information contained in this prospectus has been derived from our consolidated financial statements as of and for the three-month periods ended March 31, 2019 and 2018 and as of and for the years ended December 31, 2018, 2017 and 2016, and the respective notes thereto, included elsewhere in this prospectus.

Currency Information

          All references herein to the "real," "reais" or "R$" are to the Brazilian real, the official currency of Brazil. All references to "U.S. dollars," "dollars" or "US$" are to U.S. dollars. Solely for the convenience of the reader, we have translated certain amounts included in "Summary Financial Information," "Capitalization," "Selected Financial Information" and elsewhere in this prospectus from reais into U.S. dollars using the selling rate as reported by the Central Bank of R$3.8967 to US$1.00 as of March 31, 2019. As a result of fluctuations in the real/U.S. dollar exchange rate, the selling rate as of March 31, 2019 may not be indicative of current or future exchange rates. The U.S. dollar equivalent information presented in this prospectus is provided solely for the convenience of investors and should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at such rates or at any other rate. The selling rate was R$3.8748 to US$1.00 as of December 31, 2018, R$3.3080 to US$1.00 as of December 31, 2017 and R$3.2591 to US$1.00 as of December 31, 2016 in each case, as reported by the Central Bank. See "Exchange Rates" for information regarding exchange rates for the real since January 1, 2014.

Market and Other Information

          This prospectus contains information, including statistical and other information relating to the industry in which we operate, obtained from reports prepared by independent consultants, governmental agencies and general publications of the Central Bank, the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística), or IBGE, the Brazilian Association of Credit Card and Services Companies (Associação Brasileira de Empresas de Cartões de Crédito e Serviços), or ABECS, Brazilian Association of Electronic Commerce (Associação Brasileira de Comércio Eletrônico), or ABCOMM, the Brazilian Ministry of Labor (Ministério do Trabalho) and the World Bank Group.

          Additionally, this prospectus contains information obtained from a report issued in 2018 by the International Data Corporation, or IDC, regarding media around the world, or the 2018 IDC Survey.

          We believe that such sources of information are reasonably reliable and we have no reason to believe that any of this information is inaccurate in any material respect. The underwriters have not independently verified such information and make no representation as to the accuracy or completion of such information.

Rounding

          Certain percentages and other amounts included in this prospectus have been rounded for ease of presentation. Accordingly, figures shown as totals in certain tables may not be an arithmetical aggregation of the figures that precede them.

Special Note Regarding Non-IFRS Financial Measures

          We have disclosed EBITDA, EBITDA Margin and Net Debt in this prospectus, which are non-IFRS financial measures. Generally, a non-IFRS financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with IFRS. EBITDA, EBITDA Margin and Net Debt, however, should be considered in addition to, and not as substitutes for or superior to, net income, or other measures of the financial performance prepared in accordance with IFRS. For reconciliations of EBITDA, EBITDA Margin and Net Debt, see "Selected Financial Information."

          We calculate EBITDA as net income plus: (1) net financial income (expense); (2) income tax and social contribution and (3) depreciation and amortization.

          Because our calculation of EBITDA does not consider net financial income (expense), income tax and social contribution and depreciation and amortization, EBITDA serves as an indicator of our overall financial performance, which is not affected by changes in interest rates, income or social contribution tax rates or levels of depreciation and amortization. Consequently, we believe that EBITDA, when considered in conjunction with other accounting and financial information available, serves as a comparative tool to measure our operating performance, as well as to guide certain administrative decisions. We believe that EBITDA provides the reader with a better understanding not only of our financial performance, but also on our ability to pay interest and principal on our debt and to incur additional debt to finance our capital expenditures and our working capital. We calculate EBITDA and EBITDA margin in accordance with CVM rules.

          EBITDA margin is calculated by dividing EBITDA for the period by net operating revenues for the same period.

          We calculate Net Debt as the sum of current payables for the acquisition of businesses plus non-current payables for the acquisition of businesses plus current and non-current loans and financing minus cash and cash equivalents and financial assets. We believe that Net Debt is an adequate metric for assessing our capital structure and also provides useful information to our investors, market analysts and the general public that assists in the comparison of our operating performance with that of other companies, both in our sector and in other sectors. Our management believes that our current capital structure, measured principally by our Net Debt to shareholders' equity ratio, reflects our conservative leverage. Our calculation of Net Debt may differ from the calculation of Net Debt of other companies.

          EBITDA, EBITDA Margin and Net Debt are not measures of financial performance under IFRS, generally accepted accounting principles in the United States or Brazilian GAAP and should not be considered as alternatives to net income as measures of operating performance, operating cash flows or liquidity. EBITDA, EBITDA Margin and Net Debt do not have standardized meanings, and our definitions of EBITDA, EBITDA Margin and Net Debt may not be comparable with those used by other companies. EBITDA, EBITDA Margin and Net Debt present limitations that limit their usefulness as measures of profitability, as a result of not considering certain costs arising from business, which may affect, significantly, our profits, as well as financial expenses, taxes and depreciation.

Certain Definitions

          The following is a glossary of certain defined terms used in this prospectus:

          "Customer retention rate" is the rate at which billings from existing subscribed customers at the beginning of the period continue as billings during the end of such applicable period not adjusted for (x) any increases or decreases in billings for pricing changes or (y) additional products or services provided to these existing subscribed customers.

          "Gross Merchandise Value" is the sum of a retailer's merchandise sales volume processed through point of sale, or POS, and electronic funds transfer, or EFT, technology.

          "Subscription revenue" comprises the monthly subscription fees we charge our customers for the right to use our software and for technology support, helpdesk services, software hosting services, support teams and connectivity services.

          "Net dollar retention rate" is the customer retention rate adjusted for (x) any increases or decreases in billings for pricing changes and (y) additional products or services provided to existing subscribed customers.

v

SUMMARY

          This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in the ADSs or our common shares. Before investing in the ADSs or our common shares, you should read this entire prospectus carefully to better understand our business, corporate structure and our common shares, including the information contained in "The Offering," "Risk Factors," "Selected Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our financial statements and the corresponding notes thereto, included elsewhere in this prospectus, before making a decision to invest in the ADSs or our common shares.

Overview

          We believe we are a leading cloud-based technology company in Latin America and a market leader in Brazil in terms of revenue. We are focused on developing and providing affordable, easy-to-use, reliable and seamlessly integrated software solutions to retailers in Latin America, through our software-as-a-service, or SaaS, business model. During 2018, our subscription revenue accounted for 86.8%, or R$680.8 million, of our gross operating revenue, an increase of 15.5% over 2017 in reais. During the three-month period ended March 31, 2019, our subscription revenue accounted for 89.1%, or R$180.5 million, of our gross operating revenue, an increase of 11.1% over the corresponding period in 2018 in reais. With a comprehensive offering of solutions, we are an end-to-end service provider that offers business management tools, payment solutions, e-commerce and omni-channel applications through an integrated and ever-evolving platform to retailers of all sizes and capabilities.

          Since our founders entered the technology sector in 1985, our consumer-centric and entrepreneurial culture has been focused on innovation, agility, and building a reliable infrastructure, all of which have enabled us to adapt to our customers' needs, deliver user-friendly software solutions and services and develop a comprehensive portfolio of integrated solutions. These capabilities have contributed to our resilient and predictable operations, with subscription revenue accounting for 86.8% of our gross operating revenue in 2018 and a quarterly customer retention rate of over 99% through the year. In addition, our growth is supported by a strong track record of adding new products to our portfolio, including our most recent Linx Pay Hub integrated payment processing solution, in order to anticipate trends and adapt to changes in our market. These ongoing efforts are exemplified by the upcoming products we intend to launch in 2019.

          As a result of our innovation capacity, ability to adapt to evolving customer needs and our cross-selling efforts, we have successfully retained and increased year-over-year the share of our services in our customers' wallet, as demonstrated in the following cohort analysis. For purposes of the following chart, we define (1) "annual cohort" as the subscription revenue generated from customers and that is added to our portfolio of customers in a given year and (2) "compound cohort growth rate" as the percentage of the subscription revenue generated by the relevant annual cohort of customers in 2018 relative to the revenue generated by the same annual cohort in the year immediately after they were added to our portfolio of customers. Compound cohort growth rates are calculated using this method to capture customer-generated revenues over a 12-month period (a full fiscal year), while also mitigating the fact that customers are added to the portfolio on different days of the year. Annual cohort revenue estimated using this metric takes into consideration both new organic customers and customers of companies that we acquire. As evidenced in the following chart, all of our annual cohorts have been kept at more than 100% of their respective initial annual revenue.

          As result of over 30 years of operations dedicated to the retail sector in Brazil, we have developed in-depth specialized knowledge and competitive advantages that have allowed us to become the leading player in the Brazilian software market. Consequently, we achieved a 41.3% market share in 2017 in terms of revenue in the retail management software solutions segment, according to the 2018 IDC Survey. We have successfully leveraged our extensive customer base to explore cross selling opportunities, resulting in greater economies of scale, greater customer loyalty (as reflected by our high customer retention rates) and lower customer acquisition costs, translating into a hard to replicate business model with strong natural barriers against the entry of competitors.

          Throughout our history, we have adapted our operations to our customers' needs and market trends by expanding our product portfolio to offer a unique integrated platform with comprehensive solutions and leading to a compelling value proposition. For instance, in addition to Linx Core, our core product line that offers integrated business management systems, we launched Linx Digital in 2018, an e-commerce platform and application designed to improve the omni-channel shopping experience for both retailers and their customers. Through Linx Digital, retailers are able to interact with their clients and deliver a seamless experience across a variety of channels, including physical stores, mobile applications and the internet. Moreover, in 2018, we further adapted to our customers' ever-evolving needs and launched Linx Pay Hub to offer payment processing solutions integrated with our Linx Core and Linx Digital product lines. By providing mission critical services and integrated solutions to our customers, we are able to better understand their business performance preferences while further enhancing our portfolio of offerings with a comprehensive payment processing solution.

          The graphic below illustrates our primary product lines, each of their main services and international benchmarks.

          In addition to our own organic innovation capabilities we have also increased our retail product offerings through strategic acquisitions of synergic businesses with our own operations, enabling us to further develop our product developing capabilities. From 2008 to March 31, 2019, we have completed 28 acquisitions, which we believe is a testament to our ability to identify, execute and integrate acquisitions in a consistent and disciplined manner. We believe that we are a differentiated platform with the knowledge to capitalize on consolidation opportunities in our market segment and explore new verticals as the relationship between retailers and their customers continues to evolve.

          To support our growth trajectory, we successfully completed the initial public offering of our common shares in Brazil in 2013 and were listed on the Novo Mercado segment, the listing segment of the B3 with the highest corporate governance standards. Moreover, on September 26, 2016, we completed the follow-on public offering of our common shares, using the net proceeds from the issuance to finance strategic acquisitions in the retail software sector.

Our Product Lines

          We offer three primary product lines: Linx Core, Linx Digital and Linx Pay Hub. We initiated our operations through our Linx Core product line, and as part of our efforts to adapt to ever-evolving customer needs, we created our Linx Digital and, most recently, Linx Pay Hub product lines. The solutions we offer through our product lines are specially designed for our customers' value chain ERP/POS offerings with the objective of developing a fully integrated ecosystem and becoming an end-to-end service provider for retailers. We believe that these three verticals allow us to become a partner of choice to retailers by providing services that increase efficiencies, integrating digital and physical stores, while ensuring a flexible payment solution suitable for each.

Linx Core

          Our Linx Core product line provides integrated business management systems. Linx Core products cater to the entire retail chain, from business automation software that performs all necessary operations at the POS to comprehensive enterprise resource planning, or ERP, applications, which include, among other features, inventory management, customer relationship management, or CRM, tools, financial, accounting and tax management, product lifecycle management, supply management, loyalty programs, e-receipt and other interconnected features. By offering our POS as a primary product, we are able to cross-sell many of our ERP capabilities by highlighting the seamless experience they provide. As of December 31, 2018, more than 45,000 retailers used Linx Core.

          We design our Linx Core software products to enable retailers to adapt to changing business requirements through consistent innovations and frequent upgrades that provide new functionalities and support our customers' navigation of the complex Brazilian tax system as well as evolving regulatory requirements. According to the 2018 IDC Survey, spending related to software in the Brazilian retail market totaled R$2.4 billion in 2017, or 10.4% growth over 2016.

          Our software products are evolving in response to performance demands and user experiences. Furthermore, through our cloud-based infrastructure we can derive even more operating leverage as we continue to grow our services and solutions, resulting in increased margins.

          Through Linx Core, we believe that we have the capability to offer our customers simple and cost-effective solutions that meet their requirements, personalized for their size and their verticals. Our modular and cloud-based solutions efficiently serve both small, medium and large-scale enterprises as well as large multinational retail chains. We offer our customers in-depth operational knowledge and best practices across a variety of verticals, including clothing stores, vehicle dealerships, pharmacies, electronic goods and household appliances stores, department stores, home improvement stores, fast food chains and gas stations.

Linx Digital

          Our in-depth knowledge of the Brazilian retail sector also enables us to offer focused innovative, scalable and machine-learning technology, tailored to the retail market as well as e-commerce platforms, data analytics and order management system, or OMS, technology fully integrated with our ERP software.

          Our Linx Digital product line is subdivided into three categories:

  •
  Linx Commerce:  Our e-commerce platform, which provides our customers with a seamless and personalized cross-channel solution that enables a true omni-channel shopping experience (e.g., interactive electronic catalog with information regarding inventory and prices, among other functionalities);

  •
  Linx Impulse:  big data and machine-learning based solutions for e-commerce operations, such as search and recommendation, re-engagement and advertising. Data engineering is key to unlocking insights by combining, integrating and analyzing data focusing on driving customer acquisition and loyalty. In this context, our Linx Impulse product offering is capable of analyzing consumer behavior to help our customers improve their client conversion rates by, for example, reducing the shopping cart abandon rate (which represents the rate at which shoppers select a product for purchase online but abandon the purchase prior to its consummation), personalizing campaigns to increase revenue, predicting and avoiding customer churn and lowering customer acquisition costs; and

  •
  Linx Omni:  OMS technology, which provides our customers with an integrated tool to manage multiple distribution channels and inventories seamlessly. With this solution, a brick-and-mortar store can fulfill an order accessing the inventory of another store and deliver it to the client at home, for example, reducing stockout, improving customer experience and reducing logistics costs.

          Based on our knowledge of the retail sector, we believe that e-commerce has significant growth potential in Brazil. In addition, the e-commerce conversion rate (which represents the rate at which shoppers enter a retailer's website and ultimately purchase a product) in Brazil was only 1.4% in 2017 according to the E-commerce Radar 2017 Survey published by ABCOMM. We believe that our product and service offerings will positively impact these rates through our rapid cycle of innovation as well as our Linx Digital capabilities, including big data and machine-learning technologies, each of which form an integral part our "Linx Impulse" strategy.

Linx Pay Hub

          In October 2018, we further expanded our platform to include payment solutions through Linx Pay Hub in response to our customers' ever-evolving needs. We believe that our ability to offer payments solutions powered by a full-fledged platform allows us to explore new product verticals at lower customer acquisition costs, differentiate ourselves from other commoditized and/or non-integrated solutions and increase our client loyalty. We believe these services can also be an important source of future growth given our relevant market share in the management software retail sector, high customer retention rates and superior services. In 2017, approximately R$250 billion in Gross Merchandise Volume, or GMV, were processed in our Linx Core platform, equivalent to approximately 18.4% of the industry's total purchase volume according to ABECS. Our goal is to cross-sell and convert as many of our customers into Linx Pay Hub and capture a large share of this revenue opportunity. We are confident in our ability to execute this strategy given our product portfolio integration and compelling value proposition.

          Our Linx Pay Hub product line offers wide range of services and solutions to our merchants including mainly the following:

  •
  EFT: a subscription-based model that is fully integrated with our POS/ERP software and provides a faster and safer way for our customers to transact with merchant acquirers and their clients. Our EFT solution has already been adopted at more than 40,000 points of sale;

  •
  Linx Pay: Sub-acquiring services to convert our customers into our payments platform; and

  •
  Payment split: the ability to split payments between different recipients (such as different service providers or sales channels) and perform a more efficient transaction from an operational and tax perspective.

          With the combination of our core and digital solutions and the capabilities of our payments platform, our customers are able to have a seamless experience.

Key Financial and Operating Information

          Our revenue streams consist of (1) subscription revenue generated from monthly subscription fees we charge our customers for the right to use our software and for continuous technology support, helpdesk services, software hosting services, support teams and connectivity service and (2) consulting service revenue (installation, implementation, customization and training services). At times, we charge one-time setup fees to our smallest enterprise customers related to our subscription service. This one-time setup fee was recognized upon the commencement of the service in 2017 and 2016. Upon adoption of IFRS 15 for 2018, this one-time setup fee is deferred over the average customer life. Our subscription revenue and consulting service revenue accounted for 86.8% and 13.2% of our gross operating revenue in 2018, respectively. The table below presents certain of our key financial and operating information for the periods indicated:

	For the Three-Month			For the Year Ended
	Period Ended March 31,			December 31,

	2019	2019	2018	2018	2018	2017	2016

	(in millions of	(in millions of		(in millions of	(in millions of R$, unless
	U.S.$, unless	R$, unless		U.S.$, unless	otherwise indicated)
	otherwise	otherwise		otherwise
	indicated)(1)	indicated)		indicated)(1)
Financial information:
Net operating revenues	45.4	176.8	158.4	175.9	685.6	571.6	494.6
Net income	4.4	17.2	26.5	18.2	71.1	84.8	68.5
EBITDA(2)(7)	12.7	49.7	47.6	43.3	168.8	144.3	124.5
EBITDA margin (%)(3)(7)	28.1	28.1	30.1	24.6	24.6	25.2	25.2
Subscription revenue(4) (%)	—	89.1	89.3	—	86.8	89.8	89.6
Operating information:
Customer retention rate (%)(5)	—	99.2	99.1	—	99.1	97.6	98.7
Net dollar retention rate (%)(6)	—	102.3	101.3	—	110.3	106.1	114.8
Total number of customers	—	46,197	45,144	—	45,344	45,152	43,966

(1)
Solely for the convenience of the reader, real amounts for the year ended December 31, 2018 and for the three-month period ended March 31, 2019 have been translated into U.S. dollars at the selling rate reported by the Central Bank at March 31, 2019 of R$3.8967 to US$1.00. See "Exchange Rates" for further information on recent fluctuations in exchange rates.

(2)
We calculate EBITDA as net income plus: (1) net financial income (expense); (2) income tax and social contribution; and (3) depreciation and amortization. EBITDA is not a measure of financial performance under IFRS, generally accepted accounting principles in the United States or Brazilian GAAP and should not be considered as an alternative to net income as measures of operating performance, operating cash flows or liquidity. EBITDA does not have a standardized meaning and our definition of EBITDA may not be comparable with that used by other companies.

(3)
EBITDA margin is calculated by dividing EBITDA for the period by net operating revenues for the same period.

(4)
Subscription revenue is calculated by dividing subscription revenues by total gross operating revenue.

(5)
The rate at which billings from existing subscribed customers at the beginning of the period continue as billings during the end of such applicable period not adjusted for (x) any increases or decreases in billings for pricing changes or (y) additional products or services provided to these existing subscribed customers.

(6)
The customer retention rate adjusted for (x) any increases or decreases in billings for pricing changes and (y) additional products or services provided to existing subscribed customers.

(7)
IFRS 16, Leases was adopted effective January 1, 2019, and impacted our depreciation, interest expense and rental expense, including with respect to the line items general and administrative and cost of services. As a result of adopting IFRS 16 for the three-month period ended March 31, 2019, our EBITDA was positively impacted. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Recent Accounting Pronouncements — New standards, interpretations and amendments adopted in 2019."

Market Opportunity

          We are positioned in large and fast-growing markets with important trends that are benefiting the growth and market opportunity for our solutions.

Large and growing digital retail market

          According to the 2018 IDC Survey, IT retail investments in Brazil totaled R$7.4 billion in 2017. Of the total invested, software accounted for 32.5%, or R$2.4 billion. Moreover, the 2018 IDC Survey indicates that retail management software investments are expected to reach R$1.6 billion by 2021 (ERP and POS) as companies continue to invest in technology and automation through software in order to adapt to the evolving formalization and digitalization of the sector.

Relatively low e-commerce penetration in Brazil and Latin America

          Both in Brazil and Latin America, e-commerce penetration is still relatively low in comparison to other countries, indicating an important path for growth.

          With our increased presence in Latin America, our total addressable market has increased as well. Brazilian and other Latin American markets are witnessing the early stages of digitalization of retail channels and payments. In terms of payments, as of 2017, the penetration of credit and debit cards in Latin America was 19% and 41%, respectively, according to the World Bank Group. While approximately R$180 billion in payments were transacted through our international platform in 2017, we believe Linx Pay Hub is in a position of advantage to expand into these new markets.

Conversion of brick-and-mortar and digital retail to omni-channel

          Consumers now dictate how, when and where to interact with retailers and their expectations continue to rise. As digital retail grows, consumers expect to be able to transact through multiple sales channels without compromising functionality or experience. To adapt to this change, retailers will likely demand more omni-channel solutions that integrate their digital and physical operations efficiently. We therefore see an opportunity to cross-sell our Linx Digital solutions to our Linx Core customers.

Automation as a solution to increasing labor costs

          Over the past 10 years, labor costs in Brazil increased significantly. The average minimum wage increased 8.7% annually between 2008 and 2018, according to the Brazilian Ministry of Labor, compared to a 2.6% increase in the retail sales volume index in Brazil over the same period, according to IBGE. As a result of payroll expenses pressuring margins, we see an increasing demand for technologies that create opportunities for merchants to improve the experience of their clients and transact simultaneously with multiple clients in multiple locations. Accordingly, we believe Linx Core and Linx Digital are solutions that are well positioned to drive scalability and productivity gains of merchants who are not yet our clients.

Consumers moving away from cash transactions

          According to ABECS, transactions using credit, debit and pre-paid cards in Brazil totaled R$1.36 trillion in 2017, an increase of 12.6% over 2016, overtaking for the first time cash transactions, which totaled R$1.31 trillion, and payments by check, which totaled R$0.8 trillion. The increase in non-cash transactions is expected to drive merchants demand for new payment solutions such as POS technology, receivables management, and integration with management systems, among others. Therefore, business models that conciliate retail management solutions and financial solutions, like ours, are better positioned to serve merchants and benefit from this positive environment.

Our Competitive Advantages

We have become an end-to-end technology platform for our customers

          Leveraging our Linx Core product line and the launch of our Linx Digital and Linx Pay Hub product lines in 2018, we became an end-to-end platform for technology solutions for retailers to manage their businesses and points-of-sale. Through our integrated ever-evolving Linx Core, Linx Digital and Linx Pay Hub platforms we offer business management tools, payment solutions, e-commerce and omni-channel applications to retailers of all sizes and capabilities. Moreover, our seamless and costless merchant conversion process allow us to create an expedited and compelling value proposition for our customers, based on a product offering that we believe is unmatched in the industry.

          Our integrated solutions enable us to exercise significant control over the customer experience, enhancing our ability to leverage cross selling opportunities. This competitive advantage has contributed to lower customer acquisition costs, which has in turn limited the ability of our competitors to replicate our success through strong natural barriers to entry.

Our customer-centric, entrepreneurial and innovative culture

          We built a consumer-centric and entrepreneurial culture focused on innovation, agility and reliability. Our mission is to provide the best services and innovative solutions to address ever-evolving customer needs. As a result of these core values and our mission, we believe that through our ability to adapt we are able to embed a culture of constant innovation and proximity to customers that differentiate us from our competition.

          Our drive to become the partner of choice to retailers, offer seamless experiences and foster long-term relationship with customers culminated in a virtuous cycle: the more we dedicate ourselves to our customers; the more we understand their needs; and the more rapidly we can develop and deploy integrated solutions that further strengthen our relationships.

          Our belief in this culture translates into high contract renewal rates, low churn rates and high recurring revenues that we believe will foster our stable and sustained growth, and ultimately enhance our ability to accomplish our goals.

Successful track-record of acquisitions in Brazil and Latin America

          We have extensive capabilities and a strong track record of identifying, negotiating and integrating successful acquisitions. Moreover, we have developed an integration model that we believe enables us to integrate the businesses we acquire in a timely and efficient manner. From 2008 to March 31, 2019, we successfully acquired 28 companies to add new retail verticals to our product offerings, expanding our operations into new regions in Brazil and Latin America and developing new technologies that accelerate the pace of our innovations.

Extensive, diversified and loyal customer base

          We benefit from an extensive and diversified customer base ranging from small and mid-size businesses, or SMBs, to major retail chains such as Walmart, Nike and Forever 21, among other national and international retailers of different retail segments. As of December 31, 2018, we had more than 45,000 customers. We also benefit from low customer concentration, with our largest customer accounting for only 2% of our subscription revenue in 2018, while our 100 largest customers accounted for only 26% of our subscription revenue in the same year. We believe that our high level of customer satisfaction has allowed us to achieve quarterly customer retention rates of over 99% in 2018.

Market leader in retail software solutions

          We are the market leader in retail management software in Brazil with a 41.3% market share in 2017 in terms of revenue according to the 2018 IDC Survey. We work closely with our customers to better understand their businesses and needs. As a result of these efforts, we have developed a suite of specialized services in a fully integrated platform that we believe is difficult to replicate. In particular, our long-term presence and exclusive focus on the retail sector has allowed us to develop a set of distinctive solutions of great depth, both in terms of specific retail verticals as well as across different sizes of retailers, creating strong natural barriers against new market entrants.

Ever-evolving and comprehensive solutions for retailers

          We believe we were the first company in Brazil to introduce several innovative retail software solutions integrated to a single platform, empowering Brazilian retailers to increase automation and efficiency. For example, we introduced consistent integration of ERP and POS in the 1990s, and the consistent integration of ERP, POS, connectivity and electronic payments in 2003. We are focused on continuing to lead technology migration in Brazil, enabling retailers to adopt next-generation solutions as their business needs grow, thereby increasing demand for our cloud-based, e-commerce and mobility solutions. For example, in 2018, we launched Linx Pay Hub to offer payment processing solutions integrated with our Linx Core and Linx Digital product lines as part of our ongoing commitment to adapt to our customers' needs.

          Our comprehensive and integrated solutions address the needs of retailers from SMBs to the largest global retailers and leading franchisers in Brazil. Our solutions are scalable and modular, and are easily configurable to allow specific functions and functionalities for different verticals and sizes, with seamless integration of retail stores, branches and franchise locations. For example, our personalized solutions can include (1) ERP, consisting of sales order management, production control, inventory management, store management, logistics, financial management, accounting and tax software products, (2) POS, (3) CRM, (4) an e-commerce search bar and recommendation engine (i.e., the identification of additional products for purchase by the consumer), (5) payments and (6) omni-channel applications.

          We design our software products to evolve in response to performance demands, user experiences and regulatory requirements applicable to our customers. By offering most of our software solutions as a cloud-based infrastructure, we enable our customers to operate the latest versions of our software without the burden of heavy initial outlays and costly upgrades, while also configuring our applications in order to meet their specific business needs.

Predictable business model with a track record of growth and profitability

          In 2018, subscription revenues represented 86.8% of our gross operating revenues, compared to the three-month period ended March 31, 2019, when subscription revenues represented 89.1% of our gross operating revenues. We sell our cloud-based and on-premise solutions primarily through annual, automatically-renewable agreements pursuant to which our customers pay us a monthly fee adjusted for inflation at each renewal based on the General Market Price Index (Índice Geral de Preços do Mercado), or IGP-M, resulting in a high degree of recurrent and predictable results under a SaaS operating model. We believe that our portfolio of products, services and business model enable us to attain a high level of customer satisfaction, proven by a quarterly customer retention rate of over 99% in 2018.

          From 2016 to 2018, our net operating revenues and our EBITDA increased at a compound annual growth rate, or CAGR, of 17.7% and 16.4% in reais, respectively. During the same period, the subscription portion of our gross revenue represented an average 88.8% of our total gross operating revenue, which we believe reflects the highly transparent and predictable nature of our business. In addition, our EBITDA margin was 24.6% in 2018, which provides us with flexibility to continue being competitive when negotiating contracts with our customers and continue our marketing efforts to expand our new products.

Our Strategy

Expand our customer base by continuing to penetrate the relatively underserved Brazilian retail market

          We believe our business model, with its focus on retail and cloud-based software solutions for the retail sector, has the ability to generate significant value for thousands of retailers in Brazil and Latin America. As the leading provider of retail management software in Brazil in terms of market share according to the 2018 IDC Survey, we believe we are well positioned to capitalize on the increasing penetration of retail software, and we intend to further strengthen our leading market position in the region. In particular, we intend to continue to invest in our direct and indirect sales and marketing capability aimed at increasing our customer base. We believe that our cloud-based solutions allow retailers of all sizes to adopt our software solutions easily as evidenced by their option to install our solutions themselves, or with the help of our service team, depending on their specific needs. We believe that our market is still in the early stages of its development and that it has the potential to undergo rapid future growth due to the relatively low penetration of e-commerce in Brazil and Latin America.

Further expand our relationships with our existing customers through cross-selling

          We intend to further expand our relationships with our existing customers through cross-selling, responding to their evolving business needs as they continue to open new stores throughout Brazil and Latin America. We intend to capture an increasing share of our customers' IT spending by selling more sophisticated products and leveraging our integrated end-to-end platform to cross-sell other products to them. For example, in 2019, we intend to develop and launch new product offerings that build on the success of our recently-introduced Linx Pay Hub payment solutions. We believe we have a strong suite of e-commerce and mobility products to offer our existing customers as they continue to expand their sales channels. We further believe that we are at the early stages of increasing our penetration of these complementary offerings within our existing customer base. Given our successful track record in terms of cohort retention and growth, we believe these offerings will increase our growth potential in the coming years.

Continue to innovate and expand our platform

          We intend to continue adapting and offering the market innovative solutions and enhanced functionality for our existing suite of comprehensive and integrated products.

          Our omni-channel solutions are an important example of this strategy. This set of applications was designed to provide customer transparency across different sales channels and seamless integration between front and back offices. We enable retailers to track and better understand their clients during the life cycle of their relationship in-store, online, on mobile devices and on social networks. We believe our platform enables us to capture and analyze big data regarding the behavior of our customers' clients, which, in turn, provides our customers with actionable information, leading to a higher rate of return on our customers' marketing campaigns. This new platform also allows us to develop new partnerships in exploring marketing services and social networks, among other innovative means of contact with our customers' clients, representing an important opportunity to accelerate our organic growth in the coming years. Our Linx Pay Hub solution complements our portfolio of solutions making us an end-to-end platform.

          As an integrated platform, our seamless consulting services (implementation, installation, customization and training services) improves our margins and also opens a growth opportunity through cross-selling, identification of future trends and development of solutions to better serve our customers.

Continue to pursue and integrate strategic acquisitions

          We intend to continue to pursue selective acquisitions that are strategically aligned and compatible with our growth strategy within the retail software and payment sectors. In this context, we target acquisitions that complement our existing solutions, focusing our strategy on expanding our vertical and technology breadth while strengthening our geographic presence.

Continue to expand our geographic footprint in Latin America

          Through our international expansion efforts, we have increased our presence in Latin America, particularly in Mexico, Argentina and Chile, where we have developed a strong client base that includes leading national and international companies in these countries. Our international expansion has been facilitated in large part by the extensive knowledge and experience we have gained in our home market as well as the strength of our brand, reputation and our market-leading position. We intend to continue to leverage these strengths to expand our geographic footprint in Latin America both organically and through strategic acquisitions that add value to our shareholders.

Recent Developments

New Linx Pay Hub Offerings

          On June 3, 2019, we launched two new offerings as part of our Linx Pay Hub solution, Linx Digital Account and EFT QR Code.

          Linx Digital Account is an online account coupled with a prepaid card that is natively integrated with Linx Pay and our other digital solutions. The Linx Digital Account allows retailers to pay bills and make funds transfers to third parties and employees, mobile account top-ups, withdrawals and online and offline retail purchases, among others.

          Our EFT QR Code integrates digital payment solutions (such as e-wallets) with our customers and retailers, enabling the acceptance of new forms of payment in an integrated and native way through commercial automation solutions, EFT and payment reconciliation.

Acquisition of Hiper Software S.A.

          On April 2, 2019, we announced our acquisition of Hiper Software S.A., or Hiper, for an aggregate purchase price of R$17.7 million, subject to the payment of additional post-closing adjustments between 2019 and 2021 in the aggregate amount of R$32.3 million upon the attainment of certain metrics including those linked to the penetration of our EFT and Linx Pay Hub solutions into Hiper's client base. We believe that our acquisition of Hiper presents an important growth opportunity.

Summary of Risk Factors

          An investment in the ADSs is subject to a number of risks, including risks relating to our business and industry, risks related to Brazil and risks related to the offering and the ADSs. The following list summarizes some, but not all, of these risks. Please read the information in the section entitled "Risk Factors" for a more thorough description of these and other risks:

  •
  We are substantially dependent on revenue generated from services related to our integrated enterprise management software, including monthly subscription fees.

  •
  The software industry is highly competitive and we may be unable to compete effectively.

  •
  Our success depends on our ability to develop new products and services, integrate acquired products and services, improve our existing products and services and keep up with technological developments.

  •
  We are subject to risks and liability relating to system failures, the non-authorized or incorrect use of third-party data used by and/or made available to our systems.

  •
  A failure to adequately protect personal data may materially adversely affect us.

Additional Information

          Our corporate headquarters are located at Avenida Doutora Ruth Cardoso, 7221, 7th floor, São Paulo, SP, CEP 05425-902. Our telephone number at this address is +55-11-2103-1575 and our website is www.linx.com.br.

          Investors should contact us for any inquiries through the address and telephone number of our corporate headquarters. Our principal website is www.linx.com.br. The information contained in, or accessible through our website is not incorporated into this prospectus or the registration statement of which it forms a part.

Implications of Being an Emerging Growth Company

          As a company with less than US$1.07 billion in revenue during our last fiscal year, we qualify as an "emerging growth company" as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

  •
  a requirement to have only two years of audited financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations disclosure (although we are not relying on this exemption for purposes of this offering); and

  •
  an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, in the assessment of our internal control over financial reporting (although we are not relying on this exemption for purposes of this offering).

          We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we (i) have more than US$1.07 billion in annual revenue, (ii) have more than US$700 million in market value of our common shares held by non-affiliates or (iii) issue more than US$1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have not taken advantage of any of these reduced reporting burdens in this prospectus, although we may choose to do so in future filings and if we do, the information that we provide shareholders may be different than you might get from other public companies in which you hold equity.

          In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Given that we currently report and expect to continue to report under IFRS as issued by the IASB, we will not be able to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB.

 THE OFFERINGS

          This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in the ADSs or in the common shares, as the case may be. You should carefully read this entire prospectus before investing in the ADSs or in the common shares including "Risk Factors" and our consolidated financial statements included elsewhere in this prospectus.

Issuer	Linx S.A.
Selling Shareholder	BNDES Participações S.A.
Global Offering

The global offering consists of the international offering and the concurrent Brazilian offering. The number of common shares offered in the international offering and the Brazilian offering is subject to reallocation between the offerings. The closings of the international offering and the Brazilian offering are conditioned upon each other.

International Offering

             common shares, including common shares in the form of ADSs, are being offered by us and the selling shareholder through the international underwriters (which, in the case of the common shares, are acting as placement agents on behalf of the Brazilian underwriters named elsewhere in this prospectus) in the United States and other countries outside Brazil. The common shares purchased by any investor outside Brazil will be settled in Brazil and paid for in reais, and the offering of these common shares is being made by the Brazilian underwriters. Any investor outside Brazil purchasing common shares must be authorized to invest in Brazilian securities under the requirements established by Brazilian law, especially by the CVM and the Central Bank, complying with the requirements set forth in Resolution No. 4,373, dated as of November 29, 2014, as amended, of the CMN and Instruction No. 560, dated March 27, 2015, of the CVM, as amended.

Brazilian Offering

Concurrently with the international offering,              common shares are being offered by the Brazilian underwriters in Brazil to Brazilian investors. The Brazilian offering will be registered with the CVM and made by means of a separate Brazilian prospectus in Portuguese.

International Underwriters	Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, Jefferies LLC, BofA Securities, Inc. and Itau BBA USA Securities, Inc.
Brazilian Underwriters	Goldman Sachs do Brasil Banco Múltiplo S.A. and Banco Morgan Stanley S.A., Bank of America Merrill Lynch Banco Múltiplo S.A. and Banco Itaú BBA S.A.
Use of proceeds

We intend to use the net proceeds from the primary offering to finance (1) our acquisition strategy, (2) our general working capital requirements, (3) sales and marketing efforts and (4) the further development of our new initiatives, including Linx Pay Hub.

We will not receive any of the proceeds from the sale of our common shares and ADSs made by the selling shareholder.
ADSs	Each ADS represents one common share.

ADSs will be issued under a deposit agreement entered into among us, The Bank of New York Mellon, as depositary, and the registered holders and beneficial owners from time to time of ADSs issued under the deposit agreement.

Offering price

The public offering price for the international offering for the ADSs is set forth on the cover page of this prospectus. The offering price for the common shares, which is also set forth on the cover page, is the approximate per common share real equivalent of the offering price per ADS in the international offering, based upon the selling rate reported by the Central Bank of R$3.8437 to US$1.00 on June 12, 2019.

Option to purchase additional ADSs and common shares

The international underwriters have an option for a period of 30 days from the date of this prospectus to purchase up to 4,391,190 additional common shares in the form of ADSs from us, minus the number of common shares sold by us pursuant to the Brazilian underwriters' option to purchase additional shares referred to below, to cover over-allotments of ADSs, if any. The Brazilian underwriters also have an option to purchase up to 4,391,190 additional common shares from us, minus the number of common shares in the form of ADSs sold by us pursuant to the international underwriters' option to purchase additional shares, to cover over-allotments of common shares, if any.

Voting rights	Holders of our common shares have full voting rights, and are entitled to one vote per share in all shareholders' meetings.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and ADS holders may not be able to exercise any such rights in a timely manner. See "Risk Factors — Risks Relating to the ADSs and the Offering — The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct the vote of our common shares underlying the ADSs" and "Description of American Depositary Shares — Voting Rights" elsewhere in this prospectus.

Listing	Our common shares are listed on the Novo Mercado of the B3 under the symbol "LINX3." See "Market Information." We intend to apply to list the ADSs on the NYSE under the symbol "LINX."
Share capital before and after offering	Our share capital consists of 166,308,960 common shares as of the date of this prospectus (excluding our treasury shares).

Immediately after the global offering, we will have 185,908,960 common shares outstanding, assuming no exercise of the underwriters' option to purchase additional common shares, including common shares underlying the ADSs.

Dividend policy

Brazilian Law No. 6,404, dated December 15, 1976, as amended, or the Brazilian Corporate Law, and our bylaws require us to distribute at least 25% of our annual net income (calculated in accordance with the Brazilian Corporate Law and Brazilian GAAP) unless our board of directors suspends the payment of dividends after having concluded that such distribution would be incompatible with our financial condition.

Holders of the ADSs will be entitled to receive dividends paid to the owners of our common shares, after deduction of the fees of the depositary and the costs of foreign exchange conversion.
See "Dividends and Dividend Policy," "Description of Capital Stock" and "Description of American Depositary Shares."
Lock-up agreements

We have agreed with the underwriters, subject to certain exceptions, not to issue, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our common stock or ADSs or any securities convertible into or exchangeable or exercisable for any of our common stock and ADSs during the 90-day period after the date of this offering. Our directors and executive officers and certain relevant equity holders have agreed to substantially similar lock up provisions, subject to certain exceptions. See "Underwriting."

Taxation	For a discussion of the material Brazilian and U.S. federal income tax consequences relating to an investment in our common shares, including in the form of ADSs, see "Taxation."
ADS Depositary	The Bank of New York Mellon
Risk factors	See "Risk Factors" and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in the ADSs.

          Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the option granted by us to the underwriters to purchase up to 4,391,190 additional common shares, including common shares underlying the ADSs, in connection with the offering.

SUMMARY FINANCIAL INFORMATION

          The following summary financial information has been derived from our audited historical consolidated financial statements as of and for the three-month period ended March 31, 2019 and 2018 and as of and for the years ended December 31, 2018, 2017 and 2016, and the respective notes thereto, included elsewhere in this prospectus. These historical consolidated financial statements were prepared in accordance with IFRS as issued by the IASB.

          The tables below present summary financial information as of and for the periods indicated. You should read this information in conjunction with the rest of this prospectus, including the sections entitled "Presentation of Financial and Other Information," "Selected Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Income Statement Data

	For the Three-Month Period Ended March 31,			For the Year Ended December 31,

	2019(2)	2019(2)	2018	2018	2018	2017	2016

	(in millions of	(in millions of		(in millions of	(in millions of R$)
	US$)(1)	R$)		US$)(1)
Net operating revenues	45.4	176.8	158.4	175.9	685.6	571.6	494.6
Cost of services rendered	(15.4)	(60.0)	(56.7)	(63.0)	(245.6)	(211.6)	(183.5)
General and administrative	(11.3)	(44.0)	(42.5)	(43.3)	(168.6)	(148.1)	(116.3)
Research and development	(4.7)	(18.4)	(16.2)	(18.9)	(73.5)	(64.3)	(59.9)
Selling	(9.1)	(35.3)	(22.1)	(28.5)	(111.0)	(72.4)	(62.5)
Other operating income	2.1	8.1	8.0	2.2	8.4	4.3	1.2
Other operating expenses	(0.5)	(1.9)	0.2	(1.3)	(5.1)	(5.1)	(5.6)

Total operating expenses	(38.9)	(151.5)	(129.2)	(152.8)	(595.5)	(497.2)	(426.4)

Operating income	6.5	25.3	29.2	23.1	90.1	74.4	68.2
Financial income	2.6	10.3	12.0	12.0	46.9	58.4	49.5
Financial expenses	(3.1)	(12.0)	(8.3)	(11.5)	(44.8)	(24.0)	(24.7)
Net financial income (expenses)	(0.5)	(1.8)	3.7	0.5	2.1	34.4	24.7

Income before income tax and social contribution	6.1	23.6	32.9	23.6	92.1	108.8	92.9
Income tax and social contribution — current	(0.5)	(2.0)	(1.7)	(2.6)	(10.0)	(9.2)	(10.6)
Income tax and social contribution — deferred	(1.1)	(4.4)	(4.7)	(2.8)	(11.1)	(14.7)	(13.8)

Net income	4.4	17.2	26.5	18.2	71.1	84.8	68.5

(1)
Solely for the convenience of the reader, real amounts for the year ended December 31, 2018 and for the three-month period ended March 31, 2019 have been translated into U.S. dollars at the selling rate reported by the Central Bank at March 31, 2019 of R$3.8967 to US$1.00. See "Exchange Rates" for further information on recent fluctuations in exchange rates.

(2)
Reflects our adoption of IFRS 16, Leases as of January 1, 2019. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Recent Accounting Pronouncements — New standards, interpretations and amendments adopted in 2019."

Balance Sheet Data

	As of March 31,		As of December 31,

	2019(2)	2019(2)	2018	2018	2017	2016

	(in millions of	(in millions of	(in millions of	(in millions of R$)
	US$)(1)	R$)	US$)(1)
Current Assets:
Cash and cash equivalents	12.8	49.9	12.8	49.9	42.9	7.2
Financial assets	106.0	413.2	106.1	413.4	487.8	639.2
Trade accounts receivable	44.4	173.0	42.9	167.1	128.2	107.3
Recoverable taxes	8.1	31.6	9.0	35.1	33.1	29.7
Other receivables	8.4	32.7	11.1	43.4	28.1	12.2

Total current assets	179.8	700.5	181.9	708.8	720.1	795.6
Non-Current Assets:
Financial assets	—	—	—	—	21.0	19.0
Trade accounts receivable	0.8	3.0	0.8	3.3	3.0	1.8
Other receivables	1.9	7.3	1.8	7.2	1.5	10.9
Deferred taxes	1.1	4.3	1.1	4.4	4.3	4.2
Property, plant and equipment, net	19.3	75.2	19.1	74.3	62.3	51.3
Intangible assets, net	246.0	958.6	218.0	849.6	751.9	600.6

Total non-current assets	269.0	1,048.4	240.9	938.8	843.9	687.8

Total assets	448.8	1,748.9	422.8	1,647.7	1,564.0	1,483.4

Current Liabilities:
Suppliers	3.2	12.5	3.5	13.6	8.5	6.3
Loans and financing	13.9	54.1	10.4	40.7	31.8	34.5
Labor obligations	13.8	53.9	11.2	43.8	38.9	31.2
Taxes payable	2.9	11.4	3.5	13.5	13.2	6.4
Income tax and social contribution	0.4	1.7	0.3	1.2	0.5	2.9
Payables for the acquisition of businesses	12.7	49.5	14.7	57.1	56.1	23.5
Deferred revenue	10.5	41.0	10.3	40.1	8.5	7.2
Dividends payable	0.7	2.8	0.7	2.8	4.2	1.1
Other liabilities	4.5	17.4	2.1	8.0	7.6	4.1

Total current liabilities	62.7	244.2	56.6	220.7	169.2	117.1
Non-Current Liabilities:
Loans and financing	71.0	276.8	53.7	209.3	65.5	96.3
Labor obligations	0.2	0.6	—	—	—	—
Payables for the acquisition of businesses	11.7	45.5	14.2	55.4	74.7	57.1
Deferred taxes	19.8	77.2	18.6	72.6	80.3	57.2
Deferred revenue	3.5	13.7	4.9	19.2	—	—
Other liabilities	0.5	2.0	0.6	2.3	1.0	1.9
Provision for contingencies	3.2	12.3	2.8	11.0	2.8	0.5

Total non-current liabilities	109.9	428.1	94.9	369.8	224.3	213.0

Total liabilities	172.5	672.3	151.5	590.5	393.5	330.1
Shareholders' Equity:
Capital	125.4	488.8	125.4	488.5	486.0	480.8
Capital reserves	95.5	372.2	94.9	369.9	479.8	512.3
Period income	4.4	17.2	—	—	—	—
Profit reserves	46.1	179.8	46.1	179.5	186.1	141.3
Additional dividends proposed	5.7	22.2	5.7	22.2	18.8	18.9
Other comprehensive income (loss)	(0.9)	(3.7)	(0.7)	(2.8)	(0.2)	—

Total shareholders' equity	276.3	1,076.5	271.3	1,057.2	1,170.5	1,153.3

Total liabilities and shareholders' equity	448.8	1,748.9	422.8	1,647.7	1,564.0	1,483.4

(1)
Solely for the convenience of the reader, real amounts as of December 31, 2018 and as of March 31, 2019 have been translated into U.S. dollars at the selling rate reported by the Central Bank at March 31, 2019 of R$3.8967 to US$1.00. See "Exchange Rates" for further information on recent fluctuations in exchange rates.

(2)
Reflects our adoption of IFRS 16, Leases as of January 1, 2019. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Recent Accounting Pronouncements — New standards, interpretations and amendments adopted in 2019."

RISK FACTORS

          Investing in the ADSs or in our common shares involves a high degree of risk. You should carefully consider the risks described below before making an investment decision regarding the ADSs or in our common shares. Our business, financial condition, results of operations, cash flows and/or prospects could be adversely affected by any of these risks, among others. The market price of the ADSs, including the common shares underlying the ADSs, could decline due to the occurrence of any of these risks or other factors, and you may lose all or part of your investment. The risks described below are those that we currently believe may materially affect us. Additional risks and uncertainties not currently known to us, or those that we currently deem to be immaterial, may also materially and adversely affect our business, financial condition, results of operations, cash flow and/or prospects, and/or the price of the ADSs or our common shares.

          For purposes of this section, when we state that a risk, uncertainty or problem may, could or will have an "adverse effect" on us or "adversely affect" us, we mean that the risk, uncertainty or problem could have an adverse effect on our business, financial condition, results of operations, cash flow and/or prospects, and/or the trading price of the ADSs or our common shares, except as otherwise indicated. You should view similar expressions in this section as having similar meaning.

Risks Relating to Our Industry and Us

We are substantially dependent on revenue generated from services related to our integrated enterprise management software, including monthly subscription fees.

          Our revenue is substantially dependent on our integrated enterprise retail management software licensing and ongoing services related to them. The significant majority of our revenue is derived from the monthly subscription fees for the use of our software, which comprise almost all of our gross operating revenue (89.1%, 86.8%, 89.8% and 89.6% for the three-month period ended March 31, 2019, and for the years ended December 31, 2018, 2017 and 2016, respectively). As a result, a reduction in revenue from this source, whether due to increased competition, adverse market conditions or a general reduction in demand for integrated enterprise management software and services or other factors, could materially adversely affect our operational results, cash flows and liquidity.

The software industry is highly competitive and we may be unable to compete effectively.

          We compete in markets characterized by vigorous competition, changing technology, changing client and end-consumer needs, evolving industry standards and frequent introductions of new products and services. We compete with several companies that operate in the global, regional and local software industries, including providers of integrated enterprise management software, developers of free software, payment processing and companies providing consulting services and outsourcing. Some of our current or potential competitors may be engaged in a greater range of businesses, have a larger installed base of customers for their existing products and services or have greater financial, technical, sales or other resources than us. We expect competition to intensify in the future as traditional, non-traditional and new competitors introduce new services or enhance existing services. We may lose market share if our competitors introduce or acquire new products that compete with our software and related services or add new features to their products or if new entrants emerge in the market. Any of these events could cause a material adverse effect on our business, financial condition, results of operation or cash flows.

Our success depends on our ability to develop new products and services, integrate acquired products and services, improve our existing products and services and keep up with technological developments.

          The market in which we operate is characterized by constant technological advances, changing hardware requirements, rapid development in software and communications infrastructure, increasingly complex customer requirements and frequent introductions of new products and improvements of existing products. If we fail to improve our products and services to accommodate such technological evolution, as well as any corresponding legislative changes, including changes to tax legislation, in a timely manner or to position and price our products and services to meet market demand, our customers may stop purchasing new software licenses and services from us and we may lose our ability to attract and retain customers.

          In addition, internet and network protocols and other industry standards are subject to rapid change and we cannot guarantee that the industry standards that we adopt in developing new products will enable us to compete effectively for new business opportunities in the markets in which we operate. Any of these events could materially adversely affect our revenue and cash generation.

We may experience difficulties in achieving our acquisition strategy.

          We have acquired, and may from time to time acquire, businesses, products, services and technologies. The success of an acquisition or investment will depend on our ability to make accurate assumptions regarding the valuation, operations, growth potential, integration and other factors related to that business. Our acquisitions or investments may not produce the results that we expect at the time we enter into or complete a given transaction. The risks that we may face in connection with these acquisitions include the following:

  •
  we may experience a disruption in our existing business and our management's attention may be diverted to matters relating to the acquisitions, transitions or integration;

  •
  we may experience difficulties in integrating the acquired company's human resources or other administrative systems;

  •
  we may lose key personnel of the acquired company;

  •
  we may suffer a deterioration in our existing business or the acquired company's relationships with customers, partners or suppliers of technology and outsourced products;

  •
  an acquisition may not promote our business strategy as we expected, we may not be successful in integrating an acquired business or technology as successfully as expected, such integration may require spending more resources or we may not receive the expected return on our investments;

  •
  we may encounter difficulties related to the management of technologies of the acquired company or its business lines or our entry into new markets where we have limited or no direct experience or where competitors may have stronger market positions;

  •
  we may not realize the anticipated revenue increase from an acquisition for various reasons, such as a large number of customers declining to renew software license updates and product support contracts, our inability to sell the acquired products to our customer base or contracts of an acquired company not permitting timely revenue recognition;

  •
  we may have difficulty incorporating acquired technologies or products with our existing product lines, as well as maintaining uniform standards, architecture, controls, procedures and policies;

  •
  as a result of our acquisitions, we may have multiple product lines that are offered, priced and supported in different ways, which could cause confusion among consumers and delays in supply or delivery and result in product discontinuity and a reduction in sales;

  •
  we may have cost overruns resulting from the continued support and development of acquired products, from general and administrative functions that support new business models or from associated regulations that prove to be more complicated than originally expected;

  •
  we may not receive expected approvals in a timely manner or may be subject to restrictions or other penalties imposed by unions or similar entities under applicable labor laws as a result of acquisitions, which could adversely affect our integration plans in certain jurisdictions;

  •
  the use of cash to finance acquisitions could limit other potential expenses, including share repurchases and dividend payments;

  •
  we may be subject to litigation, administrative or arbitral liabilities related to the acquired companies, and we may be obligated to pay sums for which we do not have a right to indemnification by the sellers of the respective acquired companies or for which we may be unable to receive, in whole or in part, indemnification from the sellers of the respective acquired companies; and

  •
  we may be subject to questioning from tax authorities regarding the registration and amortization of goodwill for tax purposes.

          We may spend time and capital on acquisitions that do not increase our revenue. To the extent we pay the purchase price of any acquisition in cash, any such purchase would reduce our cash reserves, and to the extent the purchase price is paid with any of our shares, could be dilutive to our shareholders. To the extent we pay the purchase price with proceeds from the incurrence of debt, any such purchase would increase our level of indebtedness and could negatively affect our liquidity, restrict our operations and materially adversely affect our results of operations. Our competitors may be willing or able to pay more than us for acquisitions, which may cause us to be unable to take advantage of certain acquisition opportunities.

          The occurrence of any of these events could materially adversely affect our business, operational results, financial condition or cash flow, especially with respect to a large acquisition or several concurrent acquisitions.

We are subject to risks and liability relating to system failures, the non-authorized or incorrect use of third-party data used by and/or made available to our systems.

          Our systems may receive third-party data. Our efforts to protect such data used by and/or made available to our systems may be insufficient and may not ensure that we are in compliance with applicable rules and regulations related to the collection, treatment and use of users' data. Any non-compliance with applicable laws may subject us to penalties, such as fines, particularly in relation to (1) the express consent of users for the collection and treatment of their data, (2) the term provided by law for storing and excluding users' data and (3) the adoption of the required security standards for the conservation and protection of the collected and stored data. Accordingly, the incorrect use of third-party data in our systems and/or the lack of measures to protect such data may (1) result in significant costs to us and the reallocation of our resources and (2) divert the attention of our management and technology team, which may adversely affect our business, competitive position, financial situation, results of operations and cash flows.

          Additionally, we retain billing data, intellectual property, personally identifiable information and other sensitive information from our customers on our networks. Our infrastructure and the third-party infrastructure we use to host our solutions may be vulnerable to hacker attacks or other problems, which may overcome the security measures we adopt. In particular, our cloud infrastructure may be vulnerable to security breaches, computer viruses or similar problems, and these systems are also subject to telecommunications failures, power loss and other system failures. Unimpeded access to the cloud servers is fundamental to the provision of services to our SaaS customers. Any of these occurrences, whether intentional or accidental, could lead to interruptions, delays or suspension of our SaaS data center operations and may compromise the information stored on our networks. Such an occurrence could materially adversely affect our reputation as a reliable supplier and host of such solutions and negatively affect the market perception of the safety or reliability of our products or services and, as to SaaS, may cause some of our customers to cancel their subscriptions to our cloud applications and subject us to indemnification payments.

          Sales to our customers are made through systems that we have developed, and in the case of our cloud-based solutions, stored on our servers. Any interruption in the operation of these systems may result in a loss of sales from our customers. Furthermore, any error in billing or in issuing the invoice or accounting products sold by our customers could result in substantial losses to them, which could materially adversely affect our results of operations, financial condition and our reputation.

A failure to adequately protect personal data may materially adversely affect us.

          We manage and maintain the personal data of our customers, employees and suppliers in the normal course of our business. Unauthorized disclosures or security breaches may subject us to legal action and penalties that may materially adversely us. In addition, in the course of our business activities, we are exposed to possible risks of noncompliance with policies, improper conduct of our employees or negligence and fraud, which may result in serious reputational or financial damage.

          Currently, the processing of personal data in Brazil is regulated by a diverse and complex body of legislation. Our efforts to protect personal data that we process may not guarantee the adequate protection of such data or compliance with the personal data protection rules established under the current legislative regime.

          The Brazilian General Data Protection Act (Federal Law 13,790/2018) was published in the Federal Official Gazette on August 15, 2018 and was amended by Provisional Measure No. 869, issued by the President of Brazil in December 2018, or the MP 869/2018. As amended by the MP 869/2018, the Brazilian General Data Protection Act will take effect in August 2020. This legislation is expected to transform the current legislative regime applicable to personal data protection in Brazil. The Brazilian General Data Protection Act establishes a new legal framework for the processing of personal data and provides for the rights of holders of personal data, legal standards applicable to the protection of personal data, requirements for obtaining consent, obligations and requirements related to security incidents, data leaks and data transfers, as well as the creation of a national data protection authority. We may face difficulties in complying with the Brazilian General Data Protection Act due to the quantity and complexity of the new obligations it will introduce. In the event of non-compliance with the General Data Protection Law, we may be subject to penalties including warnings, the requirement to remove personal data from our system and fines of up to two percent of our economic group's total most-recently reported annual net revenue and up to a maximum of R$50.0 million per infraction.

          The absence of sufficient measures to protect the personal data processed by us, or our inability to comply with applicable legislation, may materially adversely affect us.

We depend on suppliers of telecommunications, internet and data centers for our "software-as-a-service," or SaaS, cloud and on-premise infrastructure, and any fluctuation or interruption in the provision of these services may materially adversely affect our abilities to serve our customers and profitability.

          Providers of telecommunications, internet and data centers are a fundamental part of our infrastructure of SaaS, cloud and on-premise software and services. We depend on them to provide such services and they constitute a key element in our business strategy and infrastructure. It is crucial that the infrastructure that we use to host our software products remains safe, does not suffer system failures and is perceived by our customers and partners to be safe and reliable. Instability or interruptions of our services due to failures by our suppliers are usually perceived by our customers as our responsibility and may adversely affect the market's perception of the quality of our products or services, including with respect to SaaS, cloud and on-premise software and services, which may cause some of our customers to cancel their subscriptions to our services and affect our ability to increase our sales.

Our investments in research and development may not result in increased revenue.

          The investment in the development of software products through research-driven product development and expansion of our knowledge base is costly and may not provide financial returns. Additionally, products with accelerated releases or with short life cycles require high levels of spending on research and development. Our investments in research and development may not prove efficient and may not result in increased revenue or growth and, consequently, our financial condition and results of operations could be materially adversely affected. For additional information regarding our investments in research and development, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Capital Expenditures."

Our growth depends on the continued contributions of certain key members of senior management and our ability to continue to attract and retain qualified personnel.

          Our performance depends on the efforts and capabilities of certain key members of senior management who are responsible for making most of the critical decisions that guide our business, particularly regarding the implementation of our strategies and development of our operations. If we lose any of these executives, for any reason, we may have problems in defining and executing our business strategy and our financial condition and results of operations could be materially adversely affected.

          In addition, if any key members of our senior management leave our company for any reason, we may incur significant costs to attract new highly qualified professionals as replacements. There is significant competition in the global market for qualified personnel in the commercial, technical and other areas. Consequently, we may be required to pay higher compensation in order to attract and maintain qualified personnel, which may adversely affect our operating and financial results.

We are subject to partial or total failures or interruptions in our services and software related to IT infrastructure, which is highly complex.

          We require a highly complex technology infrastructure for our operations and depend on the efficient and uninterrupted operation of numerous systems, including our computer systems, software, data centers and telecommunications networks, as well as the systems of third parties. We are subject to partial or total failures or interruptions in our services and software that could give rise to loss of revenue, loss of customers, possible actions for damages from our customers, additional operating and development costs and diversion of technical and other resources, among others, adversely affecting our reputation among our customers and the markets in which we operate. In addition, depending on the degree of the damage caused, we may be subject to regulatory penalties, such as the loss of certain approvals to operate our software.

We may be subject to errors, delays or failures of security of our products and services.

          Our software may contain errors or security flaws, especially at the launch of new products or release of new versions of existing products. The errors in our software may affect the ability of our products to work with other hardware or software, as well as delay the development or release of new products or new versions or undermine the reputation of our products in the market. Our systems and operations could suffer damage or interruption from natural disasters, acts of terrorism, power shortages, telecommunications failure, cyberattacks, sabotage, unauthorized entry, computer viruses and physical or electronic break-ins and similar disruptions from unauthorized tampering with our computer systems and data centers, among others. If we experience errors or delays in the launch of new products or new versions of our existing products, we may lose customers or incur opportunity costs, which may have a material adverse effect on our financial condition, cash flows and operational results.

          Additionally, errors and security flaws in our software products may expose us to liability for product performance complaints and warranty claims, as well as damage to our reputation, which could impact future sales of our products and services. Moreover, addressing problems and complaints associated with actual or alleged errors or security flaws may require a significant amount of time and attention from our management team, resulting in high costs, which may have a material adverse effect on our business, financial condition and operational results.

As a holding company, we are dependent on dividends and other distributions from our subsidiaries, which we may not receive.

          As a holding company, our ability to comply with financial obligations and to pay dividends or other distributions to our shareholders and holders of the ADSs in the future will depend on our cash flows and our subsidiaries' results of operations, as well as the distribution of such results of operations to us in the form of dividends or interest on equity. The amount of any dividends or distributions which may be paid to us from time to time will depend on many factors including, for example: such subsidiaries results of operations and financial condition; limits on dividends under applicable law; its constitutional documents; documents governing any indebtedness; applicability of tax treaties; and other factors which may be outside our control. There is no guarantee that such resources will be actually available to us or sufficient for us to comply with our financial obligations and to pay dividends or other distributions to our shareholders and holders of the ADSs.

If we are unable to properly manage our growth, our results may be adversely affected.

          We may fail to correctly estimate, qualitatively or quantitatively, the costs and risks associated with our expansion, and can offer no assurance that our systems, procedures, business processes and management controls are sufficient to support the expected rapid expansion of our operations, including expansion to new markets and verticals. We cannot assure you that our current and planned systems, procedures and controls, personnel and third-party relationships will be adequate to support our future operations. In addition, we have entered and may enter into new lines of business that may involve complexities associated with the new products, services and regulations, which could place a strain on our management and operational and financial resources in the future. If we fail to successfully manage growth, our results of operations may be adversely affected.

Certain of our financing agreements contain cross-default clauses.

          Some of our financing agreements contain cross-default clauses or cross-acceleration clauses. Accordingly, the occurrence of an event of default under one of the contracts governing our outstanding debt could trigger an event of default on other debt or allow the creditors of our other debt to accelerate repayment to become immediately due and payable, which could materially adversely affect the results of our operations, cash availability and the price of our shares.

          Additionally, we have entered into credit facilities in which the Brazilian National Economic and Social Development Bank (Banco Nacional de Desenvolvimento Econômico e Social), or BNDES, imposed several restrictions on us, including the need for prior approval from BNDES for: (1) our or our subsidiaries' direct lending to individuals or entities which may or may not have shared corporate interests with us; (2) borrowing from individuals or entities which have shared corporate interests with us; (3) providing guarantees of any kind in operations with other creditors, in the event the guarantees have not also been provided to BNDES under the same conditions and having the same priority and (4) making investments in companies in Brazil or abroad. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Indebtedness."

Losses not covered by our insurance policies may have a material adverse effect on us.

          We are subject to risks for which we do not have adequate or any insurance coverage, including risks not managed by our backup systems and contingency plans. For instance, we have not obtained insurance to protect against cybersecurity risks. Furthermore, the quantification of risk exposure in existing clauses in our insurance policies may be inadequate or insufficient, and may lead to a lower-than-expected insurance repayment. In addition, our insurance policy coverage is conditional on the payment of premiums under such policies. Our failure to pay these premiums together with the occurrence of a claim may put us at risk, as the relevant insurer would not be liable to cover us for any losses we incurred. We cannot assure you that we will be able to maintain our insurance policies in the future or that we will be able to renew them at reasonable prices or on acceptable terms. Thus, if certain damaging events occur and we are not adequately insured against them, they may, individually or together, adversely affect our results of operations and require us to commit significant cash resources to cover such losses. See "Business — Insurance."

We are subject to unfavorable results in judicial or administrative proceedings that may adversely affect our results and financial condition.

          We are a party to certain legal and administrative proceedings. Unfavorable decisions in these proceedings may adversely affect our results and financial condition in the event our resulting liability exceeds any amounts we have provisioned or guarantees we have deposited in respect of these proceedings. See "Business — Legal and Administrative Proceedings."

Any significant interruption in our cloud-based platform could materially adversely affect our business and harm our reputation, forcing us to provide credits or refunds and may cause customers to terminate their contracts with us prior to their stated maturity, which may adversely affect us.

          Our cloud-based platform is a critical part of our business operations. Any significant interruption in our services, products and/or infrastructure may give rise to claims by our customers, which may negatively affect the results of our operations and our financial condition, as well as our reputation with our customers.

We may suffer losses due to defaults by our customers.

          A default by one or more of our subscribed customers or by one or more groups of customers, could have a material adverse effect on our business, results of operation, financial condition and cash flows.

          Potential interruptions in payment by customers could be caused by a customer's financial difficulties including bankruptcy, among other factors. In addition, a failure on our part to properly analyze the credit or financial condition of these customers may result in the failure to properly identify and make provisions for default by customers.

Substantially all of our revenues are derived from customers concentrated in the retail sector, which is sensitive to unfavorable economic cycles and decreases in the purchasing power of consumers.

          Our activities are exclusively focused on the retail sector and substantially all of our revenues are derived therefrom. Historically, the Brazilian retail sector has been prone to periods of economic downturn resulting in an overall decline in consumer spending. The success of retail sector operations depends on several factors relating to consumer spending, including the general business climate at the time, interest rates, inflation, the availability of consumer credit, taxation, consumer confidence in future economic conditions, levels of employment and wages. Unfavorable conditions in the Brazilian economy can therefore significantly reduce consumer spending, which could materially adversely affect our sales, results of operations and financial condition.

We may experience unfavorable conditions in our industry or the global economy that result in reductions in spending on IT that could limit our ability to grow and develop our business, thereby adversely affecting our results of operations.

          Our results of operations may vary according to the impact of changes in our industry or global economy on us or our customers. Increases in revenue and profitability of our business depend on demand for our software and related services.

          In light of the fact that we are a service provider, part of our revenue results from the number of new users of our software, which in turn is influenced by general employment levels. Insofar as unfavorable economic conditions cause our customers and potential customers to merely maintain or even reduce their demand for our services, our revenue may be adversely affected. Historically, economic downturns have resulted in overall reductions in IT spending, as well as pressure for longer billing cycles, as occurred during the recession of 2016. If economic conditions deteriorate or do not improve significantly, our customers and potential customers may choose to reduce their IT solutions, which would limit our ability to expand our business and could materially adversely affect our results of operations.

Our business and results of operations could be harmed if we are unable to protect and enforce our intellectual property rights.

          Measures we have taken to protect our intellectual property may be inadequate to prevent misappropriation, resulting in the misuse of our products and forcing us to protect our intellectual property through legal or administrative proceedings. The misuse of our products or the measures we are required to take to protect our intellectual property rights could result in substantial costs to us and divert the resources and attention of our management and technical team, which could materially adversely affect our business, competitive position, financial condition, results of operations and cash flows.

We are subject to the risk of lawsuits involving alleged violations of intellectual property rights of third parties, due in part to the recent increase in the number of patents and copyrights by technology companies.

          We may be required to change, in whole or in part, certain of our products that have allegedly infringed upon the intellectual property rights of third parties and may be required to pay significant amounts of penalties, royalties or licensing fees for the use of others' patents or copyrighted materials. Any changes to our products or to revenue attributable to any of our products that are in violation of others' intellectual property rights may materially adversely affect our results of operations, reputation and the demand for our products. In addition, such changes may require attention from our management, cause us to incur additional legal expenses, or in some cases, require us to create reserves, all of which may materially adversely affect us.

We benefit from Brazilian government tax incentive programs, which may be terminated or reduced in the future.

          We benefit from certain tax incentives related to research and development and technological innovation, established by Law No. 11,196, dated November 21, 2005, as amended, or Lei do Bem, and regulated by Decree No. 5,798, dated June 7, 2006. Our ability to benefit from these incentives depends on our compliance with certain obligations.

          Failure on our part to comply with certain obligations in accordance with the applicable rules or to provide the documentation required to substantiate such tax credits could result in the loss of such incentives that have not yet been used and claims by the Brazilian tax authorities of the amount corresponding to taxes not paid as a result of the incentives already used, in addition to penalties and interest under Brazilian tax laws. If any of our tax benefits expires, terminates or is cancelled, we may not be successful in obtaining new tax benefits that are equally favorable, which may materially adversely affect us. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operation — Description of Principal Statement of Income Line Items — Current and Deferred Income Tax and Social Contribution."

Our business automation software and electronic invoice (Nota Fiscal Electronica), or NFE, services are provided pursuant to approvals by the Brazilian Internal Revenue Service (Secretaria da Fazenda), or Sefaz, of each Brazilian state.

          We offer business automation software and the use of NFEs and electronic tax receipts (Nota Fiscal Consumidor Electronica), or NFCEs, customized to meet the requirements of the tax laws of different Brazilian states. Such business automation solutions must be approved by the tax authorities of each Brazilian state to certify regulatory adherence. If we do not receive or are at any point denied any of these approvals, we will be prevented from continuing our business automation software and NFEs and NFCEs activities in the state where approval has been denied, which could have a material adverse effect on our financial results.

We or our directors could be accused of facilitating tax evasion by our customers in which case we could be held responsible, along with the customer, for back taxes due to Brazilian tax authorities.

          In Brazil, enterprise management systems are required to be structured so as not to allow for tax evasion. However, we cannot guarantee that our systems are not susceptible to security breaches that could enable tax evasion by a customer.

          If such an event were to occur, Brazilian tax authorities could conclude that our software allows our customers to avoid compliance with their tax obligations and that we had acted in bad faith. Any such conclusion may require us to pay the unpaid taxes of our customers, plus interest and penalties, as well as subject us and our management to civil, administrative and criminal liabilities, depending on the magnitude of tax evasion committed by our customer, which could materially adversely affect our results.

The simplification of Brazilian tax rules would reduce the barriers to entry of international competitors.

          The complexities of Brazilian tax rules largely discourage entry of international competitors into the Brazilian retail market for the software industry, as a strong familiarization of the applicable tax laws of each state and of the Brazilian government is required to function in the sector. The Brazilian government has indicated that it may simplify the tax rules, which would remove an important entry barrier to our foreign competitors and could result in increased competition and materially adversely affect our financial results.

We may experience difficulties in expanding our products or in expanding into new lines of business, industries and/or foreign markets.

          We may face challenges in connection with the expansion of our products as well as our expansion into new lines of business, industries and/or new geographic regions within or outside of Brazil. In particular, as we expand into new lines of business, such as Linx Pay Hub, we may face challenges associated with entering into a line of business in which we have limited or no experience and in which we may not be well-known. Offering new products and services or offering existing products in new industries or new geographic regions may require substantial expenditures and takes considerable time, and we may not recover our investments in new markets in a timely manner or at all. For example, we may be unable to attract a sufficient number of merchants as customers, fail to anticipate competitive conditions or fail to adapt and tailor our services to different markets.

          Currently, we have customers in markets other than Brazil (representing 5.6% of our net operating revenue as of December 31, 2018), and our long-term strategies include further expansion in these markets. We may experience the following difficulties related to the foreign markets in which we currently operate or will operate in the future, among others:

  •
  unanticipated regulatory changes;

  •
  an inability to attract staff and manage operations outside of Brazil;

  •
  changes in tax rules;

  •
  changes in the policies and regulations of trade and investment;

  •
  difficulties in the registration and protection of trademarks and software;

  •
  the adoption of protective measures, subsidies and other forms of government favoritism from competitors originating in such foreign markets; and

  •
  cultural and linguistic barriers.

          Should one or more of these risks materialize, and we are not able to overcome these difficulties, we may be unable to implement our international expansion strategy.

A decline in the use of credit, debit or prepaid cards as a payment mechanism for consumers or adverse developments with respect to the payment processing industry in general could have a materially adverse effect on revenues which we expect to derive from our new line of business, Linx Pay Hub.

          If consumers do not continue to use credit, debit or prepaid cards as a payment mechanism for their transactions or if there is a change in the mix of payments between cash, credit, debit, prepaid cards and other accepted method of payments that is adverse to Linx Pay Hub, the revenue we expect to derive from Linx Pay Hub may be materially adversely affected. We believe future growth in the use of credit, debit and prepaid cards and other electronic payments will be driven by the cost, ease-of-use, and quality of services offered to consumers and businesses. Moreover, if there is an adverse development in the payments industry or Brazilian market in general, such as new legislation or regulation that makes it more difficult for our merchants to do business or utilize such payment mechanisms, the revenue we expect to derive from Linx Pay Hub may be materially adversely affected.

          Furthermore, we pay transaction fees to payment schemes, banks, acquiring payment institutions and other intermediaries that vary according to the method chosen by consumers to fund payment transactions. These transaction fees are higher when consumers fund payments using credit cards, and lower when consumers fund payments with debit cards. The financial success of Linx Pay Hub will be, therefore, sensitive to changes in the proportion of its business funded by consumers using credit and debit cards, which would increase its costs if we are unable to adjust the rates we charge our merchants accordingly.

Brazilian laws, CMN resolutions, circulars promulgated by the Central Bank, as well as future regulations and changes in tax rules affecting the payment industry in Brazil may materially adversely affect us in the event Linx Pay commences merchant acquisition operations.

          Due to the importance of the payment industry in Brazil, the Central Bank issued several new regulations in 2018 designed to increase the use of electronic payments, increase competitiveness in the sector, strengthen market governance, encourage supply and the differentiation of products for consumers as well as strengthen the use of credit and debit cards as a means of payment. Among the measures taken to effect these changes, the Central Bank issued the following noteworthy circulars:

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  Circular 3,885/2018, which provides that institutions having an annual turnover greater than R$500 million or at least R$50 million in payment accounts that accept exclusively accept electronic payments and which issue a post-paid payment instrument will be granted automatic authorization by the Central Bank;

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  Circular 3,886/2018, which defines and classifies "sub-creditors" and establishes a centralized settlement system for sub-creditors through the Brazilian Interbank Payments Chamber (Câmara Interbancária de Pagamentos); and

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  Circular 3,887/2018, which establishes maximum limits for exchange rates and the percentage remuneration for debit card issuers of 0.5% of the quarterly weighted average and 0.8% of the transaction value.

          In addition to existing regulations, the Brazilian congress is currently considering several legislative initiatives that aim to modify the regulatory framework of the electronic payments sector, including changes in the period in which a card issuer makes payment to a commercial establishment and changes in the general rules of the Brazilian National Financial System (Sistema Financeiro Nacional). These initiatives are currently in varying stages of deliberation by the Brazilian congress and create significant uncertainty relating to the regulatory framework we may face in coming years. Brazilian laws, CVM resolutions, circulars or regulations resulting from such initiatives may materially adversely affect us.

We and our independent registered public accounting firm have identified material weaknesses in our internal control over financial reporting and, if we fail to implement and maintain effective internal controls over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.

          In connection with the audit of our consolidated financial statements for the year ended December 31, 2018, we and our independent registered public accounting firm identified material weaknesses in our internal controls as noted below:

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  During our testing of the IT general controls, we identified material weaknesses related to managing access to our systems and controls and changes to the programs that manage such systems and controls, which were not designed or operating effectively;

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  We identified material weaknesses related to the recognition and measurement of revenues, which could result in an misstatement of our revenues if not timely identified by us; and

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  We identified several control deficiencies related to the accounting for accruals, leases, stock options, and amortization of intangible assets that were not identified during the process of preparing our financials and that, when considered in the aggregate, would be considered a material weakness.

          If we are unable to properly maintain our internal controls, we may not be able to accurately report our financial results or prevent the occurrence of inappropriate or erroneous practices.

          Under Section 404 of the Sarbanes-Oxley Act of 2002, our management is not required to assess or report on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F for the fiscal year ending December 31, 2019. We are only required to provide such a report for the fiscal year ending December 31, 2020. At that time, our management may conclude that our internal control over financial reporting is not effective. In addition, until we cease to be an "emerging growth company" as such term is defined in the JOBS Act, which may not be until after five full fiscal years following the date of this offering, our independent registered public accounting firm is not required to attest to and report on the effectiveness of our internal control over financial reporting. Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may disagree with our assessment or may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company in the United States, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

          During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements, fail to meet our reporting obligations or fail to prevent fraud, which would likely cause investors to lose confidence in our reported financial information. This could, in turn, limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of the ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the NYSE, regulatory investigations and civil or criminal sanctions.

In the event that Linx Pay commences merchant acquisition operations, it may be subject to losses arising from such operations due to the possibility that credit card issuers default on their obligations to merchant acquirers.

          While we are currently not a merchant acquirer, we intend to expand our Linx Pay operations into this area in the future. As a merchant acquirer, Linx Pay would be subject to the risk that credit card issuers may default on their obligation to pay Linx Pay the amounts required to complete a cardholder's transaction and process the corresponding payment to the applicable merchant. Merchant acquirers are also subject to the risk that cardholders may default on their obligations to credit card issuers.

          The extent to which Linx Pay, upon commencing merchant acquirer operations, becomes subject to these risks is dependent on the risk/guarantee model that the credit card brand adopts for credit card issuers and credit card holders. Each credit card brand has developed its own model for guarantees that are detailed in its regulations.

          Linx Pay may also be exposed to the risk that affiliated sub-merchant acquirers may not pass on the amounts received from us under credit card transactions to their affiliated establishments.

          The realization of any of these risks may materially adversely affect our business, results of operations or financial condition.

In the event that Linx Pay commences merchant acquisition operations, our operational results may be adversely affected by fraudulent transactions committed by third parties that are processed by us.

          In the event that Linx Pay becomes a merchant acquirer, we will be exposed to the risk of fraudulent transactions carried out by third parties using our credit and debit cards. Failure to effectively manage such risk and prevent fraud may increase our chargeback liability as well as other liabilities and materially adversely affect our business, results of operations or financial condition.

Our customers are charged for the use of certain of our products based on a percentage of the amount they bill to their clients, which may result in seasonal fluctuations that impact our quarterly results of operations.

          In recent years, we have experienced seasonal fluctuations in our revenues from the retail sector as a result of consumer spending patterns. Most of our revenues are not tied to the percentage of the amount our customers bill to their clients. Following the launch of our OMS and Linx Pay e-commerce platform, however, we have increased the number of products in our portfolio that generate revenue based on the amount our customers bill their clients. Historically, sales have been stronger during the last quarter of the year as a result of the holiday season in Brazil. This is due to the increase in the number and transaction volumes of digital transactions and electronic payments related to seasonal retail events. With the increase in the aforementioned products as a percentage of our revenue, adverse events that occur during these months may have a disproportionate effect on our results of operations throughout the fiscal year. As a result of quarterly fluctuations caused by these and other factors, comparisons of our results of operations between different fiscal quarters may not be indicative our future performance.

Significant and increasing competition within the payment industry may materially adversely affect us.

          Linx Pay may face competitive pressure on the fees it charges its clients. Linx Pay's competitors have already achieved a significant share of the markets in which Linx Pay operates. As a result, these competitors, particularly those that have relationships with financial institutions, can reduce their fees, offering rates that are more favorable to their current and potential clients, thereby impeding our growth in the market. If as a result of competition, Linx Pay is forced to reduce its fees, we may need to intensify our cost control efforts in order to maintain and expand our market share. An intensification of competition may cause us to lose current customers and may make it difficult for us to attract new customers, which may materially adversely affect our business, financial condition and results of operations.

Risks Relating to Brazil

Brazilian economic and political conditions and perceptions of these conditions in the international market have a direct impact on our business and our access to international equity and debt markets, and could materially adversely affect our results of operations and financial condition.

          Our operations are primarily conducted in Brazil, and we sell a material portion of our products to customers in Brazil. Accordingly, our financial condition and results of operations are substantially dependent on economic conditions in Brazil, and we cannot assure you that Brazilian gross domestic product, or GDP, will remain stable or grow in the future. Brazilian GDP, in real terms, decreased 3.6% in 2015, decreased 3.3% in 2016 and increased 1.1% and 1.1% in 2017 and 2018, respectively. Future developments in the Brazilian economy may affect Brazil's growth rates and, consequently, the consumption of our products. As a result, these developments could impair our business strategies, results of operations and financial condition.

          The Brazilian government frequently intervenes in the Brazilian economy and occasionally makes material changes in policy and regulations. The Brazilian government's modifications to laws and regulations according to political, social and economic interests have often involved, among other measures, increases or decreases in interest rates, changes in fiscal and tax policies, wage and price controls, foreign exchange rate controls, blocking access to bank accounts, currency devaluations, capital controls and import restrictions. We have no control over and cannot predict the measures or policies that the Brazilian government may take in the future. Our business, results of operations and financial condition may be adversely affected by changes in government policies as well as general economic factors, including:

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  growth or downturn of the Brazilian economy;

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  depreciation of the real and other exchange rate fluctuations;

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  interest rates and monetary policies;

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  inflation rates;

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  economic, political and social instability;

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  labor and social security regulation;

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  energy and water shortages and rationing;

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  import and export controls;

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  exchange controls and restrictions on remittances abroad;

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  liquidity of the domestic capital and credit markets;

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  fiscal policies and changes in tax laws; and

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  other political, diplomatic, social and economic policies and developments in or affecting Brazil.

Inflation, and the Brazilian government's measures to combat inflation, may significantly contribute to economic uncertainty in Brazil and may have material adverse effects on our business and results of operations.

          Brazil has historically experienced high rates of inflation. Inflation, as well as the Brazilian government's efforts to combat inflation, have had significant negative effects on the Brazilian economy, particularly prior to the introduction of comprehensive currency reform (the Plano Real) in July 1994. In more recent years 2016, 2017 and 2018, rates reached 6.3%, 2.9% and is expected by the Central Bank (according to the Focus Report dated December 28, 2018) to be 3.69%, respectively, measured by the Extended National Consumer Price Index (Índice de Preços ao Consumidor Amplo), or IPCA, according to the IBGE.

          Inflationary pressures continue to persist and the Brazilian government's measures to combat them, as well as speculation about any such future measures, have generated over the last few years a climate of economic uncertainty in Brazil and heightened volatility the Brazilian capital markets. Brazil may experience high levels of inflation in the future.

          As of March 31, 2019, 11.3% of our total loans and financing, including indebtedness outstanding and payables for the acquisition of businesses, were subject to varying rates of inflation IGP-M, IPCA and the Consumer Price Index (Índice de Preço ao Consumidor), or IPC. Increases in inflation could therefore adversely affect our financial expenses in the event of an unfavorable change in inflation. Additionally, inflationary pressures could lead to government intervention in the economy, including the introduction of policies that may adversely affect the overall performance of the Brazilian economy, which, in turn, could adversely affect the operations and the market value of the ADSs.

Developments and changes in the investors' perception of risk in other countries, particularly in the United States, Europe and other emerging markets, may materially and adversely affect the market value of securities, including the market value of the ADSs.

          The market for securities issued by Brazilian companies is influenced by, to varying degrees, economic and market conditions in other countries, including the United States, Europe and other emerging markets. Although the economic conditions in these countries are significantly different from the economic condition in Brazil, the reaction of investors to developments in these countries may adversely affect the market value of securities issued by Brazilian companies. Crises in other emerging markets may reduce investor interest in shares from Brazilian issuers, including the ADSs. This could materially adversely affect the market price of the ADSs.

          In addition, the financial crisis and political instability in the United States, Europe and other countries have affected the global economy, producing several effects that, directly or indirectly, impact the Brazilian capital market and economy, such as fluctuations in the price of securities issued by listed companies, reductions in credit supply, deterioration of the global economy, fluctuation in currency exchange rates and inflation, among others, which may, directly or indirectly, adversely affect us. In June 2016, the United Kingdom called a referendum in which a majority of its population voted for the United Kingdom to exit the European Union. We have no control over and cannot predict the effect of the United Kingdom's exit from the European Union nor over whether and the extent to which other member states will decide to exit the European Union in the future. On January 20, 2017, Donald Trump became the President of the United States. We have no control over and cannot predict the effect of Donald Trump's administration or policies. These developments, as well as potential crises and forms of political instability arising therefrom or any other unforeseen development, may adversely affect us and the market value of the ADSs.

Political and economic instability in Brazil may adversely affect our business and results of operations.

          Brazil's political environment has historically influenced, and continues to influence, the performance of the country's economy. Political crises have affected and continue to affect investor confidence and that of the general public, which resulted in economic deceleration and heightened volatility in the securities issued by Brazilian companies.

          The recent economic instability in Brazil has contributed to a reduction in market confidence in the Brazilian economy and to the aggravation of the situation of the domestic political environment. Furthermore, several ongoing investigations into accusations of money laundering and corruption being conducted by the Brazilian Federal Public Prosecutor's Office, including the largest such investigation known as "Car Wash" (Lava Jato), have had a serious negative impact on the Brazilian economy and political landscape.

          A number of senior politicians, including current and former members of Congress and the Executive Branch, and high-ranking executive officers of major corporations and state-owned companies in Brazil were arrested, convicted of various charges relating to corruption, entered into plea agreements with federal prosecutors and/or have resigned or been removed from their positions as a result of these Lava Jato investigations. These individuals are alleged to have accepted bribes by means of kickbacks on contracts granted by the government to several infrastructure, oil and gas and construction companies. The profits of these kickbacks allegedly financed the political campaigns of political parties forming the previous government's coalition that was led by former President Dilma Rousseff, which funds were unaccounted for or not publicly disclosed. These funds were also allegedly destined toward the personal enrichment of certain individuals. The effects of Lava Jato as well as other ongoing corruption-related investigations resulted in an adverse impact on the image and reputation of those companies that have been implicated as well as on the general market perception of the Brazilian economy, political environment and the Brazilian capital markets. We have no control over, and cannot predict, whether such investigations or allegations will lead to further political and economic instability or whether new allegations against government officials will arise in the future.

          Amidst this background of recent political uncertainty, in August 2016, the Brazilian Senate approved the removal from office of Brazil's of then-President Dilma Rousseff, after completion of legal and administrative impeachment proceedings, on the grounds of violation of budgetary laws. Michel Temer, the former Vice President, who had been serving as acting president since Ms. Rousseff's removal in May 2016 and assumed the presidency for the remainder of the presidential term, which ended in 2018. Throughout Mr. Temer's presidency, his approval ratings remained historically low and he faced scrutiny over other matters, including allegations of bribery and other corrupt acts, which contributed to the uncertain political and economic environment in Brazil. After a polarized presidential campaign, Jair Bolsonaro, a former member of the military and three-decade congressman, was elected as the president of Brazil on October 28, 2018 and took office on January 1, 2019. We cannot predict if, and for how long, the political divisions in Brazil that emerged before the election will continue and impact his presidency. It is also not clear what effects, if any, such political division will have on the ability of President Bolsonaro to govern Brazil and implement reforms. Any continuation of such division could result in an impasse in Brazil's Congress, political unrest and massive protests and/or strikes that could adversely affect our operations. Uncertainty regarding the implementation by the new government of related changes in monetary, fiscal and pension policies, as well as pertinent legislation, could contribute to economic instability. These uncertainties and new measures could increase the volatility of Brazilian securities markets, including in relation to our securities.

          We cannot foresee whether President Bolsonaro will adopt policies or changes to current policies that may have a material adverse effect on us. Political and economic uncertainty resulting from the presidential elections or otherwise may have a material adverse effect on our business, results of operations and financial condition.

          Uncertainty over whether the Brazilian government will implement changes in policy or regulation affecting these or other factors in the future may contribute to economic uncertainty in Brazil and to heightened volatility in the securities issued abroad by Brazilian companies. Historically, the political scenario in Brazil has influenced the performance of the Brazilian economy; in particular, political crises have affected the confidence of investors and the public in general, which adversely affected the economic development in Brazil.

We are subject to fluctuations in interest rates.

          The Central Bank establishes the basic interest rate for the Brazilian banking system. As of March 31, 2019, 91.4% of our total indebtedness, including outstanding loans and financing and payables for the acquisition of businesses (excluding present value adjustments relating to payables for the acquisition of businesses), were denominated in reais and subject to fluctuations in interest rates. The interest rate risk arises from the portion of our debt referenced to the Brazilian long term interest rate (taxa de juros de longo prazo), or TJLP, and Interbank Certificate of Deposit (Certificado de Depósito Interbancário), or CDI, which may adversely affect revenue or expenses in the event of an unfavorable change in interest rates and inflation. Any increase in interest rates could increase the cost of our borrowings, reduce demand for our products or have a materially adverse impact on our financial expenses and results of operations.

The volatility of the real against the U.S. dollar and other currencies may have a materially adverse effect on our business and the market price of the ADSs.

          Historically, Brazilian currency has suffered frequent devaluations. The Brazilian government has implemented various economic plans and utilized a number of exchange rate policies, including sudden devaluations, periodic mini-devaluations during which the frequency of adjustments has ranged from daily to monthly, a floating exchange rate, exchange controls and parallel market exchange rates. From time to time, there have been significant fluctuations in the exchange rate between the real, the U.S. dollar and other currencies. According to Central Bank data, at the end of years 2016, 2017 and 2018, the exchange rates between the real and the U.S. dollar were R$3.2591, R$3.3080 and R$3.8748, respectively. As of June 12, 2019, the exchange rate between the real and the U.S. dollar was R$3.8437 per US$1.00.

          Uncertainty over whether the Brazilian government will implement changes in policy or regulation affecting these or other factors in the future may contribute to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets and in the securities issued abroad by Brazilian issuers. Therefore, these uncertainties and developments in the Brazilian economy may adversely affect us and the market price of the ADSs.

          Many of our customers are either foreign companies or multinational companies operating in Brazil and are exposed to exchange rate variations that could create an adverse effect on these companies. Additionally, the interest rate on our some of loans has been indexed to exchange rates. Any exchange rate fluctuations could therefore result in a materially adverse effect on our operations and financial results.

Depreciation of the real relative to the U.S. dollar could negatively affect the growth of the Brazilian economy as a whole and harm our financial condition and results of operations.

          Depreciations of the real relative to the U.S. dollar could create additional inflationary pressures in Brazil and cause increases in interest rates, which could negatively affect the growth of the Brazilian economy as a whole and harm our financial condition and results of operations. On the other hand, appreciation of the real relative to the U.S. dollar and other foreign currencies could lead to a deterioration of the Brazilian foreign exchange current accounts, as well as dampen export-driven growth. Depending on the circumstances, either depreciation or appreciation of the real could materially and adversely affect the growth of the Brazilian economy and us.

          In addition, we believe that an increase in interest rates may cause an increase in financial expenses, negatively affecting our financial results. Similarly a reduction in interest rates may cause a decrease in financial income, which would also negatively affect our financial results.

Any further downgrading of Brazil's credit rating could adversely affect the market price of the ADSs.

          Credit ratings affect investors' perceptions of risk and, as a result, the yields required on future debt issuance in the capital markets. Rating agencies regularly evaluate Brazil and its sovereign ratings, which are based on a number of factors including macroeconomic trends, fiscal and budgetary conditions, indebtedness metrics and the perspective of changes in any of these factors. Brazil has lost its investment-grade sovereign debt credit rating by the three main U.S. based credit rating agencies, Standard & Poor's, Moody's and Fitch.

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  In September 2015, Standard & Poor's lowered Brazil's sovereign credit rating to below investment grade, from BBB– to BB+, citing, among other reasons, general instability in the Brazilian market caused by the Brazilian government's interference in the economy and budgetary difficulties. Standard & Poor's again downgraded Brazil's credit rating in February 2016, from BB+ to BB, and maintained its negative outlook on the rating, citing a worsening credit situation since the September 2015 downgrade. In January 2018, Standard & Poor's lowered its rating to BB– with a stable outlook in light of doubts regarding this year's presidential election and pension reform efforts.

  •
  In December 2015, Moody's placed Brazil's Baa3 ratings on review, citing negative macroeconomic trends and a deterioration of the government's fiscal conditions. Subsequently, in February 2016, Moody's downgraded Brazil's ratings to below investment grade, to Ba2 with a negative outlook, citing the prospect for further deterioration in Brazil's debt service in a negative or low growth environment, in addition to challenging political dynamics. In April 2018, Moody's maintained Brazil's credit rating at Ba2 but revised outlook from negative to stable, which it maintained in September 2018, citing expectations of further cuts to government spending.

  •
  Fitch also downgraded Brazil's credit rating to BB+ with a negative outlook in December 2015, citing the country's rapidly expanding budget deficit and the worse-than-expected recession, and made a further downgrade in May 2016 to BB with a negative outlook, which it maintained in 2017 and downgraded to BB– in February 2018.

          Any further downgrade of Brazil's sovereign credit ratings could heighten investors' perception of risk and, as a result, increase the future cost of debt issuance and adversely affect the market price of the ADSs.

Risks Relating to the ADSs, our common shares and the Offering

The volatility and illiquidity of the Brazilian securities market may substantially limit the ability of investors to sell the ADSs or our common shares at their preferred time and price.

          Prior to this offering, there has been no public market for the ADSs. Our common shares underlying the ADSs trade on the Novo Mercado segment of the B3. Although we have applied to have the ADSs listed on the NYSE, we cannot assure you that a liquid public market for the ADSs will develop.

          The investment in securities trading in emerging markets such as Brazil (or in ADSs of companies with securities also trading in emerging markets) frequently involves a higher risk compared to other global markets, as investments in emerging markets are generally considered more speculative in nature. Risks associated with emerging markets may substantially limit the capacity of holders of our common shares or the ADSs to sell them at their preferred time and price.

          With respect to our common shares, the Brazilian securities market is substantially smaller, less liquid, more concentrated and more volatile than some major international securities markets such as the United States and Europe. For example, as of December 31, 2018, the market capitalization of the B3 was approximately R$3.6 trillion (U.S.$929.1 billion at an exchange rate of U.S.$1.00 to R$3.8748), according to information published by the B3, and in 2018 it had an average daily trading volume of R$12.3 billion (U.S.$3.2 billion at an exchange rate of U.S.$1.00 to R$3.8748). Additionally, the Brazilian capital markets are significantly concentrated. The top ten stocks traded in terms of volume on the B3 accounted for approximately 46.0% of its total trading volume in 2018. In contrast, the market capitalization of the New York Stock Exchange was approximately U.S.$24.4 trillion as of December 31, 2018.

          In addition, the NYSE has from time to time experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies, particularly internet-related companies. As a result, investors in our securities may experience a decrease in the value of our common shares or the ADSs regardless of our operating performance or prospects. In the past, following periods of volatility in the market price of a company's securities, shareholders have often instituted securities class actions against that company. If we are involved in a class-action lawsuit, it could divert the attention of our senior management and, if adversely determined, could have a material adverse effect on our business, financial condition and results of operations.

Changes in Brazilian tax laws may have an adverse impact on the taxes applicable to a disposition of our common shares, including in the form of ADSs.

          Law No. 10,833, dated as of December 29, 2003, provides that the disposition of assets located in Brazil by a non-resident to either a resident or a non-resident of Brazil is subject to taxation in Brazil, regardless of whether the disposition occurs outside or within Brazil. This provision results in the imposition of income tax on the gains arising from a disposition of our common shares by a non-resident of Brazil to either a resident or a non-resident of Brazil. However, since currently there is no judicial guidance determining whether the ADSs should be considered assets located in Brazil, we are unable to predict whether Brazilian courts may decide that income tax under Law No. 10,833 applies to gains realized on dispositions of the ADSs. In the event that the disposition of assets located in Brazil is interpreted to include the disposition of the ADSs, this tax law would result in the taxation of non-residents of Brazil on any gain or loss recognized on the disposition of ADSs. Any gain or loss recognized by a U.S. holder (as defined in "Taxation — Material U.S. Federal Income Tax Considerations for U.S. Holders") on the disposition of common shares, including in the form of ADSs, generally will be treated as U.S. source gain or loss for U.S.

foreign tax credit purposes. Thus, a U.S. holder may not be able to benefit from a foreign tax credit for Brazilian income tax imposed on the disposition of common shares, including in the form of ADSs, unless the U.S. holder can apply the credit against U.S. federal income tax payable on other income from foreign sources. See "Taxation — Material U.S. Federal Income Tax Considerations for U.S. Holders — Sale, Exchange or Other Disposition of Common Shares or the ADSs."

The Brazilian government may impose exchange controls and significant restrictions on remittances of reais abroad, which would adversely affect your ability to convert and remit dividends or other distributions or the proceeds from the sale of our common shares our capacity to make dividend payments or other distributions to non-Brazilian investors and would reduce the market price of our common shares, including in the form of ADSs, and our capacity to comply with payment obligations in foreign currency.

          In case of serious imbalances, the Brazilian Government may restrict the remittance abroad of proceeds of investments in Brazil and the conversion of the real into foreign currencies. The Brazilian government last imposed such remittance restrictions for a brief period in 1989 and early 1990. We cannot assure you that the Brazilian government will not take similar measures in the future. The return of any such restrictions would hinder or prevent your ability to convert dividends or other distributions or the proceeds from any sale of our common shares into U.S. dollars and to remit U.S. dollars abroad, our capacity to make dividend payments or other distributions to non-Brazilian investors, and our capacity to comply with payment obligations in foreign currency. The imposition of any such restrictions would have a material adverse effect on the stock market price of our common shares, including in the form of ADSs, and on our capacity to access foreign capital markets.

If you surrender your ADSs and withdraw common shares, you risk losing the ability to remit foreign currency abroad and certain Brazilian tax advantages.

          As an ADS holder, you benefit from the electronic certificate of foreign capital registration obtained by the custodian for our common shares underlying the ADSs in Brazil, permitting the custodian to convert dividends and other distributions with respect to our common shares into non-Brazilian currency and remit the proceeds abroad. If you surrender your ADSs and withdraw common shares, you will be entitled to continue to rely on the custodian's electronic certificate of foreign capital registration for only five business days from the date of withdrawal. There-after, upon the disposition of distributions relating to our common shares, unless you obtain your own electronic certificate of foreign capital registration, or you qualify under Brazilian foreign investment regulations that entitle certain foreign investors to buy and sell shares on Brazilian stock exchanges without obtaining separate electronic certificates of foreign capital registration, you would not be able to remit abroad non-Brazilian currency. In addition, if you do not qualify under the foreign investment regulations, you will generally be subject to less favorable tax treatment of dividends and distributions on, and the proceeds from any sale of, our common shares.

We may need to raise additional funds in the future and may issue additional common shares or convertible securities, which may result in a dilution of your interest in our common shares underlying the ADSs. In addition, a dilution of your interest in our common shares underlying the ADSs may occur in the event of our merger, consolidation or any other corporate transaction of similar effect in relation to companies that we may acquire in the future.

          We may have to raise additional funds in the future through private or public offerings of shares or other securities convertible into shares issued by us. The funds we raise through the public distribution of shares or securities converted into shares may be obtained with the exclusion of right of first refusal of our existing shareholders, including investors in our common shares underlying the ADSs, as provided by the Brazilian Corporate Law, which may dilute the interest of our then-existing investors. In addition, a dilution of your interest in our common shares underlying the ADSs may occur in the event of merger, consolidation or any other corporate transaction of similar effect in relation to companies that we may acquire in the future.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct the vote of our common shares underlying the ADSs.

          Holders of ADSs do not have the same rights as our registered shareholders. As a holder of ADSs, you will not have any right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights with respect to the underlying common shares represented by your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may vote only by giving voting instructions to the depositary. If we instruct the depositary to ask for your instructions, then upon receipt of your voting instructions, the depositary will try, as far as is practicable, to vote the underlying common shares that are represented by the ADSs, in accordance with your instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise your right to vote with respect to our underlying common shares represented by the ADSs unless you withdraw the shares and become the registered holder of such shares prior to the record date for the general meeting. We cannot guarantee that the process for the cancellation and exchange of the ADSs will be completed prior to the record date for the general meeting.

          When a general meeting is convened, you may not receive sufficient advance notice of the meeting to withdraw our common shares underlying your ADSs and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting.

          If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We have agreed to give the depositary no less than 15 days' prior notice of shareholder meetings. Nevertheless, we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote our underlying common shares represented by the ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how our common shares underlying the ADSs are voted and you may have no legal remedy if the common shares underlying the ADSs are not voted as you requested.

Your right to participate in any future offerings may be limited, which may result in the dilution of your interest in our capital stock.

          We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register both the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. In particular, holders of our common shares, including our common shares underlying the ADSs benefit from certain preemptive rights in connection with future issuances by us of our common shares or securities convertible into our common shares. Holders of our common shares, including in the form of ADSs, will be unable to exercise the preemptive rights relating to our common shares unless a registration statement under the Securities Act is effective with respect to those preemptive rights or an exemption from registration requirement under the Securities Act is otherwise available.

          In addition, under the deposit agreement, the depositary will not make rights available to you unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective and we may not be able to establish a necessary exemption from registration under the Securities Act.

          Accordingly, you may be unable to participate in our rights offerings or additional offerings of our common shares in the future and may experience dilution in your holdings.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, the market price and trading volume of our common shares, including in the form of ADSs, could decline.

          The trading market for our common shares, including in the form of ADSs, depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our common shares, including in the form of ADSs, could decline, which might cause the market price and trading volume of our common shares, including in the form of ADSs to decline.

We and the depositary are entitled to amend the deposit agreement and to change the rights of ADS holders under the terms of such agreement, and we may terminate the deposit agreement, without the consent of the ADS holders.

          We and the depositary are entitled to amend the deposit agreement and to change the rights of the ADS holders under the terms of such agreement, without the consent of the ADS holders. We and the depositary may agree to amend the deposit agreement in any way we decide is necessary or advantageous to us. Amendments may reflect, among other things, operational changes in the ADS program, legal developments affecting ADSs or changes in the terms of our business relationship with the depositary. In the event that the terms of an amendment are disadvantageous to ADS holders, ADS holders will only receive 30 days' advance notice of the amendment, and no consent of the ADS holders is required under the deposit agreement. Furthermore, we may decide to terminate the ADS facility at any time for any reason. For example, terminations may occur when we decide to list our shares on a non-U.S. securities exchange and determine not to continue to sponsor an ADS facility or when we become the subject of a takeover or a going-private transaction. If the ADS facility is to be terminated, ADS holders will receive at least 90 days' prior notice, but no consent is required from them. In the event that we decide to make an amendment to the deposit agreement that is disadvantageous to ADS holders or terminate the deposit agreement, the ADS holders may choose to sell their ADSs or surrender their ADSs and become direct holders of our underlying common shares, but will have no right to any compensation whatsoever.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

          The deposit agreement governing the ADSs representing our common shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our common shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the deposit agreement.

          If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

          Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Holders of ADSs may not receive any dividends or interest on equity.

          Our bylaws require us to pay our shareholders a mandatory dividend of at least 25.0% of our annual adjusted net income, as calculated under Brazilian GAAP and as adjusted according to Brazilian Corporate Law, distributed as dividends or interest on equity. Our net income may be capitalized, used to offset losses or retained under the terms of Brazilian Corporate Law and may not be fully available for the payment of dividends or interest on equity. In addition, Brazilian Corporate Law allows publicly-held companies, like us, to suspend the required minimum distribution of dividends. The payment of dividends may be suspended if our board of directors reports at a general shareholders' meeting that such distribution would be incompatible with our financial condition. If the abovementioned occurs, holders of the ADSs underlying our common shares may not receive dividends or interest on equity.

          To the extent we distribute dividends or interest on equity, the depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our common shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of common shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In such instances, the depositary may decide not to distribute such property to you.

We do not have a controlling shareholder or a control group that holds more than 50% of our common shares, which may leave us susceptible to shareholder alliances, conflicts among shareholders and other events arising from the absence of a controlling shareholder or a group of controlling shareholders that holds more than 50% of our common shares.

          We do not have a controlling shareholder or a control group that holds more than 50% of our common shares. As of the date of this prospectus, our founding shareholders jointly hold a minority interest of 17.19% of our capital stock. Accordingly, shareholder alliances may be formed or shareholders' agreements may be entered into, which may result in the creation of a control group. In the event that a controlling group emerges and has decision-making power, we may suffer sudden and unexpected changes to our corporate policies and strategies, including the replacement of our executive officers. In addition, we may become more vulnerable to hostile attempts to acquire control and conflicts resulting therefrom.

          The absence of a controlling group with more than 50% of our common shares, on the other hand, could make certain decision-making processes more difficult, as the minimum quorum required by law for certain deliberations may not be reached. In the absence of a control group, we and our minority shareholders may not have the same protection provided by the Brazilian Corporate Law against abuses by other shareholders and, thus, may face certain difficulties in seeking indemnification for damages arising therefrom.

          Any sudden and unexpected changes to our management, corporate policies and strategies, hostile attempts to acquire control or any other dispute among our shareholders relating to their rights as shareholders may materially adversely affect us.

Our bylaws contain provisions for protection against a hostile takeover, which may prevent or delay transactions that may be of interest to you.

          Our bylaws contain provisions that make hostile takeover attempts difficult without prior negotiations with our controlling shareholders. One such provision requires a shareholder that becomes a holder of 25.0% or more of our capital stock to conduct a public offering to purchase all of our shares at a price calculated according to our bylaws, the Brazilian Corporate Law and applicable regulations. The same obligation exists when any person acquires certain rights over 30.0% or more of our capital stock. These provisions may prevent or delay takeover attempts and may discourage, delay or prevent takeover attempts that our controlling shareholders would deem inadvisable, including public tender offers for our common shares in which our shareholders would receive a premium.

Following completion of this offering, the same group of shareholders who exercise minority control over us will continue to exercise such control, and their interests may conflict with the interests of our other shareholders.

          The group of minority shareholders who effectively control us has the power to, among other matters, elect the majority of the members of our board of directors and determine the result of any decision that requires shareholder approval, provided there is no conflict of interest in relation to their voting rights, including with respect to related-party transactions, corporate restructuring, asset sales, partnerships and time of payment of any future dividends, subject to the mandatory minimum dividend required by the Brazilian Corporate Law. The group of minority shareholders who effectively control us may have conflicts of interest amongst themselves and/or with our other shareholders.

Common shares, including common shares underlying ADSs, eligible for future sale may cause the market price of the ADSs to decline significantly.

          The market price of the ADSs and our common shares underlying the ADSs may decline as a result of sales of a large number of ADSs or common shares in the market after this offering or the perception that these sales may occur. These sales, or the possibility that these sales may occur, also may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

          Following the completion of this offering, we will have outstanding 185,908,96 common shares, including                  common shares underlying the ADSs, assuming the underwriters do not exercise their option to purchase additional ADSs. Subject to the lock-up agreements described below, the ADSs sold in this offering, including our common shares underlying the ADSs, will be freely tradable without restriction or further registration under the Securities Act by persons other than our affiliates within the meaning of Rule 144 of the Securities Act.

          Our common shares underlying the ADSs trade on the Novo Mercado segment of the B3. A significant sell-off of our common shares on the B3 may materially adversely affect the market price of the ADSs. In addition, the perception in the public markets that sales by holders of our common shares might occur may also cause the market price of the ADSs to decline.

          We have agreed with the underwriters, subject to certain exceptions, not to issue, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our common stock or ADSs or any securities convertible into or exchangeable or exercisable for any of our common stock and ADSs during the 90-day period after the date of this offering. Our directors and executive officers and certain relevant equity holders have agreed to substantially similar lock up provisions, subject to certain exceptions. However, the underwriters may, in their sole discretion and without notice, release all or any portion of the shares from the restrictions in any of the lock-up agreements described above. In addition, these lock-up agreements are subject to the exceptions described in "Common Shares Eligible for Future Sale," including the right for our company to issue new shares if we carry out an acquisition or enter into a merger, joint venture or strategic participation.

          Sales of a substantial number of our common shares, or the ADSs, upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of these lock-up periods, could cause our market price to fall or make it more difficult for you to sell your ADSs at a time and price that you deem appropriate.

As our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

          If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by existing shareholders for our common shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately US$602 per ADS (assuming no exercise of outstanding options to acquire common shares), representing the difference between our pro forma net tangible book value per ADS of US$2.61 as of June 12, 2019 after giving effect to this offering, and the assumed initial public offering price per share of US$8.63 per ADS (the midpoint of the estimated initial public offering price range set forth on the front cover page of this prospectus). In addition, you may experience further dilution to the extent that our common shares are issued upon the exercise of share options. Substantially all of our common shares issuable upon the exercise of currently outstanding share options will be issued at a purchase price on a per ADS basis that is less than the initial public offering price per ADS in this offering. See "Dilution" for a more complete description of how the value of your investment in the ADSs will be diluted upon the completion of this offering.

Transformation into a public company in the United States may increase our costs and disrupt the regular operations of our business.

          This offering will have a significant transformative effect on us. Our business historically has operated as a publicly-held company in Brazil, and we expect to incur significant additional legal, accounting, reporting and other expenses as a result of having ADSs publicly-traded in the United States.

          We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as rules implemented by the SEC and the NYSE. We expect these rules and regulations to increase our legal and financial compliance costs and make some management and corporate governance activities more time-consuming and costly, particularly after we are no longer an "emerging growth company." These rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. This could have an adverse impact on our ability to recruit and bring on a qualified independent board.

          The additional demands associated with being a public company in the United States may disrupt regular operations of our business by diverting the attention of some of our senior management team away from revenue producing activities to management and administrative oversight, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses. Any of these effects could harm our business, financial condition and results of operations.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

          Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of the ADSs and our underlying common shares. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, results of operations and financial condition. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. See "Use of Proceeds."

As a foreign private issuer and an "emerging growth company" (as defined in the JOBS Act), we will have different disclosure and other requirements than U.S. domestic registrants and non-emerging growth companies.

          As a foreign private issuer and emerging growth company, we may be subject to different disclosure and other requirements than domestic U.S. registrants and non-emerging growth companies. For example, as a foreign private issuer in the United States, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act, including the requirements to prepare and issue quarterly reports on Form 10-Q or to file current reports on Form 8-K upon the occurrence of specified significant events, the proxy rules applicable to domestic U.S. registrants under Section 14 of the Exchange Act or the insider reporting and short-swing profit rules applicable to domestic U.S. registrants under Section 16 of the Exchange Act. In addition, we intend to rely on exemptions from certain U.S. rules which will permit us to follow Brazilian legal requirements rather than certain of the requirements that are applicable to U.S. domestic registrants.

          Furthermore, foreign private issuers are required to file their annual report on Form 20-F within 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information, although we will be subject to Brazilian laws and regulations having substantially the same effect as Regulation Fair Disclosure. As a result of the above, even though we are required to file reports on Form 6-K disclosing the limited information which we have made or are required to make public pursuant to Brazilian law, or are required to distribute to shareholders generally, and that is material to us, you may not receive information of the same type or amount that is required to be disclosed to shareholders of a U.S. company.

          The JOBS Act contains provisions that, among other things, relax certain reporting requirements for emerging growth companies. Under this act, as an emerging growth company, we will not be subject to the same disclosure and financial reporting requirements as non-emerging growth companies. For example, as an emerging growth company we are permitted to, and intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Also, we will not have to comply with future audit rules promulgated by the U.S. Public Company Accounting Oversight Board, or PCAOB, (unless the SEC determines otherwise) and our auditors will not need to attest to our internal controls under Section 404(b) of the Sarbanes-Oxley Act. We may follow these reporting exemptions until we are no longer an emerging growth company. As a result, our shareholders may not have access to certain information that they deem important. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual revenue of at least US$1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common shares, including common shares underlying the ADSs, held by non-affiliates exceeds US$700.0 million as of the prior June 30, and (2) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three-year period. Accordingly, the information about us available to you will not be the same as, and may be more limited than, the information available to shareholders of a non-emerging growth company.

          We could be an "emerging growth company" for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common shares, including common shares underlying the ADSs, held by non-affiliates exceeds US$700 million as of any June 30 (the end of our second fiscal quarter) before that time, in which case we would no longer be an "emerging growth company" as of the following December 31 (our fiscal year end). We cannot predict if investors will find the ADSs less attractive because we may rely on these exemptions. If some investors find the ADSs less attractive as a result, there may be a less active trading market for the ADSs and the price of the ADSs and our common shares may be more volatile.

We are a foreign private issuer and, as a result, in accordance with the listing requirements of the NYSE we rely on certain home country governance practices from Brazil, rather than the corporate governance requirements of the NYSE.

          We report under the Exchange Act as a non-U.S. company with foreign private issuer status. The NYSE rules provide that foreign private issuers are permitted to follow home country practice in lieu of certain NYSE corporate governance standards. The standards applicable to us are considerably different than the standards applied to U.S. domestic issuers. For instance, we are not required to:

  •
  have a majority of independent members on our board of directors (other than as may result from the requirements for audit committee member independence under the Exchange Act);

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  have a minimum of three members on our audit committee;

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  have a compensation committee or a nominating and corporate governance committee;

  •
  have regularly scheduled executive sessions of our board that consist of independent directors only; or

  •
  adopt and disclose a code of business conduct and ethics for directors, officers and employees.

          As a foreign private issuer, we may follow our home country practice in Brazil in lieu of the above requirements. Therefore, the approach to governance adopted by our board of directors may be different from that of a board of directors consisting of a majority of independent directors, and, as a result, our management oversight may be more limited than if we were subject to all of the NYSE corporate governance standards. Accordingly, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers. See "Description of Capital Stock — Principal Differences between Brazilian and U.S. Corporate Governance Practices."

We may lose our foreign private issuer status which would then require us to comply with the Exchange Act's domestic reporting regime and cause us to incur significant legal, accounting and other expenses.

          In order to maintain our current status as a foreign private issuer, either (a) more than 50% of our common shares, including common shares underlying the ADSs, must be either directly or indirectly owned of record by non-residents of the United States or (b)(i) a majority of our executive officers or directors must not be U.S. citizens or residents, (ii) more than 50% of our assets cannot be located in the United States and (iii) our business must be administered principally outside the United States. If we lose this status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and NYSE rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the costs we will incur as a foreign private issuer.

Total return swap and hedge transactions may influence the demand and the price of our common shares.

          The underwriters or their respective affiliates may subscribe for our common shares underlying the ADSs in order to hedge transactions involving our common shares. These transactions may influence the demand and the price per ADS and reduce liquidity of our common shares, including the common shares underlying the ADSs, in the secondary market.

The protections afforded to minority shareholders in Brazil are different from those in the United States and may be more difficult to enforce.

          Under Brazilian law, the protections afforded to minority shareholders are different from those in the United States. In particular, the legal framework and case law pertaining to disputes between shareholders and us, our directors and officers or our shareholders is less developed in Brazil than it is in the United States and there are different procedural requirements for bringing shareholder lawsuits, such as shareholder derivative suits, which differ from those you may be familiar with under U.S. or other laws. There is also a substantially less active plaintiffs' bar for the enforcement of shareholders' rights in Brazil than there is in the United States. As a result, in practice it may be more difficult for our minority shareholders to enforce their rights against us or our directors or officers or shareholders than it would for shareholders of a U.S. domestic issuer.

Investors may experience difficulty in effecting service of process or enforcing judgments on us, our directors and/or our officers within the United States in connection with this offering.

          We are a corporation (sociedade anônima) incorporated under the laws of Brazil. All of our directors and officers reside outside the United States and a majority of our assets are located outside the United States. As a result, it may not be possible or it may be difficult for investors to effect service of process upon us or these other persons within the United States or to enforce judgments obtained in United States courts against us, our directors or our officers, including those predicated upon the civil liability provisions of the federal securities laws of the United States. Also, because judgments of U.S. courts for civil liabilities based upon the U.S. federal securities laws may only be enforced in Brazil if certain conditions are met, you may face greater difficulties in protecting your interests in the case of actions against us or our board of directors or executive officers than would shareholders of a U.S. corporation. See "Enforcement of Judgments and Service of Process."

We may be a passive foreign investment company for U.S. federal income tax purposes in any year, which could result in adverse U.S. federal income tax consequences to U.S. holders

          In general, if for any taxable year 75% or more of our gross income consists of passive income or 50% or more of the average quarterly value of our assets consists of assets that produce, or are held for the production of, passive income, we would be characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. Passive income generally includes dividends, interest, rents, royalties and gains from the disposition of investment assets, subject to various exceptions. Based upon the current and anticipated composition of our gross income and gross assets, the market value of our assets and the nature of our business, we do not believe that we were treated as a PFIC for the taxable year ending on December 31, 2018 or will be treated as a PFIC in 2019 or in the foreseeable future. However, a company's PFIC status is a factual determination that is made on an annual basis and depends on the composition of a company's income and assets and the market value of its assets from time to time. If we are a PFIC for any taxable year during which a U.S. holder (as defined in "Material U.S. Federal Income Tax Considerations for U.S. Holders") owned our common shares or ADSs, such U.S. holder may be subject to certain adverse U.S. federal income tax consequences, including increased tax liability on gains from dispositions of our common shares or ADSs and certain distributions and a requirement to file annual reports with the Internal Revenue Service. See "Taxation — Material U.S. Federal Income Tax Considerations for U.S. Holders — Passive Foreign Investment Company Rules" for more information. Potential U.S. holders are urged to consult their tax advisors with respect to whether we may be treated as a PFIC and the tax consequences if we are so treated.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

          The statements included in this prospectus regarding our plans, forecasts, expectations of future events, strategies, projections, results of operations and financial trends affecting our business, as well as statements regarding other information, in particular under the sections "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," include estimates and forward-looking statements.

          Our estimates and forward-looking statements are mainly based on our current expectations and estimates about future events and trends, which affect or may affect our business, results of operations, cash flow margins, financial condition, prospects and the trading price of our common shares underlying the ADSs, and the industry in which we operate. These estimates are subject to several risks and uncertainties. They are made in light of information currently available to us and are not guarantees of future performance.

          Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to risks and uncertainties, and are based on information currently available to us. As a result of the risks and uncertainties involved, the estimates and forward-looking statements discussed in this prospectus might not prove accurate or correct and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, among others, the factors below, many of which are beyond our control or ability to predict. Because of these uncertainties, you should not place undue reliance on these forward-looking statements to make a decision to invest in our common shares.

          Our estimates and forward-looking statements may be affected by several factors, including, but not limited to, the following:

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  government interventions resulting in changes in the economic, tax or regulatory environment in Brazil;

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  changes in general economic, political, demographic and business conditions in Brazil, particularly in the regions in which we operate, including, for example, inflation, the devaluation of the real, interest rates, exchange rates, employment levels, population growth, consumer confidence and liquidity in the financial and capital markets;

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  conditions affecting our industry and the financial condition of our customers;

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  factors or trends that may affect our business, market share, financial condition, liquidity or results of operations;

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  the impact of substantial and increasing competition in our market, innovation by our competitors, and our ability to compete effectively;

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  our ability to successfully execute our expansion plan and growth strategy, including by securing adequate sources of financing;

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  our relationships with our current and future suppliers, customers and service providers;

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  our ability to maintain, protect and enhance our brand and intellectual property;

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  our ability to innovate and respond to technological advances and significant changes in consumption preferences of our final customers; and

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  other risk factors discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus.

          Statements that depend on or are related to events, future or uncertain conditions or that include the words "believe," "anticipate," "continue," "expect," "estimate," "would," "plan,"

"could," "will," "may," "shall," "intend," "foresee," "project" and other variations, as well as similar words, are intended to identify forward-looking statements. Forward-looking statements and estimates speak only as of the date they are made, and we do not undertake any obligation to update or revise any forward-looking statements to reflect new information, future events or other factors.

USE OF PROCEEDS

          We estimate the net proceeds to us from our sale of common shares in the global offering, including common shares in the form of ADSs, will be approximately US$159.9 million (or approximately US$196.3 million if the underwriters' option to purchase additional shares is exercised in full), after deducting estimated underwriting discounts and commissions and estimated offerings payables by us. This estimate assumes (1) an offering price of R$33.38 per common share in the Brazilian offering, which is the closing price per common share reported on the B3 on June 12, 2019 (or US$8.68 when converted at an exchange rate of R$3.8437 to US$1.00 as reported by the Central Bank on June 12, 2019) and (2) that ADSs are offered in the international offering at that price, reflecting the ratio of one common share per ADS).

          Each US$1.00 increase (decrease) in the assumed public offering price of US$8.68 per ADS would increase (decrease) the net proceeds to us by approximately US$19.3 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 1.0 million in the number of ADSs we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, by approximately US$8.3 million, assuming the assumed initial public offering price stays the same.

          We intend to use the net proceeds from the primary offering to finance (1) our acquisition strategy, (2) our general working capital requirements, (3) sales and marketing efforts and (4) the further development of our new initiatives, including Linx Pay Hub as set forth in the table below:

Use of Proceeds	Percentage	Estimated Amount

		(in millions of US$)(1)(2)
Finance our acquisition strategy	85.0%	135.9
Finance our working capital requirements	5.0%	8.0
Finance our sales and marketing efforts	5.0%	8.0
Finance the development of new initiatives	5.0%	8.0

Total	100.0%	159.9

(1)
Based on a price per common share of R$33.38 per common share, the closing price per common share as reported on the B3 on June 12, 2019.

(2)
After deducting estimated underwriting discounts and commissions and estimated offerings payables by us.

          We will have broad discretion in allocating the net proceeds from this offering. With respect to the financing of our acquisition strategy, we constantly analyze market acquisition opportunities as they arise and are currently analyzing such opportunities in the ordinary course of our business. As of the date of this prospectus, no such opportunity has progressed to advanced discussions or has otherwise reached a level in negotiations such that we would deem the acquisition to be probable.

          Although we currently anticipate that we will use the net proceeds from this offering as described above, there may be circumstances where a reallocation of funds is necessary. The amounts and timing of our actual expenditures will depend upon numerous factors, including the risk factors described under "Risk Factors." Accordingly, our management will have flexibility in applying the net proceeds from this offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

          Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, interest-bearing instruments and Brazilian and U.S. government securities.

          We will not receive any proceeds from the sale by the selling shareholder of its common shares including in the form of ADSs in the global offering.

 DIVIDENDS AND DIVIDEND POLICY

History of Dividend Payments and Net Income Retention

          Set forth in the table below are our historical dividend payments made in the years ended December 31, 2018, 2017 and 2016:

	For the Year Ended December 31,

	2018	2017	2016

	(in R$ thousands unless otherwise indicated)
Net income	71,055	84,845	68,501
Dividends declared and interest on equity over net income for the period (%)	56.29%	47.14%	52.55%
Net income in relation to shareholders' equity (%)	6.72%	7.25%	5.94%
Total dividends declared and interest on equity	40,000	40,000	36,000
Profit retention	31,055	44,845	32,501
Date of the retention approval	April 24, 2019	April 16, 2018	April 7, 2017

Amounts Available for Distribution

          At each annual shareholders' meeting, our board of directors is required to advise on the allocation of our net income for the preceding year. The Brazilian Corporate Law and our bylaws in effect as of the date of completion of this offering require that we distribute annually to our shareholders a mandatory dividend, which is the mandatory distribution of a minimum percentage of our net income for the prior fiscal year, unless our board of directors recommends against such distribution due to considerations relating to our then financial condition.

          Also, according to the Brazilian Corporate Law, a corporation's net income may be allocated to profit reserves and to the payment of dividends.

          Our bylaws provide that an amount equal to at least 25% of our annual net profit, after deducting allocations to the legal reserve, statutory reserve, contingency reserve and other reserves, if any, or reversing contingency reserve amounts from prior years, if any, and unrealized profit reserve amounts, upon their realization and if not absorbed by subsequent losses, if any, should be available for distribution as mandatory dividends or interest on equity.

Payment of Dividends and Interest on Equity

          The Brazilian Corporate Law requires that the bylaws of a Brazilian corporation specify a minimum percentage of income available for the annual distribution of dividends, known as the mandatory dividend, which must be paid to shareholders either as dividends or interest on equity.

          Pursuant to the Brazilian Corporate Law and our bylaws in effect as of the date of completion of this offering, at least 25.0% of our adjusted net income should be allotted for the distribution and payment of the mandatory dividend to our shareholders. Our net income for this purpose is adjusted by reducing net income allocated to our legal reserve and other reserves, and by increasing net income by any reversals of the reserves.

          While we are required under the Brazilian Corporate Law to pay a mandatory distribution every year, we are also allowed to suspend the mandatory distribution of dividends if the board of directors reports to our annual shareholders' meeting that the distribution would be inadvisable given our financial condition. In addition, our management must submit a report setting out the reasons for the suspension to the CVM. Net income not distributed by virtue of a suspension is allocated to a separate reserve and, if not absorbed by subsequent losses, is required to be distributed as soon as the financial condition of the company permits such payments.

Dividends

          We are required, pursuant to the Brazilian Corporate Law, to hold a shareholders' meeting by no later than the fourth month after the end of each fiscal year, at which, among other matters, the shareholders shall decide on the yearly dividend distribution. The yearly dividend payment is based upon our audited financial statements for the immediately preceding fiscal year.

          Any holder of record of shares at the time a dividend is declared is entitled to receive dividends. Under the Brazilian Corporate Law, dividends are generally required to be paid within 60 days following the date on which the dividend is declared, unless a shareholders' resolution established another payment date, which, in any event, must occur before the end of the year in which the dividend is declared.

          Shareholders have a three-year period from the date of the resolution for the payment of dividends to claim the dividends or interest on equity, after which the aggregate amount of any unclaimed dividend legally reverts to us.

          Pursuant to our bylaws, our board of directors may declare interim dividends or interest attributable to shareholders' equity based on realized profits verified in semi-annual financial statements. The board of directors may also declare dividends based on financial statements prepared in shorter periods, provided that the total amount of dividends paid in each semester does not exceed the amounts accounted for in our capital reserve account set forth in paragraph 1 of Article 182 of the Brazilian Corporate Law.

Interest on equity

          Since January 1, 1996, Brazilian companies have been authorized to pay interest on equity to shareholders, and to treat those payments as a deductible expense for purposes of calculating corporate income tax and, since 1998, the social contribution. Payment of this interest on equity shall be made at the discretion of the board of directors, subject to the approval by shareholders at a general meeting.

          The amount of the tax deduction in each year is limited to the greater of 50.0% of our net income (after the deduction of any allowances for social contribution tax, but before considering allowances for corporate income tax and interest on equity) for the period in respect of which the payment is made and 50.0% of our accumulated profits and profit reserves at the beginning of the relevant period. Payments of interest on equity, net of withholding income tax, may be considered as part of the mandatory dividend distribution. The rate applied in calculating interest on equity cannot exceed the pro rata die variation of the TJLP. Under applicable law, we are required to pay to our shareholders an amount sufficient to ensure that the net amount they receive in respect of interest on equity, after payment of any applicable withholding tax, plus the amount of distributed dividends, is at least equivalent to the minimum mandatory dividend amount.

Dividend Policy

          The destination of our accrued profits is determined by our shareholders at the general shareholders' meeting, observing the limits set by applicable law and our bylaws. We maintain a legal reserve as well as a profit retention reserve that aims to strengthen our financial position and enable our organic growth. Five per cent of our net income must be allocated to our legal reserve, which may not exceed 20% of our capital stock, unless another destination cannot be determined at the general shareholders' meeting. The maximum limit of our profit retention reserve is equal to the value of our capital stock minus the balances of our other reserves.

Reserve Accounts

Capital reserves

          Under the Brazilian Corporate Law, our capital stock reserves consists of: the premium on the issuance of shares, special premium reserve from mergers, disposition of warrants, debentures issuance premium, tax incentive and donations. The amounts accounted as our capital stock reserve are disregarded for the purpose of determination of mandatory dividends. While listed under the Novo Mercado, we may not issue participation bonuses (partes beneficiárias). Capital stock reserves may only be applied to, (1) absorb losses that exceed accumulated earnings and profit reserves; (2) redeem, repay or purchase our common shares; (3) redeem the shares of our founding shareholder; (4) increase our capital stock and (5) pay dividends to preferred shares, when applicable. Amounts credited to our capital reserve are not included in the calculation of the minimum mandatory dividend.

Legal reserve

          Under the Brazilian Corporate Law and our bylaws in effect as of the date of completion of this offering, we are required to maintain a legal reserve to which we must allocate 5% of our net profit for each fiscal year, after certain deductions permitted by law, until the aggregate amount of the reserve equals 20% of our paid-in capital. However, we are not required to make any allocations to our legal reserve in a fiscal year in which the legal reserve, when added to our other capital reserves, exceeds 30% of our capital stock. The amounts to be allocated to such reserve must be approved by our shareholders in a shareholders' meeting, and may be used only for the increase of our capital stock or to offset net losses. Therefore, funds in our legal reserve are not available for the payment of dividends.

Profit retention reserve

          Pursuant to the Brazilian Corporate Law, our shareholders may decide at the annual shareholders' meeting to retain a portion of our net income for investments in the company. The amount retained must be used as provided for in a capital expenditure budget previously approved by our shareholders. If encompassing more than one year, this budget must be reviewed annually. The allocation of funds to this reserve cannot jeopardize the payment of the mandatory dividends.

 CAPITALIZATION

          The table below sets forth our cash and cash equivalents, and our total capitalization (defined as total current and non-current loans and financings, current and non-current payables for the acquisition of businesses plus shareholders' equity) as of March 31, 2019, as follows:

  (1)
  on an actual basis; and

  (2)
  as adjusted to give effect to the sale of our common shares by us, including common shares underlying the ADSs, in the global offering, and the receipt of approximately US$159.9 million (R$614.6 million) in estimated net proceeds, based on an offering price of R$33.38 per common share in the Brazilian offering, the closing price per common share as reported on the B3 on June 12, 2019 (and assuming that ADSs are offered in the international offering at the U.S. dollar equivalent of that price based upon the exchange rate of R$3.8437 to US$1.00 reported by the Central Bank on June 12, 2019, reflecting the ratio of one common share per ADS), after deduction of the estimated underwriting discounts and commissions and estimated offering expenses payable by us in connection with the global offering, and the use of proceeds therefrom, and assuming the option to purchase additional common shares, including common shares underlying the ADSs, is not exercised.

          Investors should read this table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus, with the sections of this prospectus entitled "Selected Financial Information," with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with other financial information contained in this prospectus.

	As of March 31, 2019

	Actual		As Adjusted

	(in millions of US$)(1)	(in millions of R$)	(in millions of US$)(1)	in millions of R$)
Current loans and financings	13.9	54.1	13.9	54.1
Non-current loans and financings	71.0	276.8	71.0	276.8
Current payables for the acquisition of businesses	12.7	49.5	12.7	49.5
Non-current payables for the acquisition of businesses	11.7	45.5	11.7	45.5
Total shareholder equity(2)	276.3	1,076.5	434.0	1,691.1

Total capitalization(2)(3)	385.6	1,502.4	543.3	2,117.0

(1)
Solely for the convenience of the reader, real amounts as of March 31, 2019 have been translated into U.S. dollars at the selling rate reported by the Central Bank at March 31, 2019 of R$3.8967 to US$1.00. See "Exchange Rates" for further information on recent fluctuations in exchange rates.

(2)
Each US$1.00 increase (decrease) in the offering price common share in the global offering would increase (decrease) our total capitalization and shareholders' equity by R$74.3 million.

(3)
Total capitalization corresponds to total current and non-current loans and financings plus current and non-current payables for the acquisition of businesses plus shareholders' equity.

          An increase (decrease) of 1.0 million in the number of our common shares sold in the global offering by us would increase (decrease) (1) the value of our total shareholders' equity by US$19.1 million, and (2) our total capitalization by US$19.1 million, assuming an initial public offering price of US$8.68 per common share and after deducting estimated underwriting discounts and commissions and the estimated offering expenses payable by us.

          Other than as set forth above, there have been no material changes to our capitalization since March 31, 2019.

          The selling shareholder will receive all net proceeds from the sale of our common shares held by it. Therefore, we will not receive any net proceeds from their secondary offering and our capitalization will not be impacted by such net proceeds.

DILUTION

          As of March 31, 2019, our shareholders' equity was R$1,076.5 million and our total capital stock consisted of 166,308,960 common shares. Based on our shareholders' equity as of March 31, 2019, our book value per common share as of March 31, 2019 was R$6.78. Book value represents our total assets less our total liabilities. Book value per common share as of March 31, 2019 is determined by dividing our total book value as of such date by the number of our common shares (not including our treasury shares) outstanding as of such date.

          After giving effect to the sale by us of 19,600,000 common shares offered by us in the global offering, and assuming (1) an offering price of R$33.38 per common share, the closing price per common share as reported on the B3 on June 12, 2019 (and assuming that ADSs are offered in the global offering at the U.S. dollar equivalent of that price based upon the exchange rate of R$3.8437 per US$1.00 reported by the Central Bank on June 12, 2019, reflecting the ratio of one common share per ADS) and (2) no exercise of the underwriters' option to purchase additional common shares, including common shares underlying the ADSs, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our estimated shareholders' equity as of the date of this prospectus would have been approximately R$1,691.1 million, representing R$10.65 per common share, or US$2.73 per ADS. This represents an immediate increase in book value of R$3.87 per common share or US$0.99 per ADS to existing shareholders and an immediate dilution in book value of R$23.21 per common share, or US$6.07 per ADS to new investors purchasing common shares or ADSs in this offering. Dilution for this purpose represents the difference between the price per common share or ADS paid by these purchasers and the book value per common share or ADS immediately after the completion of the offerings.

          The following table illustrates this dilution to new investors purchasing common shares, including common shares in the form of ADSs, in the global offering:

		Common Shares		ADSs(3)

Price per common share and ADS(1)	R$	33.38	US$	8.57
Book value per common share and ADS as of March 31, 2019		R$6.78	US$	1.74
Increase in book value per common share and ADS attributable to existing investors		R$3.87	US$	0.99
Book value per common share and ADS after the global offering	R$	10.65	US$	2.73

Dilution per common share and ADS to new investors	R$	22.73	US$	5.83

Percentage dilution in book value per common share and ADS for new investors(2)		68.1%		68.1%

(1)
Based on a price per common share of R$33.38 , the closing price per common share as reported on the B3 on June 12, 2019.

(2)
Percentage dilution for new investors is calculated by dividing the dilution in book value for new investors by the price of the offering.

(3)
Translated into U.S. dollars at the selling rate reported by the Central Bank at March 31, 2019 of R$3.8967 to US$1.00. See "Exchange Rates" for further information on recent fluctuations in exchange rates.

          Each R$1.00 increase (decrease) in the offering price per common share would increase (decrease) the net book value after this offering by R$9.90 per common share or US$2.54 per ADS assuming no exercise of the underwriters' option to purchase additional common shares, including common shares underlying the ADSs, and the dilution to investors in the offering by R$22.73 per common share or US$5.83 per ADS, assuming that the number of common share offered in the

Brazilian offering and the number of ADSs offered in the international offering, as set forth on the cover page of this prospectus, remain the same.

Stock Option and Restricted Share Plans

          We approved (1) our stock option plans at our general shareholders' meetings held on December 4, 2012, April 27, 2016 and January 23, 2019 and (2) our restricted share plans at our general shareholders' meetings held on April 27, 2016 and January 23, 2019, or the Stock Plans.

          As of the date of this prospectus, 946,123 stock options and 2,045,714 restricted shares have been granted but not yet exercised under the Stock Option and Restricted Shares Plans.

          Our directors, senior executives and other key employees are eligible to participate in the Stock Plans. The total number of our common shares issued or which may be issued under the Stock may not exceed 5% of our total capital stock as of the date of the approval of each program under the Stock Plans. For more information, see "Management — Compensation — Share-Based Compensation."

          The table below illustrates the hypothetical effect of the exercise or grant of all stock options and common shares granted under the Stock Plans and Restricted Share Plans as of on March 31, 2019, considering: (1) an exercise price of R$16.41 for 946,123 stock options that have been granted but not yet exercised under our stock option plans; (2) an exercise price of R$22.77 for the 2,045,714 restricted shares that have been granted but not yet exercised under our restricted share plans; and (3) the potential issuance of 7,303,602 common shares under our stock option and restricted share plans approved on January 23, 2019 at an exercise price of R$34.39, representing the weighted average price of our common shares traded on the B3 in the two months prior to the date of this prospectus.

		(in R$, except percentages)		(in US$, except percentages)(3)

Price per common share(1)	R$	33.38	US$	8.57
Book value per common share as of March 31, 2019	R$	6.78	US$	1.74
Book value per common share as of March 31, 2019, taking into consideration the global offering and the exercise of all stock options and common shares granted under our Stock Option Plans	R$	8.96	US$	2.30
Increase in book value per common share attributable to existing investors	R$	2.18	US$	0.56
Dilution per common share to new investors, taking into consideration the global offering and the exercise of all stock options and common shares granted under our Stock Option Plans(4)	R$	24.42	US$	6.27
Percentage of immediate dilution to our investors, considering this offering and the exercise of all stock options and common shares granted under our Stock Option Plans(5)		73.2%		73.2%

(1)
Based on a price per common share underlying the ADSs of R$33.38, the closing price per common share as reported on the B3 on June 12, 2019.

(2)
Weighted average price of all grants.

(3)
Translated into U.S. dollars at the selling rate reported by the Central Bank at March 31, 2019 of R$3.8967 to US$1.00. See "Exchange Rates" for further information on recent fluctuations in exchange rates.

(4)
For the purposes of this prospectus, dilution represents the difference between price per common share and book value per common share immediately following the conclusion of the global offering.

(5)
Percentage of immediate dilution to new investors is obtained by dividing the value of dilution to new investors by the price per common share.

Common Share Purchase Price Comparison

          The following table summarizes the number of common shares acquired from us, the total cash consideration paid and the average price per common share paid to us in the past five years by our senior management or affiliated persons and the public contribution by investors in the global offering. This information is based on the initial public offering price of US$8.68 per common share, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us in connection with the global offering.

	Common Shares Purchased		Total Consideration		Average price per common share

			(US$)
Senior management and affiliates(1)	1,005,221	(2)	2,994,950	(3)	2.93	(3)
Investors in the global offering	29,274,601		254,230,606	(4)	8.68	(4)

(1)
Comprises the current members of our board of directors and executive officers set forth under "Management."

(2)
Comprises our common shares purchased in public offerings and pursuant to our stock option plans as well as our common shares acquired in traditional brokerage transactions.

(3)
Translated into U.S. dollars at the selling rate reported by the Central Bank at March 31, 2019 of R$3.8967 to US$1.00. See "Exchange Rates" for further information on recent fluctuations in exchange rates.

(4)
Corresponds to the closing price per common share as reported on the B3 on June 12, 2019 and the based upon the exchange rate of R$3.8437 to US$1.00 reported by the Central Bank on the same date.

 EXCHANGE RATES

          The Brazilian foreign exchange system allows the purchase and sale of foreign currency and the international transfer of reais by any person or legal entity, regardless of the amount, subject to certain regulatory procedures.

          The real depreciated against the U.S. dollar from mid-2011 to early 2016. In particular, during 2015, due to the poor economic conditions in Brazil, including as a result of political instability, the real depreciated at a rate that was much higher than in previous years. On September 24, 2015, the real fell to its lowest level since the introduction of the currency, at R$4.1945 per US$1.00. Overall in 2015, the real depreciated 32.0%, reaching R$3.9048 per US$1.00 on December 31, 2015. In 2016, the real fluctuated significantly, primarily as a result of Brazil's political instability, appreciating 19.8% to R$3.2591 per US$1.00 on December 31, 2016. In 2017, the real depreciated 1.5% against the U.S. dollar, ending the year at an exchange rate of R$3.3080 per US$1.00. In 2018, the real depreciated 14.6% against the U.S. dollar, ending the year at an exchange rate of R$3.8748 per US$1.00, primarily as a result of lower interest rates in Brazil, which reduced the volume of foreign currency deposited in Brazil in the "carry trade," as well as uncertainty regarding the Brazilian presidential elections held in October 2018. The real/U.S. dollar exchange rate reported by the Central Bank was R$3.6519 per US$1.00 on January 31, 2019, which reflected a 3.4% depreciation in the real against the U.S. dollar in that month. There can be no assurance that the real will not depreciate or appreciate further against the U.S. dollar.

          The Central Bank has intervened occasionally in the foreign exchange market to attempt to control instability in foreign exchange rates. We cannot predict whether the Central Bank or the Brazilian government will continue to allow the real to float freely or will intervene in the exchange rate market by re-implementing a currency band system or otherwise. The real may depreciate or appreciate substantially against the U.S. dollar in the future. Furthermore, Brazilian law provides that, whenever there is a serious imbalance in Brazil's balance of payments or there are serious reasons to foresee a serious imbalance, temporary restrictions may be imposed on remittances of foreign capital abroad. We cannot assure you that the Brazilian government will not place restrictions on remittances of foreign capital abroad in the future. In addition, Exchange rate fluctuations will affect the U.S. dollar equivalent of any distributions we make in respect of our common shares including our common shares underlying the ADSs, which will be made in reais. See also, "Risk Factors — Risks Related to Brazil — The volatility of the real against the U.S. dollar and other currencies may have a materially adverse effect on our business and the market price of our common shares."

          The following tables set forth the selling rate, expressed in reais per U.S. dollar (R$/US$) for the periods indicated, as reported by the Central Bank:

Year Ended December 31,	Period-end	Average for Period(1)	Low	High

	(R$ per US$)
2014	2.6562	2.3547	2.1974	2.7403
2015	3.9048	3.3387	2.5754	4.1949
2016	3.2591	3.4833	3.1193	4.1558
2017	3.3080	3.1925	3.0510	3.3362
2018	3.8748	3.6658	3.1391	4.1879

(1)
Represents the daily average of the exchange rates during the period.

Source: Central Bank

		Average for
Month	Period-end	Period(1)	Low	High

	(R$ per US$)
November 2018	3.8633	3.7867	3.6973	3.8925
December 2018	3.8748	3.8851	3.8285	3.9330
January 2019	3.6519	3.7417	3.6519	3.8595
February 2019	3.7385	3.7236	3.6694	3.7756
March 2019	3.8967	3.8465	3.7762	3.9682
April 2019	3.9453	3.8962	3.8345	3.9725
May 2019	3.9407	4.0015	3.9344	4.1056
June 2019 (through June 12)	3.8437	3.8689	3.8437	3.9003

(1)
Represents the daily average of the exchange rates during the period.

Source: Central Bank

          As of June 12, 2019, the U.S. dollar selling rate published by the Central Bank was R$3.8437 per US$ 1.00.

 MARKET INFORMATION

          Prior to this offering, there has been no public market for the ADSs. We cannot assure you that an active trading market will develop for the ADSs, or that the ADSs will trade in the public market subsequent to the global offering at or above the initial public offering price. Each ADS will represent one common share. The principal trading market for our common shares is the B3. Our common shares are listed on the B3 under the symbol "LINX3." As of March 31, 2019, we had 5,005 registered owners of our common shares.

Trading Price of Our Common Shares

          The following table shows the low, average and high trading prices of our common shares for the periods indicated:

	Average Daily	Price per Common Share

Period	Volume	Low	Average(1)	High

	(R$ thousand)	(R$)
2016
First Quarter	7,346,982	14.80	15.95	17.46
Second Quarter	4,444,952	14.70	15.82	17.11
Third Quarter	6,186,379	16.13	17.77	19.52
Fourth Quarter	9,751,310	15.86	18.03	19.99
2017
First Quarter	8,627,877	16.05	17.15	18.40
Second Quarter	11,029,423	16.05	17.67	19.45
Third Quarter	11,442,615	16.86	18.29	21.00
Fourth Quarter	12,966,196	19.44	21.15	22.60
2018
First Quarter	17,810,400	18.61	20.26	22.12
Second Quarter	12,212,320	16.99	19.92	22.28
Third Quarter	12,778,382	15.24	17.31	19.14
Fourth Quarter	41,475,452	16.18	25.41	32.60
2019
First Quarter	40,666,439	26.00	30.35	37.00
April	63,608,333	31.20	35.30	38.77
May	41,453,411	31.33	29.24	34.73
June (through June 10)	44,308,002	31.70	33.33	34.87

Source: B3.

Calculated as the average of the closing price for the period.

Regulation of the Brazilian Securities Market

          Pursuant to Law No. 6,385, of December 7, 1976, as amended, or the Brazilian Securities Law, and the Brazilian Corporate Law, the Brazilian securities market is regulated and supervised by the CMN, which has general authority over the stock exchanges and securities markets. The CMN regulates and supervises the activities of the CVM and has, among other powers, licensing authority over brokerage firms and also regulates foreign investment and foreign exchange transactions, according to the provisions of the Brazilian Securities Law and Law No. 4,595, dated December 31, 1964, as amended. These laws and other rules and regulations together set the requirements for disclosure of information applying to issuers of securities listed on stock exchanges, the criminal penalties for insider trading and price manipulation, the protection of minority shareholders, licensing procedures, supervision of brokerage firms and the governance of Brazilian stock exchanges.

          Under the Brazilian Corporate Law, a company may be either publicly held (companhia aberta), like us, or privately held (companhia fechada). A company is publicly held when it has registered as such with the CVM, thereby becoming subject to reporting and regulatory requirements. A company registered with the CVM may trade its securities either on the B3 or on the Brazilian over-the-counter market. The shares of a listed company may also be traded privately, subject to certain limitations.

          The over-the-counter market is divided into two categories: (1) organized over-the-counter market, in which the transactions are supervised by self-regulating entities authorized by the CVM and (2) non-organized over-the-counter market, in which the transactions are not supervised by self-regulating entities authorized by the CVM. In either case, transactions are directly traded among persons, outside the stock exchange market, through a financial institution authorized by the CVM. The institution shall be registered with the CVM (and in the relevant over-the-counter market), but there is no need for a special license to trade securities of a publicly held company on the over-the-counter market.

          The trading of securities on the B3 may be suspended at the request of a company in anticipation of an announcement of a material event. Trading may also be suspended by the B3 or the CVM based on or due to a belief that a company has provided inadequate information regarding a material event or has provided inadequate responses to inquiries by the CVM or the B3, among other reasons.

          Trading on Brazilian stock exchanges by non-residents of Brazil is subject to certain restrictions under the Brazilian foreign investment legislation. See "— Investment in Our Common Shares by Non-Residents of Brazil."

Trading on the B3

          Trading on the B3 is conducted every business day between 10:00 a.m. and 5:00 p.m. and between 10:00 a.m. to 6:00 p.m. during daylight savings time in Brazil on an automated system known as Megabolsa. The B3 also permits trading, except during daylight savings time in Brazil, from 5:30 p.m. to 6:00 p.m. on an online system called the "after market," which is connected to traditional and online brokers. Trading on the "after market" is subject to regulatory limits on price volatility and on the volume of shares transacted through Internet brokers.

          When investors trade shares on the B3, the settlement occurs in three business days after the trade date and no adjustments for inflation are made. Generally, the seller is required to deliver the shares to the B3 on the third business day following the trade date. Delivery of, and payment for, shares are made through the facilities of a clearing house, the Central Depositária of the B3.

          For a more efficient control of volatility of the BOVESPA Index, the B3 has adopted a circuit breaker system that suspends trading for 30 minutes or one hour whenever the BOVESPA Index falls below the limits of 10% and 15%, respectively, compared with the level at the close of trading during the preceding trading session. If the BOVESPA Index falls below the limit of 20%, the B3 may suspend trading for a period of time to be defined by the B3 at the time of such event.

The Novo Mercado

          In 2000, the B3 introduced three special stock market segments for the trading of shares, named Level 1, Level 2 and the Novo Mercado (the latter was last amended in October 2017). These stock market segments have the purpose of prompting public companies to (1) disclose information to the market and their shareholders in connection with their business in addition to the information required by law and (2) adopt corporate governance practices, such as best practices for management, transparency and protection of minority shareholders.

          Our common shares are listed on the Novo Mercado. To have its shares listed on the Novo Mercado, a company, its management, controlling shareholder and the B3 must enter into the Novo Mercado Participation Agreement and the company's bylaws must comply with the rules of the Novo Mercado.

          Companies listed on the Novo Mercado are voluntarily subject to stricter rules than those provided for under the Brazilian Corporate Law, such as requirements to:

  •
  issue common shares only;

  •
  ensure that shares of the issuer representing at least 25.0% of its total capital are effectively available for trading;

  •
  agree to adopt and publish (i) a code of conduct that establishes the principles and values that guide the company, (ii) an appointment policy for management members, (iii) a risk management policy, (iv) a remuneration policy, (v) a related-party transactions policy and (vi) an insider trading policy that applies, at a minimum, to the issuer, its controlling shareholder, the members of its board of directors and fiscal council, the executive management team and members of other corporate bodies that have a technical or consultative role as may be created from time to time by the company's bylaws;

  •
  have an audit committee and implement compliance measures; and

  •
  agree to require the issuer, its shareholders, directors and members of the fiscal council to resolve any and all disputes among them by arbitration before the Market Arbitration Chamber (Câmara de Arbitragem do Mercado, or CAM).

          Moreover, the board of directors of companies listed on the Novo Mercado must have members elected at a shareholders' meeting, with a term of up to two years, subject to reelection. At least two members or 20.0%, whichever is greater, of the members of the board of directors must be independent directors (and their independence must be demonstrated). Furthermore, the rules of the Novo Mercado do not permit the same individual to simultaneously hold the positions of chairman of the board of directors and chief executive officer (or comparable position), except when there is a vacancy in either position which cannot otherwise be filled.

          Companies listed on the Novo Mercado are required to, among other things:

  •
  conduct public tender offers for purchase of shares under certain circumstances, such as a delisting from the Novo Mercado;

  •
  conduct offerings that will facilitate broad share ownership;

  •
  extend to all shareholders the same conditions given to the controlling shareholder by occasion of the sale of the share control of the company;

  •
  provide quarterly nonfinancial information, including the number of shares held by the company's management and the number of outstanding shares; and

  •
  disclose related-party transactions.

Corporate governance practices

          This section presents information on corporate governance practices adopted by us, and should be read in conjunction with "Description of Capital Stock."

          According to the Brazilian Institute of Corporate Governance (Instituto Brasileiro de Governança Corporativa), or IBGC, corporate governance is the system for managing and overseeing companies and it involves relationships between the company's shareholders, the board of directors, the board of executive officers, the independent auditors and the fiscal council. The basic principles of corporate governance are: (1) transparency; (2) equity; (3) accountability and (4) corporate responsibility.

          The principle of transparency requires that management provide to the market not only information about the company's financial performance but also with regard to other factors (even if intangible) which guide corporate actions. Equity means fair and equitable treatment of all minority groups, employees, customers, suppliers or creditors. Accountability refers to the fact that management must report to bodies which elected or appointed them and take full responsibility for their actions. Finally, corporate responsibility represents a broader view of corporate strategy, incorporating social and environmental considerations into the definition of business and operations.

          Among the corporate governance practices that we have adopted, the following stand out:

  •
  Our share capital is comprised only of common shares, giving voting rights to all of our shareholders.

  •
  We maintain and disclose a record containing the number of shares that each shareholder owns, and identify them by name.

  •
  We maintain a requirement to make a mandatory offer to purchase shares that results in transfer of corporate control to all shareholders and not just to the holders of the controlling block. All shareholders should have the option to sell their shares under the same conditions. The transfer of control must be made at a transparent price. In case of sale of all of the control block, the purchaser must address the public offer to all shareholders under the same conditions as the controller (tag-along rights).

  •
  We hire an independent auditing firm to analyze our balance sheets and financial statements.

  •
  We have a statutory provision for installation of a fiscal council.

  •
  We have careful site selection for our general meeting in order to facilitate the presence of all of our members or their representatives.

  •
  Our bylaws in effect as of the date of the completion of this offering contain a clear definition of (1) the manner of convening our general meetings and (2) the manner of electing, removing and the terms of office of the members of our board of directors and our executive officers.

  •
  We aim for transparency in our annual management report.

  •
  We permit free access to the information and facilities of our board of directors.

  •
  We resolve conflicts that may arise between our shareholders, officers, members of our fiscal council and us through arbitration.

Investment in Our Common Shares by Non-Residents of Brazil

          Investors who are non-residents in Brazil must register their investment in shares under Law No. 4,131, dated September 3, 1962 (as amended), or CMN Resolution No. 4,373, dated September 29, 2014 (as amended), and CVM Instruction No. 560 of March 27, 2015 (as amended).

          CMN Resolution No. 4,373 affords favorable tax treatment to foreign investors who are not residents in a low or nil tax jurisdiction, as defined by Brazilian tax laws (please refer to the section "Taxation — Material Brazilian Tax Considerations" for further discussion on the concept of a low or nil tax jurisdiction under Brazilian law).

          Under CMN Resolution No. 4,373, investors who are non-residents in Brazil may invest in almost all financial assets and engage in almost all transactions available in the Brazilian financial and capital markets, provided that certain requirements are met. CMN Resolution No. 4,373 covers investors who are individuals, companies, mutual funds and other collective investment entities domiciled or headquartered outside of Brazil. Under CMN Resolution No. 4,373, an investor under this category must:

  •
  appoint one or more representatives in Brazil, which must be a financial institution duly authorized by the Central Bank to receive service of process related to any action regarding financial and capital markets legislation, among others;

  •
  obtain a taxpayer identification number from the Brazilian tax authorities;

  •
  appoint one or more authorized custodians in Brazil for its investments, which custodian must be duly authorized by the CVM; and

  •
  through its representative or representatives, register as a foreign investor with the CVM and register its investments with the Central Bank.

          In addition, an investor operating under the provisions of CMN Resolution No. 4,373 must be registered with the Brazilian internal revenue service pursuant to its Normative Ruling No. 1,863/2018. This registration process is undertaken by the investor's legal representative in Brazil.

          Securities and other financial assets held by non-Brazilian investors pursuant to CMN Resolution No. 4,373 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or the CVM. In addition, securities trading is restricted to transactions carried out in the stock exchanges or through organized over-the-counter markets licensed by the CVM, except for transfers resulting from a corporate reorganization, or occurring upon the death of an investor by operation of law or will.

          Non-Brazilian investors may also invest directly under Law No. 4,131 and may sell their shares in both private and open market transactions, but these investors are subject to less favorable tax treatment on gains than Resolution No. 4,373 investors. A non-Brazilian direct investor under Law No. 4,131 must:

  •
  register as a foreign direct investor with the Central Bank;

  •
  obtain a Brazilian identification number from the Brazilian tax authorities;

  •
  appoint a tax representative in Brazil; and

  •
  appoint a representative in Brazil for service of process in respect of suits based on the Brazilian Corporate Law.

          If a holder of ADSs decides to exchange ADSs for the underlying common shares, the holder will be entitled to (i) sell the common shares on the B3 and rely on the depositary's electronic registration for five business days from the date of exchange to obtain and remit U.S. dollars abroad upon the holder's sale of our common shares, (ii) convert its investment into a foreign portfolio investment under of CMN Resolution No. 4,373, or (iii) convert its investment into a foreign direct investment under Law No. 4,131/62.

          If a holder of ADSs wishes to convert its investment into either an foreign portfolio investment under of CMN Resolution No. 4,373 or a foreign direct investment under Law No. 4,131/62, it should begin the process of obtaining foreign investor registration with the Central Bank or with the CVM as the case may be, in advance of exchanging the ADSs for common shares.

          The custodian is authorized to update the depositary's electronic registration to reflect conversions of ADSs into foreign portfolio investments under CMN Resolution No. 4,373. If a holder of ADSs elects to convert its ADSs into a foreign direct investment under Law 4,131/62, the conversion will be effected by the Central Bank after receipt of an electronic request from the custodian with details of the transaction.

          If a foreign direct investor under Law No. 4,131/62 wishes to deposit its shares into the ADR program in exchange for ADSs, such holder will be required to present to the custodian evidence of payment of capital gains taxes. The conversion will be effected by the Central Bank after receipt of an electronic request from the custodian with details of the transaction. Please refer to "Taxation — Material Brazilian Tax Considerations" for a description of the tax consequences to an investor residing outside Brazil of investing in our common shares in Brazil.

          For additional information on Brazilian tax consequences of investing in our common shares, see "Taxation — Material Brazilian Tax Considerations."

 SELECTED FINANCIAL INFORMATION

          The following selected financial information has been derived from our audited historical consolidated financial statements as of and for the three-month period ended March 31, 2019 and 2018 and as of and for the years ended December 31, 2018, 2017 and 2016, and the respective notes thereto, included elsewhere in this prospectus. These historical consolidated financial statements were prepared in accordance with IFRS as issued by the IASB.

          The tables below present selected financial information as of the periods indicated. You should read this information in conjunction with the rest of this prospectus, including the sections entitled "Presentation of Financial and Other Information," "Summary Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Income Statement Data

	For the Three-Month Period Ended March 31,			For the Year Ended December 31,

	2019(2)	2019(2)	2018	2018	2018	2017	2016

	(in millions of US$)(1)	(in millions of R$)		(in millions of US$)(1)	(in millions of R$)
Net operating revenues	45.4	176.8	158.4	175.9	685.6	571.6	494.6
Cost of services rendered	(15.4)	(60.0)	(56.7)	(63.0)	(245.6)	(211.6)	(183.5)
General and administrative	(11.3)	(44.0)	(42.5)	(43.3)	(168.6)	(148.1)	(116.3)
Research and development	(4.7)	(18.4)	(16.2)	(18.9)	(73.5)	(64.3)	(59.9)
Selling	(9.1)	(35.3)	(22.1)	(28.5)	(111.0)	(72.4)	(62.5)
Other operating income	2.1	8.1	8.0	2.2	8.4	4.3	1.2
Other operating expenses	(0.5)	(1.9)	0.2	(1.3)	(5.1)	(5.1)	(5.6)

Total operating expenses	(38.9)	(151.5)	(129.2)	(152.8)	(595.5)	(497.2)	(426.4)

Operating income	6.5	25.3	29.2	23.1	90.1	74.4	68.2
Financial income	2.6	10.3	12.0	12.0	46.9	58.4	49.5
Financial expenses	(3.1)	(12.0)	(8.3)	(11.5)	(44.8)	(24.0)	(24.7)
Net financial income (expenses)	(0.5)	(1.8)	3.7	0.5	2.1	34.4	24.7

Income before income tax and social contribution	6.1	23.6	32.9	23.6	92.1	108.8	92.9
Income tax and social contribution — current	(0.5)	(2.0)	(1.7)	(2.6)	(10.0)	(9.2)	(10.6)
Income tax and social contribution — deferred	(1.1)	(4.4)	(4.7)	(2.8)	(11.1)	(14.7)	(13.8)

Net income	4.4	17.2	26.5	18.2	71.1	84.8	68.5

(1)
Solely for the convenience of the reader, real amounts for the year ended December 31, 2018 and for the three-month period ended March 31, 2019 have been translated into U.S. dollars at the selling rate reported by the Central Bank at March 31, 2019 of R$3.8967 to US$1.00. See "Exchange Rates" for further information on recent fluctuations in exchange rates.

(2)
Reflects our adoption of IFRS 16, Leases as of January 1, 2019. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Recent Accounting Pronouncements — New standards, interpretations and amendments adopted in 2019."

Balance Sheet Data

	As of March 31,		As of December 31,

	2019(2)	2019(2)	2018	2018	2017	2016

	(in millions of US$)(1)	(in millions of R$)	(in millions of US$)(1)	(in millions of R$)
Current Assets:
Cash and cash equivalents	12.8	49.9	12.8	49.9	42.9	7.2
Financial assets	106.0	413.2	106.1	413.4	487.8	639.2
Trade accounts receivable	44.4	173.0	42.9	167.1	128.2	107.3
Recoverable taxes	8.1	31.6	9.0	35.1	33.1	29.7
Other receivables	8.4	32.7	11.1	43.4	28.1	12.2

Total current assets	179.8	700.5	181.9	708.8	720.1	795.6
Non-Current Assets:
Financial assets	—	—	—	—	21.0	19.0
Trade accounts receivable	0.8	3.0	0.8	3.3	3.0	1.8
Other receivables	1.9	7.3	1.8	7.2	1.5	10.9
Deferred taxes	1.1	4.3	1.1	4.4	4.3	4.2
Property, plant and equipment, net	19.3	75.2	19.1	74.3	62.3	51.3
Intangible assets, net	246.0	958.6	218.0	849.6	751.9	600.6

Total non-current assets	269.0	1,048.4	240.9	938.8	843.9	687.8

Total assets	448.8	1,748.9	422.8	1,647.7	1,564.0	1,483.4

Current Liabilities:
Suppliers	3.2	12.5	3.5	13.6	8.5	6.3
Loans and financing	13.9	54.1	10.4	40.7	31.8	34.5
Labor obligations	13.8	53.9	11.2	43.8	38.9	31.2
Taxes payable	2.9	11.4	3.5	13.5	13.2	6.4
Income tax and social contribution	0.4	1.7	0.3	1.2	0.5	2.9
Payables for the acquisition of businesses	12.7	49.5	14.7	57.1	56.1	23.5
Deferred revenue	10.5	41.0	10.3	40.1	8.5	7.2
Dividends payable	0.7	2.8	0.7	2.8	4.2	1.1
Other liabilities	4.5	17.4	2.1	8.0	7.6	4.1

Total current liabilities	62.7	244.2	56.6	220.7	169.2	117.1
Non-Current Liabilities:
Loans and financing	71.0	276.8	53.7	209.3	65.5	96.3
Labor obligations	0.2	0.6	—	—	—	—
Payables for the acquisition of businesses	11.7	45.5	14.2	55.4	74.7	57.1
Deferred taxes	19.8	77.2	18.6	72.6	80.3	57.2
Deferred revenue	3.5	13.7	4.9	19.2	—	—
Other liabilities	0.5	2.0	0.6	2.3	1.0	1.9
Provision for contingencies	3.2	12.3	2.8	11.0	2.8	0.5

Total non-current liabilities	109.9	428.1	94.9	369.8	224.3	213.0

Total liabilities	172.5	672.3	151.5	590.5	393.5	330.1
Shareholders' Equity:
Capital	125.4	488.8	125.4	488.5	486.0	480.8
Capital reserves	95.5	372.2	94.9	369.9	479.8	512.3
Period income	4.4	17.2	—	—	—	—
Profit reserves	46.1	179.8	46.1	179.5	186.1	141.3
Additional dividends proposed	5.7	22.2	5.7	22.2	18.8	18.9
Other comprehensive income (loss)	(0.9)	(3.7)	(0.7)	(2.8)	(0.2)	—

Total shareholders' equity	276.3	1,076.5	271.3	1,057.2	1,170.5	1,153.3

Total liabilities and shareholders' equity	448.8	1,748.9	422.8	1,647.7	1,564.0	1,483.4

(1)
Solely for the convenience of the reader, real amounts as of December 31, 2018 and as of March 31, 2019 have been translated into U.S. dollars at the selling rate reported by the Central Bank at March 31, 2019 of R$3.8967 to US$1.00. See "Exchange Rates" for further information on recent fluctuations in exchange rates.

(2)
Reflects our adoption of IFRS 16, Leases as of January 1, 2019. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Recent Accounting Pronouncements — New standards, interpretations and amendments adopted in 2019."

Other Financial Data

EBITDA and EBITDA margin

	For the Three-Month Period Ended March 31,			For the Year Ended December 31,

	2019	2019	2018	2018	2018	2017	2016

	(in millions of US$)(1)	(in millions of R$)		(in millions of US$)(1)	(in millions of R$)
EBITDA(2)(4)	12.7	49.7	47.6	43.3	168.8	144.3	124.5
EBITDA margin (%)(3)(4)	28.1	28.1	30.1	24.6	24.6	25.2	25.2

(1)
Solely for the convenience of the reader, real amounts for the year ended December 31, 2018 and for the three-month period ended March 31, 2019 have been translated into U.S. dollars at the selling rate reported by the Central Bank at March 31, 2019 of R$3.8967 to US$1.00. See "Exchange Rates" for further information on recent fluctuations in exchange rates.

(2)
We calculate EBITDA as net income plus: (1) net financial income (expense); (2) income tax and social contribution and (3) depreciation and amortization.

EBITDA is not a measure of financial performance under IFRS, generally accepted accounting principles in the United States or Brazilian GAAP and should not be considered as an alternative to net income as a measure of operating performance, operating cash flows or liquidity. EBITDA does not have standardized meanings, and our definition of EBITDA may not be comparable with those used by other companies. EBITDA presents limitations that limit their usefulness as measures of profitability, as a result of not considering certain costs arising from business, which may affect, significantly, our profits, as well as financial expenses, taxes and depreciation. For a more detailed discussion of EBITDA, see "Presentation of Financial and Other Information — Special Note Regarding Non-IFRS Financial Measures."

EBITDA and EBITDA margin are calculated as follows:

	For the Three-Month Period Ended March 31,			For the Year Ended December 31,

	2019	2019	2018	2018	2018	2017	2016

	(in millions of US$)(a)	(in millions of R$, unless otherwise indicated)		(in millions of US$)(a)	(in millions of R$, unless otherwise indicated)
Net income	4.4	17.2	26.5	18.2	71.1	84.8	68.5
(+) Income tax and social contribution	1.6	6.4	6.4	5.4	21.1	23.9	24.4
(+) Net financial (income) expense	0.5	1.8	(3.7)	(0.5)	(2.1)	(34.4)	(24.7)
(+) Depreciation and amortization	6.2	24.3	18.4	20.2	78.7	70.0	56.3

EBITDA(b)	12.7	49.7	47.6	43.3	168.8	144.3	124.5

Net operating revenues	45.4	176.8	158.4	175.9	685.6	571.6	494.6

EBITDA margin (%)(3)(4)	28.1	28.1	30.1	24.6	24.6	25.2	25.2

(a)
Solely for the convenience of the reader, real amounts for the year ended December 31, 2018 and for the three-month period ended March 31, 2019 have been translated into U.S. dollars at the selling rate reported by the Central Bank at March 31, 2019 of R$3.8967 to US$1.00. See "Exchange Rates" for further information on recent fluctuations in exchange rates.

(b)
IFRS 16, Leases was adopted effective January 1, 2019, and impacted our depreciation, interest expense, and rental expense including with respect to the line items general and administrative and cost of services. As a result of adopting IFRS 16 for the three-month period ended March 31, 2019, our EBITDA was positively impacted. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Recent Accounting Pronouncements — New standards, interpretations and amendments adopted in 2019."
(3)
EBITDA margin is calculated by dividing EBITDA for the period by net operating revenues for the same period.

(4)
IFRS 16, Leases was adopted effective January 1, 2019, and impacted our depreciation, interest expense and rental expense, including with respect to the line items general and administrative and cost of services. As a result of adopting IFRS 16 for the three-month period ended March 31, 2019, our EBITDA was positively impacted. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Recent Accounting Pronouncements — New standards, interpretations and amendments adopted in 2019."

Net Debt to shareholders' equity

	As of March 31,						As of December 31,

	2019(4)		2019(4)		2018		2018		2018		2017		2016

	(in millions of US$)(1)		(in millions of R$)				(in millions of US$)(1)		(in millions of R$)
(+) Current payables for the acquisition of businesses	12.7		49.5		44.8		14.7		57.1		56.1		23.5
(+) Current loans and financing	13.9		54.1		41.4		10.4		40.7		31.8		34.5
(+) Non-current payables for the acquisition of businesses	11.7		45.5		45.9		14.2		55.4		74.7		57.1
(+) Non-current loans and financing	71.0		276.8		90.9		53.7		209.3		65.5		96.3

(=) Total payables for the acquisition of businesses and loans and financing	109.3		425.9		223.0		93.0		362.5		228.1		211.4
(–) Cash and cash equivalents	12.8		49.9		48.7		12.8		49.9		42.9		7.2
(–) Financial assets	106.0		413.2		486.9		106.1		413.4		487.8		639.2

(=) Net Debt(2)	(9.5)		(37.2)		(312.6)		(25.9)		(100.8)		(302.6)		(435.0)
(÷) Shareholders' equity	276.3		1,076.5		1,161.0		271.3		1,057.2		1,170.5		1,153.3
Net Debt to shareholders' equity	(0.03x	)	(0.03x	)	(0.27x	)	(0.10x	)	(0.10x	)	(0.26x	)	(0.38x	)

(1)
Solely for the convenience of the reader, real amounts as of December 31, 2018 and as of March 31, 2019 have been translated into U.S. dollars at the selling rate reported by the Central Bank at March 31, 2019 of R$3.8967 to US$1.00. See "Exchange Rates" for further information on recent fluctuations in exchange rates.

(2)
We calculate Net Debt as the sum of current payables for the acquisition of businesses plus non-current payables for the acquisition of businesses plus current and non-current loans and financing minus cash and cash equivalents and financial assets. Net Debt is not a measure of financial performance under IFRS, generally accepted accounting principles in the United States or Brazilian GAAP and should not be considered as an alternative to net income as a measure of operating performance, operating cash flows or liquidity. Net Debt does not have standardized meanings, and our definition of Net Debt may not be comparable with those used by other companies. Net Debt presents limitations that limit their usefulness as measures of profitability, as a result of not considering certain costs arising from business, which may affect, significantly, our profits, as well as financial expenses, taxes and depreciation. For a more detailed discussion of Net Debt, see "Presentation of Financial and Other Information — Special Note Regarding Non-IFRS Financial Measures."

(3)
We calculate Net Debt to shareholders' equity as Net Debt divided by shareholders' equity.

(4)
Reflects our adoption of IFRS 16, Leases as of January 1, 2019. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Recent Accounting Pronouncements — New standards, interpretations and amendments adopted in 2019."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following discussion of our financial condition and results of operations should be read in conjunction with our audited historical consolidated financial statements as of and for the three-month periods ended March 31, 2019 and 2018 and as of and for the years ended December 31, 2018, 2017 and 2016, and the respective notes thereto, included elsewhere in this prospectus, as well as the financial information presented under "Presentation of Financial and Other Information" and "Selected Financial Information." The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those set forth in "Forward-Looking Statements" and "Risk Factors."

Overview

          We believe we are a leading cloud-based technology company in Latin America and a market leader in Brazil in terms of revenue. We are focused on developing and providing affordable, easy-to-use, reliable and seamlessly integrated software solutions to retailers in Latin America, through our software-as-a-service, or SaaS, business model. During 2018, our subscription revenue accounted for 86.8%, or R$680.8 million, of our gross operating revenue, an increase of 15.5% over 2017 in reais. During the three-month period ended March 31, 2019, our subscription revenue accounted for 89.1%, or R$180.5 million, of our gross operating revenue, an increase of 11.1% over the corresponding period in 2018 in reais. With a comprehensive offering of solutions, we are an end-to-end service provider that offers business management tools, payment solutions, e-commerce and omni-channel applications through an integrated and ever-evolving platform to retailers of all sizes and capabilities.

Factors that Affect our Results of Our Operations

          In the three-month period ended March 31, 2019 and in the years ended December 31, 2018, 2017 and 2016, our financial condition and results of operations were primarily influenced by our acquisitions during these periods. See "— Results of Operations."

          Our financial condition and results of operations are mainly influenced by fluctuations in sales volumes and the launch of new products and services, which in many cases are directly related to our acquisitions. However, our financial condition and results of operations are also affected by changes in the IGP-M and IPCA rates, given that most of our service and subscription contracts with customers are indexed to inflation.

Acquisitions

          We believe that our results of operations and financial condition are positively impacted by our acquisition strategy, particularly those that permit us to launch new products and services. We have extensive capabilities in, and a strong track record of, identifying, negotiating and integrating acquired companies. In the three-year period ended December 31, 2018 and in the three-month period ended March 31, 2019, we have acquired a number of companies in accordance with our acquisition strategy, which is focused on adding new retail verticals, expanding our operations into new regions in Brazil and developing new technologies that accelerate the pace of our innovations.

          Our acquisitions in the three-year period ended December 31, 2018 and in the three-month period ended March 31, 2019 include:

  •
  our acquisition of Synthesis in July 2017, which enabled us to enter a new vertical focused on the development and commercialization of software for POS and EFT solutions as well as marketing engines for large retail chains in primary markets in Latin America (other than Brazil);

  •
  our acquisition of Único Sistemas e Consultoria S.A. in April 2018, which enabled us to enter the loyalty management vertical. Único's offerings include multi-channel marketing and loyalty management solutions, which are entirely cloud-based and reinforce our customer engagement and customer relationship management, or CRM, offerings; and

  •
  our acquisition of DCG Soluções para Venda Digital S.A., or DCG, in 2018, which allowed us to enter into a new vertical focused on the development of e-commerce platforms and technology solutions under our SaaS model designed to enable digital sales and marketplace connections.

          In general, upon acquisition, our results of operations are impacted by the consolidation of the target's revenue and expenses on our statement of income and the consolidation of the target's assets and liabilities on our balance sheet. Following any such acquisition, we focus our efforts on capitalizing on synergies arising from our acquisitions in order to increase our operating efficiency. For a discussion of certain of the impacts of our acquisitions from 2016 to 2018 on our statement of income, see "— Results of Operations." See also note 15 to our financial statements as of and for the three-month period ended March 31, 2019 and 2018 and as of and for the years ended December 31, 2018, 2017 and 2016 included elsewhere in this prospectus.

Brazilian macroeconomic environment

          Because we conduct substantially all of our operations and derive substantially all of our revenue in Brazil, our results of operations and financial condition are impacted by the Brazilian macroeconomic environment. The Brazilian economic environment has historically been characterized by significant variations in economic growth, inflation and currency exchange rates. Our results of operations and financial condition are influenced by these factors and the effect that these factors have on employment rates, disposable income of the Brazilian population, the availability of credit, consumer spending levels and average wages in Brazil. The following table sets forth Brazilian inflation rates, interest rates, and exchange rates as of and for the three-month period ended March 31, 2019 and the years ended December 31, 2018, 2017 and 2016:

		As of and for the Three- Month Period Ended March 31,		As of and for the Year Ended December 31,

		2019		2018		2017		2016

GDP growth(1)		n.a %		1.1%		1.1%		(3.3)%
Inflation (IGP-M)(2)		2.2%		7.6%		(0.5)%		7.2%
Inflation (IPCA)(3)		1.5%		3.7%		2.9%		6.3%
Interbank rate — CDI(4)		1.5%		6.4%		6.9%		13.6%
SELIC rate (end of period)		6.5%		6.5%		7.0%		13.8%
TJLP long-term interest rate (end of period)(5)		7.0%		7.0%		7.0%		7.5%
Appreciation (depreciation) of the real against the U.S. dollar (average of period)		(2.7)%		(12.7)%		9.1%		(4.1)%
Exchange rate at the end of the period per US$1.00	R$	3.8967	R$	3.8748	R$	3.3080	R$	3.2591

(1)
Calculated by IBGE in accordance with its most recent methodology.

(2)
IGP-M is accumulated inflation for the period, as calculated by the Getúlio Vargas Foundation (Fundação Getúlio Vargas), or FGV.

(3)
IPCA is accumulated inflation for the period, as calculated by IBGE.

(4)
CDI is the average overnight interbank loan rates in Brazil.

(5)
The TJLP is the rate applicable to long-term loans by BNDES.

Sources:
IBGE, Central Bank, B3 and FGV.

Inflation

          Due to the fact that a large portion of our subscription contracts with customers provide for automatic price increases based on inflation indices (primarily the IGP-M) over the prior 12-month period, our revenue is directly impacted by variations in inflation. In the three-month period ended March 31, 2019, the year ended December 31, 2018 and in the year ended December 31, 2016, we increased the prices we charge for our services due to a positive accumulated IGP-M inflation rate in each respective year. In contrast, we did not increase the prices we charge for our services in the year ended December 31, 2017 due to a negative accumulated IGP-M inflation rate. In the three-month period ended March 31, 2019 and in the three-year period ended December 31, 2018, the increases and decreases in our subscription revenue resulting from these variations in the IGP-M inflation rate were not material.

Brazilian Retail Sector

          As of the date of this prospectus, we earned substantially all of our revenue from customers in the Brazilian retail sector. We offer our products and services across a variety of retail verticals including clothing stores, vehicle dealerships, pharmacies, electronic goods and household appliance stores, department stores, home improvement stores and restaurants. Accordingly, our results of operations are directly impacted by trends affecting, and the general performance of, the Brazilian retail sector. For example, our omni-channel software solutions were designed to facilitate retailers' recent efforts to improve the omni-channel shopping experience through which they interact with their consumers across a variety of channels, including physical stores, mobile applications, the internet and social networks.

          The Brazilian retail sector is currently undergoing significant formalization and digitalization. Evidence of this process includes more extensive use of credit and debit cards for making payments and the implementation and increased use of electronic tax receipts, which enable the optimized collection of ICMS by Brazilian tax authorities. According to data published in May 2018 by ABECS, purchases paid by credit, debit and pre-paid cards in Brazil totaled an estimated R$1.36 trillion in 2017, an increase of 12.6% compared to 2016. We believe that the penetration of retail software solutions in Brazil will increase significantly in the coming years as companies continue to invest in technology and automation through software in order to adapt to the evolving formalization and digitalization of the Brazilian retail sector.

          As a result, our results of operations are dependent on our ability to offer focused, innovative and scalable technology, tailored to the Brazilian retail market's needs through integrated offerings such as e-commerce platforms and order management system, or OMS, technology.

Optimal Balance between Subscription and Consulting Service Revenue

          We classify our revenue as either subscription revenue or consulting service revenue. Our subscription revenue comprises revenue for monthly subscription fees we charge our customers for (i) the right to use our software and (ii) fees we charge for continuous technology support, helpdesk services, software hosting services, support teams and connectivity service. Items (i) and (ii) above are one bundled product in one contract having a duration of generally twelve months, subject to automatic renewal. In contrast, our consulting service revenue (implementation, installation, customization and training services) is recognized as services rendered. At times, we charge onetime setup fees for small enterprise customers (or start-up fee), among others related to our subscription service. This one-time set-up fee was recognized upfront in 2017 and 2016. Upon adoption of IFRS 15 for 2018, this one-time setup fee is deferred over the average customer life. See "Description of Principal Statement of Income Line Items."

          Our subscription revenue is a recurring revenue, which provides us with a reliable, generally high margin revenue stream. Consulting service revenue, in contrast, is generally non-recurring revenue as it is recognized as rendered.

          Given these characteristics, our results of operations are impacted by the proportion of subscription and consulting service revenue to our total revenue. To the extent we do not obtain an optimal balance of subscription to consulting service revenue, our results of operations may be significantly impacted.

          The table below sets forth the proportion of our subscription revenue to consulting service revenue and a reconciliation of gross operating revenue to net operating revenue for the periods indicated.

	For the Three-Month Period Ended March 31,				For the Year Ended December 31,

	2019	%	2018	%	2018	%	2017	%	2016	%

	(in millions of R$, except percentages)
Subscription revenue	180.5	89.1%	162.4	89.3%	680.8	86.8%	589.5	89.8%	508.9	89.6%
Consulting service revenue	22.0	10.9%	19.6	10.8%	103.4	13.2%	66.6	10.2%	59.0	10.4%

Gross operating revenue	202.5	100.0%	181.9	100.0%	784.2	100.0%	656.1	100.0%	568.0	100.0%
PIS(1)	(1.2)		(1.1)		(4.6)		(3.9)		(3.6)
COFINS(2)	(5.4)		(4.9)		(21.4)		(18.1)		(16.6)
ISS(3)	(4.6)		(4.0)		(17.6)		(16.0)		(13.2)
INSS(4)	(7.4)		(6.8)		(29.4)		(25.0)		(20.1)
Other(5)	(1.2)		(1.1)		(4.6)		(3.8)		(3.4)
Cancellations and rebates	(5.9)		(5.6)		(20.9)		(17.7)		(16.4)

Net operating revenue	176.8		158.4		685.6		571.6		494.6

(1)
Social Integration Program tax (Programa de Integração Social).

(2)
Social Security Contribution Financing tax (Contribuição para Financiamento da Seguridade Social).

(3)
Tax on Services (Imposto sobre Serviços).

(4)
Brazilian National Social Security tax (Instituto Nacional do Seguro Social).

(5)
Comprises the Fund for the Universalization of Telecommunication Services tax (Fundo de Universalização dos Serviços de Telecomunicações), Fund for the Development of Telecommunications Technology tax (Fundo para o Desenvolvimento Tecnológico das Telecomunicações) and Value Added tax (Imposto sobre Circulação de Mercadorias e Serviços).

Description of Principal Statement of Income Line Items

Net operating revenues

          Our net operating revenue is calculated by subtracting our sales deductions from gross operating revenue. Sales deductions include PIS, COFINS, ISS, INSS and cancellations and rebates.

          We operate under SaaS business model through which we generate revenue from (1) monthly subscription fees for use of our software, which helps to ensure consistency and predictability in our revenue and (2) consulting service revenues for installation, implementation, customization and training services.

          Our revenue is divided into two categories:

  •
  Subscription revenue:  comprises revenue for monthly subscription fees we charge our customers for (1) the right to use our software and (2) fees we charge for continuous technology support, helpdesk services, software hosting services, support teams and connectivity service. Fees charged in (1) and (2) above are bundled in one contract having a duration of generally twelve months, subject to automatic renewal. Fees related to subscription revenue are non-refundable and paid monthly. Subscription revenue is recognized in our statement of income ratably as the services are performed, commencing with the date the service is made available to customers and all other revenue recognition criteria have been satisfied. If a start-up fee is charged, in 2017 and 2016, this upfront fee was recognized upon commencement of the service upon adoption IFRS 15, this fee is recognized over the average customer life for which this performance obligation is provided. The majority of our revenue is derived from our customers' monthly use of our systems.

  •
  Consulting service revenue:  revenue from consulting services (implementation, installation, customization and training services). These revenue components are billed on a per-hour basis and are characterized by their one-time or non-recurring nature. Revenue is recognized on our statement of income when service is rendered. If the amount billed exceeds the services performed for any given period, the difference is presented as deferred revenue on the statement of financial position.

          We do not recognize revenue if there are significant uncertainties with respect to its realization.

Operating Expenses

Cost of services rendered

          Cost of services rendered comprises direct costs incurred in connection with the sale of our products and services, including amortization expense of capitalized software development costs and acquired technology.

General and administrative

          General and administrative expenses include rental expenses, administrative staff, depreciation and amortization, maintenance, outsourced services and tax expenses.

Selling expenses

          Selling expenses are those costs incurred in connection with our marketing activities, namely, expenses relating to our internal sales team and independent sales agents as well as advertising and publicity.

Research and Development

          Research and software maintenance expenses, which are principally personnel costs to maintain existing software products, are generally expensed as incurred.

Net financial income (expense)

          Net financial income (expense) primarily comprises interest income from financial assets and interest expense on debt and financings. Interest income is recognized on the statement of income pursuant to effective interest rate methodology. Interest expenses primarily comprise bank fees and interest on loans.

Current and Deferred Income Tax and Social Contribution

          Provisions for income tax and social contribution are assessed on annual taxable income at the corporate income tax rate of 25.0% for retail operations (Imposto de Renda de Pessoa Jurídica), or IRPJ, and the social contribution tax rate of 9.0% (Contribuição Social sobre Lucro Liquido), or CSLL.

          We benefit from certain fiscal incentives granted pursuant to Lei do Bem for companies that engage in research, development and technology innovation. These tax benefits include accelerated depreciation as a consequence of our ability to deduct expenditures related exclusively to technological innovation and development as a cost or an operating expense in the relevant period in which such expenditures are incurred, accounting for a significant portion of our expenditures in relating to depreciation and amortization. We also benefit from the ability to make deductions of such expenditures for the purposes of calculating our net income as we are able to classify them as operating expenses pursuant to the Brazilian legislation governing corporate income tax.

Results of Operations

Three-Month Period Ended March 31, 2019 Compared with Three-Month Period Ended March 31, 2018

	For the Three-Month Period Ended March 31,

	2019	2018	Variation

	(in millions of R$)		(%)
Net operating revenues	176.8	158.4	11.6%
Cost of services rendered	(60.0)	(56.7)	5.8%
General and administrative	(44.0)	(42.5)	3.5%
Selling	(35.3)	(22.1)	59.7%
Research and development	(18.4)	(16.2)	13.6%
Other operating income	8.1	8.0	1.3%
Other operating expenses	(1.9)	0.2	n.m. (2)

Total operating expenses	(151.5)	(129.2)	17.3%

Operating income	25.3	29.2	(13.4)%
Financial income	10.3	12.0	(14.2)%
Financial expenses	(12.0)	(8.3)	44.6%

Net financial income (expenses)	(1.8)	3.7	(148.6)%

Income before income tax and social contribution	23.6	32.9	(28.3)%
Income tax and social contribution	(6.4)	(6.4)	(0.0)%

Net income	17.2	26.5	(35.1)%

(1)
Reflects our adoption of IFRS 16, Leases as of January 1, 2019. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Recent Accounting Pronouncements — New standards, interpretations and amendments adopted in 2019."

(2)
N.m = not meaningful.

Net operating revenues

          Our net operating revenues increased by 11.6%, from R$158.4 million for the three-month period ended March 31, 2018, to R$176.8 million for the three-month period ended March 31, 2019, primarily as a result of the following factors:

  •
  Subscription revenue:  our subscription revenue increased 11.1% from R$162.4 million for the three-month period ended March 31, 2018 to R$180.5 million for the three-month period ended March 31, 2019. We believe that this increase reflects the resilience of our subscription-based revenue business model, which experienced above-average growth rate increases and reinforced our ability to develop solutions for our clients. New product sales to existing customers accounted for R$13.8 million of the increase in our subscription revenue.

  •
  Consulting service revenue:  our service revenue increased 12.2% from R$19.6 million for the three-month period ended March 31, 2018 to R$22.0 million for the three-month period ended March 31, 2019. This increase mainly resulted from the increase in the number and size of our development projects, primarily projects related to OMS software.

Cost of services rendered

          Cost of services rendered increased by 5.8%, from R$56.7 million for the three-month period ended March 31, 2018, to R$60.0 million for the three-month period ended March 31, 2019. This increase is primarily due to (1) an increase of R$5.2 million in labor costs resulting from employee and IT salary adjustments in the state of São Paulo and (2) the provisioning of an aggregate R$2.0 million in respect of employee bonuses and profit sharing.

General and Administrative

          Our general and administrative expenses increased by 3.5%, from R$42.5 million for the three-month period ended March 31, 2018 to R$44.0 million for the three-month period ended March 31, 2019, primarily as a result of the renewal of our existing collective bargaining agreement in respect of our São Paulo-based employees. As a percentage of our net operating revenues, our general and administrative expenses decreased from 26.8% for the three-month period ended March 31, 2018 to 24.9% for the three-month period ended March 31, 2019, primarily as a result of our adoption of IFRS 16, in connection with which we recognized as right-of-use assets and lease liabilities leases previously classified as operating leases, except for short-term leases and leases of low-value assets. For additional information relating to our adoption of IFRS 16, see "— Recent Accounting Pronouncements — New standards, interpretations and amendments adopted in 2019."

Selling Expenses

          Our selling expenses increased by 59.7%, from R$22.1 million for the three-month period ended March 31, 2018, to R$35.3 million for the three-month period ended March 31, 2019. As a percentage of our net operating revenues, our selling expenses increased from 14.0% for the three-month period ended March 31, 2018 to 20.0% for the three-month period ended March 31, 2019.

          This increase is primarily due to (1) a R$5.4 million increase in investments in structuring our Linx Digital and Linx Pay operations and (2) the provisioning of an aggregate R$2.1 million in respect of employee bonuses and profit sharing for our sales employees.

Research and Development

          Our research and development expenses increased by 13.6%, from R$16.2 million for the three-month period ended March 31, 2018 to R$18.4 million for the three-month period ended

March 31, 2019. As a percentage of net operating revenues, our research and development expenses increased from 10.2% for the three-month period ended March 31, 2018 to 10.4% for the three-month period ended March 31, 2019.

          This nominal increase primarily reflects the appointment of our Vice President of Research and Development following our organizational restructuring in July 2018, which resulted in the transfer of Mr. Gilsinei Hansen to his position as the Vice President of Linx Core.

Operating Income

          As a result of the foregoing, our operating income decreased 13.4% from R$29.2 million for the three-month period ended March 31, 2018 to R$25.3 million for the three-month period ended March 31, 2019.

Net financial income (expense)

          We recorded net financial income of R$3.7 million for the three-month period ended March 31, 2018 compared to a net financial expense of R$1.8 million for the three-month period ended March 31, 2019, primarily as a result of the following factors:

  •
  Financial income:  our financial income decreased by 14.2%, from R$12.0 million for the three-month period ended March 31, 2018 to R$10.3 million for the three-month period ended March 31, 2019. The decrease in our financial income was mainly due to a decrease in our cash and consequently our financial assets as a result of our acquisitions over the period.

  •
  Financial expenses:  our financial expenses increased by 44.6% from R$8.3 million for the three-month period ended March 31, 2018 to R$12.0 million for the three-month period ended March 31, 2019. This variation was mainly the result of the effect of our adoption of IAS 29 as a result of accumulated inflation in Argentina, which exceeded 100% over the proceeding three-year period. Pursuant to IAS 29, (1) we adjusted our financial expenses to reflect the historical cost of non-monetary assets and liabilities and equity items from their date of acquisition, or the date of inclusion in the consolidated statement of financial position, to the end of the year in order to reflect changes in the currency's purchasing power caused by inflation and (2) we adjusted certain line items in our income statement and in our statement of cash flows by the inflation index, resulting in a balancing entry in net financial expenses in our statement of income and a reconciling item in our statement of cash flows.

Income Before Income Tax and Social Contribution

          As a result of the foregoing, our income before income tax and social contribution decreased by 28.3% from R$32.9 million for the three-month period ended March 31, 2018 to R$23.6 million for the three-month period ended March 31, 2019.

Income Tax and Social Contribution

          Our income tax and social contribution remained relatively stable at R$6.4 million for the three-month period ended March 31, 2018 and 2019.

Net income

          As a result of the foregoing, our net income decreased by 35.1%, from R$26.5 million for the three-month period ended March 31, 2018 to R$17.2 million for the three-month period ended March 31, 2019.

Year Ended December 31, 2018 Compared with Year Ended December 31, 2017

	For the Year Ended December 31,

	2018	2017	Variation

	(in millions of R$)		(%)
Net operating revenues	685.6	571.6	19.9%
Cost of services rendered	(245.6)	(211.6)	16.1%
General and administrative	(168.6)	(148.1)	13.8%
Selling	(111.0)	(72.4)	53.3%
Research and development	(73.5)	(64.3)	14.3%
Other operating income	8.4	4.3	95.3%
Other operating expenses	(5.1)	(5.1)	—

Total operating expenses	(595.5)	(497.2)	19.8%

Operating income	90.1	74.4	21.1%
Financial income	46.9	58.4	(19.7)%
Financial expenses	(44.8)	(24.0)	86.7%

Net financial income (expenses)	2.1	34.4	(93.9)%

Income before income tax and social contribution	92.1	108.8	(15.3)%
Income tax and social contribution	(21.1)	(23.9)	(11.7)%

Net income	71.1	84.8	(16.2)%

Net operating revenues

          Our net operating revenues increased by 19.9%, from R$571.6 million for the year ended December 31, 2017, to R$685.6 million for the year ended December 31, 2018, primarily as a result of the following factors:

  •
  Subscription revenue:  our subscription revenue increased 15.5% from R$589.5 million for the year ended December 31, 2017 to R$680.8 million for the year ended December 31, 2018. This increase mainly resulted from (1) our ongoing cross-selling efforts to expand additional cloud-based products to existing customers, particularly with respect to our EFT and electronic tax receipt product offerings, which accounted for R$31.8 million of the increase in our subscription revenue, (2) the impact of our acquisitions of Percycle, Itec, Único and DCG completed in December 2017, and March, April and June 2018, respectively, which accounted for an aggregate R$26.6 million of the increase in our subscription revenue; (3) the impact of our acquisition of Synthesis and Shopback completed in July and October 2017, respectively, which accounted for R$10.8 million and R$15.7 million, respectively, of the increase in our subscription revenue; and (4) an increase in subscription revenue from our gas station, car dealership and large retail customers, which accounted for an aggregate R$5.5 million of the increase in our subscription revenue.

  •
  Service revenue:  our service revenue increased 55.3% from R$66.6 million for the year ended December 31, 2017 to R$103.4 million for the year ended December 31, 2018. This increase mainly resulted from eight new agreements in respect of our omni-channel product offering, generating significant fees from services given the complexity of this product offering.

Cost of services rendered

          Cost of services rendered increased by 16.1%, from R$211.6 million for the year ended December 31, 2017, to R$245.6 million for the year ended December 31, 2018. This increase is primarily due to the increased connectivity costs and costs for the use of third-party data centers (i.e., public clouds) we incurred as the result of an increase in sales of our cloud-based service offerings.

General and Administrative

          Our general and administrative expenses increased by 13.8%, from R$148.1 million for the year ended December 31, 2017 to R$168.6 million for the year ended December 31, 2018. As a percentage of our net operating revenues, our general and administrative expenses decreased from 25.9% for the year ended December 31, 2017 to 24.6% for the year ended December 31, 2018.

          The nominal increase in our general and administrative expenses is primarily due to (1) the impact of our acquisitions of Percycle, Itec, Único and DCG in December 2017, and March, April and June 2018, respectively, which accounted for an aggregate R$6.2 million of the increase in our general and administrative expenses, (2) the hiring of new personnel to reinforce our back office and corporate operations, which accounted for R$5.2 million of the increase in our general and administrative expenses, and (3) inflation-based adjustments under the collective bargaining agreement governing our back-office employees, which accounted for R$0.2 million of the increase in our general and administrative expenses.

Selling Expenses

          Our selling expenses increased by 53.3%, from R$72.4 million for the year ended December 31, 2017, to R$111.0 million for the year ended December 31, 2018. As a percentage of our net operating revenues, our selling expenses increased from 12.7% for the year ended December 31, 2017 to 16.2% for the year ended December 31, 2018.

          This increase is primarily due to investments in new commercial sales structures to support our Linx Pay Hub and Linx Digital product lines and additional investments in our Key Accounts (Big Retail) internal sales team, which is also responsible for our commercial operations in Latin America following our acquisition of Synthesis (which we rebranded as "Napse") in July 2017.

Research and Development

          Our research and development expenses increased by 14.3%, from R$64.3 million for the year ended December 31, 2017 to R$73.5 million for the year ended December 31, 2018. As a percentage of net operating revenues, our research and development expenses decreased from 11.2% for the year ended December 31, 2017 to 10.7% for the year ended December 31, 2018.

          This nominal increase primarily reflects the increase of the Research and Development department's payroll due to (1) the impact of our acquisitions of Percycle, Itec, Único and DCG in December 2017, and March, April and June 2018, respectively, which accounted for an aggregate R$5.7 million of the increase in our research and development expenses, (2) new hiring of additional software developers to sustain the roll-out schedule of our product updates and releases, which accounted for R$3.7 million of the increase in our research and development expenses, and (3) inflation-based adjustment under the union bargaining agreements governing our research and development employees, which accounted for R$1.1 million of the increase in our research and development expenses.

Operating Income

          As a result of the foregoing, our operating income increased 21.1% from R$74.4 million for the year ended December 31, 2017 to R$90.1 million for the year ended December 31, 2018.

Net financial income (expense)

          Our net financial income decreased by 93.9% from R$34.4 million for the year ended December 31, 2017 to R$2.1 million for the year ended December 31, 2018, primarily as a result of the following factors:

  •
  Financial income:  our financial income decreased by 19.7%, from R$58.4 million for the year ended December 31, 2017 to R$46.9 million for the year ended December 31, 2018. The decrease in our financial income was mainly the result of a 53.4% decrease in interest on financial investments from R$53.0 million for the year ended December 31, 2017 to R$24.7 million for the year ended December 31, 2018 primarily due to (1) a decrease in the CDI rate, which accounted for R$14.5 million of the decrease in our financial income, and (2) our redemption of investments to finance our acquisitions of Itec, Único and DCG in 2018, which accounted for R$3.3 million of the decrease in our financial income. The decrease in our financial income was partially offset by a 566.7% increase in foreign exchange gains of R$3.0 million for the year ended December 31, 2017 to an income of R$20.0 million for the year ended December 31, 2018, primarily due to the effect of the 14.6% appreciation of the U.S. dollar against the real on our U.S. dollar-denominated current assets.

  •
  Financial expenses:  our financial expenses increased by 86.7% from R$24.0 million for the year ended December 31, 2017 to R$44.8 million for the year ended December 31, 2018. This variation was mainly the result of a 383.3% increase in foreign exchange losses from R$3.6 million for the year ended December 31, 2017 to R$17.4 million for the year ended December 31, 2018, primarily due to (1) the effect of the appreciation of the U.S. dollar against the real on our U.S. dollar-denominated current and non-current liabilities, which accounted for R$13.8 million of the increase in our financial expenses, (2) an increase in the inflation in Argentina, which increased certain of our financial expenses we incur in respect of our Argentinean operations, negatively impacting our financial expenses in the aggregate amount of R$1.7 million, (3) a R$1.6 million increase in discounts granted to customers that pay their invoices prior to the required payment date and (4) unsuccessful negotiations with customers in respect of bad debt.

Income Before Income Tax and Social Contribution

          As a result of the foregoing, our income before income tax and social contribution decreased by 15.3% from R$108.8 million for the year ended December 31, 2017 to R$92.1 million for the year ended December 31, 2018.

Income Tax and Social Contribution

          Our income tax and social contribution decreased 11.7% from R$23.9 million for the year ended December 31, 2017 to R$21.1 million for the year ended December 31, 2018 principally because of lower pre-tax income. The effective tax rate was 22% and 23% for the year ended December 31, 2017 and for the year ended December 31, 2018, respectively.

Net income

          As a result of the foregoing, our net income decreased by 16.2%, from R$84.8 million for the year ended December 31, 2017 to R$71.1 million for the year ended December 31, 2018.

Year Ended December 31, 2017 Compared with Year Ended December 31, 2016

	For the Year Ended December 31,

	2017	2016	Variation

	(in millions of R$)		(%)
Net operating revenues	571.6	494.6	15.6%
Cost of services rendered	(211.6)	(183.5)	15.3%
General and administrative	(148.1)	(116.3)	27.3%
Selling	(72.4)	(62.5)	15.8%
Research and development	(64.3)	(59.9)	7.3%
Other operating income	4.3	1.2	258.3%
Other operating expenses	(5.1)	(5.6)	(8.9)%

Total operating expenses	(497.2)	(426.4)	16.6%

Operating income	74.4	68.2	9.1%
Financial income	58.4	49.5	18.0%
Financial expenses	(24.0)	(24.7)	(2.8)%

Net financial income (expenses)	34.4	24.7	39.3%

Income before income tax and social contribution	108.8	92.9	17.1%
Income tax and social contribution	(23.9)	(24.4)	2.0%

Net income	84.8	68.5	23.8%

Net operating revenues

          Our net operating revenues increased by 15.6%, from R$494.6 million for the year ended December 31, 2016, to R$571.6 million for the year ended December 31, 2017, primarily as a result of the following factors:

  •
  Subscription revenue:  our subscription revenue increased 15.8% from R$508.9 million for the year ended December 31, 2016 to R$589.5 million for the year ended December 31, 2017. This increase mainly resulted from (1) our ongoing cross-selling efforts to expand additional products to existing customers, particularly with respect to our EFT and electronic tax receipt product offering, which accounted for R$53.4 million of the increase in our subscription revenue, and (2) the impact of our acquisitions of Synthesis, ShopBack and Percycle completed in July, October and November 2017, respectively, which accounted for R$28.4 million of the increase in our subscription revenue. The increase in our subscription revenue was partially offset by customer churn in the year ended December 31, 2017 compared to the year ended December 31, 2016, which had a negative impact on our subscription revenue in the aggregate amount of approximately R$1.2 million.

  •
  Consulting service revenue:  our service revenue increased 12.9% from R$59.0 million for the year ended December 31, 2016 to R$66.6 million for the year ended December 31, 2017. This increase mainly resulted from the impact of our acquisition of Synthesis, which in addition to its focus on large customer accounts, has experienced relatively high growth, contributing a significantly higher proportion of our service revenue.

Operating Expenses

Cost of Services Rendered

          Cost of services rendered increased by 15.3%, from R$183.5 million for the year ended December 31, 2016, to R$211.6 million for the year ended December 31, 2017. This increase is primarily due to (1) the growth in headcount, increased connectivity costs and costs for the use of third-party data centers (i.e., public clouds) we incurred as the result of an increase in sales of our cloud-based service offerings, which accounted for an aggregate R$10.0 million of the increase in our cost of services rendered, and (2) the impact of our acquisitions of Synthesis, ShopBack and Percycle in July, October and November 2017, respectively, which accounted for R$8.4 million of the increase in our cost of services rendered.

General and Administrative

          Our general and administrative expenses increased by 27.3%, from R$116.3 million for the year ended December 31, 2016 to R$148.1 million for the year ended December 31, 2017. As a percentage of our net operating revenues, our general and administrative expenses increased from 23.5% for the year ended December 31, 2016 to 25.9% for the year ended December 31, 2017.

          This increase is primarily due to the expenses we incurred in relation to (1) the hiring of new personnel to reinforce our back office and corporate operations, which accounted for R$6.3 million of the increase in our general and administrative expenses, (2) the impact of our acquisitions of Synthesis, ShopBack and Percycle in July, October and November 2017, respectively, which accounted for an aggregate R$6.0 million of the increase in our general and administrative expenses, (3) inflation-based adjustments under the collective bargaining agreement governing our back-office employees, which accounted for R$0.7 million of the increase in our general and administrative expenses, and (4) the relocation of our head office in São Paulo, which accounted for R$0.3 million of the increase in our general and administrative expenses.

Selling expenses

          Our selling expenses increased by 15.8%, from R$62.5 million for the year ended December 31, 2016, to R$72.4 million for the year ended December 31, 2017. As a percentage of our net operating revenues, our selling expenses increased from 12.6% for the year ended December 31, 2016 to 12.7% for the year ended December 31, 2017.

          The increase in our selling expenses is primarily due to (1) the increase of the number of our independent sales agents, which resulted in an increase in sales commissions, which accounted for R$7.1 million of the increase in our selling expenses, (2) the impact of our acquisitions of Synthesis, ShopBack and Percycle in July, October and November 2017, respectively, which accounted for an aggregate R$2.4 million of the increase in our selling expenses, and (3) headcount increase and inflation-based adjustments under the collective bargaining agreement governing our direct sales employees, which accounted for R$0.6 million of the increase in our selling expenses.

Research and Development

          Our research and development expenses increased by 7.3%, from R$59.9 million for the year ended December 31, 2016 to R$64.3 million for the year ended December 31, 2017. As a percentage of net operating revenues, our research and development expenses decreased from 12.1% for the year ended December 31, 2016 to 11.2% for the year ended December 31, 2017.

          The increase in our research and development expenses was primarily due to (1) an increase in our research and development department's personnel costs mainly as a result of our hiring of additional software developers to sustain our product updates and releases and inflation-based adjustments under the collective bargaining agreement governing our research and development employees, which accounted for R$2.6 million of the increase in our research and development expenses, and (2) the impact of our acquisitions of Synthesis, ShopBack and Percycle in July, October and November 2017, respectively, which accounted for an aggregate R$1.1 million of the increase in our research and development expenses.

Operating Income

          As a result of the foregoing, our operating income increased 9.1% from R$68.2 million for the year ended December 31, 2016 to R$74.4 million for the year ended December 31, 2017.

Net financial income (expense)

          Our net financial income increased 39.3% from R$24.7 million for the year ended December 31, 2016 to R$34.4 million for the year ended December 31, 2017, primarily as a result of the following factors:

  •
  Financial income:  our financial income increased by 18.0%, from R$49.5 million for the year ended December 31, 2016 to R$58.4 million for the year ended December 31, 2017. The increase in our financial income was mainly the result of (1) a 16.7% increase in interest on financial assets from R$45.4 million for the year ended December 31, 2016 to R$53.0 million for the year ended December 31, 2017 primarily due to an increase in our financial assets following an increase in the cash provided by our operations and (2) an increase in foreign exchange gains to R$3.0 million for the year ended December 31, 2017 primarily due to the effect of the 1.5% appreciation of the U.S. dollar against the real over the period on our U.S. dollar-denominated current assets. The increase in our financial income from customers was partially offset by a 81.8% decrease in interest income from customers from R$2.2 million for the year ended December 31, 2016 to R$0.4 million for the year ended December 31, 2017, mainly as a result of a decrease in late payments by certain of our clients and the corresponding decrease in the financial income we generate from interest payment penalties.

  •
  Financial expenses:  our financial expenses decreased 2.8% from R$24.7 million for the year ended December 31, 2016 to R$24.0 million for the year ended December 31, 2017. This variation was mainly the result of a 49.7% decrease in interest on loans and financing from R$15.1 million for the year ended December 31, 2016 to R$7.6 million for the year ended December 31, 2017, primarily due to the decrease in interest rates in Brazil and the corresponding decrease in interest payments on our loans and financing. The decrease in our financial expenses was partially offset by a 7,261.2% increase in foreign exchange losses to R$3.6 million for the year ended December 31, 2017, mainly as a result of the effect of the 1.5% appreciation of the U.S. dollar against the real over the period on our U.S. dollar-denominated current and non-current liabilities.

Income Before Income Tax and Social Contribution

          As a result of the foregoing, our income before income tax and social contribution increased 17.1% from R$92.9 million for the year ended December 31, 2016 to R$108.8 million for the year ended December 31, 2017.

Income Tax and Social Contribution

          Our income tax and social contribution decreased 2.0% from R$24.4 million for the year ended December 31, 2016 to R$23.9 million for the year ended December 31, 2017, primarily due to an increase in pre-tax income offset by a decrease in our effective tax rate from 26% for the year ended December 31, 2016 to 22% for the year ended December 31, 2017, mainly as a result of the fact that we did not pay interest on equity nor use research and development tax subsidies afforded to us under the Good Law (Lei do Bem) in 2016 (as in 2017).

Net income

          As a result of the foregoing, our net income increased by 23.8%, from R$68.5 million for the year ended December 31, 2016 to R$84.8 million for the year ended December 31, 2017.

Liquidity and Capital Resources

          We believe that our financial condition is sufficient to execute our business plan and meet our short- and medium-term obligations, that our current working capital is sufficient to meet our current operational financing and other needs and that our cash resources, including loans from third parties, are sufficient to finance our activities and needs during the next twelve months.

Liquidity

          On March 31, 2019, our current assets totaled R$700.5 million, and exceeded current liabilities of R$244.2 million by R$456.3 million, corresponding to a current liquidity ratio (calculated by dividing current assets by current liabilities) of 2.87. On March 31, 2018, our current liquidity ratio was 3.64.

          On December 31, 2018, our current assets totaled R$708.8 million, and exceeded current liabilities of R$220.7 million by R$488.1 million, corresponding to a current liquidity ratio of 3.21. On December 31, 2017, our current assets were R$720.1 million and exceeded current liabilities of R$169.2 million by R$550.9 million, corresponding to a current liquidity ratio of 4.26. On December 31, 2016, our current liquidity ratio was 6.79.

          On March 31, 2019, our debt to equity ratio was 0.62 (calculated by dividing the sum of current and non-current liabilities by shareholders' equity), compared to 0.38 on March 31, 2018, 0.56 on December 31, 2018, 0.34 on December 31, 2017 and 0.29 on December 31, 2016. Between December 31, 2016 and March 31, 2019, our debt to equity ratio increased 113.8%, primarily due to an increase in our liabilities in relation to loans and financing and payables for the acquisition of businesses (which are fully recorded in our financial statements).

          A summary of our current liquidity ratios and total debt ratios follows below:

	As of March 31		As of December 31,

	2019	2018	2018	2017	2016

Current liquidity ratio(1)	2.87	3.64	3.21	4.26	6.79
Debt to equity ratio(2)	0.62	0.38	0.56	0.34	0.29

(1)
Defined as current assets divided by current liabilities.

(2)
Defined as current liabilities plus non-current liabilities divided by shareholders' equity.

          Our Net Debt to shareholders' equity ratio was –0.03x as of March 31, 2019, –0.10x as of December 31, 2018, –0.26x as of December 31, 2017 and –0.38x as of December 31, 2016. For additional information relating to Net Debt, see "Presentation of Financial and Other Information — Special Note Regarding Non-IFRS Financial Measures" and "Selected Financial Information."

Capital Resources

          Currently, our main source for working capital and investments in non-current assets is our own operating cash flow. We also use lines of credit from private banks and public development banks as financing alternatives.

          On September 26, 2016, we completed the follow-on public offering of our common shares (having previously completed the initial public offering of our common shares on the B3 on

February 8, 2013). The net proceeds we obtained from our follow-on public offering totaling R$435.1 million were used for strategic acquisitions in the retail software sector.

          Our capital structure is balanced between our own and third-party sources as our standard means of funding, utilizing our own shareholders' equity to a greater extent than third-party capital since we generate a high level of cash, as shown in the table below:

	For the Three-Month Period Ended March 31,		For the Year Ended December 31,

	2019	2018	2018	2017	2016

	(in millions of R$, unless otherwise indicated)
Third-party capital (total liabilities)	672.3	437.9	590.5	393.5	330.1
Our own capital (shareholders' equity)	1,076.5	1,161.0	1,057.2	1,170.5	1,153.3

Total liabilities and shareholders' capital	1,748.9	1,598.9	1,647.7	1,564.0	1,483.4

Percentage of third-party capital	38.4%	27.4%	35.8%	25.2%	22.3%
Percentage of our own capital	61.6%	72.6%	64.2%	74.8%	77.7%

Payment Capacity

          In the three-month period ended March 31, 2019 and in the years ended December 31, 2018, 2017 and 2016, we had the financial resources to repay all of our financial commitments due to the fact that our operations have a strong cash generation and we only finance customers on a short-term basis. Given our debt profile, cash flow and liquidity position, we believe that our liquidity and capital resources are sufficient to cover our investments, expenses, debts and other amounts payable in the short- and medium-term.

Cash flows

Cash flows for the years ended December 2018, 2017 and 2016

	For the Three-Month Period Ended March 31,		For the Year Ended December 31,

	2019	2018	2018	2017	2016

	(in millions of R$)
Net cash flows from operating activities	45.6	28.5	97.7	107.3	81.9
Net cash flows (used in) from investing activities	(16.6)	(23.2)	(34.4)	55.9	(459.3)
Net cash flows (used in) from financing activities	(28.1)	0.7	(54.0)	(129.0)	369.8
Foreign exchange (loss) gain in cash and cash equivalents	(0.9)	(0.1)	(2.4)	1.5	—

Increase (decrease) in cash and cash equivalents	0.1	5.8	6.9	35.7	(7.6)

Increase (decrease) in cash and cash equivalents
Beginning of the period	49.9	42.9	42.9	7.2	14.8
End of the period	49.9	48.7	49.9	42.9	7.2

Increase (decrease) in cash and cash equivalents	0.1	5.8	6.9	35.7	(7.6)

Net Cash Flows from Operating Activities

          Net cash flows from operating activities increased 60.0% or R$17.1 million, from R$28.5 million for the three-month period ended March 31, 2018, to R$45.6 million for the three-month period ended March 31, 2019. This increase is principally due to the variation in non-cash adjustments to our net income from R$9.7 million for the three-month period ended March 31, 2018 to R$29.3 million for the corresponding period in 2019, primarily due to: (1) a R$10.5 million variation arising from present value adjustments, from a reversal of R$9.0 million for the three-month period ended March 31, 2018 to a R$1.5 million provision for the corresponding period in 2019; (2) a R$5.9 million increase in depreciation and amortization (with no cash effect) from R$18.4 million for the three-month period ended March 31, 2018 to R$24.3 million for the three-month period ended March 31, 2019; (3) a R$4.9 million increase in financial expenses (with no cash effect) from R$2.7 million for the three-month period ended March 31, 2018 to R$7.6 million for the three-month period ended March 31, 2019.

          Net cash flows from operating activities decreased 8.9% or R$9.6 million, from R$107.3 million for the year ended December 31, 2017, to R$97.7 million for the year ended December 31, 2018. This decrease is principally due to a decrease in our net income from R$84.8 million for the year ended December 31, 2017 to R$71.1 million for the year ended December 31, 2018.

          Net cash flows from operating activities increased 31.0% or R$25.4 million, from R$81.9 million for the year ended December 31, 2016, to R$107.3 million for the year ended December 31, 2017. This variation is principally due to (1) a R$16.3 million increase in our net income for the period from R$68.5 million for the year ended December 31, 2016 to R$84.8 million for the year ended December 31, 2017 and (2) a R$13.7 million increase in depreciation and amortization (with no cash effect) from R$56.3 million for the year ended December 31, 2016 to R$70.0 million for the year ended December 31, 2017.

Net Cash Flows (used in) from Investing Activities

          Net cash flows used in investing activities decreased 28.4% or R$6.6 million, from R$23.2 million for the three-month period ended March 31, 2018, to R$16.6 million for the three-month period ended March 31, 2019. This decrease is principally due to (1) acquisitions of businesses, net of cash and cash equivalents, in the aggregate of R$14.2 million in the three-month period ended March 31, 2019 compared to no acquisitions of businesses, net of cash and cash equivalents in the three-month period ended March 31, 2018 and (2) the repayment of financial assets in the aggregate of R$117.5 million in the three-month period ended March 31, 2019, compared to R$139.8 million in the three-month period ended March 31, 2018, partially offset by proceeds from redemption of financial assets in the aggregate of R$124.2 million in the three-month period ended March 31, 2019, compared to R$148.5 million in the three-month period ended March 31, 2018.

          Net cash flows from investing activities was R$55.9 million for the year ended December 31, 2017 compared to net cash flows used in investing activities of R$34.4 million for the year ended December 31, 2018. This variation is principally a result of our use of a portion of the net proceeds of our follow-on offering in 2016 in order to finance our stock buyback program and our acquisitions of Itec, Único and DCG in 2018.

          We recorded net cash used in investing activities of R$459.3 million for the year ended December 31, 2016, compared to net cash flows from investing activities of R$55.9 million for the year ended December 31, 2017. The variation in our net cash flows (used in) from investing activities is principally due to the decrease in financial investments from R$1.2 billion for the year ended December 31, 2016 (following the application of the net proceeds of the follow-on offering of our common shares in September 2016) to R$479.0 million for the year ended December 31, 2017

(reflecting the use in 2017 of such net proceeds from the follow-on offering, including for the financing of our acquisition of Synthesis, ShopBack and Percycle in 2017).

Net Cash Flows (used in) from Financing Activities

          Net cash flows from financing activities was R$0.7 million for the three-month period ended March 31, 2018 compared to net cash flows used in financing activities of R$28.1 million for the three-month period ended March 31, 2019. This variation is principally a result of financing we obtained in 2018, which was partially offset by payments we made in connection with the acquisition of subsidiaries. See "— Indebtedness — BNDES Financing IV."

          Net cash used in financing activities decreased 58.1% or R$75.0 million, from R$129.0 million for the year ended December 31, 2017, to R$54.0 million for the year ended December 31, 2018. This variation is principally due to net proceeds we received in connection with BNDES financing in 2018, which was partially offset by buybacks of our common shares subsequently held in treasury.

          We recorded net cash flows from financing activities of R$369.8 million for the year ended December 31, 2016, compared to net cash used in financing activities of R$129.0 million for the year ended December 31, 2017. This variation is principally due to the R$435.1 million in proceeds from the follow-on offering of our common shares (proceeds from issuance of shares and share premium) in 2016 (we did not conduct an offering of our common shares in 2017).

Research and Development

          Research and development is material to our investment plan and the primary component of our capital expenditures, given its strategic importance in the technology sector in which we operate. Research and development investments allow us to offer solutions that increasingly meet our customers' needs and deliver technological innovations that provide greater user productivity solutions. Currently, our primary research and development investments relate to the development of our omni-channel retail products and services designed assist retailers in interacting with their consumers and deliver a seamless experience across a variety of channels, including physical stores, mobile applications, the internet and social networks. See "Business — Software Products."

          The table below sets forth our research and development expenses for the periods indicated:

	For the Three-Month Period Ended March 31,		For the Year Ended December 31,

	2019	2018	2018	2017	2016

	(in millions of R$)
Research and development	18.4	16.2	73.5	64.3	59.9

          Our research and development expenses increased 13.6% from R$16.2 million for the three-month period ended March 31, 2018 to R$18.4 million for the corresponding period in 2019. As a percentage of net operating revenues our research and development expenses increased from 10.2% of net operating revenues during the three-month period ended March 31, 2018 to 10.4% of net operating revenues during the corresponding period of 2019. This variation reflects the appointment of our Vice President of Research and Development, a position that had been vacant since our organizational restructuring in July 2018, which resulted in the transfer of Mr. Gilsinei Hansen to his position as the Vice President of Linx Core.

          Our research and development expenses increased 14.3% from R$64.3 million for the year ended December 31, 2017 to R$73.5 million for the corresponding period in 2018. This variation is principally due to acquisitions of Itec, Único and DCG and the hiring of additional personnel to sustain the roll-out schedule of our product updates and releases. As a percentage of net operating revenues our research and development expenses decreased from 11.2% of net operating revenues during the year ended December 31, 2017, to 10.7% of net operating revenues during the year ended December 31, 2018. This variation is principally due to our increased operating efficiency resulting from our ability to capitalize on synergies arising from acquisitions.

          Our research and development expenses increased 7.3% from R$59.9 million for the year ended December 31, 2016 to R$64.3 million for the corresponding period in 2017. This variation is principally due to the acquisitions of Synthesis, ShopBack and Percycle and the hiring of additional personnel to sustain the roll-out schedule of our product updates and releases. For the years ended December 31, 2017 and 2016, research and development expenses decreased as a percentage of net operating revenues from 12.1% of net operating revenues in 2016, to 11.2% of net operating revenues in 2017. This variation is principally due to our increased operating efficiency resulting from our ability to capitalize on synergies arising from our acquisitions.

          For the years ended December 31, 2018, 2017, and 2016 we capitalized R$35.9 million, R$30.8 million and R$27.7 million, respectively, of our research and development expenses primarily in relation to expenses we incurred in connection with the development of our omni-channel retail products and services.

Capital Expenditures

          In the three-month period ended March 31, 2019 and in the years ended December 31, 2018, 2017 and 2016, our capital expenditures (defined as acquisitions of intangible assets and property and equipment) totaled R$23.2 million, R$82.8 million, R$65.5 million and R$47.8 million, respectively. Our capital expenditures primarily relate to capitalized research and development expenses and computer equipment.

Indebtedness

          The table below sets forth our material loans and financing as of the dates indicated:

			Outstanding Balance

			As of March 31,		As of December 31,

Loans	Interest	Maturity	2019	2018	2018	2017	2016

			(in millions of R$)
BNDES	TJLP + 1.5%	3/15/2018	—	—	—	2.9	14.1
BNDES I	TJLP + 1.67%	2/15/2021	51.0	77.1	57.5	83.3	105.0
BNDES II	TJLP + 1.96%	3/15/2022	41.3	54.4	44.5	9.9	9.7
BNDES III	TJLP + 1.00%	9/1/2019	0.4	0.9	0.5	1.2	2.0
BNDES IV	IPCA + 3.10% p.a. + spread (1.37% p.a. for the 1st tranche and 0.97% p.a. for the 2nd tranche)	12/31/2027	147.3	—	146.6	—	—
Itaú	TJLP + 7.20%	4/16/2021	0.7	—	0.8	—	—
Leases — IFRS 16	9.15% per year	12/31/2028	90.2	—	—	—	—

Total			330.9	132.4	250.0	97.3	130.8

Current			54.1	41.4	40.7	31.8	34.5
Non-Current			276.8	90.9	209.3	65.5	96.3

          The following summaries set forth the main terms of our principal loan and financing agreements.

BNDES Financing I

          On October 28, 2014, our subsidiary Linx Sistemas e Consultoria Ltda., or Linx Sistemas, entered into a credit facility with BNDES in the aggregate principal amount of R$102.8 million, for which we are the Guarantor. Repayment is scheduled for 48 successive monthly installments, with the first installment of principal due after March 15, 2017 and final maturity scheduled for February 15, 2021. Interest on this credit facility accrues at the TJLP interest rate plus 1.67% per year. The proceeds of this credit facility were used for investments by Linx Sistemas in research, development, marketing, training and consulting within the scope of the BNDES Program for the Development of the National Software and Information Technology Services — BNDES PROSOFT, as well as for the acquisition of necessary equipment in Brazil (within the scope of the Financing Program for the Production and Marketing of Machinery and Equipment (Programa de Financiamento à Produção e Comercialização de Máquinas e Equipamentos), or the FINAME program. As of March 31, 2019, the outstanding balance under this agreement totaled R$51.0 million.

          This credit facility also requires Linx Sistemas to obtain prior consent from BNDES in order to (1) make any loans; (2) borrow from individuals or entities who are related to us, (3) pledge any assets to other creditors without the same guarantees being provided to BNDES with the same conditions and priority, (4) create, directly or indirectly, or acquire ownership in other companies, or make investments, in Brazil or abroad and (5) paying dividends and/or other distributions to us subject to certain financial ratios.

          Additionally, under this credit facility, we are required to obtain prior approval from BNDES for (1) any proposed encumbrance of any of Linx Sistemas' shares held by us, (2) the sale, acquisition, incorporation, merger or transfer of assets or any other act that affects Linx Sistemas' structure, (3) any change of control in Linx Sistemas or (4) any encumbrance on Linx Sistemas' property.

          During the term of the credit facility, we are required to maintain the following financial ratios, which are computed semiannually based on our audited consolidated financial statements:

  •
  General debt (loans and financing) / total assets: less than or equal to 60%;

  •
  Net debt / EBITDA: less than or equal to 2.0; and

  •
  EBITDA / net operating income: greater than or equal to 20%.

          For purposes of calculating the above-mentioned ratios, the following definitions and criteria apply:

  •
  EBITDA: operating income before interest, income taxes, depreciation and amortization; and

  •
  Net debt: debt arising from loans, bonds and similar instruments, excluding our direct indebtedness with BNDES.

          In the event that we do not comply with the specified ratios, Linx Sistemas is required to provide, subject to a cure period of 180 days, collateral in the amount equal to at least 130% of the outstanding balance of this credit facility.

BNDES Financing II

          On December 11, 2015, our subsidiary Linx Sistemas entered into a credit facility with BNDES in the aggregate principal amount of R$54.0 million, for which we are the Guarantor. Repayment is scheduled for 48 successive monthly installments, with the final maturity scheduled for March 15,

2022. Interest on this credit facility accrues at the TJLP interest rate plus 1.96% per year and the terms governing the facility substantially reflect those of BNDES Financing I. The proceeds of this credit facility were used for investments by Linx Sistemas in research, development, marketing, training and consulting within the scope of the BNDES PROSOFT. As of March 31, 2019, the outstanding balance under this agreement totaled R$41.3 million.

BNDES Financing III

          On August 15, 2013, our subsidiary Intercamp Sistemas entered into a credit facility with BNDES in the aggregate principal amount of approximately R$2.7 million. Repayment is scheduled for 48 successive monthly installments, with the final maturity scheduled for September 15, 2019. Interest on this credit facility accrues at the TJLP interest rate plus 1.00% per year. The proceeds of this loan were used for investments by Intercamp Sistemas in research, development, marketing, training and consulting within the scope of the BNDES PROSOFT. Following our acquisition of Intercamp Sistemas, Linx Sistemas succeeded Intercamp Sistemas as the party to this credit facility and assumed full responsibility thereunder, as determined in the first amendment to this credit facility, which also increased the interest accruing under the credit facility to the TJLP interest rate plus 2.36% per year as of May 4, 2017 and provided for Linx S.A. as guarantor. As of March 31, 2019, the outstanding balance under this agreement totaled R$0.4 million.

          This credit facility also requires Linx Sistemas to obtain prior consent from BNDES in order to (1) make any loans; (2) borrow from individuals or entities who are related to us, (3) pledge any assets to other creditors without the same guarantees being provided to BNDES with the same conditions and priority, and (4) create, directly or indirectly, or acquire ownership in other companies, or make investments, in Brazil or abroad.

          Additionally, under this credit facility, we are required to obtain prior approval from BNDES for (1) any proposed encumbrance of any of Linx Sistemas' shares held by us, (2) the sale, acquisition, incorporation, merger or transfer of assets or any other act that affects Linx Sistemas' structure, (3) any change of control in Linx Sistemas or (4) any encumbrance on Linx Sistemas' property.

          During the term of the credit facility, Linx S.A. must maintain the following financial ratios:

          General Debt: less than or equal to 60%;

          Net debt/EBITDA: less than or equal to 2.0;

          EBITDA/net operating income: equal or greater than 20%

          In the event of noncompliance with this ratio, Linx Sistemas is required to provide, subject to a cure period of 180 days, collateral in the amount equal to at least 130% of the outstanding balance of this credit facility.

BNDES Financing IV

          On November 30, 2018, our subsidiary Linx Sistemas entered into a credit facility with BNDES in the aggregate principal amount of approximately R$388.4 million, for which we are the guarantor. Repayment is scheduled for 84 successive monthly installments, with final maturity scheduled for December 15, 2027. The principal is split into two tranches with different interest rates. Interest on the first tranche of the credit facility accrues at IPCA plus 3.10% with an additional spread of 1.37% per year, while interest on the second tranche accrues at IPCA plus 3.10% with an additional spread of 0.97% per year. The proceeds of this credit facility have been used for investment purposes. As of March 31, 2019, the outstanding balance under this agreement totaled R$147.3 million.

          This credit facility also requires Linx Sistemas to obtain prior consent from BNDES in order to (1) create, directly or indirectly, or acquire ownership in other companies, or make investments, in Brazil or abroad and (2) subject to certain financial ratios, pay dividends and/or other distributions to us. Such consent is not required where the total value involved is less than Linx Sistemas' EBITDA for the proceeding financial year, or less than our shareholder's equity as set out in our most recent audited consolidated financial statements.

          Linx Sistemas must also obtain prior consent from BNDES in order to assume new loans with individuals or entities within its economic group. Such consent is not required where BNDES is directly or indirectly the lender for the relevant transaction, where the transaction is within the ordinary business of Linx Sistemas or where the value of the loan is no more than 5% of our shareholder's equity as set out in our most recent annual audited consolidated financial statements.

          Additionally, under this credit facility, Linx Sistemas is required to obtain prior approval from BNDES for (1) the sale or pledge of any asset valued over R$10 million (except in the case of replaceable asset or an asset that is unserviceable or obsolete), (2) any encumbrance on Linx Sistemas' property and (3) the sale, acquisition, incorporation, merger or transfer of assets or any other act that affects Linx Sistemas' structure.

          During the term of the credit facility, we are required to maintain the following financial ratios, which are computed semiannually based on our audited consolidated financial statements:

  •
  General debt (loans and financing) / total assets: less than or equal to 60%; and

  •
  Net debt / EBITDA: less than or equal to 2.0.

          For purposes of calculating the above-mentioned ratios, the following definitions and criteria apply:

  •
  EBITDA: operating income before interest, income taxes, depreciation and amortization; and

  •
  Net debt: debt arising from loans, bonds and similar instruments, excluding our direct indebtedness with BNDES.

          In the event that we do not comply with the specified ratios, Linx Sistemas is required to provide, subject to a cure period of 120 days, collateral in the amount equal to at least 130% of the outstanding balance of this credit facility.

          As of the date of this prospectus, we are in compliance with each of the financial covenants set forth in our finance agreements.

Tabular Disclosure of Contractual Obligations

          The following table sets forth our contractual obligations as of March 31, 2019

	Payments Due By Period as of March 31, 2019

	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years	Total

	(in millions of R$)
Trade accounts payable	12.5	—	—	—	12.5
Loans and financings(1)	54.1	83.9	154.1	38.8	330.9
Payables for the acquisition of the businesses(2)	49.5	71.8	15.2	—	103.5
Other liabilities	17.4	2.0	—	—	19.4

Total	133.5	124.7	169.3	38.8	466.3

(1)
Consists of payment of principal in respect of loans and financings.

(2)
Consists of (x) undiscounted payables for acquisitions, (y) other accounts payable for the acquisition of acquired companies and (z) earn-outs of acquired companies to be paid if metrics specified in the acquisition contracts are reached.

Off-Balance Sheet Arrangements

          We do not have any off-balance sheet arrangements.

Critical Accounting Policies

          Our consolidated financial statements are prepared in conformity with IFRS. In preparing our audited consolidated financial statements, we make assumptions, judgments and estimates that can have a significant impact on amounts reported in our consolidated financial statements. We base our assumptions, judgments and estimates on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions. We regularly reevaluate our assumptions, judgments and estimates

          Our significant accounting policies are described in note 3 to our audited consolidated financial statements as of and for the three-month periods ended March 31, 2019 and 2018 and as of and for the years ended December 31, 2018, 2017 and 2016 included elsewhere in this prospectus. We believe that the following critical accounting policies are more affected by the significant judgments and estimates used in the preparation of our consolidated financial statements:

Recognition of Revenue

          Our revenue is generated from performance obligations consisting of (1) subscription revenue, which allow customers: (i) the right to use Linx's software; and (ii) to receive technology support, helpdesk services, software hosting services, support teams and connectivity service and (2) consulting service revenue from installation services relating to our software, including customization and training. In the event billed amounts exceed services rendered plus recognized revenue, the difference is stated in the statement of financial position (current liabilities) as deferred revenue. In certain arrangements, we charge an upfront royalty payment associated with the subscription service. In 2016 and 2017, this upfront payment was amortized over the contract term and in 2018, under IFRS 15, the upfront payment was amortized over the average customer life.

          The subscription revenue applies to our Linx Core product line. Our Linx Core operations comprise management software that we provide on a monthly subscription basis. By the end of 2018, we launched our Linx Digital (e-commerce related products) and Linx Pay Hub (payments related products) product lines as complementary services to our existing offerings. These services will be provided on an as-incurred basis as a percentage of sales through the platform. These products were not significant in the period between 2016 and 2018.

          For contractual arrangements with multiple elements, the contract value will be allocated on the relative stand-alone selling price of each performance obligation included in the arrangement.

Impairment Tests for Acquisition Goodwill and Intangible Assets

          Impairment loss occurs when the carrying value of an asset or cash generating unit exceeds its recoverable amount, which is the greater of fair value, less costs of disposal, and value in use. The fair value, less costs of disposal, is based on information available on similar assets' selling transactions or market prices less incremental costs of disposal. The value-in-use calculation is based on the discounted cash flow model. Cash flows are estimated using detailed budgets and forecast calculations over a period of five years and do not include restructuring activities to which we have not yet committed or significant future investments that will enhance the asset base of the cash generating unit. The estimation of recoverable amount is sensitive to key assumptions including the discount rate used in determining present values, expected future cash-inflows and the long-term growth rate used for estimating cash flows in perpetuity.

Research and Development Costs

          Development activities involve a plan or project aimed at producing new or substantially improved products. Development expenditures are capitalized only when all of the following elements are present: (1) technical feasibility to complete the intangible asset in order for it to be available for use or sale; (2) intention to complete the intangible asset and use or sell it; (3) ability to use or sell the intangible asset; (4) the intangible assets results in future economic benefit, useful for internal use or asset sale; (5) availability of adequate technical, financial and other resources to complete its development and use the intangible asset; and (6) ability to safely measure the expenditures attributable to the intangible asset during its development. The expenditures capitalized include the cost of labor and materials that are directly attributable to preparing the asset. Other development expenditures are recognized in the statement of profit or loss as incurred.

          After initial recognition, the asset is stated at cost less accumulated amortization and impairment losses. Amortization is triggered when the development is complete and the asset is available for use. During the development period, the asset is tested for impairment on an annual basis.

Business Combinations

          Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, valued at fair value on the acquisition date, including the value of any non-controlling interest in the acquiree. For each business combination, we measure any non-controlling interest in the acquired business at the proportionate share of the acquiree's identifiable net assets. Acquisition related costs are expensed as incurred.

          When acquiring a business, we assess the financial assets and liabilities assumed for proper classification and designation in accordance with contractual terms, economic circumstances and pertinent conditions on the acquisition date, which includes segregation of embedded derivatives in host contracts.

          Any contingent payments to be transferred by the acquiree will be recognized at fair value on the acquisition date. Subsequent changes in fair value of contingent consideration considered as an asset or a liability will be recognized in the statement of profit or loss.

          We measure goodwill at cost, being the excess of the consideration transferred over the net identifiable assets acquired and liabilities assumed.

          After initial recognition, the goodwill is carried at cost less any accumulated impairment losses. For impairment testing purposes, goodwill acquired in a business combination is, from the acquisition date, allocated to each of our cash-generating units that are expected to benefit from synergies of combination, regardless of other assets or liabilities of the acquiree being allocated to those units.

Recent Accounting Pronouncements

New standards, interpretations and amendments adopted in 2019

          IFRS 16 supersedes IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases-Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. The standard sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for most leases under a single on-balance sheet model.

          We have entered lease contracts for various items of plant, equipment and other property. Before the adoption of IFRS 16, we classified each of our leases (as lessee) at the inception date as either a finance lease or an operating lease. A lease was classified as a finance lease if it transferred substantially all of the risks and rewards incidental to ownership of the leased asset to us; otherwise it was classified as an operating lease. Before the adoption of IFRS 16, we had no financial lease agreements. In an operating lease, the leased property was not capitalized and the lease payments were recognized as rent expense in the statement of profit or loss on a straight-line basis over the lease term. Any prepaid rent and accrued rent were recognized under prepayments and trade and other payables, respectively.

          Upon adoption of IFRS 16, we applied a single recognition and measurement approach for all leases that it is the lessee, except for short-term leases and leases of low-value assets. We recognized lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying assets.

          In accordance with the modified retrospective method of adoption, we applied IFRS 16 retrospectively with the cumulative effect of initially apply the standard as an adjustment at the date of initial application.

Leases previously accounted for as operating leases

          We recognized right-of-use assets and lease liabilities for those leases previously classified as operating leases, except for short-term leases and leases of low-value assets. The right-of-use assets for most leases were recognized based on the carrying amount as if the standard had always been applied, apart from the use of incremental an borrowing rate at the date of initial application. In some leases, the right-of-use assets were recognized based on the amount equal to the lease liabilities, adjusted for any related prepaid and accrued lease payments previously recognized. Lease liabilities were recognized based on the present value of the remaining lease payments, discounted using the incremental borrowing rate at the date of initial application.

          We also applied the available practical expedients wherein we:

  •
  used a single discount rate to a portfolio of leases with reasonably similar characteristics

  •
  relied on our assessment of whether leases are onerous immediately before the date of initial application

  •
  applied the short-term leases exemptions to leases with lease term that ends within 12 months at the date of initial application; and

  •
  used hindsight in determining the lease term where the contract contains options to extend or terminate the lease.

          Based on the foregoing, as of 1 January 2019:

  •
  right-of-use assets of R$102.2 million were recognized and presented separately in the statement of financial position.

  •
  other lease liabilities of R$91.8 million were recognized and included in loans and financing subject to interest and a discount rate of 9.15%.

  •
  prepayments of R$10.4 million related to previous operating leases were derecognized.

Standards, interpretations and amendments not yet adopted

          As of the date of this prospectus, there were no standards, interpretations and amendments effective as of January 1, 2019 that we have not yet adopted.

Material Weaknesses in Internal Controls

          In connection with the audit of our consolidated financial statements for the year ended December 31, 2018, we and our independent registered public accounting firm identified material weaknesses in our internal controls as noted below:

  •
  During our testing of our general IT controls, we identified material weaknesses related to managing access to our systems and controls and changes to the programs that manage such systems and controls, which were not designed or operating effectively;

  •
  We identified material weaknesses related to the recognition and measurement of revenues, which could result in an misstatement of our revenues if not timely identified by us; and

  •
  We identified several control deficiencies related to the accounting for accruals, leases, stock options, and amortization of intangible assets that were not identified during the process of preparing our financials and that, when considered in the aggregate, would be considered a material weakness.

          We have adopted a remediation plan with respect to the material weaknesses identified above and have adjusted our policies for recognition and measurement of revenues for 2019. With respect to our general IT controls, we are developing a remediation plan to implement additional controls to address the program changes and access management deficiencies identified. Additionally, we are in the process of refining our financial statement close process to develop management review controls to address these deficiencies. There can be no assurance that our internal controls, policies and procedures will be sufficient and/or fully effective to detect inappropriate practices or errors in the issuance of our financial statements. If we are unable to properly maintain our internal controls, we may not be able to accurately report our financial results or prevent the occurrence of inappropriate or erroneous practices.

Quantitative and Qualitative Disclosures about Market Risk

          We continually analyze our exposure to risks that may adversely affect our business, financial condition and results of operations. We are constantly monitoring changes in our sector and macroeconomic environment that could influence our activities and those of our subsidiaries. We have adopted a policy of financial discipline and conservative cash management, in addition to having a specific management team focused on the governance of our systems and data centers in order to anticipate and address risks inherent to our operations. There have been no significant changes in the principal market risks we face over the last year.

Sensitivity Analysis

          The main risks related to our operations are derive from variations in (1) the TJLP, CDI, IPCA IGP-M and IPC interest rates for financings with BNDES and payables for the acquisition of businesses and (2) the CDI rate for financial investments. CDI investments are recorded at market value, as disclosed by the respective financial institutions, and the remaining investments are primarily in certificates of bank deposits. Accordingly, their recorded value is equal to their market value.

          In order to determine our sensitivity to our indebtedness as of March 31, 2019, we analyzed three different scenarios. Based on the TJLP, IPCA, IPC, IGP-M and CDI interest rates in effect on March 31, 2019, the probable scenario for 2019 was determined and two additional scenarios were calculated based on that value, applying variations of 25% and 50%.

          The gross financial expense was calculated for each scenario, taking into account taxes and the timing of maturity for each contract in 2019. March 31, 2019 was used as the base date used for the sensitivity analyses.

Operation	Balance on March 31, 2019	Risk	Scenario I (Probable)	Scenario II(1)	Scenario III(2)

	(in thousands		(in thousands of R$, except
	of R$)		percentages)
Financing — BNDES	330,860		23,259	29,083	34,906
Variable rate		TJLP	7.0%	8.8%	10.6%
Acquisition of Companies	7,825		169	211	254
Variable rate		IGP-M	2.2%	2.7%	3.2%
Acquisition of companies	3,142		201	251	302
Variable rate		CDI	6.4%	8.0%	9.6%
Acquisition of companies	15,656		236	294	354
Variable rate		IPCA	1.5%	1.9%	2.3%
Acquisition of companies	42,270		1,649	2,063	2,473
Variable rate		IPC	3.9%	4.9	5.9%

(1)
Assumes an increase of the applicable interest rate by 25%.

(2)
Assumes an increase of the applicable interest rate by 50%.

          In order to determine the sensitivity of our financial assets to fluctuations in CDI as of March 31, 2019, we analyzed three different scenarios. Scenarios II and III were calculated based on that projection, applying a discount of 25% and 50%, respectively:

Operation	Balance on March 31, 2019	Risk	Scenario I (Probable)	Scenario II(1)	Scenario II(2)I

	(in millions of R$ except percentages)
Financial assets	413.2	CDI	6.4%	4.8%	3.2%
Financial income			26.4	19.8	13.2

(1)
Assumes an increase of the applicable interest rate by 25%.

(2)
Assumes an increase of the applicable interest rate by 50%.

          Since net financial income represented 0.3% of our net operating revenues in the year ended December 31, 2018, we believe that our profitability would be minimally impacted by a change in the interest rates or inflation.

 INDUSTRY OVERVIEW

Market Opportunity

Large and growing digital retail market

          According to the 2018 IDC Survey, IT retail investments in Brazil totaled R$7.4 billion in 2017. Of this total investment, software accounted for 32.5%, or R$2.4 billion. Moreover, the 2018 IDC Survey indicates that retail software investments in the retail market are expected to reach R$1.6 billion by 2021 (assuming the current characteristics of the Brazilian market, e.g., investment environment and market maturity), representing a CAGR (period) of 7.1%. In a scenario where Brazil presents an investment environment similar to other mature markets, such as the United States and Europe, IT retail investments could potentially reach R$11.7 billion by 2021, an increase of nearly five times the volume of investments in 2017.

          At the same time, the Brazilian retail sector is currently undergoing significant formalization and digitalization. Evidence of this process include more extensive use of credit and debit cards for making payments, increased inspections and audits by tax authorities and the implementation and increased use of electronic tax receipts. According to data published in May 2018 by ABECS, purchases paid by credit, debit and pre-paid cards in Brazil totaled R$1.36 trillion in 2017, an increase of 12.6% compared to 2016. We believe that the penetration of retail software solutions in Brazil will increase significantly in the coming years as companies continue to invest in technology and automation through software in order to adapt to the evolving formalization and digitalization of the Brazilian retail sector.

          Although the rate at which new brick-and-mortar retail stores are opened has decreased mostly as a result of a recent macroeconomic adverse scenario, we continue to capture new customers as a result of the formalization, professionalization, digitalization and geographic expansion of retail brands. We believe that these trends point to a continuing growth in investments in technology by retailers. A good example is the current migration from printed tax receipts to electronic tax receipts throughout Brazil. We further believe that the omni-channel consumer interaction strategy provides a significant opportunity for future growth as an omni-channel strategy brings consistent and seamless integration, which is a critical factor to our customers' interactions with their clients.

  Relatively low e-commerce penetration in Brazil

          Both in Brazil and Latin America, e-commerce penetration is still relatively low in comparison to other countries, indicating an important path for growth. Based on the extensive knowledge we have gained through our retail customers, we believe that there is an opportunity for Brazilian e-commerce to expand at a faster pace than the overall retail market.

  Conversion of brick-and-mortar and digital retail to omni-channel

          Consumers now dictate how, when, and where to interact with retailers and their expectations continue to rise. As digital retail grows, consumers expect to be able to transact through multiple sales channels without compromising functionality or experience. To adapt to this change, retailers will likely demand more omni-channel solutions that integrate their digital and physical operations efficiently. Through the integration of brick-and-mortar and digital channels, retailers will not only be able to interact with their clients in multiple sales channels, but also gather and analyze data on their behavior, better understand their preferences, and, ultimately, adjust their own operations to this new business environment.

  Automation as a solution to increasing labor costs

          Over the past 10 years, labor costs in Brazil increased significantly. For example, the average minimum wage increased 8.7% annually between 2008 and 2018 (from R$415 per month to R$954 per month, according to the Brazilian Ministry of Labor), compared to a 2.6% increase in the retail sales volume index in Brazil over the same period (from 93 points to 120 points, according to IBGE). As a result of payroll expenses pressuring margins, we see an increasing demand for technologies that create opportunities for merchants to improve the experience of their clients and to transact simultaneously with multiple clients in multiple locations, driving scalability and productivity gains. Such technologies include POS automation, sales processes digitalization, channels integration, big data, among others, which are all covered by our portfolio of solutions.

  Consumers moving away from cash transactions coupled with a merchant acquiring market susceptible to disruption

Source: World Bank Group

          Brazilian consumers are not only changing the way they shop but also how they pay for their purchases. According to ABECS, transactions using credit, debit and pre-paid cards totaled R$1.36 trillion in 2017, an increase of 12.6% over 2016, overtaking for the first time cash transactions, which totaled R$1.31 trillion, and payments by check, which totaled R$0.8 trillion. The increase in non-cash transactions is expected to drive merchants demand for new payment solutions integrated with management systems, such as POS technology and receivables management, among others. Therefore, business models that conciliate retail management solutions and financial solutions, like ours, are better positioned to serve merchants and benefit from this positive environment.

          In addition, the Brazilian payments industry in the last 10 years has undergone change as the result of regulations introduced by Brazilian legislation, the Central Bank and the Brazilian antitrust system. These measures were primarily aimed at increasing competition in an industry that is concentrated despite experiencing high growth rates. On the other hand, these measures created a commoditization side-effect for existing companies in the merchant acquiring market that are unable differentiate their services to merchants other than through pricing, creating opportunities for innovative and disruptive companies such as Linx.

  Expansion into our International Markets

          As we have increased our presence in Latin America, particularly in Mexico, Argentina and Chile, our total addressable market has increased as well. As well as in Brazil, other Latin American markets are witnessing the early stages of digitalization of retail channels and payments. In particular, as of 2017, the percentage of credit cards and debit cards penetration in the region was 19% and 41%, respectively, according to World Bank Group.

Regulatory Environment

Data protection

          The Brazilian General Data Protection Act was published in the Federal Official Gazette on August 15, 2018 and was amended by the MP 869/2018. As amended by the MP 869/2018, the Brazilian General Data Protection Act will take effect in August 2020.

          As a result of the delay in the effective date of the Brazilian General Data Protection Act, Brazil currently lacks specific data protection regulation and a data protection authority. Privacy is generally protected through the Federal Constitution, the Civil Code (Law No. 10,406 of January 10, 2002), the Consumer Protection Code (Law No. 8,078 of September 11, 1990) and the Civil Rights Framework for the Internet (Law No. 12,965 of April 23, 2014 and the Decree 8,771 of May 11, 2016, also known as the Internet Law).

          Once effective, the Brazilian General Data Protection Act is expected to bring about significant changes in the processing of personal data, establishing rules for the collection, production, storage, use, transfer and erasure of information concerning identified or identifiable natural persons, including international transfers of data, individual rights in respect of, data processing records and data breaches. The Brazilian General Data Protection Act applies to data processing performed by individuals or by private or public entities, irrespective of the country in which they are headquartered or where data is hosted, so long as (1) the processing takes place within the Brazilian territory, (2) the processing is intended to offer or supply goods or services or to process data of individuals located in the Brazilian territory or (3) the personal data being processed has been collected within the Brazilian territory.

          The MP 869/2018 created the Brazilian National Data Protection Authority, or the ANPD, which will have similar authority to that of European data protection agencies, including the authority to (1) issue norms and procedures, deliberate on the interpretation of the Brazilian General Data Protection Act and request information, (2) supervise compliance with the law and, in cases of noncompliance with the law, apply sanctions and enforce penalties through an administrative process and (3) educate and disseminate knowledge about the Brazilian National Data Protection Act and security measures, promote standards for services and products that facilitate control of data subjects, and elaborate studies on national and international practices for the protection of personal data and privacy, among others.

          The ANPD has been granted technical autonomy, although it is subordinated to the office of the Presidency of Brazil.

BUSINESS

Overview

          We believe we are a leading cloud-based technology company in Latin America and a market leader in Brazil in terms of revenue. We are focused on developing and providing affordable, easy-to-use, reliable and seamlessly integrated software solutions to retailers in Latin America, through our software-as-a-service, or SaaS, business model. During 2018, our subscription revenue accounted for 86.8%, or R$680.8 million, of our gross operating revenue, an increase of 15.5% over 2017 in reais. During the three-month period ended March 31, 2019, our subscription revenue accounted for 89.1%, or R$180.5 million, of our gross operating revenue, an increase of 11.1% over the corresponding period in 2018 in reais. With a comprehensive offering of solutions, we are an end-to-end service provider that offers business management tools, payment solutions, e-commerce and omni-channel applications through an integrated and ever-evolving platform to retailers of all sizes and capabilities.

          Since our founders entered the technology sector in 1985, our consumer-centric and entrepreneurial culture has been focused on innovation, agility, and building a reliable infrastructure, all of which have enabled us to adapt to our customers' needs, deliver user-friendly software solutions and services and develop a comprehensive portfolio of integrated solutions. These capabilities have contributed to our resilient and predictable operations, with subscription revenue accounting for 86.8% of our gross operating revenue in 2018 and a quarterly customer retention rate of over 99% through the year. In addition, our growth is supported by a strong track record of adding new products to our portfolio, including our most recent Linx Pay Hub integrated payment processing solution, in order to anticipate trends and adapt to changes in our market. These ongoing efforts are exemplified by the upcoming products we intend to launch in 2019.

          As a result of our innovation capacity, ability to adapt to evolving customer needs and our cross-selling efforts, we have successfully retained and increased year-over-year the share of our services in our customers' wallet, as demonstrated in the following cohort analysis. For purposes of the following chart, we define (1) "annual cohort" as the subscription revenue generated from customers and that is added to our portfolio of customers in a given year and (2) "compound cohort growth rate" as the percentage of the subscription revenue generated by the relevant annual cohort of customers in 2018 relative to the revenue generated by the same annual cohort in the year immediately after they were added to our portfolio of customers. Compound cohort growth rates are calculated using this method to capture customer-generated revenues over a 12-month period (a full fiscal year), while also mitigating the fact that customers are added to the portfolio on different days of the year. Annual cohort revenue estimated using this metric takes into consideration both new organic customers and customers of companies that we acquire. As evidenced in the following chart, all of our annual cohorts have been kept at more than 100% of their respective initial annual revenue.

          As result of over 30 years of operations dedicated to the retail sector in Brazil, we have developed in-depth specialized knowledge and competitive advantages that have allowed us to become the leading player in the Brazilian software market. Consequently, we achieved a 41.3% market share in 2017 in terms of revenue in the retail management software solutions segment, according to the 2018 IDC Survey. We have successfully leveraged our extensive customer base to explore cross selling opportunities, resulting in greater economies of scale, greater customer loyalty (as reflected by our high customer retention rates) and lower customer acquisition costs, translating into a hard to replicate business model with strong natural barriers against the entry of competitors.

          Throughout our history, we have adapted our operations to our customers' needs and market trends by expanding our product portfolio to offer a unique integrated platform with comprehensive solutions and leading to a compelling value proposition. For instance, in addition to Linx Core, our core product line that offers integrated business management systems, we launched Linx Digital in 2018, an e-commerce platform and application designed to improve the omni-channel shopping experience for both retailers and their customers. Through Linx Digital, retailers are able to interact with their clients and deliver a seamless experience across a variety of channels, including physical stores, mobile applications and the internet. Moreover, in 2018, we further adapted to our customers' ever-evolving needs and launched Linx Pay Hub to offer payment processing solutions integrated with our Linx Core and Linx Digital product lines. By providing mission critical services and integrated solutions to our customers, we are able to better understand their business performance preferences while further enhancing our portfolio of offerings with a comprehensive payment processing solution.

          The graphic below illustrates our primary product lines, each of their main services and international benchmarks.

          In addition to our own organic innovation capabilities we have also increased our retail product offerings through strategic acquisitions of synergic businesses with our own operations, enabling us to further develop our product developing capabilities. From 2008 to March 31, 2019, we have completed 28 acquisitions, which we believe is a testament to our ability to identify, execute and integrate acquisitions in a consistent and disciplined manner. We believe that we are a differentiated platform with the knowledge to capitalize on consolidation opportunities in our market segment and explore new verticals as the relationship between retailers and their customers continues to evolve.

          To support our growth trajectory, we successfully completed the initial public offering of our common shares in Brazil in 2013 and were listed on the Novo Mercado segment, the listing segment of the B3 with the highest corporate governance standards. Moreover, on September 26, 2016, we completed the follow-on public offering of our common shares, using the net proceeds from the issuance to finance strategic acquisitions in the retail software sector.

Our Product Lines

          We offer three primary product lines: Linx Core, Linx Digital and Linx Pay Hub. We initiated our operations through our Linx Core product line, and as part of our efforts to adapt to ever-evolving customer needs, we created our Linx Digital and, most recently, Linx Pay Hub product lines. The solutions we offer through our product lines are specially designed for our customers' value chain ERP/POS offerings with the objective of developing a fully integrated ecosystem and becoming an end-to-end service provider for retailers. We believe that these three verticals allow us to become a partner of choice to retailers by providing services that increase efficiencies, integrating digital and physical stores, while ensuring a flexible payment solution suitable for each.

Linx Core

          Our Linx Core product line provides integrated business management systems. Linx Core products cater to the entire retail chain, from business automation software that performs all necessary operations at the POS to comprehensive ERP applications, which include, among other features, inventory management, CRM tools, financial, accounting and tax management, product lifecycle management, supply management, loyalty programs, e-receipt and other interconnected features. By offering our POS as a primary product, we are able to cross-sell many of our ERP capabilities by highlighting the seamless experience they provide. As of December 31, 2018, more than 45,000 retailers used Linx Core.

          We design our Linx Core software products to enable retailers to adapt to changing business requirements through consistent innovations and frequent upgrades that provide new functionalities and support our customers' navigation of the complex Brazilian tax system as well as evolving regulatory requirements. According to the 2018 IDC Survey, spending related to software in the Brazilian retail market totaled R$2.4 billion in 2017, or 10.4% growth over 2016.

          Our software products are evolving in response to performance demands and user experiences. Furthermore, through our cloud-based infrastructure we can derive even more operating leverage as we continue to grow our services and solutions, resulting in increased margins.

          Through Linx Core, we believe that we have the capability to offer our customers simple and cost-effective solutions that meet their requirements, personalized for their size and their verticals. Our modular and cloud-based solutions efficiently serve both small, medium and large-scale enterprises as well as large multinational retail chains. We offer our customers in-depth operational knowledge and best practices across a variety of verticals, including clothing stores, vehicle dealerships, pharmacies, electronic goods and household appliances stores, department stores, home improvement stores, fast food chains and gas stations.

Linx Digital

          Our in-depth knowledge of the Brazilian retail sector also enables us to offer focused innovative, scalable and machine-learning technology, tailored to the retail market as well as e-commerce platforms, data analytics and OMS technology fully integrated with our ERP software.

          Our Linx Digital product line is subdivided into three categories:

  •
  Linx Commerce:  Our e-commerce platform, which provides our customers with a seamless and personalized cross-channel solution that enables a true omni-channel shopping experience (e.g., interactive electronic catalog with information regarding inventory and prices, among other functionalities);

  •
  Linx Impulse:  big data and machine-learning based solutions for e-commerce operations, such as search and recommendation, re-engagement and advertising. Data engineering is key to unlocking insights by combining, integrating and analyzing data focusing on driving customer acquisition and loyalty. In this context, our Linx Impulse product offering is capable of analyzing consumer behavior to help our customers improve their client conversion rates by, for example, reducing the shopping cart abandon rate (which represents the rate at which shoppers select a product for purchase online but abandon the purchase prior to its consummation), personalizing campaigns to increase revenue, predicting and avoiding customer churn and lowering customer acquisition costs; and

  •
  Linx Omni:  OMS technology, which provides our customers with an integrated tool to manage multiple distribution channels and inventories seamlessly. With this solution, a brick-and-mortar store can fulfill an order accessing the inventory of another store and deliver it to the client at home, for example, reducing stockout, improving customer experience and reducing logistics costs.

          Based on our knowledge of the retail sector, we believe that e-commerce has significant growth potential in Brazil. In addition, the e-commerce conversion rate (which represents the rate at which shoppers enter a retailer's website and ultimately purchase a product) in Brazil was only 1.4% in 2017 according to the E-commerce Radar 2017 Survey published by ABCOMM. We believe that our product and service offerings will positively impact these rates through our rapid cycle of innovation as well as our Linx Digital capabilities, including big data and machine-learning technologies, each of which form an integral part our "Linx Impulse" strategy.

Linx Pay Hub

          In October 2018, we further expanded our platform to include payment solutions through Linx Pay Hub in response to our customers' ever-evolving needs. We believe that our ability to offer payments solutions powered by a full-fledged platform allows us to explore new product verticals at lower customer acquisition costs, differentiate ourselves from other commoditized and/or non-integrated solutions and increase our client loyalty. We believe these services can also be an important source of future growth given our relevant market share in the management software retail sector, high customer retention rates and superior services. In 2017, approximately R$250 billion in GMV were processed in our Linx Core platform, equivalent to approximately 18.4% of the industry's total purchase volume according to ABECS. Our goal is to cross-sell and convert as many of our customers into Linx Pay Hub and capture a large share of this revenue opportunity. We are confident in our ability to execute this strategy given our product portfolio integration and compelling value proposition.

          Our Linx Pay Hub product line offers wide range of services and solutions to our merchants, including mainly the following:

  •
  EFT: a subscription-based model that is fully integrated with our POS/ERP software and provides a faster and safer way for our customers to transact with merchant acquirers and their clients. Our EFT solution has already been adopted at more than 40,000 points of sale;

  •
  Linx Pay: Sub-acquiring services to convert our customers into our payments platform; and

  •
  Payment split: the ability to split payments between different recipients (such as different service providers or sales channels) and perform a more efficient transaction from an operational and tax perspective.

          With the combination of our core and digital solutions and the capabilities of our payments platform, our customers are able to have a seamless experience.

Key Financial and Operating Information

          Our revenue streams consist of (1) subscription revenue generated from monthly subscription fees we charge our customers for the right to use our software and for continuous technology support, helpdesk services, software hosting services, support teams and connectivity service and (2) consulting service revenue (installation, implementation, customization and training services). At times, we charge one-time setup fees to our smallest enterprise customers related to our subscription service. This one-time setup fee was recognized upon the commencement of the service in 2017 and 2016. Upon adoption of IFRS 15 for 2018, this one-time setup fee is deferred over the average customer life. Our subscription revenue and consulting service revenue accounted for 86.8% and 13.2% of our gross operating revenue in 2018, respectively. The table below presents certain of our key financial and operating information for the periods indicated:

	For the Three-Month Period Ended March 31,			For the Year Ended December 31,

	2019	2019	2018	2018	2018	2017	2016

	(in millions of U.S.$, unless otherwise indicated)(1)	(in millions of R$, unless otherwise indicated)		(in millions of U.S.$, unless otherwise indicated)(1)	(in millions of R$, unless otherwise indicated)
Financial information:
Net operating revenues	45.4	176.8	158.4	175.9	685.6	571.6	494.6
Net income	4.4	17.2	26.5	18.2	71.1	84.8	68.5
EBITDA(2)(7)	12.7	49.7	47.6	43.3	168.8	144.3	124.5
EBITDA margin (%)(3)(7)	28.1	28.1	30.1	24.6	24.6	25.2	25.2
Subscription revenue(4) (%)	—	89.1	89.3	—	86.8	89.8	89.6
Operating information:
Customer retention rate (%)(5)	—	99.2	99.1	—	99.1	97.6	98.7
Net dollar retention rate(6) (%)	—	102.3	101.3	—	110.3	106.1	114.8
Total number of customers	—	46,197	45,144	—	45,344	45,152	43,966

(1)
Solely for the convenience of the reader, real amounts for the year ended December 31, 2018 and for the three-month period ended March 31, 2019 have been translated into U.S. dollars at the selling rate reported by the Central Bank at March 31, 2019 of R$3.8967 to US$1.00. See "Exchange Rates" for further information on recent fluctuations in exchange rates.

(2)
We calculate EBITDA as net income plus: (1) net financial income (expense); (2) income tax and social contribution; and (3) depreciation and amortization. EBITDA is not a measure of financial performance under IFRS, generally accepted accounting principles in the United States or Brazilian GAAP and should not be considered as an alternative to net income as measures of operating performance, operating cash flows or liquidity. EBITDA does not have a standardized meaning and our definition of EBITDA may not be comparable with that used by other companies.

(3)
EBITDA margin is calculated by dividing EBITDA for the period by net operating revenues for the same period.

(4)
Subscription revenue is calculated by dividing subscription revenues by total gross operating revenue.

(5)
The rate at which billings from existing subscribed customers at the beginning of the period continue as billings during the end of such applicable period not adjusted for (x) any increases or decreases in billings for pricing changes or (y) additional products or services provided to these existing subscribed customers.

(6)
The customer retention rate adjusted for (x) any increases or decreases in billings for pricing changes and (y) additional products or services provided to existing subscribed customers.

(7)
IFRS 16, Leases was adopted effective January 1, 2019, and impacted our depreciation, interest expense, and rental expense, including with respect to the line items general and administrative and cost of services. As a result of adopting IFRS 16 for the three-month period ended March 31, 2019, our EBITDA was positively impacted. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Recent Accounting Pronouncements — New standards, interpretations and amendments adopted in 2019."

Market Opportunity

          We are positioned in large and fast-growing markets with important trends that are benefiting the growth and market opportunity for our solutions.

Large and growing digital retail market

          According to the 2018 IDC Survey, IT retail investments in Brazil totaled R$7.4 billion in 2017. Of the total invested, software accounted for 32.5%, or R$2.4 billion. Moreover, the 2018 IDC Survey indicates that retail management software investments are expected to reach R$1.6 billion by 2021 (ERP+POS) as companies continue to invest in technology and automation through software in order to adapt to the evolving formalization and digitalization of the sector.

Relatively low e-commerce penetration in Brazil and Latin America

          Both in Brazil and Latin America, e-commerce penetration is still relatively low in comparison to other countries, indicating an important path for growth.

          With our increased presence in Latin America, our total addressable market has increased as well. Brazilian and other Latin American markets are witnessing the early stages of digitalization of retail channels and payments. In terms of payments, as of 2017, the penetration of credit and debit cards in Latin America was 19% and 41%, respectively, according to the World Bank Group. While approximately R$180 billion in payments were transacted through our international platform in 2017, we believe Linx Pay Hub is in a position of advantage to expand into these new markets.

Conversion of brick-and-mortar and digital retail to omni-channel

          Consumers now dictate how, when and where to interact with retailers and their expectations continue to rise. As digital retail grows, consumers expect to be able to transact through multiple sales channels without compromising functionality or experience. To adapt to this change, retailers will likely demand more omni-channel solutions that integrate their digital and physical operations efficiently. We therefore see an opportunity to cross-sell our Linx Digital solutions to our Linx Core customers.

Automation as a solution to increasing labor costs

          Over the past 10 years, labor costs in Brazil increased significantly. The average minimum wage increased 8.7% annually between 2008 and 2018, according to the Brazilian Ministry of Labor, compared to a 2.6% increase in the retail sales volume index in Brazil over the same period, according to IBGE. As a result of payroll expenses pressuring margins, we see an increasing demand for technologies that create opportunities for merchants to improve the experience of their clients and transact simultaneously with multiple clients in multiple locations. Accordingly, we believe Linx Core and Linx Digital are solutions that are well positioned to drive scalability and productivity gains of merchants who are not yet our clients.

Consumers moving away from cash transactions

          According to ABECS, transactions using credit, debit and pre-paid cards in Brazil totaled R$1.36 trillion in 2017, an increase of 12.6% over 2016, overtaking for the first time cash transactions, which totaled R$1.31 trillion, and payments by check, which totaled R$0.8 trillion. The increase in non-cash transactions is expected to drive merchants demand for new payment solutions such as POS technology, receivables management, and integration with management systems, among others. Therefore, business models that conciliate retail management solutions and financial solutions, like ours, are better positioned to serve merchants and benefit from this positive environment.

Our Competitive Advantages

We have become an end-to-end technology platform for our customers

          Leveraging our Linx Core product line and the launch of our Linx Digital and Linx Pay Hub product lines in 2018, we became an end-to-end platform for technology solutions for retailers to manage their businesses and points-of-sale. Through our integrated ever-evolving Linx Core, Linx Digital and Linx Pay Hub platforms we offer business management tools, payment solutions, e-commerce and omni-channel applications to retailers of all sizes and capabilities. Moreover, our seamless and costless merchant conversion process allow us to create an expedited and compelling value proposition for our customers, based on a product offering that we believe is unmatched in the industry.

          Our integrated solutions enable us to exercise significant control over the customer experience, enhancing our ability to leverage cross selling opportunities. This competitive advantage has contributed to lower customer acquisition costs, which has in turn limited the ability of our competitors to replicate our success through strong natural barriers to entry.

Our customer-centric, entrepreneurial and innovative culture

          We built a consumer-centric and entrepreneurial culture focused on innovation, agility and reliability. Our mission is to provide the best services and innovative solutions to address ever-evolving customer needs. As a result of these core values and our mission, we believe that through our ability to adapt we are able to embed a culture of constant innovation and proximity to customers that differentiate us from our competition.

          Our drive to become the partner of choice to retailers, offer seamless experiences and foster long-term relationship with customers culminated in a virtuous cycle: the more we dedicate ourselves to our customers; the more we understand their needs; and the more rapidly we can develop and deploy integrated solutions that further strengthen our relationships.

          Our belief in this culture translates into high contract renewal rates, low churn rates and high recurring revenues that we believe will foster our stable and sustained growth, and ultimately enhance our ability to accomplish our goals.

Successful track-record of acquisitions in Brazil and Latin America

          We have extensive capabilities and a strong track record of identifying, negotiating and integrating successful acquisitions. Moreover, we have developed an integration model that we believe enables us to integrate the businesses we acquire in a timely and efficient manner. From 2008 to March 31, 2019, we successfully acquired 28 companies to add new retail verticals to our product offerings, expanding our operations into new regions in Brazil and Latin America and developing new technologies that accelerate the pace of our innovations.

Extensive, diversified and loyal customer base

          We benefit from an extensive and diversified customer base ranging from SMBs to major retail chains such as Walmart, Nike and Forever 21, among other national and international retailers of different retail segments. As of December 31, 2018, we had more than 45,000 customers. We also benefit from low customer concentration, with our largest customer accounting for only 2% of our subscription revenue in 2018, while our 100 largest customers accounted for only 26% of our subscription revenue in the same year. We believe that our high level of customer satisfaction has allowed us to achieve quarterly customer retention rates of over 99% in 2018.

Market leader in retail software solutions

          We are the market leader in retail management software in Brazil with a 41.3% market share in 2017 in terms of revenue according to the 2018 IDC Survey. We work closely with our customers to better understand their businesses and needs. As a result of these efforts, we have developed a suite of specialized services in a fully integrated platform that we believe is difficult to replicate. In particular, our long-term presence and exclusive focus on the retail sector has allowed us to develop a set of distinctive solutions of great depth, both in terms of specific retail verticals as well as across different sizes of retailers, creating strong natural barriers against new market entrants.

Ever-evolving and comprehensive solutions for retailers

          We believe we were the first company in Brazil to introduce several innovative retail software solutions integrated to a single platform, empowering Brazilian retailers to increase automation and efficiency. For example, we introduced consistent integration of ERP and POS in the 1990s, and the consistent integration of ERP, POS, connectivity and electronic payments in 2003. We are focused on continuing to lead technology migration in Brazil, enabling retailers to adopt next-generation solutions as their business needs grow, thereby increasing demand for our cloud-based, e-commerce and mobility solutions. For example, in 2018, we launched Linx Pay Hub to offer payment processing solutions integrated with our Linx Core and Linx Digital product lines as part of our ongoing commitment to adapt to our customers' needs.

          Our comprehensive and integrated solutions address the needs of retailers from SMBs to the largest global retailers and leading franchisers in Brazil. Our solutions are scalable and modular, and are easily configurable to allow specific functions and functionalities for different verticals and sizes, with seamless integration of retail stores, branches and franchise locations. For example, our personalized solutions can include (1) ERP, consisting of sales order management, production control, inventory management, store management, logistics, financial management, accounting and tax software products, (2) POS, (3) CRM, (4) an e-commerce search bar and recommendation engine (i.e., the identification of additional products for purchase by the consumer), (5) payments and (6) omni-channel applications.

          We design our software products to evolve in response to performance demands, user experiences and regulatory requirements applicable to our customers. By offering most of our software solutions as a cloud-based infrastructure, we enable our customers to operate the latest versions of our software without the burden of heavy initial outlays and costly upgrades, while also configuring our applications in order to meet their specific business needs.

Predictable business model with a track record of growth and profitability

          In 2018, subscription revenues represented 86.8% of our gross operating revenues, compared to the three-month period ended March 31, 2019, when subscription revenues represented 89.1% of our gross operating revenues. We sell our cloud-based and on-premise solutions primarily through annual, automatically-renewable agreements pursuant to which our customers pay us a monthly fee adjusted for inflation at each renewal based on the IGP-M resulting in a high degree of recurrent and predictable results under a SaaS operating model. We believe that our portfolio of products, services and business model enable us to attain a high level of customer satisfaction, proven by a quarterly customer retention rate of over 99% in 2018.

          From 2016 to 2018, our net operating revenues and our EBITDA increased at a CAGR of 17.7% and 16.4% in reais, respectively. During the same period, the subscription portion of our gross revenue represented an average 88.8% of our total gross operating revenue, which we believe reflects the highly transparent and predictable nature of our business. In addition, our EBITDA margin was 24.6% in 2018, which provides us with flexibility to continue being competitive when negotiating contracts with our customers and continue our marketing efforts to expand our new products.

Our Strategy

Expand our customer base by continuing to penetrate the relatively underserved Brazilian retail market

          We believe our business model, with its focus on retail and cloud-based software solutions for the retail sector, has the ability to generate significant value for thousands of retailers in Brazil and Latin America. As the leading provider of retail management software in Brazil in terms of market share according to the 2018 IDC Survey, we believe we are well positioned to capitalize on the increasing penetration of retail software, and we intend to further strengthen our leading market position in the region. In particular, we intend to continue to invest in our direct and indirect sales and marketing capability aimed at increasing our customer base. We believe that our cloud-based solutions allow retailers of all sizes to adopt our software solutions easily as evidenced by their option to install our solutions themselves, or with the help of our service team, depending on their specific needs. We believe that our market is still in the early stages of its development and that it has the potential to undergo rapid future growth due to the relatively low penetration of e-commerce in Brazil and Latin America.

Further expand our relationships with our existing customers through cross-selling

          We intend to further expand our relationships with our existing customers through cross-selling, responding to their evolving business needs as they continue to open new stores throughout Brazil and Latin America. We intend to capture an increasing share of our customers' IT spending by selling more sophisticated products and leveraging our integrated end-to-end platform to cross-sell other products to them. For example, in 2019, we intend to develop and launch new product offerings that build on the success of our recently-introduced Linx Pay Hub payment solutions. We believe we have a strong suite of e-commerce and mobility products to offer our existing customers as they continue to expand their sales channels. We further believe that we are at the early stages of increasing our penetration of these complementary offerings within our existing customer base. Given our successful track record in terms of cohort retention and growth, we believe these offerings will increase our growth potential in the coming years.

Continue to innovate and expand our platform

          We intend to continue adapting and offering the market innovative solutions and enhanced functionality for our existing suite of comprehensive and integrated products.

          Our omni-channel solutions are an important example of this strategy. This set of applications was designed to provide customer transparency across different sales channels and seamless integration between front and back offices. We enable retailers to track and better understand their clients during the life cycle of their relationship in-store, online, on mobile devices and on social networks. We believe our platform enables us to capture and analyze big data regarding the behavior of our customers' clients, which, in turn, provides our customers with actionable information, leading to a higher rate of return on our customers' marketing campaigns. This new platform also allows us to develop new partnerships in exploring marketing services and social networks, among other innovative means of contact with our customers' clients, representing an important opportunity to accelerate our organic growth in the coming years. Our Linx Pay Hub solution complements our portfolio of solutions making us an end-to-end platform.

          As an integrated platform, our seamless consulting services (implementation, installation, customization and training services) improves our margins and also opens a growth opportunity through cross-selling, identification of future trends and development of solutions to better serve our customers.

Continue to pursue and integrate strategic acquisitions

          We intend to continue to pursue selective acquisitions that are strategically aligned and compatible with our growth strategy within the retail software and payment sectors. In this context, we target acquisitions that complement our existing solutions, focusing our strategy on expanding our vertical and technology breadth while strengthening our geographic presence.

Continue to expand our geographic footprint in Latin America

          Through our international expansion efforts, we have increased our presence in Latin America, particularly in Mexico, Argentina and Chile, where we have developed a strong client base that includes leading national and international companies in these countries. Our international expansion has been facilitated in large part by the extensive knowledge and experience we have gained in our home market as well as the strength of our brand, reputation and our market-leading position. We intend to continue to leverage these strengths to expand our geographic footprint in Latin America both organically and through strategic acquisitions that add value to our shareholders.

Our History

          We were incorporated in 2004 by Mr. Nércio Fernandes, the current chairman of our board of directors, Mr. Alberto Menache, our current chief executive officer and the vice president of our board of directors, Mr. Alon Dayan, a current member of our board of directors, and Mr. Daniel Mayo. From the beginning, Linx S.A., along with the Linx Group, have specialized in systems for the retail sector, which has since become our strategic focus. Below are some highlights of our history:

          In 2000, to aid in selling ERP Linx, we created the channel program, creating sales channels that are also approved for consulting services (implementation, installation, customization and training services) of the different solutions of Linx Sistemas in regions that do not have their own office.

          On July 20, 2004, we created LMI S.A., or LMI, in the form of a holding company, in order to concentrate the ownership interest of all of the companies in the group. On September 21, 2004, the corporate name of LMI was changed to Linx S.A., our current name.

          On May 12, 2008, our subsidiary Linx Sistemas acquired all of the shares of São Paulo-based Quadrant Informatica Ltda., or Quadrant, for R$39.9 million. At that time, Quadrant was one of the largest direct competitors of Linx.

          On December 31, 2008, our subsidiary Linx Sistemas merged with Linx Serviços de Informática Ltda., which was also part of the Linx Group, thereby establishing greater integration and administrative, commercial and financial unity.

          On December 10, 2009, Linx Sistemas acquired all of the shares of CSI Comércio Soluções Inteligentes Ltda., or CSI, for R$41.1 million. CSI offers solutions for managing networks of electronics, supermarkets and pharmacies.

          On December 11, 2009, our subsidiary Linx Sistemas acquired all of the shares of AVS Serviços de Informática Ltda. — ME, or Formata, for R$10.0 million. Formata is a company focused on small retailers.

          On December 18, 2009, our subsidiary Linx Sistemas acquired all of the shares of Inter Commerce Retail Software, or Inter Commerce, for R$13.6 million. Inter Commerce offers network management solutions in the home improvement sector.

          On December 18, 2009, at our extraordinary general meeting, our shareholders approved an issuance of 2,170,013 preferred shares, redeemable at our option, nominal and without par value. On January 27, 2010, BNDESPAR, purchased the preferred shares for R$50.0 million, of which R$432,000 was allocated to a capital increase and R$49.6 million was allocated to our goodwill reserve account.

          On November 17, 2010, our subsidiary Linx Sistemas acquired all of the shares of CNP Engenharia de Sistemas S.A., or CNP Engineering, for R$16.0 million. CNP Engineering is a company that provides solutions for network management of the concessionaires sector, known as a dealer management system, or DMS.

          On November 17, 2010, our subsidiary Linx Sistemas acquired all of the shares of Dia System Informática Ltda., or Dia System, for R$13.8 million. Dia System is a company engaged in the manufacture and distribution of computer systems, goods commerce and computer technology services. CNPDia was held by CNP Engenharia and Dia System, each of which owned 50% of its capital.

          On March 3, 2011, our subsidiary Linx Sistemas acquired all of the shares of Custom Business Solutions Ltda., or Custom, for R$4.7 million. Custom is located in Rio Grande do Sul, establishing our presence in the southern part of Brazil.

          On June 30, 2011, at our extraordinary general meeting, our shareholders approved the issuance of 2,759,983 preferred shares without par value. On June 30, 2011, the preferred shares were purchased by GA Brasil II Fundo de Investimentos em Participações, or GA FIP, for a total price of R$129.2 million, of which R$0.5 million was allocated to a capital increase and R$128.7 million was allocated to our capital reserve account.

          On June 30, 2011, at our extraordinary general meeting, our shareholders approved the issuance of 764,906 preferred shares without par value. On July 26, 2011, the preferred shares were purchased by BNDESPAR, for a price of R$35.8 million, of which R$0.2 million was allocated to a capital increase and R$35.6 million was allocated to our capital reserve account.

          On July 8, 2011, our subsidiary Linx Sistemas acquired all of the shares of Spress Informática S.A., or Spress, a company that offers DMS, for R$29.8 million.

          On September 1, 2011, our subsidiary Linx Sistemas merged with Linx Logística Ltda., also part of the Linx Group, increasing integration as well as administrative, commercial and financial unity.

          On December 20, 2011, our subsidiary Linx Sistemas acquired all of the shares of Microvix Software S.A., or Microvix, for R$42.8 million. Microvix provides solutions for network management for franchises, with the aid of cloud systems.

          On May 21, 2012, the company Linx Fast Fashion Armazém Geral Ltda., or Linx Fast Fashion, a storage services and distribution center company formerly part of the Linx Group, was sold to Sequóia Log S.A. for R$1.6 million. Our decision regarding the discontinuation and sale of these operating segments is part of our strategy to focus exclusively on developing connectivity systems and solutions for the retail industry.

          On August 16, 2012, our subsidiary Linx Sistemas acquired all of the shares of Compacta Informática Ltda., or Compacta, for R$46.2 million. Compacta offers network management solutions for the food service industry, with a Brazilian cloud software platform, in addition to countries such as Argentina, Paraguay and Angola.

          On September 21, 2012, our subsidiary Linx Sistemas entered into a technology transfer agreement with Bitix Consultoria em Tecnologia da Informação Ltda., or Bitix, a company that develops solutions-oriented Omni-channel concepts and enables greater integration between sales channels with a focus on mobility through Android and Apple's operating system, iOS, for R$683,000. The purpose of this agreement is to expand the service options we offer to our customers.

          On September 30, 2012, our subsidiary Linx Sistemas merged with Linx Prevenção de Perdas Ltda., which was also part of the Linx Group. Our discontinuation of these operations was based on our strategy to focus solely on our core market, namely, the development and provision of services related to business management software for retail.

          On February 6, 2013, we launched an initial public offering of our common shares on the B3 resulting in net proceeds to us of R$527.9 million and a market capitalization of R$1,256.03 million.

          On March 10, 2013, our subsidiary Linx Sistemas acquired all of the shares of Direção Processamento de Dados Ltda., or Direção, for R$26.5 million. Direção provided solutions for electronic payments, card processing, and business automation, reinforcing the offer our EFT services.

          On March 10, 2013, our subsidiary Linx Sistemas acquired for R$10.1 million certain assets of Seller Corp Ltda., a company engaged in the sale of software for management and automation of gas stations and convenience stores. This acquisition allowed us to enter the gas station and convenience stores vertical.

          On July 29, 2013, our subsidiary Linx Sistemas acquired certain assets of Opus Software Comércio e Representações Ltda., or Opus for R$9 million. Opus offers POS and ERP solutions to franchises, such as language schools, salons and dry cleaners.

          On September 26, 2013, part of the assets then owned by Direção, which was acquired by Linx, that were related to the card processing business were sold by Linx Sistemas to Conductor for R$1.5 million plus a percentage of the revenue generated by such assets until the end of 2016. Our decision regarding the sale of these assets is part of our strategy to focus exclusively on developing connectivity systems and solutions for the retail industry.

          On November 24, 2013, our subsidiary Linx Sistemas acquired certain assets of Ionics Informática e Automação Ltda., or Ionics for R$12 million. Ionics is engaged in the development and sale of software for management and automation of gas stations and convenience stores.

          On November 24, 2013, our subsidiary Linx Sistemas acquired all of the shares of LZT for R$30.5 million. LZT is a company engaged in the development and sale of software for the management and automation of gas stations and convenience stores.

          On May 16, 2014, our subsidiary Linx Sistemas acquired all of the shares of Rezende Sistemas Ltda., or Rezende, and Net4Biz for R$49.9 million. Both Rezende and Net4Biz are companies engaged in the development and sale of software for management and automation of gas stations, convenience stores and food service.

          On October 10, 2014, our subsidiary Linx Sistemas acquired all of the shares of BIG Automação and Big Farma Sistemas for R$38.7 million. Both of these companies offer management and automation software solutions for drugstores and pharmacies.

          On December 12, 2014, our subsidiary Linx Sistemas acquired all of the shares of Softpharma for R$65.1 million. Softpharma is a company that provides management and automation software solutions for drugstores and pharmacies.

          On September 3, 2015, our subsidiary Linx Sistemas acquired all of the shares of Neemu Serviços em Tecnologia da Informação S.A., or Neemu, and Chaordic Systems S.A., or Chaordic,

for R$111.4 million. Chaordic and Neemu provide personalization solutions for e-commerce, focused on "search and recommendation" tools.

          On November 7, 2016, we announced our acquisition of the entirety of the capital stock of Intercamp Sistemas e Comércio de Informática S/A, or Intercamp Sistemas, for an aggregate R$42.0 million. Intercamp Sistemas develops, markets and sells software for the management and automation of gas stations and convenience stores.

          On July 10, 2017, we announced our acquisition of the entirety of the capital stock of Synthesis for an aggregate amount of up to US$25.8 million. Given Synthesis' focus on POS automation software, EFT and promotion engine for large retail chains in primary markets in Latin America, this acquisition is consistent with our strategic objectives and represented the first step in our international expansion, which aims to significantly increase our potential market, in addition to accompanying the international expansion of our Brazilian customers.

          On October 18, 2017, we announced our acquisition of the entirety of the capital stock of ShopBack, having a market value of R$56.6 million as of the date of acquisition. ShopBack is a leader in retention, refitting and recapture technologies through Big Data and engagement intelligence.

          On December 21, 2017, we announced our acquisition of the entirety of the capital stock of Percycle for an aggregate amount of up to R$22.7 million. Percycle operates the leading native online media platform, uniting merchants, brands and consumers, allowing customers to advertise within leading e-commerce sites in different formats, thereby maximizing our ROI.

          On March 21, 2018, we announced our acquisition of Itecgyn Informática Ltda. for an aggregate amount of R$16.4 million, subject to the payment of additional post-closing adjustments in the aggregate amount of R$9.1 million upon the attainment of certain financial and operating metrics between 2018 and 2020. This acquisition allowed us to strengthen our development automation software for the pharmacy vertical, with a focus on medium and large-sized chains.

          On April 3, 2018, we announced our acquisition of Único Sistemas e Consultoria S.A. for an aggregate amount of R$16.0 million, subject to the payment of additional post-closing adjustments in the aggregate amount of R$9.0 million upon the attainment of certain financial and operating metrics between 2018 and 2020. This acquisition allowed us to strengthen our offering of multichannel tools for the management of cloud-based marketing and loyalty programs, complementing our CRM products and services.

          On June 22, 2018, we announced our acquisition of DCG for an aggregate amount of R$49.0 million, subject to the payment of additional post-closing adjustments in the aggregate amount of R$18.0 million upon the attainment of certain financial and operating metrics between 2018 and 2020. DCG owns EZ Commerce, a leader in e-commerce platforms, thereby enabling us to benefit from access to EZ Commerce's significant portfolio of e-commerce customers, marketplace integration product offerings and its SaaS product offering.

          On October 18, 2018, we announced the incorporation of our indirectly controlled subsidiary, Linx Pay Meios de Pagamento Ltda., in order to coordinate all of our fintech initiatives, including EFT, DUO and Linx Pay Hub as well as new initiatives that we may develop in connection with our business strategy in this area.

          On April 2, 2019, we announced our acquisition of Hiper for an aggregate purchase price of R$17.7 million, subject to the payment of additional post-closing adjustments in the aggregate amount of R$32.3 million upon the attainment of certain metrics including those linked to the penetration of our EFT and Linx Pay Hub solutions into its client base.

Our Corporate Structure

          The following diagram sets forth our shareholders and subsidiaries as of the date of this prospectus (including common shares subject to options exercisable within 60 days and before taking into account the global offering):

Our Products and Services

          We have been present in the market for 30 years, offering our customers an integrated business management system that covers the entire retail chain, from business automation software that performs all necessary operations from the POS to comprehensive ERP, which includes, among other features, inventory management, CRM, financial, accounting and tax management, product lifecycle management, supply management, and other interconnected features.

          We believe that our greatest competitive advantage is our exclusive focus on retail. This allowed us to develop a set of software and applications with a high level of depth — both in terms of specific retail verticals as well as across different sizes of retailers. In addition, our business model is based on the collection of monthly subscription fees, instead of charging high start-up licensing fees, thereby making our solutions very scalable and affordable for retailers of different sizes. In recent years we have developed new offerings that supplement our POS and ERP software based on a cloud delivery model. This has facilitated the sale and implementation of these solutions and strongly encouraged their cross-selling to the same customer base. These new solutions include, for example, a complete e-commerce platform, integrated with ERP, allowing traditional retailers to take advantage of this new channel of sales and communication with customers, and an innovative CRM software focused on tools that maximize efficiency in retailer-customer interactions, among other solutions, such as electronic invoices, connectivity, EFTs and mobile applications.

          Another important model of our performance is our vertical integration in professional services related to the consulting services (which comprise implementation, installation, customization and training services) relating to our software solutions. We are also focused on providing direct sales and services to our customers. Our internal sales teams and independent sales agents are focused both in the search for new customers and in the management of existing portfolios. We believe that this proximity to our customers is one of the main reasons for our high customer retention rate.

          As of March 31, 2019, we had 3,410 employees. In addition, we have relationship centers and partners throughout Brazil. To comprehensively meet the current needs of the retail market, we offer diverse solutions to our customers, as described below.

Business Model

          To comprehensively meet the needs of the retail market, we offer a comprehensive portfolio of solutions to our customers making us an end-to-end platform for retailers. Our solutions provide the functions necessary to effectively manage and process the operational and financial resources of a Brazilian retail organization. Our applications enable our customers to interact, collaborate and make business decisions using accurate data from multiple devices.

          We have a collection model, which features (1) a low setup fee, or in many cases, no setup fee; (2) charges for professional consulting services (implementation, installation, customization and training services), (3) the payment of a monthly subscription fee for use of our software to ensure recurrent and predictable revenue and (4) a unique value proposition that overcomes the costs of switching to a new vendor and reduces our client base churn.

          Most of our revenue is derived from monthly charges for using the systems we develop. Our revenue is divided into two groups:

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  Subscription revenue:  comprises revenue from (1) monthly subscription fees we charge our customers for the right to use our software, (2) fees we charge for continuous technology support, helpdesk services, software hosting services, support teams and connectivity service and (3) the payment of a one-time setup fee to use the software (only the case for our small enterprise customers, due to the risk that they abandon the project during its implementation).

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  Consulting service revenue:  revenue from consulting services (implementation, installation, customization and training services). These revenue components are billed on a per-hour basis and recognized as rendered.

Software Products

Enterprise Resource Planning (ERP)

          ERP is a software platform developed to integrate the various departments of a company, enabling the automation and storage of all business information. We offer this solution both in cloud versions, especially for franchises and smaller customers, and as an "on-premise" solution for franchisors and larger chains. We offer expertise in all processes and legislation linked to the sector, seeking to adapt our product portfolio to each company profile, regardless of size or business model, and with solutions that seek to cover and aggregate all aspects of the company. We can serve customers from different verticals of retail, such as clothing, footwear, accessories, food service, car dealerships, construction materials, department stores, electronics and computing, among many others. The main modules of our ERP are:

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  Commercial:  sales order management integrated with internal and external partners;

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  Industrial:  control of production, from purchase with suppliers to delivery of product to the logistics department;

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  Supply:  inventory management, pricing and timelines for replacement of products and materials;

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  Administration:  business information and analysis for directors and managers;

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  Logistics:  inventory control of raw materials and finished goods, cash and deposits;

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  Financial:  operations that are necessary for the company's financial management, by creating parameters on the applicable rules; and

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  Accounting and taxation:  management of regulatory and administrative information.

          The ERP solutions are designed to fit the size and profile of our customers in accordance with their needs:

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  Medium retailers:  We provide to medium retailers an ERP solution that controls different business phases, from production to in-store sales with a user-friendly interface, high safety standards, high degree of flexibility and low implementation costs.

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  Large stores or chains:  We offer robust solutions for this retail profile, which we believe is ideal for large stores or chains, serving everything from financial, accounting and tax processes to inventory management, production, logistics and sales.

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  Franchisors and franchisees:  We offer an ERP franchise model, entirely online and with resources that cover everything from management of POS to information management.

Point of Sale (POS)

          We offer software solutions for our customers' in-store terminals where sales transactions occur. In the vast majority of cases, these solutions are integrated with our own ERP software. In some cases, our POS solutions can also be integrated with ERP software from other suppliers.

          We offer expertise in all processes and legislation linked to the specific retail segment in which our customers operate, seeking to adapt our POS profile to each customer, regardless of size or business model, with solutions that seek to cover and aggregate all of a store's operational needs. We can serve customers from the most varied retail verticals, such as clothing, footwear, accessories, food service, car dealerships, construction materials, department stores, electronics and computing, among many others.

          We offer solutions that control two key sectors of the retail outlet:

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  Terminal operation software and POS:  pre-sale operations management software, sales, cash management, store inventory, accounting and tax management, receipt issuance, NFE and customer registry.

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  Store maintenance and management:  entry and exit of goods (inventory control), terminal configuration and administrative tasks.

Mobility

          Via smartphones or tablets, customers are served in a fast and customized manner, with no lines and far more interaction with the variety of products offered in the store. We offer solutions for different retail segments using features such as the virtual catalog, lookbook combinations, inventory query, pre-sale and sale record, waitlist and closure of service. Examples of mobility modules include:

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  Fashion (Moda):  extends the interaction of the brands with their customers, who can use and interact with the collection's lookbook, add their favorite pieces to a wish list or share them on social networks, find the nearest shops, access the brand's blog and stay attuned to all the latest fashions.

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  Shopping ("Mall"):  allows users to easily gain access to mall information, such as a list of shops and food service, up-to-date movie schedule, calendar of events, news, sales, parking availability and payment, directions and descriptions of all services offered.

          Mobile solutions are offered in cloud and are integrated with our other software. These offerings focus on cross-selling within our existing customer base.

E-Commerce

          Our e-commerce platform is fully integrated with our ERP software. This is an important competitive advantage, because it makes inventory, customer, and process management easier and more accurate on the part of retailers. The platform is entirely cloud-based and its primary focus is cross-selling to our existing customers.

          E-commerce services consist of the receipt of (i) wholesale orders and the monitoring of sales targets, (ii) directed sales to the final consumer and (iii) an interactive electronic catalog with information about inventory and prices, among others, that are integrated to the ERP system.

          Our e-commerce solutions are designed to enable our customers to offer consistent, relevant and personalized cross-channel shopping through catalog, merchandising, marketing, research and guided navigation, personalization, automated recommendations, and live help capabilities. This combined platform is designed to enable our customers to strengthen customer loyalty, improve brand value, achieve better results of operations, enhance customer service and improve response times in online and traditional commercial settings.

Customer Relationship Management (CRM)

          We consider our CRM applications innovative and distinguished. It is entirely cloud-based and focuses on enabling retailers to manage and interact directly with customers.

          We offer a broad portfolio of CRM applications that are designed to help our customers to manage their sales processes more efficiently, integrate marketing campaigns and content into their sales processes more efficiently and deliver high-quality service to their customers. CRM provides information to increase acquisition and retention and to maximize quality of service to the brand's consumers. Our CRM solutions provide information to our customers to allow them to appeal to new customers as well as re-acquire and reactivate inactive customers through marketing campaigns, loyalty programs and corporate gift cards, as a complementary offering to our other software solutions. The main focus is on cross-selling to our existing customer base.

Connectivity and Electronic Funds Transfer (EFT)

          EFT is a "middleware" between POS software and the retail acquirer that allows our customers to direct credit and debit card transactions to their merchant acquirer of choice (credit and debit card processor), among other functionalities. This entirely electronic payment solution is also fully integrated with our ERP software and has been adopted by more than 40,000 POS. Through EFT, we have a unique opportunity to capture a significant volume of debit and credit card transactions pass through the cloud gateways managed by Linx.

          We actively seek to expand our electronic payment mechanisms. With the increase in debit and credit card transactions, as well as the adoption of cloud-based software, the importance of and demand for these solutions has increased. We offer EFT services as a complementary solution to our software solutions and our primary strategy is on cross-selling to our existing customer base. Customers using our EFT solutions may experience improved performance, stability and availability of our other software solutions.

Linx Pay Hub

          We believe that our primary market differential for the next several years is our end-to-end platform that integrates our payment processing products (namely, our Linx Pay, EFT and conciliation products) with our management software (Linx Core) and our omni-channel technologies (Linx Digital). Through our product offerings, we provide retailers a seamless experience through one point of contact, allowing them to focus on their core businesses.

          Linx Pay Hub offers a wide range of applications to our customers including:

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  Linx Pay:  Our sub-acquiring business. For customers, Linx Pay works as if it were an acquirer at attractive rates. For acquirers, Linx Pay works as a distribution channel, increasing processing volumes;

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  Reconciliation solution:  a transparent, optimized and efficient solution designed to improve business and financial management while providing unique insight into merchant flows;

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  Prepayment of Trade Receivables:  easy-to-use and effective receivables management providing working capital solutions for retailers;

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  Gateway:  an online payment gateway for e-commerce;

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  Payment Split:  efficiency gains and cost savings platform that provides the unique ability to split payments between different recipients; and

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  Shopbit:  a free management software for micro and small retailers. Shopbit provides entrepreneurs with easy to use and customizable management tools (e.g., orders and inventory management), which can be accessed from any device, such as a smartphone or tablet. While the software license is free, revenues are generated as each transaction using Shopbit is processed via Linx Pay.

OMS

          By using Linx Omni OMS technology, retailers can meet orders originating from any channel, regardless of where the product is located. Our OMS product offers multi-channel purchasing processes that integrate stores, franchises and distribution centers, thereby providing a single channel for our customers that decreases inventory shortage, generates more consumer traffic and increased sales.

          Our OMS product is divided into two modules:

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  Omni OMS module:  A smart cloud-based suite of communication channels facilitates the interaction between business operations and applicable tax and accounting regulations. The Omni OMS module is responsible for integrating all systems associated with the OMS, such as the retailer's ERP, customer service, logistics, e-commerce platform and mobile solutions, among others.

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  Omni in-store module:  This module is connected to a physical store's POS software, helping transform the store into a distribution center. The in-store module allows the store operator to confirm that a customer has placed an order and monitor the necessary steps to ship or reserve the product, including: choice of packaging, labeling, separation for pickup and interaction with the carrier for delivery, among others.

          Through our OMS product, retailers are able to manage the following functionalities:

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  Ship from store:  This functionality supports several customer requests by turning each physical store into a distribution center that can dispatch products to any requested address. The following criteria is used to define the unit from which each product is shipped: quantity of available inventory, freight cost, store Service Level Agreements, location and taxation considerations, among other criteria.

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  Ship to home:  This functionality allows customers to buy products from physical stores and request delivery to any address.

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  Ship to store:  Product availability is important when a customer wants to try, exchange or buy a product at a particular store location that is convenient for the customer. Ship to store allows one store to ship products to another store, thereby allowing any store to be a viable pick-up location.

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  Pick-up in store:  Customers can place an order through any channel and then pick-up their purchase at a physical store. If a product is not available at a particular store location, ship to store will deliver the product to a store or distribution center chosen by the customer, so that he or she can pick-up their order.

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  Click & collect:  Click & collect allows customers to reserve products at physical stores so that they can view the product at the store before deciding to make a purchase.

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  Return in store:  For an even more complete shopping experience, a retailer can allow its customers to exchange products at physical stores or franchises even if the product was purchased through our e-commerce channel or any of our other channels.

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  Showrooming:  The showrooming interface allows a retailer to view all of the inventory for a brand available on the network so that the retailer can sell products at any physical store without experiencing inventory shortage.

Search

          Our search solution uses machine learning and proprietary algorithms to ensure that customers find the products they desire through e-commerce channels, thereby impacting click through rates, or CTR, conversion rates and revenues per session.

DUO

          A user-friendly POS and ERP solution for micro and small retailers. DUO consists of a smart POS device that is run exclusively with Linx software. Among its key differentials are its easy to use interface and built-in software that allows customers to avoid choosing and installing a POS and separate software for each functionality. DUO is a partnership with Rede under a profit sharing revenue model. As of the date of this prospectus, we have not generated material revenue from DUO.

Linx Gift Card

          Our Linx Gift Card facilitates the development of sales strategies for stores, chains or franchises in a unified manner, allowing them to maintain control over promotions. Our Linx Gift Card interface is friendly, secure and offers several sales opportunities that generate an increase in average use and customer loyalty. Using brand strength and consumer relations, it is possible to increase the flow of shoppers in physical stores, keep track of purchases, redemptions and promotional campaigns, as well as use promotions in an integrated manner with e-commerce, physical stores and inventory. The platform also allows users to design campaigns using our Linx Gift Card, other promotional gift cards and cash-back services, among other options. As of the date of this prospectus, we have not generated material revenue from Linx Gift Card.

Linx Promo

          Linx Promo is a platform that facilitates the planning of promotions in a unified way, seeking to achieve the best results in each campaign, based on the needs of a retailer's business.

          Linx Promo helps create promotions with diverse personalization criteria including: segmentation by audience, schedule, type of client, payment method, combos, birthdays, progressive discount vouchers and gifts.

Reshop

          Reshop is a multichannel platform designed for complete campaign management that works seamlessly with the retailer's POS, capturing real-time data, and offering best practices for the retailer to achieve a higher rate of sales satisfaction.

Analytics

          Linx Analytics was designed to help retailers monitor in real time the day-to-day of running a business. Linx Analytics allows retailers to access graphs, benchmarks, product performance, user information, employee performance and other management tools.

MID-e

          MID-e is a middleware application used to connect the Linx systems with the Brazilian tax authorities for the purpose of issuing an electronic invoice (NFe), and electronic consumer receipt (NFCe), in an integrated manner.

          MID-e Portal provides the retailer access to monitor the status and cancellation of electronic documents, registration certificates and information dashboards, as well as a complete control panel that displays all rejected invoices in real time. The platform is completely digital, and updates quickly, facilitating tax management. Explanatory charts also help the retailer analyze data and information accurately.

Connectivity

          The increase of devices connected to the Internet in stores requires a faster network with greater availability and data security.

          We have a suite of customized solutions to help retailers connect their consumers, protect their data and connect their network through a single point of contact. Moreover, the network connects headquarters, branches and stores promoting traffic of data from various types of management software, including those that are cloud-based and EFT.

          We have a technology team that monitors, manages and provides support seven days a week. We are able to interconnect headquarters and branches across the country with secure and high-performance dedicated links, through which many critical and high-value add retail services are transferred, particularly those that are cloud-based.

Advertising

          Our advertising engine is designed to help industries and manufacturers improve their return on investment, or ROI, of their online advertising expenditures. Using our engine allows industries and manufacturers to reach customers with significant buying potential at the right time through the largest online stores.

          Our advertising engine also helps online publishers that make advertising available earn additional revenue without cost or effort, and without interfering with the customer's experience. The advertising engine allows publishers to monetize their websites through highly relevant ads for branded products, stores, and sales partners. As of the date of this prospectus, we have not generated material revenue from our advertising engine.

International Operations

          We initiated our international expansion through our acquisition of Synthesis in July 2017. Synthesis is active in the development, marketing and sale of POS, EFT and promotional software for large retail chains throughout Latin America. Synthesis has a significant presence in Mexico and Argentina, among other countries, and a customer roster that includes large retail chains in these markets, including Liverpool, Chedraui, Costco, Grupo Carso, YPF and Cencosud, among others.

          In the three-month period ended March 31, 2019, we generated R$9.0 million, or 5.1% of our net operating revenue from our operations outside of Brazil, while in the year ended December 31, 2018, we generated R$38.7 million, or 5.6%, of our net operating revenue from our operations outside of Brazil.

Consulting Services

          As a company focused exclusively on retail, we believe that having our own teams to implement, customize, support and advise customers regarding our software is a critical factor in our success and an advantage that sets us apart from our competitors. We understand that close proximity to customers allows us to not only improve the quality of our solutions, but also to expand and improve our understanding of the dynamics of different vertical retail businesses.

          Our consulting process is focused on software configuration assistance to meet the business requirements and work within the internal processes of each of our customers. After a customer signs the consulting service contract with us, our team works with the customer to install our software, customize its settings to meet the customer's business needs and train the customer to use the system. Our consulting services include:

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  evaluation and planning of our software's ability to meet the customer's business requirements, especially with regard to the size and complexity of the projects to be supported, as well as the customer's customization needs;

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  integration of our systems with our customer's existing software systems;

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  administration of the project's lifecycle by certified professionals and in accordance with the recommended practices of the Project Management Institute;

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  software configuration to meet our customer's internal rules and integration with financial institutions and the federal government;

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  fine-tuned adjustment and customization of software solutions to meet the customer's business needs such as reports or issuance of notes, etc.;

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  development of an implementation strategy that assesses operational impacts and improves ease of learning about the new computerized operations; and

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  operational assistance with "on the job" training and reinforcement.

          For the consulting services purchased by the customer, purchased hours will be allocated according to the needs of the customer and will be recognized as services rendered.

Support

          Our support department aims to provide our customers with any support necessary for the continuity of their operations. Our call center is available seven days a week. In addition, we offer customer service and tracking via extranet.

Documentation

          In order to assist customers in understanding and using our products, we offer:

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  on-line documentation of our systems via extranet;

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  online material organized by topic and by organizational processes;

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  information regarding organizational processes and routines, presented alongside operation manuals for our systems; and

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  electronic delivery of system documentation files that can be requested from our main customer support center.

          Our customers can access program documentation by logging onto our customer website.

Research and Development

          We develop our products internally. The software market in which we operate experiences rapid technological advances in software, evolution of software technologies, changes in customers' needs and frequent launches of new products. Research and development is an important component of our investment plan, given its strategic importance to the sector in which we operate. Research and development investments allow us to develop increasingly customized software solutions to our customers and deliver technological innovations that increase user productivity. The main objectives of our research and development activities are:

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  technical enhancements in our software to increase efficiency;

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  development, adoption and evaluation of new technologies;

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  improvements in existing software products; and

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  development of methodologies that increase software quality and efficiency.

Linx Retail Academy

          As we have our own teams to provide professional services to our customers, it is crucial for us to have experienced and skilled professionals. We invest in the training and skill-building of our professionals. We also offer training to customers and employees as part of our mission to accelerate the adoption and use of our software products. This creates opportunities to increase our revenue from products. We created the Linx Retail Academy to meet our customers' demand for training. The Linx Retail Academy offers technical and theoretical courses focused on the solutions we develop. In particular, these courses apply theoretical concepts and technology solutions to the context of business management. Our facility has classrooms equipped with the latest generation of technology and has a team of expert instructors in each business area.

Sales Strategy

          We conduct sales in different states in Brazil and in the countries in which we operate. As a way to supplement our operations geographically, especially in less populous states or regions of countries in which we operate, we also use our independent sales agents.

Sales through direct channels

          We prioritize direct assistance to our customers, given our focus on retail, long-term solutions and the expertise of our professionals. Our direct channels consist of business managers dedicated to our customer base (known internally as "farmers") and business managers responsible for prospecting new customers (known as "hunters"). Our internal sales team is specialized in retail and is knowledgeable about the specialized needs of companies of different verticals and sizes and the various solutions we offer. We focus our efforts and manage the opportunities created by our business managers through a single CRM software program, which facilitates cross-selling of our products and allows for greater visibility of our sales results. We also have specialized sales planning and management teams that seek to standardize methodologies and processes and increase the productivity and efficiency of our sales activities. In addition, we have a sales office in Belo Horizonte in the State of Minas Gerais, which is responsible for seeking out and scheduling initial visits for our hunters.

Sales through indirect channels

          Our indirect sales channels consist of independent sales agents. These sales channels allow us to be present in places where we do not have our own sales offices. Our independent sales agents are mostly exclusive Linx product distribution channels through which we acquire new customers and negotiate solutions in the regions where we operate. Our independent sales agents also carry out consulting services (implementation, installation, customization and training services) of our software solutions.

          Our 180 independent sales agents receive as commission a percentage of the licensing income they generate. Our independent sales agents also receive a percentage of the subscription revenue generated by customers located in regions where they operate. All billing of our customers for sales generated by our indirect channels is carried out directly by us. Our headquarters and branch offices serve as models for the operational, sales and technical activities of our independent sales agents. We have a department that controls, monitors and coordinates with our independent sales agents while assisting them in the development of operational, sales, administrative and marketing strategies. The activities of our independent sales agents are also monitored by customer satisfaction surveys administered by such independent sales agents.

Market Share

          We lead the retail sector for management software in Brazil, with 41.3% of the total market in terms of revenue, according to the 2018 IDC Survey. The main products within this sector are ERPs and POSs. The total potential market for software in retail (in a scenario where Brazil presents an investment environment similar to other mature markets, such as the United States and Europe) was estimated by the 2018 IDC Survey to be R$9.5 billion in 2017. The penetration rate, which measures the amount invested by the retail industry in management software compared to the total target market for retail management software, was only 13.3% in 2017. This same research report estimates that the market will grow to R$11.7 billion by 2021.

          We believe we operate in a market with strong opportunities for accelerated and long-term sustainable growth. This conclusion is based on the low penetration of management software in Brazil compared to more mature markets such as North America. It is also based on several underlying trends that have directly affected the Brazilian retail sector in recent years, including: (1) increases in sales, (2) increases in the number of stores, (3) increases in formalization and consolidation of the sector, and (4) increased investment in IT, which has increased efficiency. In addition, we believe we are influenced by a change in the amount of IT expenditures by Brazilian companies.

Vertical Sectors of Retail

          Our software solutions are designed specifically for the retail industry. They provide unified and actionable data between stores, merchandising and financial operations. Our ability to adapt our applications to the processes of specific industries gives us the opportunity to expand our customers' awareness of our product offerings and meet their specific technology needs. Our systems are focused on the retail sector, and therefore do not require significant customization before being implemented. However, in light of the need to adapt software systems to customer's business needs, we have a customization team that understands our customers' day-to-day business needs and makes the necessary changes in our systems.

          We focus our efforts on serving the specific business needs of the major retail sectors. We offer different solutions that meet the specific needs of different retail sectors. All of our solutions are capable of consulting services (implementation, installation, customization and training services) in most retail sectors, including:

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  Clothing and footwear, including franchises: retailers of clothing, shoes, accessories, and solutions for franchisors and franchisees;

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  Vehicles and automotive parts: car dealers and sellers of auto parts;

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  Large retail chains;

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  Food service chains;

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  Gas stations; and

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  Small-and medium-sized pharmacy chains.

Competition

          The market for management software in Brazil is highly fragmented. According to the 2018 IDC Survey, we lead the market with a market share of 41.3% in 2017 in terms of revenue.

          We believe the retail market consists of two groups: (i) small- and medium-sized retailers with annual revenue between R$5 million and R$2 billion and (ii) large retailers with annual revenue exceeding R$2 billion. We offer a complete portfolio of integrated POS and ERP solutions designed to serve small- and medium-sized retailers, in addition to CRM, e-commerce, mobility, connectivity and EFTs cross-selling solutions. In serving this group, we face competition from software companies, especially smaller companies that focus on certain geographic regions of the country or on specific retail sectors. These companies often do not have a complete portfolio of solutions and offer only POS software. We believe that the breadth of our portfolio is an important competitive advantage because most retailers in this group seek integrated solutions from a single vendor. We face little competition from international companies, either because they focus their sales efforts on large retailers or because they do not enter the Brazilian market due to difficulties in complying with the Brazilian tax system applicable to the retail sector.

          We also offer our full portfolio of ERP solutions, POS solutions and cross-selling solutions to large retailers. In this area, we focus our sales efforts on acquiring new customers, especially in relation to POS software, and we also face competition from smaller software companies that focus on specific retail sectors. In many situations, we also find retailers using POS solutions that they developed internally many years ago. Our international competitors do not usually offer their own POS software solutions due to the difficulty of complying with Brazilian tax regimes applicable to retail. On the other hand, while we consider our ERP solutions to be strong and adequate for the requirements of large retailers, we do not focus sales efforts on acquiring new customers in this group as we believe that it has a higher level of penetration and competition. International ERPs focus their efforts on these large retailers.

          In general, competition in our sector is very fragmented. Most competitors are small software companies focused on specific niches, without the same breadth of solutions that we offer. The differences between the various retail sectors, combined with the complexity of Brazilian tax laws, leave us well-positioned in the market. These factors act as natural barriers against international competitors and generalist competitors who do not have specific focus on retail.

Seasonality

          In certain years, we experience a reverse seasonality when compared to the retail sector. In these years, sales of our products decrease during holidays and at the end of the year given that customers and potential customers do not adopt new practices during these times.

Environmental Regulations

          We incorporate concepts of social responsibility, respect for the environment, ethical behavior and economic performance into our corporate governance practices. Sustainability is an important value for us. We believe that our growth and development are linked to the sustainability of our actions. Accordingly, we follow best practices related to corporate governance and aim to act in a transparent manner in the communities in which we operate. We are continuously improving our facilities with an emphasis on reducing their environmental impact, and we seek ways to strengthen our relationship with our employees, their families and the wider community through social initiatives. We have not formally adopted any international standards relating to environmental protection.

          We have sought ways to minimize the impact of our activities on the environment. This includes a company-wide policy of printing double-sided and using only paper certified by the Brazilian chapter of the Forest Stewardship Council (Conselho Brasileiro de Manejo Florestal).

          Our environmental sustainability efforts also include awareness campaigns in which employees are encouraged to adopt conscientious attitudes towards the use of water and energy. We started these campaigns at our headquarters in 2011.

Intellectual Property

          In Brazil, title to a trademark is only acquired if its valid registration has been issued by the Brazilian National Institute of Industrial Property (Instituto Nacional da Propriedade Industrial). The holder of a valid trademark registration has the right to its exclusive use throughout Brazil for an initial term of ten years, renewable for successive terms of ten years. During the registration process, the applicant requesting the trademark registration has a mere expectation of the exclusive right to use the trademark to identify its products or services.

          We rely intellectual property, such as our computer programs and software, domain names and trademarks, for the provision of our goods and services. Our registered trademarks in Brazil include "LINX," "LINX SISTEMAS," "LINX TELECOM" and "INTERCOMMERCE TECHNOLOGIES," while our registered computer software and programs include "LINX ERP, ONCE FACE — SISTEMA PARA GERENCIAMENTO DE LOJAS DE VAREJO," "SUP-LO SISTEMAS DE SUPERVISÃO DE LOJAS," "BFASHION," "BSHOPPER," and "SMARTSHOPPING." In the event of a loss of our right to use our intellectual property, we may be prohibited from using the relevant intellectual property within Brazil or abroad. As a result, we may encounter difficulty in preventing third-parties from using identical or similar intellectual property. In addition, we may face civil or criminal litigation for the unlawful use of intellectual property and/or violations of intellectual property held by others.

          We protect our intellectual property through various methods. The rights protecting our computer software and programs are valid for a period of 50 years beginning on January 1 of the year following its creation and/or publication. After the 50 year period, the computer programs are considered public property under Brazilian law (Federal Law 9,609/1998).

          Trademark registrations remain in force for a period of ten years and are renewable for successive ten-year periods while domain names remain in force for a period of two years and are renewable for an additional two-year period. In order to protect the development of our business activities, we are committed to the timely renewal of our intellectual property rights prior to their expiration.

          Pursuant to Federal Law 9,609/1998, we retain all rights over the intellectual property rights over the computer software developed by our employees and we ensure that our employment agreement with our employees do not contain provisions to the contrary.

          For additional information relating to our intellectual property, see "Risk Factors — Risks Relating to Our Industry and Us — Our business and results of operations could be harmed if we are unable to protect and enforce our intellectual property rights" and "Risk Factors — Risks Relating to Our Industry and Us — We are subject to the risk of lawsuits based on our alleged breach of intellectual property rights of third parties, due in part to the recent increase in the number of patents and copyrights by technology companies."

Insurance

          Our insurance policy for officers and directors, through Zurich Minas Brasil Seguros S.A. The purpose of this insurance policy is to provide compensation to insured persons as a result of liability for complaints derived from acts committed by them or facts that arise out of them carrying out their duties as officers and directors, as determined by judicial decision, arbitration or agreement previously approved by the insurer and up to a maximum limit of R$70 million.

          Additionally, this insurance policy under which we pay an annual premium of R$116.3 thousand, provides compensation to insured persons as a result of liability for acts committed by us in the context of capital markets (excluding the United States or Canada), as determined by judicial decision, arbitration or agreement previously approved by the insurer and up to a maximum limit of R$5 million. Our current policy is effective until June 30, 2019.

          This insurance policy notwithstanding, we are subject to risks for which we do not have adequate insurance coverage, and not all of our assets are insured. Thus, if certain damaging events occur and we are not adequately insured against them, they may, individually or together, affect our results of operations.

Property, Plant and Equipment

          Our corporate headquarters, which houses our sales, marketing and business operations, is located in São Paulo at Avenida Doutora Ruth Cardoso, 7,221 and comprises 27,208 square meters under a lease that expires in 2027. We and our subsidiaries conduct most of our activities from leased properties and do not own any properties of significant value.

          The table below sets forth certain information relating to our leased properties as of March 31, 2019.

	Square Footage	Lease Commencement Date	Lease Termination Date

Location
São Paulo	27,208	12/15/16	11/30/27
Bauru	1,896	1/22/13	1/22/20
Bebedouro	1,320	12/01/10	11/01/19
Belo Horizonte	5,469	5/01/14	6/30/20
Blumenau	5,515	8/01/14	10/01/19
Campinas	2,546	11/07/16	11/30/23
Cascavel	3,937	12/15/17	12/14/22
Florianópolis	2,569	9/21/12	12/07/19
Aparecida de Goiânia	994	6/20/15	6/20/20
Joinville	5,512	9/02/13	9/02/23
Manaus	820	6/01/16	5/31/21
Porto Alegre	6,906	7/01/13	7/01/22
Porto Alegre 2	1,099	7/01/11	10/01/19
Recife	2,100	11/10/16	11/10/26
Rio de Janeiro	1,496	2/01/18	2/01/28
Uberlândia	2,822	Owned	Owned
Cidade do México	755	7/01/17	6/30/19
Buenos Aires	1,037	5/01/17	4/30/19
Buenos Aires 2	1,037	2/01/18	1/31/23
Santiago	285	9/01/09	9/01/20

Total	74,409

Employees

          We had 3,410, 3,381, 3,161 and 3,000 employees as of March 31, 2019 and December 31, 2018, 2017 and 2016, respectively.

          The table below shows the breakdown of our employees by function and geography as of March 31, 2019 and December 31, 2018, 2017 and 2016, respectively:

	As of March 31, 2019

	Technical	Administrative	Management	Total

Argentina	12	10	83	105
Aparecida de Goiânia	4	4	55	63
Bauru	6	11	90	97
Bebedouro	16	44	120	140
Belo Horizonte	26	11	208	235
Blumenau	11	4	133	148
Campinas	20	2	57	79
Cascavel	16	2	138	156
Chile	1	1	3	5
Florianópolis	34	3	65	102
Joinville	14	4	149	167
Manaus	7	2	27	36
Mexico	3	2	16	21
Peru	—	—	1	1
Porto Alegre	57	25	391	473
Recife	11	7	108	126
Rio de Janeiro	11	4	70	85
São Paulo	3855	85	788	1,258
Uberlândia	7	3	103	113

Total	641	164	2,605	3,410

	As of December 31, 2018

	Technical	Administrative	Management	Total

Argentina	83	12	10	105
Aparecida de Goiânia	56	4	5	65
Bauru	89	6	1	96
Bebedouro	117	17	5	139
Belo Horizonte	204	29	1	234
Blumenau	142	12	4	158
Campinas	55	16	2	73
Cascavel	141	15	2	158
Chile	3	2	1	6
Florianópolis	67	31	3	101
Joinville	146	13	4	163
Manaus	29	7	2	38
Mexico	17	3	2	22
Peru	1	0	0	1
Porto Alegre	396	54	22	472
Recife	106	12	7	125
Rio de Janeiro	70	10	4	84
São Paulo	792	349	75	1,216

Uberlândia	112	10	3	125

Total	2,656	602	153	3,381

	As of December 31, 2017

	Technical	Administrative	Management	Total

Argentina	83	7	3	93
Bauru	87	5	3	95
Bebedouro	130	18	5	153
Belo Horizonte	200	28	11	239
Blumenau	147	7	7	161
Campinas	62	18	5	85
Cascavel	174	29	4	207
Chile	5	—	1	6
Florianópolis	62	26	7	95
Joinville	151	8	8	167
Manaus	27	5	3	35
Mexico	18	3	2	23
Peru	1	—	—	1
Porto Alegre	264	37	26	327
Recife	100	14	7	121
Rio de Janeiro	68	18	12	98
São Paulo	652	331	116	1,099
Uberlândia	129	9	9	147

Total	2,285	557	226	3,161

	As of December 31, 2016

	Technical	Administrative	Management	Total

Bauru	75	7	3	85
Bebedouro	126	31	7	171
Belo Horizonte	215	26	13	254
Blumenau	129	8	7	144
Campinas	69	20	7	96
Cascavel	187	27	6	220
Florianópolis	51	26	10	87
Joinville	148	10	10	168
Manaus	24	6	6	36
Porto Alegre	237	52	27	316
Recife	103	7	7	117
Rio de Janeiro	68	18	15	101
São Paulo	560	364	120	1,044
Uberlândia	135	20	13	168

Total	2,127	622	251	3,000

          Additionally, as of March 31, 2019 we employed 83 third-party contractors. The 13.7% increase in the number of our employees from the three-month period ended March 31, 2016 to the three-month period ended March 31, 2019, was primarily the result of the expansion of our business, including through acquisitions, consistent with our business strategy.

          Our personnel turnover rates were 8.2%, 25.6%, 25.6% and 23.4% for the three-month period ended March 31, 2019 and years ended December 31, 2018, 2017 and 2016, respectively.

Labor Unions

          We believe that we have a good relationship with our employees and the unions that represents them. We are affiliated with the Union of Workers in Data Processing and Technology Information of the State of São Paulo — SINDPD (Sindpd — Sindicato dos Trabalhadores em Processamento de Dados e Tecnologia da Informação do Estado de São Paulo). We make monthly payments for contribution assistance contribution and union dues at least annually. Our employees have never made or threatened to carry out strikes or stoppages.

Compensation

          Our employees' compensation packages consist of fixed and variable compensation. Fixed compensation includes monthly salaries and fixed benefits, including medical insurance, funeral assistance, dental insurance, meal vouchers and life insurance. Variable compensation, such as bonuses, is determined on an individual basis. In addition, certain key employees, as determined by our board of directors, may be eligible to participate in our share-based compensation plans. For more information about our share-based compensation plans, see "Management — Compensation — Share-Based Compensation."

Service Providers

          Our development activities are concentrated in our own personnel. However, we have providers of data centers and telecommunications that provide connectivity links. Our relationship with our providers is not subject to any governmental control or regulation. Historically, the remuneration of our providers has not significantly changed.

Corporate Social Responsibility

          We believe that sustainability should permeate the organization in the economic, social and environmental dimensions, from a responsible management, focused on long-lasting results for the company and the society. Our sustainability strategy is focused on the generation of value for the company and its stakeholders, support to education, the efficient use of natural resources, and the management of solid waste. This commitment can be represented by the actions taken and partnerships carried out by us.

Round-It-Up Movement

          We partnered with the Round-It-Up Movement (Movimento Arredondar) to allow the stores that use our solutions and choose to join the Round-It-Up Movement to offer to their customers the option to round up the cents in their purchases for donation. Rounding may not exceed R$0.99. All proceeds go to social organizations that are aligned with the United Nations Millennium Development Goals. Round-It-Up Movement selects and monitors the organizations that receive donations.

Ayrton Senna Institute

          In 2018, we created (in partnership with the Ayrton Senna Institute) the Program for Literacy in Programming (Programa Letramento em Programação), which seeks to promote literacy in computer programming languages in order to foster programming literacy among students from public elementary schools. Under the program, participants progress through stages that allow for the development of skills such as creativity, collaboration, logical reasoning and communication, using programming as a tool of engagement.

Recode

          In 2018, we and Recode created a social community program directed to at-risk individuals between the ages of 14 and 29 years of age, enabling them to receive training focused on technological knowledge and digital empowerment. The program utilizes its own methodology, inspired by the concepts of education, cyber culture, autonomous information and communication technologies and socioemotional competences of the 21st century, generating opportunities for low-income individuals within the target age group at community institutions, libraries and public schools in the States of São Paulo, Rio de Janeiro and Ceará. The program utilizes in-person training for approximately 600 individuals in the target age group. However, using the same methodology in a 100% online format, we believe it would be possible to extend the program to individuals in the target age group from 24 Brazilian states, thereby significantly increasing the program's target audience.

Solidarity Programs

          We participate in the following solidarity programs:

  •
  Clothing Drive: we collect clothing and blankets for the benefit of at-risk populations, nursing homes, communities, prisons, hospitals, shelters and day care centers.

  •
  Children's Day: we collect toys and other entertainment items for at-risk and low-income children.

  •
  Christmas Solidarity: we collect Christmas presents for at-risk and low-income children and the elderly.

Environmental Programs

          In the environmental area, we implemented a program for selective collection of waste, the EcoLinx. With this program, we give appropriate destination to recyclable waste and contribute to the increase of income for trash pickers.

Legal and Administrative Proceedings

          We are a party to certain judicial and administrative proceedings arising during the normal course of our business, including tax, labor and civil proceedings. As of March 31, 2019, our contingencies classified as probable losses (excluding those of acquired companies) totaled R$3.7 million, which we fully provisioned. In addition, we provisioned R$8.6 million in respect of potential risks relating to tax, labor and social security matters that we identified during due diligence we performed in connection with the acquisitions.

          Our contingencies classified as possible and remote losses (including those of acquired companies and outsourced employees) totaled approximately R$64.5 million, for which we did not record any provisions.

          Our provisions are based on the evaluations of our legal counsel with respect to each contingency and take into consideration the contingent liabilities deemed probable losses (excluding those of acquired companies, as explained above) by our external and internal counsel, the values of which have fully accrued.

Civil

          As of March 31, 2019, we and our subsidiaries (Linx Sistemas and DCG) were parties to 297 civil lawsuits (91 as plaintiffs), which generally related to compensation claims, contract termination and credit recovery under judicial restructure and bankruptcy.

          As of March 31, 2019, we were a defendant in 40 legal proceedings classified as probable losses. Based on the opinion of our legal counsel, considering the evolution of each proceeding, we recorded provisions for civil contingencies classified as probable losses in the aggregate amount of R$1.2 million as of March 31, 2019.

Tax

          As of March 31, 2019, we and our subsidiaries were involved in approximately 74 administrative or judicial proceedings (25 as plaintiffs) principally related to federal tax offsets that have not been approved or that were partially approved by the relevant authorities.

          Based on the opinion of our legal counsel, we and our subsidiaries did not record any provisions for our tax contingencies as of March 31, 2019 given that we were not defendants in tax proceedings in which the risk of loss was classified as probable.

          In addition to these administrative tax proceedings, we and our subsidiaries are also party to lawsuits questioning the constitutionality, legality and the interpretation of certain tax laws (such as the inclusion of ISS in the calculation of PIS and COFINS, as well as the inclusion of certain components for calculating social security contributions payable by us and our subsidiaries).

          On November 5, 2018, tax authorities from the State of São Paulo filed a tax assessment notice against our subsidiary Linx Sistemas to levy: (1) the payment of the State Value Added Tax (Imposto sobre Operações relativas à Circulação de Mercadorias e Prestação de Serviços) on leasing transactions of equipment and data center spaces carried out in the period between January 2014 and December 2015; and (2) a fine equivalent to 50% of the adjusted value of the tax, which totaled R$36.9 million. Linx Telecomunicações Ltda., another of our subsidiaries, was deemed jointly liable for the entirety of outstanding tax and penalties. The administrative defense filed by both companies was denied by the state administrative court of first instance. An appeal has been filed for which we are currently awaiting judgment. Our legal counsel has classified the risk of loss as possible.

Labor

          As of March 31, 2019, we and our subsidiaries were party to 102 administrative or legal proceedings, mostly related to overtime, additional night pay, salary differences and differences in severance pay, among others.

          As of March 31, 2019, we were a party to 19 labor claims classified as probable losses, for which we recorded a provision in the aggregate amount of R$2.5 million (as adjusted based on the INPC index).

Settlement Agreements

          Additionally, we entered into two settlement agreements with public regional labor prosecutors as set forth below:

  Nº 214/2015

          On May 29, 2015, Linx Sistemas e Consultoria Ltda., or Linx Sistemas, entered into a settlement agreement (Termo de Ajustamento de Conduta), or TAC, with the Public Regional Labor Prosecutor of the State of Rio Grande do Sul. Pursuant to this TAC, Linx Sistemas agreed to refrain from contracting self-employed workers through legal entities established by those self-employed workers to render, on a regular basis, activities related to our business. In the event we breach this TAC, we will be subject to a fine of R$10.0 thousand per irregular worker. We were also imposed to a fine of R$300.0 thousand, which was applied to fund certain social projects.

  Nº 394/2018

          On October 9, 2018, Linx Sistemas entered into a TAC with the Public Regional Labor Prosecutor of the State of São Paulo, related to a failure to fully comply with its obligations under Art. 93 of Law No. 8,213/93, of July 24, 1991, which required that Linx Sistemas hire a certain percentage of disabled workers, or the Legal Quota. The TAC requires, among other obligations, that Linx Sistemas hire disabled workers in accordance with the Legal Quota. Pursuant to the TAC, Linx Sistemas is subject to fines equal to: (1) R$10.0 thousand multiplied by the number of disabled persons not hired as required by the Legal Quota, or were working under unlawful conditions, (2) R$10.0 thousand multiplied by the number of disabled workers that we would be required to hire if Linx Sistemas is not compliant and (3) R$1.0 thousand for each day that Linx Sistemas does not attest to being compliant with the TAC.

 MANAGEMENT

          Our management is composed of a board of directors and executive officers. With one exception, all of our directors and officers are residents of Brazil. The rights and responsibilities of our directors and executive officers are governed by the Brazilian Corporate Law, the Novo Mercado Regulations and our bylaws. In addition, our code of ethics was approved by our board of directors in 2013 and governs our board of directors, executive officers, employees and suppliers of goods and services.

          As of the date of this prospectus, we have five directors and six executive officers.

          The business address of each of our directors and officers is: Linx S.A., Avenida Doutora Ruth Cardoso, 7,221, São Paulo — SP, 05425-902, Brazil.

Board of Directors

          Our board of directors is the decision-making body responsible for determining the guidelines and general policies of our business, including our overall long-term strategy. Our directors are also responsible for, among other matters, supervising the activities of our executive officers and controlling and overseeing our overall performance.

          Pursuant to our bylaws, our board of directors must consist of a minimum of five and a maximum of eleven members, including one chairman and one vice-chairman, who may or may not be our shareholders. The members of our board of directors are elected at a general shareholders' meeting and serve a term of up to two years. They may be reelected, and they are subject to removal at any time by our shareholders. The members of our board of directors must remain in office until their successor is elected and takes office. According to the Rules of the Novo Mercado, at least two or 20%, whichever is greater, of the members of our board of directors must be independent members. See "Market Information — Corporate Governance Practices and the Novo Mercado."

          According to our bylaws, the board of directors, in addition to the duties established by law, is required to perform several duties, including but not limited to:

  •
  establish the general direction of our business and organize and submit yearly to our shareholders an investment budget, strategic plans, net income allocation as well as any proposed bylaw amendments, acquisitions, dissolutions, mergers or demergers involving us or our subsidiaries;

  •
  elect, remove and oversee the management of our executive officers and appoint and remove our independent auditors, members of our audit committee and personnel committee;

  •
  review and opine on our management report, financial statements and the accounts of our executive board prior to their submission to our shareholders;

  •
  call and deliberate at the general shareholders' meeting when deemed advisable pursuant to article 132 of the Brazilian Corporate Law;

  •
  authorize issuance of our shares or warrants, within the limits authorized in article 5 and 6, respectively, of our bylaws;

  •
  grant share purchase options to our directors and employees, as well as to officers and employees of other companies that we directly or indirectly control, without shareholders' preemptive rights pursuant to plans approved by our shareholders, and after considering the opinion of our personnel committee; and

  •
  establish our managers' participation in our profit sharing, after considering the opinion of the personnel committee.

          As of the date of this prospectus and in accordance with our bylaws, our board members do not have specific assignments or individual powers. We also do not currently have mechanisms to assess members of our board of directors or of our committees. In accordance with the Brazilian Corporate Law and as provided in our bylaws, our directors cannot be involved in any corporate transaction in which they have a conflict of interest with us, unless they discuss the nature and extent of their interest with the other directors in a meeting that is on the record. Nevertheless, all transactions entered into between our administrators and the company must be on reasonable and equitable terms, identical to those prevailing in the market or in typical agreements with third parties.

          The following table sets forth the name, date of birth, position and most recent election date of each of the members of our board of directors. The term of each member of our board of directors will expire on the date of the annual meeting of our shareholders in 2019, which is currently scheduled to occur on April 24, 2019.

Name	Date of Birth	Position	Election Date

Nércio José Monteiro Fernandes	3/25/63	Chairman	4/24/19
Alberto Menache	9/29/73	Vice-Chairman	4/24/19
Alon Dayan	10/24/61	Member	4/24/19
João Cox	5/2/63	Member	4/24/19
Roger de Barbosa Ingold	6/8/58	Member	4/24/19

          The following is a summary of the business experience of the members of our board of directors:

          Nércio José Monteiro Fernandes.    Mr. Fernandes is the chairman of our board or directors. He founded the Linx Group in 1985 and, until June 2016, was vice-president of research and development of Linx S.A. In addition to serving on our board of directors, Mr. Fernandes advises us on innovation.

          Alberto Menache.    Mr. Menache is the vice-chairman of our board of directors. He joined the Linx Group in 1991 as a trainee, and proceeded to management roles in sales, marketing, human resources, IT and finance. In 2004, he was elected as our chief executive officer. Mr. Menache is also an executive of Linx Sistemas and a director of Linx Telecomunicações Ltda., or Linx Telecomunicações. He is also a member of the board of directors of Arco Platform Limited, a position he has held since August 2018. Mr. Menache is the brother-in-law of Alon Dayan, who is also a member of our board of directors.

          Alon Dayan.    Mr. Dayan is a member of our board of directors. Mr. Dayan has 22 years of experience in technology, having been one of the founders of Investrônica do Brasil Comércio e Sistemas Ltda., a company that provided technological solutions to the textile industry. He joined us in 1990 as a partner at Linx Sistemas and has been its director since then. Currently, Mr. Dayan holds a degree in electrical engineering and a specialization in computer science from Fundação Armando Alvares Penteado. Mr. Dayan is the brother-in-law of Alberto Menache, who is also a member of our board of directors.

          João Cox.    Mr. Cox is an independent member of our board of directors. He manages Cox Investments and Advisory, a boutique consulting and investment firm. Previously, he was the Chief Executive Officer of Claro S.A. and member of the board of directors of Conselho de Recursos do Sistema Financeiro Nacional, or CRSFN, Associação Brasileira das Companhias Abertas, or

ABRASCA, and Instituto Brasileiro de Relações com Investidores, or IBRI. Mr. Cox currently serves on the boards of directors of the Universidade Estácio de Sá and Embraer, among others.

          Roger de Barbosa Ingold.    Mr. Ingold is an independent member of our board of directors. He began working at Accenture in 1982, and in 1991, he was promoted to partner and in 2000 to Director of Brazil and Latin America. Mr. Ingold holds a degree in engineering from the Escola Politécnica da Universidade de São Paulo, or USP, and an MBA in finance from Instituto Brasileiro de Mercado de Capitais, or IBMEC.

Election of Members of our Board of Directors

          According to the Novo Mercado Regulations, at least two or 20%, whichever is greater, of the members of our board of directors must be independent directors. As defined in the Novo Mercado Regulations, an independent director cannot: (1) have any direct link to our company, except as a shareholder; (2) be a controlling shareholder, spouse or a second-degree or closer relative of a controlling shareholder or currently be linked or have been linked to a company or a related entity that was owned by a controlling shareholder during the previous three years; (3) have been an employee or director of our company, of a controlling shareholder or of an entity controlled by our company during the previous three years; (4) have been a supplier or purchaser, directly or indirectly, of services and/or products of our company to a degree that would compromise his or her independence; (5) have been an employee or manager of our company or entity that offered or requested services and/or products of our company; (6) be a spouse or second-degree or closer relative of any manager of our company; or (7) have received any compensation from our company beyond payment for service as a director, excluding dividends from share ownership. Currently, João Cox and Roger de Barbosa Ingold serve as our independent directors.

          The Brazilian Corporate Law permits the adoption of cumulative voting upon a request by shareholders representing at least 10% of our voting capital, according to which each share receives a number of votes corresponding to the number of members of the board of directors. The shareholders holding, individually or jointly, at least 15% of our common shares are entitled to vote separately to appoint one director. As prescribed by CVM Instruction No. 282, dated June 26, 1998, the threshold to trigger cumulative voting rights may vary from 5% to 10% of the total voting capital stock. Taking into consideration our current capital, shareholders representing 5% of our voting capital stock may request the adoption of cumulative voting to elect the members of our board of directors. If cumulative voting is not requested, our directors shall be elected by the majority vote of the holders of our common shares, in person or represented by a proxy. Our directors are elected by our shareholders' at an annual shareholders meeting for a term of up to two years.

Transactions in which Directors have an Interest

          The Brazilian Corporate Law prohibits a director from:

  •
  performing any charitable act at our expense, except for such reasonable charitable acts for the benefit of employees or of the community in which we participate, subject to approval by our board of directors or our executive officers;

  •
  by virtue of his or her position, receiving any type of direct or indirect personal advantage from third parties without authorization in the bylaws or from a shareholders' meeting;

  •
  borrowing money or any corporate assets from us, or using our property, services or credits for own benefit or for the benefit of a company in which he or she has an interest or of a third party, without prior written authorization of the shareholders or board of directors;

  •
  taking part in any corporate transaction in which he or she has an interest that conflicts with an interest of the company, or in the decisions made by other directors or officers on the matter;

  •
  using, for the director's or officer's own benefit or for the benefit of third parties, commercial opportunities known to him or her as a result of his or her participation in our management;

  •
  failing to exercise or protect our rights or, for the purposes of obtaining benefits for him or herself or third parties, missing business opportunities for the company; and

  •
  purchasing, for resale, assets or rights known to be of interest to the company, or necessary for our activities, or that we may intend to acquire.

Executive Officers

          Our executive officers are our legal representatives and are principally responsible for our day-to-day management and for implementing the policies and general guidelines established by our board of directors. According to the Brazilian Corporate Law, all of our officers must be residents of Brazil and may or may not be our shareholders. In addition, a maximum of one-third of our directors may also serve as our executive officers.

          Our executive officers are elected at a meeting of our board of directors for one-year terms, reelection being permitted. Our board of directors may elect to remove our executive officers at any time.

          According to our bylaws, we must have a minimum of two and a maximum of ten executive officers, each of whom must be a resident of Brazil, as required by law, but need not own any of our shares. In accordance with the Novo Mercado Regulations, prior to taking office, our executive officers are required to sign an instrument of adherence to Novo Mercado Regulations.

          Our executive officers are responsible for administering and managing our business, including, among others, the following, as set out in our organizational documents:

  •
  complying with and enforcing our bylaws and resolutions of our board of directors and general shareholders' meetings;

  •
  submitting annually to our board of directors a management report and accounts, together with the report of our independent auditors and the proposed allocation of profits earned in the previous year;

  •
  proposing to our board of directors our and our subsidiaries' annual and multi-annual budgets, strategic plans, expansion projects and investment programs;

  •
  deciding any matter not within the exclusive competence of the general meeting or the board of directors;

  •
  deciding on the (1) expansion or reduction of floors at the current address of the company's headquarters, and (2) opening, closing or changing of addresses of our branches;

  •
  establishing the specifics of our profit sharing program, including participants and amounts involved; and

  •
  preparing annual and interim financial statements to our audit committee and our board of directors.

          The following are the executive officers of Linx S.A. as of the date of this prospectus:

Date of
			Election	Expiration of
Name	Date of Birth	Position	Date	Term

Alberto Menache	9/29/73	Chief Executive Officer	4/26/19	4/26/21
Pedro Holmes Monteiro Moreira	11/28/72	Vice-President of Finance and Investor Relations Officer	4/26/19	4/26/21
Jean Carlo Klaumann	2/25/75	Vice-President of Linx Digital	4/26/19	4/26/21
Gilsinei Valcir Hansen	7/2/73	Vice-President of Linx Core	4/26/19	4/26/21
Flávio Mambreu Menezes	2/27/71	Vice-President of Marketing and Human Resources	4/26/19	4/26/21
Andelaney Carvalho dos Santos	11/05/67	Vice-President of Research and Development	4/26/19	4/26/21

          The following is a summary of the business experience of our executive officers:

          For Alberto Menache, see "— Board of Directors."

          Pedro Holmes Monteiro Moreira.    Mr. Moreira is our Vice-President of Finance and Investor Relations Officer. He has more than 23 years of experience working in large companies such as Cnova, Wal-Mart, C&A and Ambev and has vast experience in the areas of accounting, legal, tax corporate planning, loss prevention, risk management and treasury. Mr. Moreira joined the Linx Group in 2017 and holds a degree in management from Pontifícia Universidade Católica de São Paulo and an MBA from New York University.

          Jean Carlo Klaumann.    Mr. Klaumann is our Vice-President of Operations. He has 14 years of experience in the ERP industry, having worked for companies such as IFS, PeopleSoft Inc. and TOTVS S.A. Mr. Klaumann began working at the Linx Group in 2011. He holds a degree in marketing and a graduate degree in business administration.

          Gilsinei Valcir Hansen.    Mr. Hansen is our Vice-President of Research and Development. He has more than 25 years of experience in the software sector and has vast experience in research and development, having worked at companies such as Datasul and TOTVS S.A. Mr. Hansen holds degree in business administration and graduate degrees in production engineering and marketing from the Universidade da Região de Joinville. He also holds MBA in marketing and communication from the Universidade do Desenvolvimento do Estado de Santa Catarina.

          Flávio Mambreu Menezes.    Mr. Menezes is our Vice-President of Marketing and Human Resources. He previously worked at our subsidiary Linx Sistemas for over six years and holds a degree in naval engineering from USP and an MBA from Fundação Dom Cabral.

          Andelaney Carvalho dos Santos.    Mr. Santos is our Vice-President of Research and Development. He has over 30 years of experience as a senior executive at companies including the Pão de Açúcar Group, BRF S.A., Carrefour S.A. and LafargeHolcim Ltd. Mr. Santos holds an Executive MBA from Fundação Getúlio Vargas, or FGV, and has completed several specialization courses at Institução Insper and the Massachusetts Institute of Technology.

Fiscal Council

          Under the Brazilian Corporate Law, the fiscal council (conselho fiscal) is an optional, non-permanent corporate governance body that, if constituted, must be independent from a company's management and its external independent auditors. As such, it may not include members of the board of directors or executive officers or their spouses or relatives. In addition, a company's fiscal council may not include employees of that company's subsidiaries or of any entity that participates in its management.

          The primary responsibility of the fiscal council is to review management's activities and financial statements and to report its findings to shareholders. Members of a company's fiscal council are entitled to at least 10% of the average compensation paid to that company's executive officers, excluding benefits, representation fees and profit sharing.

          Any fiscal council must be appointed at a shareholders' meeting upon the request of shareholders representing at least 10% of our outstanding common shares, and its term ends at the first annual shareholders meeting following its creation. The request to establish a fiscal council can be submitted during any shareholders' meeting, at which time the elections of members of the fiscal council would occur.

          According to our bylaws, our fiscal may consist of three members and an equal number of alternates, all of whom must be residents of Brazil.

          The following are the members of our fiscal council as of the date of this prospectus:

Date of
			Election	Expiration of
Name	Date of Birth	Position	Date	Term

Flávio Cesar Maia Luz	7/27/51	Member	4/24/19	4/24/20
João Adamo Junior	12/29/69	Member	4/24/19	4/24/20
Marcelo Amaral Morães	7/10/67	Member	4/24/19	4/24/20

          The following is a summary of the business experience of the members of our fiscal council:

          Flávio Cesar Maia Luz.    Mr. Luz is a Managing Director of Doing Business Consultoria Empresarial Ltda. since 2010, where he specializes in the areas of corporate finance and governance. He was previously the Vice-President of the board of directors of Eletropaulo Metropolitana and Light S.A. Mr. Luz is currently President of the fiscal council of Ultrapar Participações as well as a member of the board of directors of Ser Educacional and Senior Solution. Mr. Luz holds a degree in civil engineering from Escola Politécnica, specializations in business management and applied economics from FGV, corporate finance from Harvard Business School, strategic marketing from Stanford University, negotiations from the University of California, Berkeley and mergers and acquisitions from the Wharton School of Business at the University of Pennsylvania.

          João Adamo Junior.    Mr. Adamo Junior is a member of the executive and investment committees of Cadence Gestora de Recursos. He previously held the positions of Vice-President of Structured Products at Banco Fenícia from 1993 to 1997, Head of Structured Products at Deutsche Bank from 1997 to 2000, chief executive officer of Maxblue DTVM, a joint venture between Deutsche Bank and Bank of Brasil. Mr. Adamo Junior was also the Adjunct Head of Wealth Management Products at UBS in São Paulo from 2003 to 2007, where he also acted as a senior executive in the integration of Banco Pactual into the UBS global platform. In 2007, he served as Executive Director at Vision Brazil Investments and was a member of the executive committee at Mainstay Asset Management and a member of the fiscal council of Net from 2012 to 2013. Mr. Adamo Junior is also a founding partner of More Invest Gestora de Recursos. He holds a law degree from Faculdade de Direito do Largo São Francisco as well as a degree in business management from FGV, where he obtained a specialization in applied economics.

          Marcelo Amaral Morães.    Since April 2004, Mr. Morães has been a member of the fiscal council of Vale where he currently serves as the President of the fiscal council. He is also the President of the fiscal council of Gol S.A. and the President of the fiscal council of Aceco until 2018. Mr. Morães is a member of the board of directors Eternit S.A. (since 2016) and was an Executive Director at the private equity firm Capital Dynamics Investimentos Ltda. (from January 2012 until April 2015). He holds a degree in economics from the Universidade Federal do Rio de Janeiro, or UFRJ, an MBA from COPPEAD at UFRJ and a postgraduate degree in corporate law and arbitration from FGV.

Executive Committees

          At our general shareholders' meeting held on December 4, 2012, we approved the creation of an audit committee and a personnel committee. In August 2016, our board of directors created a strategy committee.

Statutory Audit Committee

          Our statutory audit committee consists of a minimum of three members elected by the board of directors for a term of up to two years.

          Our audit committee has advisory functions, as set out in its charter, including: (1) recommending to the board of directors the hiring or replacement of independent auditors; (2) reviewing the interim and annual financial statements, including explanatory notes; (3) evaluating the effectiveness of internal and independent auditors, including as to the compliance with applicable legal and regulatory requirements; (4) assessing management's compliance with the recommendations made by internal or independent auditors; (5) recommending to the board of directors to fix or improve policies, practices and procedures identified in the course of its duties; (6) evaluate and monitor our risk exposure and (7) meeting with the fiscal council, if in operation, and the board of directors, at their request, to discuss policies, practices and procedures identified within their respective powers. Our audit committee meets whenever necessary.

          Under Section 303A.06 of the NYSE listing rules and the requirements of Rule 10A-3 under the Exchange Act, each U.S. listed company is required to have an audit committee consisting entirely of independent members that comply with the requirements of Rule 10A-3. In addition, the audit committee must have a written charter compliant with the requirements of Section 303A.07(b) of the NYSE listing rules, the listed company must have an internal audit function and the listed company must fulfill all other requirements of the NYSE and Rule 10A-3. The SEC has recognized that, for foreign private issuers, local legislation may delegate some of the functions of the audit committee to other advisory bodies. We have established a statutory audit committee as approved at the annual shareholders' meeting of April 24, 2019. Our statutory audit committee meets the requirements for the exemption available to foreign private issuers under paragraph (c)(3) of Rule 10A-3 under the Exchange Act. The statutory audit committee is not the equivalent of, or wholly comparable to, a U.S. audit committee. Among other differences, it is not required to meet the standards of "independence" established in Rule 10A-3 and is not fully empowered to act on all the matters that are required by Rule 10A-3 to be within the scope of an audit committee's authority.

          The following are the members of our audit committee as of the date of this prospectus:

Name	Date of Birth	Position	Election Date	Date of Expiration of Term

João Cox	5/2/1963	Coordinator	4/26/19	4/26/20
Pedro Jaime Cervatti	9/29/1973	Member	4/26/19	4/26/20
Roger de Barbosa Ingold	6/8/1958	Member	4/26/19	4/26/20

          The following is a summary of the business experience of the members of our Audit Committee:

          For João Cox, see "— Board of Directors."

          Pedro Jaime Cervatti.    Mr. Cervatti has been a member of the board of directors of Grupo Boticário since 2014, and chairs its risk and audit committee. He has also been a member of the fiscal council of CSE Mecânica e Instrumentos S.A. (Grupo Aker) since 2018, and a coordinator of the finance, risk and audit committee of Química Amparo/Ypê since 2018. Mr. Cervatti has also been a senior advisor at the accounting companies Contabilizei Contabilidade and Contabilizei Tecnologia since 2017. He previously held the position of member of Grupo V&S's advisory board from 2015 to 2017, where he coordinated the implementation of the risks and audit committee departments, and as a member of AMCHAM — Paraná's Advisory Board from 2011 to 2018. He began his career as an auditor in 1978 at KPMG until his retirement 36 years later. Mr. Cervatti was also an accounting professor of the Ibmec Curitiba and Ibmec São Paulo MBA programs. From 2006 to 2015, he was a professor of the MBA program at Estação Business School in Curitiba, where he taught financial accounting, as well as corporate governance and risk management. Mr. Cervatti is a certified board member and fiscal council member with the IGBC. He holds bachelor degrees in business administration and accounting from Faculdade Ítalo-Brasileira. He also holds a master's degree in accounting from Pontifícia Universidade Católica de São Paulo.

          For Roger de Barbosa Ingold, see "— Board of Directors."

Personnel Committee

          Our personnel committee consists of a maximum of four members elected by our board of directors, with a term of up to two years each. Our personnel committee aims to develop policies and guidelines regarding the remuneration of our directors and officers, including, pursuant to its charter: (1) submitting to the board of directors the proposed distribution of total annual compensation of our directors and executive officers, based on standards practiced in the software market, as well as monitor the payment of remuneration and, where they do not follow the standards prevailing in the software market, to inform the board of directors; (2) deciding on the granting of share purchase options to our directors and employees; (3) deciding on our officers' and employees' participation in profits; (4) opining on the execution, amendment or termination of any agreement between us and any director that contemplates the payment of amounts due to voluntary or involuntary dismissal of a director, change of control or any other similar event, including the payment of compensation; (5) opining on the execution, amendment or termination of any our contracts, except employment contracts, including loan agreements with any of our directors and/or shareholders or companies or, third parties related to them and (6) deciding on the execution, amendment or termination of any of our contracts, including loan agreements with any consultants or employees (with the except of employment contracts) or any third parties or companies related to them. Our personnel committee meets whenever necessary. At least one member of the audit committee will be an audit committee "financial expert" within the meaning of the rules adopted by the SEC relating to the disclosure of financial experts on audit committees in periodic filings pursuant to the Exchange Act.

          The following are the members of our personnel committee as of the date of this prospectus:

Name	Date of Birth	Position	Election Date	Date of Expiration of Term

Alberto Menache	9/29/73	Coordinator	4/26/19	4/26/21
João Cox	5/2/63	Member	4/26/19	4/26/21
Roger de Barbosa Ingold	6/18/58	Member	4/26/19	4/26/21

Strategy Committee

          In August 2016, our board of directors created a strategy committee to support our board of directors in matters relating to corporate strategies and mergers and acquisitions.

          The following are the members of our strategy committee as of the date of this prospectus:

Name	Date of Birth	Position	Election Date	Date of Expiration of Term

Roger de Barbosa Ingold	6/18/58	Coordinator	4/26/19	4/26/20
Alberto Menache	9/29/73	Member	4/26/19	4/26/20
Nércio José Monteiro Fernandes	6/8/58	Member	4/26/19	4/26/20

Insurance

          We have obtained insurance coverage with Zurich Minas Brasil Seguros S.A. to protect our directors and officers against civil liabilities incurred by them while exercising their corporate functions during the coverage period. Under the terms of this insurance policy, the insurer will cover up to R$70 million in damages as determined by judicial or arbitral decisions as well as private settlements approved by the insurer. The insurance policy currently in effect expires on June 30, 2019 and excludes coverage for damages resulting from willful misconduct, fraud or severe negligence on the part of our directors and officers.

Share Ownership

          The table below sets forth the share ownership of our directors and officers as of the date of this prospectus:

Name	Position	Number of Common Shares Owned(1)	% of Common Shares Owned(1)

Nércio José Monteiro Fernandes.	Chairman of the board of directors	11,261,395	6.77%
Alberto Menache.	Vice-chairman of the board of directors and chief executive officer	8,566,413	5.15%
Alon Dayan.	Member of the board of directors	6,933,988	4.17%
João Cox.	Member of the board of directors	11,225	0.01%
Roger de Barbosa Ingold.	Member of the board of directors	8,508	0.01%
Pedro Holmes Monteiro Moreira	Vice-President of Finance and Investor Relations Officer	—	0.00%
Jean Carlo Klaumann.	Vice-President of Linx Digital	—	0.00%
Gilsinei Valcir Hansen.	Vice-President of Linx Core	900	0.00%
Flavio Mambreu Menezes.	Vice-President of Marketing and Human Resources	270,000	0.16%
Andelaney Carvalho dos Santos	Vice-President of research and development	—	0.00%
Flávio Cesar Maia Luz	Member of our fiscal council	—	0.00%
João Adamo Junior	Member of our fiscal council	—	0.00%
Marcelo Amaral Morães	Member of our fiscal council	—	0.00%

(1)
Does not include common shares subject to options exercisable within 60 days.

Compensation

          Under Brazilian law, we are not required to disclose compensation paid to our senior management on an individual basis and we have not otherwise publicly disclosed this information elsewhere.

          The aims of our executive compensation policy are to: (1) remunerate competitively within our selected market; (2) provide incentives for high performance; and (3) engage and retain highly performing professionals whose personal values are aligned with our culture, in order to foster the participation our managers in our business and align their interests with those of our investors. Our compensation policies have been established in accordance with current market practices and our interest in attracting high quality administrators. We use the Global Grading System methodology created by the international human resources firm Willis Towers Watson to design our compensation packages.

          For our executive officers, our total compensation packages consist of: (1) fixed salaries; (2) fixed benefits (including medical insurance, dental insurance, life insurance, meal voucher or lunchroom at work, education aid, workplace parking and use of a company vehicle); (3) variable (bonus) compensation linked to target financial and individual performance indicators; (4) share-based compensation. The members of our board of directors may receive fixed salaries and share-based compensation only. Beginning in 2016, those executive officers who are also members of our board of directors do not receive their fixed salaries as board members.

          The tables below set forth the breakdown of our executive compensation by type for the year ended December 31, 2018:

	For the Year Ended December 31, 2018

	Salary	Benefits	Variable Compensation	Share-Based Compensation	Total

Executive officers.	42.4%	0.7%	27.9%	29.1%	100%
Board of directors	75.2%	0%	0%	24.8%	100%
Fiscal council	100%	0%	0%	0%	100%

	For the Year Ended December 31, 2018

	Board of Directors	Executive Officers	Fiscal Council	Total

	(in R$, unless otherwise indicated)
Number of members	5	5	6	16
Fixed compensation:
Salary	680,000	6,322,975	304,200	7,307,175
Direct and indirect benefits	—	103,079	—	103,079
Variable compensation:
Bonus	—	4,155,603	—	4,155,603
Share-based compensation	224,000	4,339,250	—	4,563,250

Total compensation	904,000	14,920,906	304,200	16,129,106

          For the year ended December 31, 2018, the maximum, average and minimum individual total compensation of our executive officers was R$5,142,380, R$2,617,703 and R$1,168,180.

          The table below sets forth the estimated breakdown of our executive compensation by type for the year ended December 31, 2019:

	For the Year Ended December 31, 2019

	Board of Directors	Executive Officers	Fiscal Council	Total

	(in R$, unless otherwise indicated)
Number of members	5	6	6	17
Fixed compensation:
Salary	720,000	7,891,000	319,200	8,930,200
Direct and indirect benefits	—	117,697	—	117,697
Variable compensation:
Bonus	—	6,526,000	—	6,526,000
Share-based compensation	340,000	39,164,436	—	39,504,436

Total compensation	1,060,000	53,699,133	319,200	55,078,333

Bonus Compensation

          Our annual bonus compensation enables us to compensate our executives in both the short to long-term based on the achievement of proposed goals. The amount, timing and recipients of bonus compensation are determined by our board of directors.

Share-Based Compensation

Stock Option and Restricted Share Plans

          Our Stock Plans were approved at our general shareholders' meeting held on December 4, 2012, April 27, 2016 and January 23, 2019. As of March 31, 2019, 946,123 stock options and 2,045,714 restricted shares have been granted but not yet exercised under the Stock Option and Restricted Shares Plans, including 1,011,846 shares of restricted stock granted on January 22, 2019.

General

          The Stock Plans are managed by our board of directors with the advice of our personnel committee, which has broad powers to take all necessary and appropriate measures for the Stock Plans' administration, including: (1) the creation and application of general rules on the granting of options and shares under the Stock Plans and the solution of interpretational questions regarding the Stock Plans; (2) the establishment of goals related to the performance of our senior executives, in order to establish objective criteria for the selection of beneficiaries; (3) the election of the Stock Plans' beneficiaries and authorization to grant options and shares in their favor, setting all conditions of options and shares to be granted, as well as the modification of such conditions as necessary to conform to the terms of the law, rule or supervening regulation and (4) our issuance of new common shares within the limit of authorized capital or the sale of treasury shares to satisfy the exercise of options to purchase common shares granted under the Stock Plans.

Beneficiaries

          The board of directors may approve annually, or at any other time it deems necessary, individual stock option and restricted stock programs under the Stock Plans, which will establish, among other conditions, the beneficiaries, the number of stock options and/or restricted shares to be granted, the exercise price and the vesting dates for each Stock Plan, within the general conditions established under the Stock Plans. Our directors, senior executives and other key employees are eligible to participate in the Stock Plans. The total number of our common shares issued or which may be issued under our Stock Plans may not exceed 5% of our total capital stock as of the date of the approval of each program under the Stock Plans.

          The conditions for acquisition of options and shares, as provided in the Stock Plans, will be provided in option agreements to be entered into with each of the beneficiaries. Our board of directors or our personnel committee, as applicable, may establish different terms and conditions for each option agreement, even in similar or identical situations.

Exercise Price

          The exercise price for each stock option will correspond to weighted average of the price of our common shares on the B3 during the two months immediately preceding the approval date of each program under the Stock Plans. In the event that dividends or other Net Income are distributed to shareholders during such time, the exercise price will be correspondingly adjusted.

Vesting

          Options granted under each program under the Stock Plans will vest in four annual installments of 25% of the total number of options granted beginning on the first anniversary of their grant date. In general, restricted shares will fully vest on the fourth anniversary of their grant date and, for independent members of the Board of Directors, restricted shares will vest within one (1) year of their grant date. Vesting periods may be accelerated upon a change of control.

Exercise Period

          Vested options may be exercised during the period of eight years from the effective date of each program under the Stock Plans.

          The table below sets forth information regarding the outstanding options granted to our executives as of March 31, 2019:

Grant date	2/28/2014	2/28/2015	2/28/2016	2/28/2017	2/28/2018

Vested options	20,673	50,139	75,609	137,641	105,141
Unvested options	0	0	0	149,946	315,411
Vesting dates and amounts	08/28/2014	08/28/2015	08/28/2016	02/28/2018	2/28/2019
Expiration of exercise period	2/28/22	2/28/23	2/28/24	2/28/25	2/28/26
Exercise price per common share	R$14.29	R$14.81	R$13.15	R$16.99	0

          The table below sets forth information regarding the outstanding restricted shares granted to our executives as of March 31, 2019:

Grant date	2/24/2017	2/28/2018	1/22/2019

Vested options	0	0	0
Unvested options	760,177	132,236	183,286
Vesting dates and amounts	92% on 03/01/2020	15% on 03/01/2019	100% on 01/22/2023
	8% 03/01/2021	15% on 03/01/2020
15% on 03/01/2021
55% on 03/01/2022
Expiration of exercise period	02/24/2025	02/28/2026	01/22/2027
Exercise price per common share	n.a.	n.a.	n.a.

Long-term Linx Pay Incentive Plan

          In order to facilitate the retention of our key executives, as well as to ensure compliance with Linx Pay's business plan, our board of directors, with support of our personnel committee, approved on January 22, 2019, a long-term incentive plan based on differed shares for our management, or the ILP Program.

          Towers Watson, a leading compensation consultancy, was contracted to support the personnel committee in building the ILP Program model based on best market practices. The ILP Program has a five-year duration, with restricted shares vesting annually upon Linx Pay's achievement of gross revenue and contribution margin metrics. Pursuant to our ILP Program, restricted shares are subject to a two-year lock-up period after vesting.

          If the abovementioned metrics are achieved, our management will be eligible to receive in the aggregate over a five-year period a total of up to 1.2 million shares issued by us. Based on a strike price of the last grant made by us on January 22, 2018 (R$28.31), total compensation under the ILP program corresponds to an aggregate R$34 million. The restricted shares issued under the ILP Program may only vest upon the achievement of the annual metrics established under the program, and will be divided among six of our executives over a five-year period. The first lock-up period will expire in December 2021, while the last lock-up period will expire in December 2025.

PRINCIPAL AND SELLING SHAREHOLDERS

  Principal Shareholders

          The following table presents information relating to the beneficial ownership of our common shares by:

  •
  each person, or group of affiliated persons, known by us to own beneficially 5% or more of our outstanding shares;

  •
  each of our executive officers and directors individually; and

  •
  all of our executive officers and directors as a group.

in each case, (1) as of June 12, 2019, (2) immediately following the global offering assuming the underwriters' option to purchase additional common shares, including common shares underlying the ADSs, is not exercised and (3) immediately following the global offering assuming the underwriters' option to purchase additional common shares, including additional common shares underlying the ADSs, is exercised.

          The number of common shares beneficially owned by each entity, person, executive officer or director is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of June 12, 2019 through the exercise of any option, warrant or other right. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all common shares held by that person.

          The percentage of outstanding common shares is computed on the basis of 166,308,960 common shares outstanding as of June 12, 2019. Common shares that a person has the right to acquire within 60 days of June 12, 2019 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all executive officers directors as a group.

	Common Shares Beneficially Owned Prior to the Global Offering		Common Shares Beneficially Owned After the Global Offering Assuming no Exercise of the Underwriters' Option		Common Shares Beneficially Owned After the Global Offering Assuming Exercise of the Underwriters' Option

Shareholder	Number of Common Shares	Total Common Shares (%)(1)	Number of Common Shares	Total Common Shares (%)(1)	Number of Common Shares	Total Common Shares (%)(1)

5% Shareholders
Genesis Asset Managers	10,763,817	6.5	10,763,817	5.8	10,763,817	5.7
BNDESPAR	9,674,601	5.8	—	—	—	—
GIC Private Limited	11,680,745	7.0	11,680,745	6.3	11,680,745	6.1
Other Shareholders
Other Shareholders.	105,304,024	63.3	134,578,625	72.4	138,969,815	73.0
Executive Officers and Directors
Nércio José Monteiro Fernandes	11,261,395	6.8	11,261,395	6.1	11,261,395	5.9
Alberto Menache(2)	8,834,227	5.3	8,834,227	4.8	8,834,227	4.6
Alon Dayan	6,933,988	4.2	6,933,988	3.7	6,933,988	3.6
João Cox	*	*	*	*	*	*
Roger de Barbosa Ingold	*	*	*	*	*	*
Pedro Holmes Monteiro Moreira	*	*	*	*	*	*
Jean Carlo Klaumann	*	*	*	*	*	*
Gilsinei Valcir Hansen	*	*	*	*	*	*
Flávio Mambreu Menezes	*	*	*	*	*	*
Andelaney Carvalho dos Santos	—	—	—	—	—	—
All executive officers and directors as a group (10 persons)
All executive officers and directors as a group(3)	28,885,773	17.4	28,885,773	15.5	28,885,773	15.2

Total.	166,308,960	100.0	185,908,960	100.0	190,300,150	100.0

*
Represents less than 1% of common shares outstanding.

(1)
Shareholdings do not sum to 100% due to the effects of rounding.

(2)
Includes 267,814 common shares subject to options exercisable within 60 days.

(3)
Includes 374,986 common shares subject to options exercisable within 60 days.

Our Corporate Structure

          The following diagram sets forth our shareholders and subsidiaries as of the date of this prospectus (including common shares subject to options exercisable within 60 days and before taking into account the global offering):

Selling Shareholder

          BNDES Participacões S.A. is a Brazilian entity that maintains portfolio investments in several companies, primarily for a limited period of time and as a minority shareholder, in order to strengthen and modernize the Brazilian capital markets.

Founding Block Shareholders' Agreement

          As of the date of this prospectus, the founding block shareholders' agreement (as defined below) is currently in effect. As used below, the "founding shareholders" refers to Nércio José Fernandes, Alberto Menache, Alon Dayan and Daniel Mayo. There are certain restrictions on voting rights of members of our board of directors in the founding block shareholders' agreement, based on Article 118, Paragraph 9 of Brazilian Corporate Law.

          On July 30, 2014, we entered into a shareholders' agreement with our founding shareholders, or the founding block shareholders' agreement. The founding block shareholders' agreement was amended on September 17, 2018. The founding shareholders agreed to exercise their right to vote at our general meetings, and to have their representatives exercise their right to vote in our interest in accordance with this shareholders agreement. The founding block shareholders will vote in unison. Furthermore, the founding shareholders (other than Daniel Mayo) who would like to assign, transfer, give the capital of another company or promise to sell all or some of their shares, or any rights inherent to them to third parties should communicate his/her intention in writing to other founding shareholders, who (except for Daniel Mayo) will have a preemptive right to acquire such shares, on an equal basis with the other founding block shareholders. Such preemptive right will be exercised in proportion to each of the founding shareholders and prior to any notification pursuant to any other shareholder agreement.

 RELATED PARTY TRANSACTIONS

          In the ordinary course of our business, we enter into related-party transactions on an arm's length basis and according to prevailing market terms.

          In accordance with the Brazilian Corporate Law and our bylaws in effect as of the date of completion of this offering, decisions with respect to related party transactions are made by our shareholders or our board of directors, as the case may be. No director may participate in deliberations with respect to any transaction in which such director has a conflict of interest with us.

Our Related Party Transaction Policy

          Regardless of the amount involved, all transactions between us and those deemed related parties must be carried out on terms and conditions commutative of the market. Any member of the board of directors may request an independent evaluation of any transaction.

          In addition, according to the Novo Mercado Regulations, it is required that we include in our interim financial statements an explanatory note on related party transactions, containing the disclosures that are applicable to our annual financial statements.

          We have not adopted specific mechanisms to identify conflicts of interest. We apply common corporate governance practices as well as those recommended and/or required by law, including those set forth under the Novo Mercado Regulations, such as the restriction that a shareholder may not vote in general assembly deliberations concerning assets valuation reports which contribute to the calculation of social capital, nor any others that would benefit a shareholder in a particular way, or that would have a conflicting interest with us. A decision taken as a result of a shareholder vote that has a conflicting interest with us is voidable.

          Our board of directors, management and audit committee, if established, are consulted in all operational decisions. Thus, all our transactions, especially those occurring with related parties, are duly submitted to our decision-making bodies that are subject to the aforementioned rules. Furthermore, in accordance with the Brazilian Corporate Law, any member of our board of directors is prohibited from voting at any meeting or meeting of the board of directors, or from acting in any transaction or business in which it has interests that conflict with ours. It is generally understood that transactions conducted under a conflict of interest are those that are not conducted under normal market conditions, benefitting the related party and with possibility of causing damage or harm. In particular, article 115 of the Brazilian Corporate Law regulates both shareholders' voting rights at general meetings as well as controlling shareholder liability.

Related Party Transactions

Credit Facilities with BNDES

          We and our subsidiaries have entered into several credit facilities with BNDES, the controlling shareholder of our shareholder BNDESPAR. For additional information regarding these credit facilities, including the nature of the credit facilities and the applicable interest rates, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Indebtedness."

          For additional information regarding related party transactions between us and our affiliates, see note 9 to our audited historical individual financial statements as of and for the three-month periods ended March 31, 2019 and 2018 and as of and for the years ended December 31, 2018, 2017 and 2016, included elsewhere in this prospectus.

DESCRIPTION OF CAPITAL STOCK

          Set forth below is a brief discussion of certain significant provisions of our bylaws in effect as of the date of completion of this offering, the Brazilian Corporate Law, CVM regulations, and the Novo Mercado Regulations relating to our capital stock, management, periodic information disclosure and other corporate matters. This is a descriptive summary, and therefore may not contain all of the information that may be important to you.

General

          We are a Brazilian corporation (sociedade anônima) incorporated under the laws of Brazil on January 1, 2004. Our legal name is Linx S.A., and we operate commercially under the name "Linx."

          On January 16, 2013, we entered into the Novo Mercado listing agreement with the B3, which came into effect on February 7, 2013, and we became registered as a Novo Mercado company. On the first trading day following the effective date of our listing agreement, our common shares began trading on the B3 under the symbol "LINX3."

Corporate Purpose

          Our corporate purposes, as set forth in article 3 of our bylaws include, among others: (1) providing computing infrastructure and hardware services; (2) management and storage of data in cloud computing for consulting; (3) support and software development; (4) software licensing; (5) data processing services; (6) outsourcing IT services and general administrative accounting services, especially those related to corporate incentives, such as mileage cards and gifts; (7) website hosting and development; (8) developing activities related to credit cards, gifts, shopping clubs, mileage cards and similar activities by collecting, transmitting and processing data and settling credit/debit transactions, direct consumer credit (crédito direto ao consumidor), or CDC, purchase, withdrawal and other methods of payment; (9) accreditation of legal entities or individuals, suppliers of goods and/or service providers for acceptance of credit/debit cards, CDC, purchase, withdrawal, and other methods of payment; (10) selling, importing and exporting new and used computers, peripheral devices, pieces, software and programs for electronic equipment; (11) equipment leasing; (12) developing individual and commercial computer language courses; (13) selling books and magazines; (14) selling computer supplies; (15) rendering technical support for commercial activities; (16) consulting, support and courses for personnel recruitment and development; (17) providing logistics consulting and services; (18) renting and subletting space for storage of equipment and goods; (19) developing activities that complement or are related to the corporation's activities; (20) managing network maintenance, transmission and reception services, provision of global internet network access, technical support, leasing goods and real property, site hosting services, colocation and data processing; (21) providing telecommunications services such as data, image and sound transmission through various media, including network and circuit services, wireless and any other systems including the internet; import and export services related to telecommunications; (22) providing general administrative services to participating companies; (23) franchising; (24) acting as shareholder in other companies; and (25) representing other companies.

Capital Stock

          As of the date of this prospectus, the book value of our capital stock was R$488,829,005.42, consisting of 166,308,960 shares outstanding without par value. Immediately following completion of this offering, we will have             common shares outstanding, assuming the underwriters' option to purchase additional common shares, including common shares underlying the ADSs, is not exercised.

History of Capital Stock

          On January 16, 2013, we approved a stock split at a ratio of 2.5 new shares for each existing share.

          On February 6, 2013 and February 19, 2013, in connection with our initial public offering, we increased our capital stock by an aggregate R$343,102,500 through the issuance of a total 12,707,500 common shares at a price per share of R$27.00.

          On June 14, 2016, our shareholders at an extraordinary shareholders meeting approved the stock split of our common shares at a ratio of 2:1. As a result, our total common shares outstanding totaled 141,207,396.

          On September 13, 2016, our board of directors approved our offering of 24,000,000 common shares pursuant to CVM Instruction No. 476. As a result, our total common shares outstanding totaled 165,207,396.

          On February 28, 2019, in connection with our Stock Plans, our board of directors approved an increase of our capital stock in the aggregate amount of R$362,025.78 through the issuance of a total 25,578 common shares, of which 8,979 common shares were issued at a price per share of R$15.27 and 16,599 common shares were issued at a price per share of R$13.55.

          Between September 2013 and the date of this prospectus, we issued an aggregate of 2,821,574 common shares to satisfy the exercise of options to purchase common shares granted under the Stock Plans.

Rights of Common Shares

          Our common shares have 100% tag along rights, a right to vote and a right to capital reimbursement. The mandatory dividend is based on a percentage of adjusted net income in each fiscal year, to be not less than 25%, rather than a fixed amount per share. According to our bylaws in effect as of the date of completion of this offering, at least 25% of our net income for the fiscal year, calculated in accordance with the Brazilian Corporate Law and Brazilian GAAP, should be distributed as a mandatory annual dividend.

          In the event of our liquidation, and after payment of all our obligations, our shareholders will receive payments for the repayment of capital in proportion to their respective capital interests. Any dissenting shareholder of certain resolutions passed at our general meeting has a right to withdraw as a shareholder, upon reimbursement of the value of their shares, based on their book value, provided that the situation fits within any of the cases expressly provided for in the Brazilian Corporate Law. The withdrawal right must be exercised within 30 days from the publication of the minutes of the general meeting during which the certain resolutions were passed.

          In accordance with the Brazilian Corporate Law, neither our bylaws in effect as of the date of completion of this offering nor actions taken at our general shareholders' meeting may deprive our shareholder of rights to: (1) participate in our profit or to receive one's share in case of our liquidation; (2) oversee our management, convertible debentures or warrants, subject to conditions set out in the Brazilian Corporate Law; (3) preference for subscription of our shares, convertible debentures or warrants, subject to conditions set out in the Brazilian Corporate Law and (4) withdraw as a shareholder, pursuant to the Brazilian Corporate Law.

Shareholders' Meetings

          At shareholders' meetings, our shareholders are generally authorized to take any action relating to our corporate purpose and to adopt such resolutions as they may deem necessary. Shareholders at the annual general shareholders' meeting have the exclusive right to approve our audited financial statements and to determine the allocation of our net income and the payment of dividends with respect to the prior year.

          A special shareholders' meeting may be held at any time, including concurrently with the annual shareholders' meeting. The following actions, among others, may be taken exclusively at a shareholders' meeting:

  •
  amendment of our bylaws;

  •
  election or dismissal, at any time, of members of the board of directors or, if installed, of the fiscal council;

  •
  determination of the aggregate compensation for the members of the board of directors and executive officers, as well as the fiscal council's compensation, if established;

  •
  examination, discussion and approval of management reports and our audited financial statements;

  •
  approval (or ratification, as the case may be) of the merger, consolidation, spin-off, or other transaction with similar effects (including sale of assets) involving us or any of our subsidiaries;

  •
  approval of our dissolution and liquidation, and the appointment and removal of any liquidator and review of the reports prepared by the liquidator describing our acts, transactions and final accounts, and election of the members of our fiscal council, which shall be installed in the event of our liquidation;

  •
  approval of bonuses consisting of shares and any stock splits or classifications;

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  approval of the establishment of stock option plans for our directors, executive officers, employees, or individuals rendering services to us or to our direct or indirect subsidiaries;

  •
  approval of the distribution of our profits and the payment of dividends and interest attributable to shareholders' equity in accordance with a proposal submitted by our management;

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  approval of any an increase or reduction of our capital stock, or any issuance of shares or other securities convertible into our shares, except in accordance with the provisions of article 6 of our bylaws;

  •
  authorization of our de-listing with the CVM, or initiation of the process of going private;

  •
  authorization of our delisting from the Novo Mercado, which should be communicated in writing to B3 with 30 days' notice;

  •
  suspension of the rights of a shareholder pursuant to article 120 of the Brazilian Corporate Law;

  •
  selection of the institution responsible for determining our economic value in connection with mandatory tender offers required under our bylaws and the listing rules of the Novo Mercado; and

  •
  dissolution and liquidation, as well as the election and removal of the liquidator and approval of the accounts presented by them.

          Under the Brazilian Corporate Law, our bylaws and the listing rules of the Novo Mercado, our shareholders may not limit the following shareholder rights:

  •
  to participate in dividend distributions in proportion to each shareholder's respective interest;

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  to receive any residual assets in the event that we are liquidated in proportion to each shareholder's respective interest;

  •
  preemptive rights to subscribe for shares, convertible debentures and subscription warrants (bônus de subscrição), except under limited circumstances provided for by the Brazilian Corporate Law;

  •
  to monitor our business as provided for by the Brazilian Corporate Law; or

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  withdrawal rights as provided for by the Brazilian Corporate Law.

Quorum

          As a general rule, the Brazilian Corporate Law provides that a quorum for purposes of a shareholders' meeting shall consist of shareholders representing at least 25% of a company's issued and outstanding voting capital stock on the first call, and if that quorum is not reached, quorum consists of shareholders representing any percentage of our voting capital stock on the second call.

          Other than the exceptions provided for in our bylaws, the affirmative vote of shareholders representing at least the majority of our issued and outstanding common shares present in person or represented by a proxy at a shareholders' meeting is required to approve any matter. Abstentions are not taken into account. However, the affirmative vote of shareholders representing at least 50% of our issued and outstanding voting capital is required to approve the following:

  •
  a change in our corporate purpose;

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  a reduction in the percentage of minimum mandatory dividends to be distributed to our shareholders;

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  any merger into or consolidation with another company;

  •
  any spin-off of our assets;

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  our participation in a centralized group of companies (as defined by the Brazilian Corporate Law);

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  application for cancellation of any voluntary liquidation;

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  our dissolution; and

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  merging all our common shares into another company.

          In the case of Brazilian publicly held corporations with a significant free float, if the prior shareholders' meetings of the corporation were attended by common shareholders representing less than 50% of its total voting capital stock, the CVM may authorize a reduction of such quorum.

Notice of our shareholders' meetings

          Pursuant to the Brazilian Corporate Law, all of our general shareholders' meetings must be called by means of at least three publications in the Official Gazette of the State of São Paulo (Diário Oficial do Estado de São Paulo), and in Gazeta de São Paulo. The first notice must be published no later than 15 days before the date of the meeting, and the second, no later than eight days before the date of the meeting.

          In addition, under certain circumstances, the CVM may require that the first notice be published 30 days in advance of the shareholders' meeting. The CVM may also, upon the request of any shareholder, suspend for up to 15 days the process of calling for a particular special shareholders' meeting in order to understand and analyze the proposals to be submitted at the meeting. In any event, notices of shareholders' meetings must include the place, date, time and the agenda of the meeting and, in certain cases, a detailed description of the matters to be discussed.

Who may call our shareholders' meetings

          In addition to our board of directors, shareholders' meetings may also be called by:

  •
  any shareholder, if our board of directors fails to call a shareholders' meeting within 60 days after the date they were required to do so under the Brazilian Corporate Law and our bylaws;

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  shareholders holding at least 5% of our capital stock if our board of directors fails to call a meeting within eight days after receipt of a justified request to call the meeting by those shareholders indicating the proposed agenda;

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  shareholders holding at least 5% of our capital stock if our board of directors fails to call a meeting within eight days after receipt of a request to call a meeting for the creation of the fiscal council; and

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  our fiscal council, if one is established, if our board of directors fails to call an annual shareholders' meeting within one calendar month after the date it was required to do so under the Brazilian Corporate Law. The fiscal council, if established, may also call a special shareholders' meeting if it believes that there are important or urgent matters to be addressed.

Conditions for admission to our shareholders' meetings

          Shareholders attending a shareholders' meeting must produce proof of their status as shareholders and proof that they hold the common shares they intend to vote.

          A shareholder may be represented at a shareholders' meeting by a proxy appointed less than a year before the meeting. Such proxy must be a shareholder, one of our directors or officers, a lawyer or a financial institution. An investment fund must be represented by its manager or a proxy.

Withdrawal and Redemption Rights

Withdrawal rights

          Any of our shareholders who disagree with certain decisions made in a shareholders' meeting have the right to withdraw from our company and receive reimbursement for the value of their shares.

          Pursuant to the Brazilian Corporate Law, the right of withdrawal may be exercised under the following circumstances:

  •
  any spin-off in the circumstances described below;

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  a reduction of our minimum mandatory dividends;

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  a change in our corporate purpose;

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  the merger of shares involving us, in accordance with article 252 of the Brazilian Corporate Law;

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  our participation in a corporate group (as defined in the Brazilian Corporate Law);

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  the acquisition by us of the control of another company for a price that exceeds the limits established in paragraph two of article 256 of the Brazilian Corporate Law;

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  a change in our corporate form; or

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  our merger into or consolidation with another company.

          However, under the Brazilian Corporate Law, a spin-off will not trigger withdrawal rights, unless it:

  •
  causes a change in our corporate purpose, except if the assets and liabilities spun off were transferred to a company whose primary activities are consistent with our corporate purpose;

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  reduces our minimum mandatory dividends; or

  •
  results in our participation in a centralized group of companies (as defined in the Brazilian Corporate Law).

          In cases involving (1) our merger into or consolidation with another company, or (2) our participation in a corporate group (as defined in the Brazilian Corporate Law), our shareholders will not be entitled to withdrawal rights if our shares:

  •
  are "liquid," meaning they are part of the B3 Index or other stock exchange index (as defined by the CVM), and

  •
  are widely held, such that our controlling shareholders or their affiliates hold less than 50% of our shares.

          The right to withdraw expires 30 days after publication of the minutes of the relevant shareholders' meeting. Additionally, we are entitled to reconsider any action that may give rise to withdrawal rights for ten days after the expiration of this period if we deem that the payment of the redemption amount to the dissenting shareholders would jeopardize our financial stability.

          Upon the exercise of withdrawal rights, shareholders are entitled to receive the net worth of their shares, based on our most recent statement of financial position approved by our shareholders. If the resolution giving rise to the withdrawal rights is made later than 60 days after the date of our most recent approved statement of financial position, the shareholder may demand, together with the redemption, that his or her common shares be valued according to a new statement of financial position dated no more than 60 days before the resolution date. In this case, we must immediately pay 80% of the net worth of the shares, calculated on the basis of the most recent statement of financial position approved by our shareholders, and the balance must be paid within 120 days after the date of the resolution of the shareholders' meeting.

Redemption

          According to the Brazilian Corporate Law, we may redeem our shares subject to the approval of our shareholders at a special shareholders' meeting, where shareholders representing at least 50% of the shares that would be affected approve it. Redemption can be paid with the company's profits, profit reserves or capital reserve.

Preemptive Rights

          Except as described in the paragraph below, our shareholders have a general preemptive right to subscribe to shares in any capital increase in proportion to their shareholding at the time of such capital increase. While our shareholders also have a general preemptive right to subscribe to any debenture convertible into common shares and subscription warrants that we may issue, no preemptive rights apply to actual conversions of debentures, acquisitions of shares resulting from the exercise of subscription warrants and granting of call options and issuance of shares as a result of their exercise. A period of at least 30 days following the publication of the notice of the capital increase or issuance of convertible debentures or subscription warrants is allowed for the exercise of the preemptive right. Shareholders may waive their preemptive rights.

          However, pursuant to the Brazilian Corporate Law and our bylaws (in effect as of the date of completion of this offering), our board of directors is authorized to exclude preemptive rights or reduce their exercise period with respect to the issuance of new shares, convertible debentures and subscription warrants, up to the limit of the authorized stock capital, if the distribution of those shares, debentures or warrants is effected through a stock exchange, through a public offering or through an exchange of shares in a public offering the purpose of which is to acquire control of another company.

Policy on the Trading of Our Securities by Us and Our Controlling Shareholders, the Members of Our Board of Directors and Our Executive Officers

          We are subject to CVM Instruction No. 358 in respect of the securities we issue. We, our direct and indirect controlling shareholders, members of our board of directors, executive officers and members of our fiscal council and members of any technical or advisory body or whomever which, by virtue of its title, duty or position in us, or in our controlling shareholders, controlled companies or companies where we have material influence, have knowledge of a material fact, and any other person who has knowledge of material information and knows it has not been disclosed to the market (including auditors, analysts, underwriters and advisors), are considered insiders, and must abstain from trading our securities, including derivatives based on our securities, prior to the disclosure of such material information to the market.

          Such restriction will also apply:

  •
  to any of our former officers and directors for a six-month period, if any such officer, director or member of the fiscal council left office prior to a disclosure of material information that occurred while in office;

  •
  if we intend to consolidate, spin off part or all of our assets, merge, transform, or reorganize;

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  to us, if an agreement, option or mandate that would effect a change of control in us has been entered into or granted;

  •
  to our direct or indirect controlling shareholders, the officers and members of the board of directors, whenever we, or any of our controlled companies, companies where we have material influence or companies under the same control, are in the process of purchasing or selling shares issued by us or have granted options or granted power of attorneys for such purposes; or

  •
  during the 15-day period preceding the disclosure of our quarterly information (informações trimestrais) or our standardized financial statements (demonstrações financeiras padronizadas), a standard form report containing relevant financial information derived from our financial statements that we are required to file with the CVM.

          The trading restrictions described in the Trading Policy do not apply to our repurchase of any shares in a private transaction, nor to private transactions involving the exercise of an option to purchase treasury shares in compliance with a stock option plan pre-approved by our shareholders. The trading restrictions apply to us, our controlling shareholders, managers, tax advisors and employees with access to inside information, from the date of their signing the Trading Policy.

Periodic and Occasional Reporting Requirements

          As a publicly listed company, we are subject to the reporting requirements established by the Brazilian Corporate Law and the CVM. Brazilian securities regulations require that a publicly listed corporation provide the CVM and the B3 with certain periodic information that includes annual reports, quarterly financial statements, quarterly management reports and reports by independent auditors. Furthermore, because our shares are listed on the Novo Mercado, we follow the disclosure requirements set forth in the listing rules of the Novo Mercado.

Disclosure of occasional and periodic information

          Pursuant to the Brazilian Corporate Law, CVM regulations and the listing rules of the Novo Mercado, public companies are required to disclose to CVM and the B3 the following occasional and periodic information, among others:

  •
  financial statements prepared in accordance with Brazilian GAAP, as well as the managers and independent auditors' report, within three months after the end of the fiscal year, or on the date they were made available to the shareholders, whichever earlier; together with the standard financial statements (Demonstrações Financeiras Padronizadas), a report in a standard form contemplating the material financial information resulting from our financial statements;

  •
  notices of our annual shareholders' meeting on the earlier of (a) the date of their publication or (b) the 15 day prior to the annual shareholders' meeting;

  •
  summary of the decisions and actions taken at our annual shareholders' meetings, on the date they were held;

  •
  standard financial statements (Demonstrações Financeiras Padronizadas), within three months after the shareholders' meeting;

  •
  interim standard financial statements (Informações Trimestrais), together with the special review report issued by an independent auditor duly registered with the CVM, within 45 days from the end of each quarter of the year, except the last quarter, or when the company discloses the information to the shareholders, or to third parties, whichever occurs first;

  •
  notices of our special shareholders' meeting on the date of their publication;

  •
  a summary of the decisions and actions taken in our special shareholders' meetings, on the same day they were held;

  •
  a copy of the minutes of each special shareholders' meeting, within seven days after the meeting;

  •
  a copy of any shareholders' agreements, within seven days after the date they are filed with our registered office;

  •
  disclosure of any material developments, on the same date a notice to the market on these developments is published;

  •
  information on any request for judicial reorganization or ratification of extrajudicial reorganization, or for a petition declaring our bankruptcy or a third-party petition for our bankruptcy that are based on a material amount, on the same date of its filing with a court or on the date we take notice of it in the case of a third-party petition; and

  •
  information on any judicial decision on our bankruptcy, on the date we take notice of it.

Information the B3 requires from companies listed on the Novo Mercado

          In addition to the information required pursuant to applicable legislation, a company with shares listed on the Novo Mercado listing segment of the B3, such as ours, must observe the following additional disclosure requirements, among others:

  •
  we must disclose financial statements and consolidated financial statements at the end of each quarter (except the last quarter of each year) including information on related party transactions;

  •
  we must disclose, within 15 days from the date on which we release our Portuguese-language financial statements, in the English language, the complete financial statements, management reports and notes to the financial statements, prepared in accordance with the Brazilian Corporate Law, accompanied by the independent accountants' report; and

  •
  we must mention in our bylaws the arbitration provisions to which our shareholders and managers are bound.

Disclosure of trading by members of our board of directors, our executive officers and our fiscal council members

          According to CVM regulations, our directors, executive officers, members of our fiscal council, as well as members of any of our technical or advisory committees are required to report to us the ownership and trading of our shares or the shares of any publicly held company that we control or are controlled by, or entities closely related to them. If the person is an individual, the communication must include the shares held by his or her spouse, partner or dependent that is included in his or her Brazilian tax return and any company directly or indirectly controlled by any of these persons. Such communication must include the following information:

  •
  the name and qualifications of the person providing the information;

  •
  the amount, type and/or class of shares traded, or in the case of other securities traded, the characteristics of such securities, and identification of the issuing company as well as the balance of the amount withheld before and after the trading; and

  •
  the form, price and date of the transaction or transactions.

          This information must be sent (1) on the first business day after the appointment of the director, officer or member for his or her position, (2) when the publicly-held company registration is submitted to the authorities and (3) within five days after each transaction.

          We must provide such information to the CVM and, if applicable, to the stock exchanges and organized over-the-counter exchanges where our securities are listed within 10 days after the end of each month in which any change in ownership occurred or after the end of each month in which they changed position or the date they take office.

          This information must be delivered individually and in consolidated form by each category of persons indicated therein and the consolidated information will be available from the CVM in electronic form.

          Our investor relations officer is responsible for the transmission of information received by us to the CVM and, if applicable, to the stock exchanges and organized over-the-counter exchanges where our securities are listed.

          Pursuant to CVM Instruction No. 358, whenever there is an increase or reduction of multiples of 5% in the ownership of any type of shares forming our capital stock by any shareholder or group of shareholders, including with respect to equity derivative instruments related to such shares, whether directly or indirectly, that shareholder or group of shareholders must disclose the following information to us: (1) the name and credentials of the person acquiring the shares; (2) the target of the acquisition of the ownership interest and the quantity of shares intended to be acquired, including, if relevant, a declaration that the transaction is not intended to effect a change the composition of our Company's control or administrative structure; (3) the number of shares and other securities and/or derivatives referenced in the shares (with physical or financial settlement); (4) reference to any agreement or contract regulating the exercise of voting rights or the purchase and sale of our securities and (5) in the case of foreign shareholders, the name and Brazilian tax file number of their representative in Brazil. Moreover, we are required to send this information to the CVM and the B3 and update our Brazilian reference form (formulário de referência) accordingly.

Disclosure of material developments

          We have a policy on disclosure of material information, or our disclosure policy, established pursuant to CVM Instruction No. 358 and approved during the meeting of our board of directors held on August 8, 2014. Our policy aims to establish the rules to be observed by our investor relations officer and other related parties regarding the dissemination of material information and the maintenance of confidentiality for information that has not been disclosed to the public.

          Our disclosure policy aims to set high standards of conduct and transparency that should be observed both by our investor relations officer and other related parties identified by the disclosure policy. Our investor relations officer is primarily responsible for communication and dissemination of material information and the implementation and monitoring of our disclosure policy.

          CVM Rule No. 358 defines the disclosure and use of information requirements about material acts or facts concerning publicly traded companies, including the following:

  •
  it establishes the "material fact" concept, including in this definition any decisions made by a controlling shareholder, resolutions from general shareholders' meetings or decisions made at the management meetings of listed companies, as well as any other act or fact of a political-administrative, technical, business, or economic-financial nature concerning our business that may measurably impact: (1) the value of our shares; (2) investors' decisions to buy, sell or hold our shares and (3) investors' decisions to exercise their rights as holders of our shares;

  •
  it gives examples of potentially material acts or facts including, among others, agreements or contracts to transfer controlling shares of our company, addition or removal of a partner with whom we maintain an operational, financial, technological or administrative contract or relationship, or an incorporation, merger or split involving us or our affiliates;

  •
  it requires our investor relations officer, our controlling shareholders, members of our management, fiscal council members, if the fiscal council is established, and members of any technical or consulting committees to communicate any material facts to the CVM;

  •
  it requires the simultaneous disclosure of material facts in all markets where our shares are traded;

  •
  it obliges the purchaser of controlling shares of a listed company to disclose material facts, including their intention to cancel registration as a publicly traded company within one year of acquisition;

  •
  it establishes rules concerning disclosure of acquisition or disposal of a relevant interest in a publicly traded company; and

  •
  it limits the use of privileged information.

          Under the terms of CVM Rule No. 358, we may, under exceptional circumstances, submit a request for confidential treatment to the CVM concerning a material act or fact when our controlling shareholder or management considers such disclosure to be prejudicial to a legitimate interest of ours.

Going Private Process

          We may become a private company if we or, if applicable, our controlling shareholder conduct a public tender offer for the acquisition of all of our outstanding shares provided that:

  •
  the offering price represents the fair value of those shares, as defined under the Brazilian Corporate Law and CVM Instruction No. 361, dated March 5, 2002, as amended or CVM Instruction No. 361; and

  •
  holders of shares representing more than two-thirds of our outstanding shares have agreed to the delisting or accepted the offer provided, however, that for such purposes, outstanding shares shall mean shares held by those holders that have agreed to the delisting or enrolled to participate in the offer.

          The Brazilian Corporate Law defines "fair price" as the price determined by the net book value, economic value or trading price of our common shares, or by the cash flow method, comparison of multiples method or some other criteria accepted by the CVM.

          For companies listed on the Novo Mercado, the offering price must be at least equal to the economic value of our shares, as determined by a valuation report prepared by a specialized institution of recognized expertise agreed upon at a general meeting of our shareholders.

          Pursuant to the Brazilian Corporate Law, the offering price may be reviewed if holders of at least 10% of our common shares request our board of directors to call an extraordinary shareholders' meeting to determine whether to perform another valuation, according to the same or another criteria, to determine the value of our common shares. The request must be duly justified and submitted within 15 days from the disclosure of the offering price. Shareholders requesting a new appraisal, and those voting in favor of such a proposal, are responsible for the expenses incurred if the newly appraised value is lower than or equal to the initially appraised offering price. If the new valuation price is higher than the original valuation price, the public offering shall be made at the new valuation price or be cancelled.

Delisting from the Novo Mercado

          We may, at any time following a decision of our controlling shareholder, if applicable, delist our shares from the Novo Mercado. In order for our shares to continue to be traded on the B3 (rather than the Novo Mercado), our controlling shareholder must launch a tender offer for all of our shares in compliance with the terms and conditions set forth under CVM Instruction No. 361 and the listing rules of the Novo Mercado, including those that stipulate that:

  •
  the offering price for the shares must be fair (certain provisions permit an additional valuation to be undertaken); and

  •
  holders of shares representing more than one-third of our outstanding shares must agree to the delisting or accept the offer provided, however, that for such purposes outstanding shares shall mean shares held by those holders that have agreed to the delisting or enrolled to participate in the offer.

          The delisting from the Novo Mercado does not imply the cancellation of the trading of our shares on the B3. Where delisting occurs due to the cancellation of our publicly held company registration, a controlling shareholder must follow the requirements applicable to the cancellation of such registration.

          Where delisting from the Novo Mercado occurs as a result of noncompliance with the obligations contained in the listing rules of the Novo Mercado, a public tender offer following the same procedures as set forth above must be commenced.

          In the event of a corporate restructuring involving a transfer of our shareholding base, the resulting companies must list on the Novo Mercado within 120 days of the general meeting approving the corporate restructuring. Should the resulting companies not wish to list on the Novo Mercado, the restructuring must be approved by the majority of our outstanding shareholders.

Arbitration

          Pursuant to the listing rules of the Novo Mercado, Article 44 of our bylaws contains the entirety of the Novo Mercado's requirements relating to mandatory arbitration. Specifically, Article 44 of our bylaws and the Novo Mercado's listing rules provide that our Company, shareholders, executive officers, directors and members of our fiscal council are required to resolve disputes through arbitration proceedings before the Chamber of Market Arbitration (Câmara de Arbitragem do Mercado) any disputes or controversies, including those related to or arising out of the status of issuer, shareholder, executive officer, director or fiscal council member, and, especially arising from the provisions of Law 6,385/76, Law 6,404/76, our bylaws, the rules published by the Central Bank, the CVM and other rules applicable to the Brazilian capital markets in general, as well as those set forth under the listing rules of the Novo Mercado and B3 regulations.

          The abovementioned mandatory arbitration provision does not impact the rights of the holders of ADSs to pursue claims under the federal securities laws of the United States.

Change of Control

          The listing rules of the Novo Mercado provide that a change of our control resulting from a transaction or a series of transactions is subject to the condition that a mandatory tender offer for all of our shares is launched by the acquirer. The tender offer must bear the same terms and conditions of the transaction effecting the change of control and must comply with the terms and conditions under applicable law and the listing rules of the Novo Mercado.

          In the event of an indirect change of control, the acquirer must disclose the value assigned to our company for the purpose of defining the price of the tender offer, as well as the assumptions and calculations underlying such valuation.

Annual Calendar

          Pursuant to the Novo Mercado regulations, we must, by December 10 of each year, publicly disclose and send to the B3 an annual calendar with a schedule of our corporate events. Any subsequent modification to such schedule must be immediately and publicly disclosed and sent to the B3.

Principal Differences between Brazilian and U.S. Corporate Governance Practices

          The Sarbanes-Oxley Act, as well as related rules subsequently implemented by the SEC, require foreign private issuers, such as us, to comply with various corporate governance practices. In addition, following the listing of the ADSs on the NYSE, we will be required to comply with the listing rules of the NYSE, or NYSE rules.

          NYSE rules include certain accommodations to corporate governance requirements that allow foreign private issuers, such as us, to follow "home country" corporate governance practices in lieu of the otherwise applicable corporate governance standards of the NYSE. Under NYSE rules, we are required to:

  •
  have an audit committee or audit board in accordance with an exemption available to foreign private issuers, as discussed below;

  •
  provide prompt certification by our chief executive officer of any material non-compliance with any corporate governance rules; and

  •
  provide a brief description of the significant differences between our corporate governance practices and the NYSE corporate governance practice required to be followed by U.S. listed companies.

          A summary of the significant differences between our corporate governance practices and those required of U.S. listed companies is included below.

Majority of Independent Directors

          NYSE rules require that a majority of the board of a listed company consist of independent directors. Independence is defined by various criteria, including the absence of a material relationship between the director and the listed company. Under the B3 listing rules, our board of directors must be composed of a minimum of two independent directors or a minimum of 20% of our total directors must be independent, whichever is greater. Additionally, pursuant to the Brazilian Corporate Law and CVM regulations, our directors are required to meet certain qualification requirements that address their compensation, duties and responsibilities. While our directors meet the qualification requirements of the Brazilian Corporate Law and CVM regulations, we do not believe that a majority of our directors would be considered independent under the NYSE rules test for director independence.

Executive Sessions

          NYSE rules require that independent directors must meet at regularly scheduled executive sessions. The Brazilian Corporate Law does not have a similar provision.

Nominating/corporate governance committee and compensation committee

          NYSE rules require that listed companies maintain a nominating/corporate governance committee and a compensation committee comprising entirely independent directors and governed by a written charter addressing each committee's required purpose and detailing its required responsibilities. The responsibilities of the nominating/corporate governance committee include, among other matters, identifying and selecting qualified board member nominees and developing a set of applicable corporate governance principles. The responsibilities of the compensation committee, in turn, include, among other matters, reviewing corporate goals relevant to the chief executive officer's compensation, evaluating the chief executive officer's performance, approving the chief executive officer's compensation levels and recommending to the board compensation of other executive officers, incentive compensation and equity-based compensation plans.

          Pursuant to the Brazilian Corporate Law, we are not required to maintain a nominating committee, corporate governance committee or a compensation committee. Aggregate compensation for our directors and executive officers is established by our shareholders at annual shareholders' meetings. The allocation of aggregate compensation among our directors and executive officers is determined by our directors at board of director meetings. The Brazilian

Corporate Law and CVM regulations establish rules in relation to certain qualification requirements and restrictions, compensation, duties and responsibilities of a company's executives and directors.

Audit Committee and Audit Committee Additional Requirements

          Under Section 303A.06 of the NYSE listing rules and the requirements of Rule 10A-3 under the Exchange Act, each U.S. listed company is required to have an audit committee consisting entirely of independent members that comply with the requirements of Rule 10A-3. In addition, the audit committee must have a written charter compliant with the requirements of Section 303A.07(b) of the NYSE listing rules, the listed company must have an internal audit function and the listed company must fulfill all other requirements of the NYSE and Rule 10A-3. The SEC has recognized that, for foreign private issuers, local legislation may delegate some of the functions of the audit committee to other advisory bodies. We have established a statutory audit committee as approved at the annual shareholders' meeting of April 24, 2019. Our statutory audit committee meets the requirements for the exemption available to foreign private issuers under paragraph (c)(3) of Rule 10A-3 under the Exchange Act. The statutory audit committee is not the equivalent of, or wholly comparable to, a U.S. audit committee. Among other differences, it is not required to meet the standards of "independence" established in Rule 10A-3 and is not fully empowered to act on all the matters that are required by Rule 10A-3 to be within the scope of an audit committee's authority. See, "Management — Executive Committees — Statutory Audit Committee."

Shareholder Approval of Equity Compensation Plans

          NYSE rules provide for limited exceptions to the requirement that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans (which may be approved for an undefined period). In contrast, pursuant to the Brazilian Corporate Law, all stock option plans must be submitted for approval by the holders of our common shares.

Corporate Governance Guidelines

          NYSE rules require that listed companies adopt and disclose corporate governance guidelines. We comply with the corporate governance guidelines under applicable Brazilian law and the Novo Mercado listing rules. We believe the corporate governance guidelines applicable to us under Brazilian law are consistent with the NYSE rules. We have adopted and observe policies that deal with the public disclosure of all relevant information and which requires management to disclose all transactions relating to our securities as per CVM's regulations and the Novo Mercado listing rules.

Internal Audit Function

          NYSE rules require that listed companies maintain an internal audit function to provide management and the audit committee with ongoing assessments of the company's risk management processes and system of internal control.

          The Novo Mercado listing rules provide that the listed companies are required to have an audit department whose activities are reported to our board of directors, and which among other matters, is responsible for assessing the quality and effectiveness of our risk management processes.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

          The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent one common share (or a right to receive one common share) deposited with Itaú Unibanco S.A., as custodian for the depositary in Brazil. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary's office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

          You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

          Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

          As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Brazilian law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

          The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided in "Where You Can Find More Information."

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

          The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

          Cash.    The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

          Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See "Dividends and Dividend Policy." The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

          Shares.    The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

          Rights to purchase additional shares.    If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

          Other Distributions.    The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

          The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

          The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

          You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

          You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

          ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders' meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Brazil and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

          Except by instructing the depositary as described above, you won't be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

          We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

          In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
$.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	Cable and facsimile transmissions (when expressly provided in the deposit agreement)
Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

          The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

          From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

          The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary's obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

          You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your American Depositary Shares to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

          Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

          The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

          If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

          If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

          If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

          If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

          We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

          The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

  •
  90 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

  •
  we delist the ADSs from an exchange on which they were listed and do not list the ADSs on another exchange;

  •
  we appear to be insolvent or enter insolvency proceedings

  •
  all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

  •
  there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

  •
  there has been a replacement of deposited securities.

          The depositary may also terminate the deposit agreement on 15 days' notice if it is facing potential liability because we have failed to comply with an information request from Brazilian regulators.

          If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

          After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

          The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

  •
  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

  •
  are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

  •
  are not liable if we or it exercises discretion permitted under the deposit agreement;

  •
  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

  •
  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

  •
  may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

  •
  are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

  •
  the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

          In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

          Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

  •
  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

  •
  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

          The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

          ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

  •
  when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (iii) we are paying a dividend on our shares;

  •
  when you owe money to pay fees, taxes and similar charges; or

  •
  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

          This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

          In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

          In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary's reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

          The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

          The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. Notwithstanding the foregoing, ADS holders will not be deemed to have waived our or the depositary's compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

COMMON SHARES ELIGIBLE FOR FUTURE SALE

          Prior to this offering, there has been no public market for the ADSs. Each ADS will represent one common share. The principal trading market for our common shares is the B3, which are listed on the B3 under the symbol "LINX3." Future sales of substantial amounts of our common shares, including common shares underlying the ADSs and common shares issued upon the exercise of outstanding options, in the public market after this offering, or the possibility of these sales occurring, could adversely affect the prevailing market price for ADSs and our common shares or impair our ability to raise equity capital.

          Upon the closing of the global offering, we will have 185,908,960 outstanding common shares, which include             common shares represented by ADSs, assuming no exercise by the underwriters of their option to purchase additional common shares, including common shares underlying the ADSs.

          Of the ADSs to be outstanding immediately after the closing of this offering, we expect that the ADSs to be sold in the international offering will be freely tradable without restriction under the Securities Act unless purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining common shares outstanding after this offering will be "restricted securities" under Rule 144, and we expect that substantially all of these restricted securities will be subject to the 90-day lock-up period under the lock-up agreements as described below.

          These restricted securities may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144 and Rule 701 under the Securities Act.

Lock-up Agreements

          We have agreed with the underwriters, subject to certain exceptions, not to issue, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our common stock or ADSs or any securities convertible into or exchangeable or exercisable for any of our common stock and ADSs during the 90 day period after the date of this offering. Our directors and executive officers and certain relevant equity holders have agreed to substantially similar lock up provisions, subject to certain exceptions. See "Underwriting."

Rule 144

          In general, under Rule 144, beginning 90 days after the date of this prospectus, any person who is not our affiliate and has held their securities for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell securities without restriction, subject to the availability of current public information about us. In addition, under Rule 144, any person who is not our affiliate and has not been our affiliate at any time during the preceding three months and has held their securities for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available.

          Beginning 90 days after the date of this prospectus, a person who is our affiliate or who was our affiliate at any time during the preceding three months may sell any unrestricted securities, as well as restricted securities that the person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, under Rule 144. Affiliates selling restricted or unrestricted securities may sell a number of securities within any three-month period that does not exceed the greater of:

  •
  1% of the number of common shares then outstanding, which will equal approximately shares or ADSs, immediately after this offering; and

  •
  the average weekly trading volume of the common shares in the form of ADSs on the NYSE during the four calendar weeks preceding the filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

          Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

          Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased our common shares under a written compensatory plan or other written agreement executed prior to the completion of this offering may be entitled to sell such shares in the United States in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

 TAXATION

          The following summary contains a description of the material Brazilian and U.S. federal income tax consequences of the acquisition, ownership and disposition of common shares and ADSs. The summary is based upon the tax laws of Brazil and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date of this prospectus, which are subject to change.

          Although there is at present no income tax treaty between Brazil and the United States, the tax authorities of the two countries have had discussions that may culminate in such a treaty. No assurance can be given, however, as to whether or when a treaty will enter into force or how it will affect the U.S. Holders (as defined below) of common shares or ADSs. Prospective holders of common shares or ADSs should consult their own tax advisors as to the tax consequences of the acquisition, ownership and disposition of common shares or ADSs in their particular circumstances.

Material Brazilian Tax Considerations

          The following discussion, prepared by our Brazilian counsel, summarizes the main Brazilian tax consequences of the acquisition, ownership and disposition of common shares and ADSs by an individual, entity, trust or organization that is not domiciled or resident in Brazil for purposes of Brazilian taxation, or a Non-Resident Holder. The following is a general discussion and, therefore, it does not specifically address all of the Brazilian tax considerations applicable to any particular Non-Resident Holder. It is based upon the tax laws and regulations of Brazil as in effect on the date of this prospectus, which are subject to change, possibly with retroactive effect, and to differing interpretations. Any change to the legislation may change the consequences described below. Each prospective purchaser is urged to consult its own tax advisor about the particular Brazilian tax consequences to it of an investment in our common shares or ADSs.

          The tax consequences described below do not take into account tax treaties entered into by Brazil and other countries. The summary below does not address any tax consequences under the tax laws of any state or locality of Brazil.

Income Tax

Dividends

          Dividends paid by a Brazilian corporation, such as ourselves, including stock dividends and other dividends paid to a Non-Resident Holder of common shares, are currently not subject to withholding income tax in Brazil to the extent that these amounts are related to profits generated on or after January 1, 1996. Dividends paid from profits generated prior to January 1, 1996 may be subject to Brazilian withholding income tax at varying rates, according to the tax legislation applicable to each corresponding year.

          Notwithstanding the foregoing, it should be noted that Brazilian GAAP was subject to changes in the end of 2007 (effective as of 2008) in order to conform to IFRS accounting standards. However, until January 1, 2015, the Brazilian companies were still required to adopt, for tax purposes, the accounting rules and criteria that were effective on December 31, 2007, or the old Brazilian GAAP, pursuant to a transitory tax regime (regime tributário de transição), or RTT. Law No. 12,973 of May 13, 2014, as amended, or Law No. 12,973/14, extinguished the RTT and approved new rules aimed at permanently aligning the Brazilian tax system with IFRS as of January 1, 2015, including with respect to dividend distributions. For the 2014 fiscal year, the taxpayers were entitled to elect to adopt the new rules or to adopt the RTT.

          Under the RTT, there was controversy on how tax authorities would view certain situations, including whether dividends should be calculated in accordance with the IFRS rules or the old

Brazilian GAAP. It was debatable whether any dividend distributions made in accordance with IFRS rules in excess of the amount that could have been distributed had the profits been ascertained based on the old Brazilian GAAP would be taxable income. In view of such controversy, Law No. 12,973/14 expressly determines that dividends calculated in accordance with the IFRS rules based on profits ascertained between January 1, 2008 and December 31, 2013 should not be subject to taxation.

          Notwithstanding the provisions of Law No. 12,973/14, Brazilian tax authorities issued Normative Ruling No. 1,492, of September 17, 2014, which provides that dividend distributions supported by IFRS profits ascertained in the year 2014 that exceed the amount resulting from the adoption of the old Brazilian GAAP should be subject to taxation. However, this rule would only apply to taxpayers that have not elected to account for the effects of Law No. 12,973/14 (i.e., taxation based on IFRS rules) for the 2014 fiscal year.

          Despite our belief that the tax exemption on dividends applies to dividends distributed by Brazilian companies out of profits ascertained in accordance with IFRS principles, if the provisions of Normative Ruling No. 1,492/14 are applicable, dividends ascertained in the fiscal year of 2014 based on IFRS that exceed the amount that would result from the adoption of the old Brazilian GAAP could be subject to withholding income tax at the rate of 15%, or 25% if the Non-Resident Holder is domiciled in a country or other jurisdiction (1) that does not impose income tax, (2) where the maximum income tax rate is lower than 20.0% or 17%, as the case may be, or (3) where the applicable local laws impose restrictions on the disclosure of the shareholding composition or the ownership of investments ("Low or Nil Tax Jurisdiction"). See "Discussion on Low or Nil Tax Jurisdictions."

          There can be no assurance that the current tax exemption on dividends distributed by Brazilian companies will continue in the future. If this tax exemption does not apply, it could have an adverse impact on Non-Resident Holders.

Interest Attributable to Shareholders' Equity

          Law No. 9,249, dated December 26, 1995, as amended, allows a Brazilian corporation, such as ourselves, to make distributions to shareholders of interest on equity and treat those payments as deductible expense, for purposes of calculating Brazilian corporate income tax and social contribution on net profits as long as the limits described below are observed. These distributions may be paid in cash. For tax purposes, this interest is limited to the daily pro rata variation of the TJLP as determined by the Central Bank from time to time, and the amount of the deduction may not exceed the greater of:

  •
  50% of net profits (after the deduction of social contribution on net profits and before taking into account the provision for corporate income tax and the amount attributable to shareholders as interest on equity) related to the period in respect of which the payment is made; and

  •
  50% of the sum of retained profits and profit reserves as of the date of the beginning of the period in respect of which the payment is made.

          Payment of interest on equity to a Non-Resident Holder is subject to withholding income tax at the rate of 15%, or 25% if the Non-Resident Holder is domiciled in a Low or Nil Tax Jurisdiction.

          These payments may be included, at their net value, as part of any mandatory dividend. To the extent payment of interest on equity is so included, the corporation is required to distribute to shareholders an additional amount to ensure that the net amount received by them, after payment of the applicable Brazilian withholding income tax, plus the amount of declared dividends is at least equal to the mandatory dividend.

          Distributions of interest on equity to Non-Resident Holders may be converted into U.S. dollars and remitted outside Brazil, subject to applicable exchange controls, to the extent that the investment is registered with the Central Bank.

Capital Gains

          According to Article 26 of Law No. 10,833, dated December 29, 2003, as amended, gains related to the sale or disposition of assets located in Brazil, such as our common shares, by a Non-Resident Holder, are subject to withholding income tax in Brazil, regardless of whether the sale or disposition is made by a Non-Resident Holder to another non-resident of Brazil or to a Brazilian resident.

          As a general rule, capital gains realized as a result of a sale or disposition of common shares are equal to the positive difference between the amount realized on the sale or disposition and the respective acquisition costs of the common shares.

          There is a controversy regarding the currency that should be considered for purposes of determining the capital gain realized by a Non-Resident Holder on a sale or disposition of shares in Brazil, more specifically, if such capital gain is to be determined in foreign or in local currency.

          Under Brazilian law, income tax on such gains can vary depending on the domicile of the Non-Resident Holder, the type of registration of the investment by the Non-Resident Holder with the Central Bank and how the disposition is carried out, as described below.

          Currently, capital gains realized by Non-Resident Holders on a sale or disposition of shares carried out on the Brazilian stock exchange (including the organized over-the-counter market) are:

  •
  exempt from income tax when realized by a Non-Resident Holder that (1) has registered its investment in Brazil with the Central Bank under the rules of Resolution 4,373/14 of the Brazilian Monetary Council, or a 4,373 Holder, and (2) is not resident or domiciled in a Low or Nil Tax Jurisdiction;

  •
  subject to income tax at a rate of 15% in the case of gains realized by (A) a Non-Resident Holder that (1) is not a 4,373 Holder and (2) is not resident or domiciled in a Low or Nil Tax Jurisdiction; or (B) a Non-Resident Holder that (1) is a 4,373 Holder, and (2) is resident or domiciled a Low or Nil Tax Jurisdiction; or

  •
  subject to income tax at a rate of up to 25% in the case of gains realized by a Non-Resident Holder that (1) is not a 4,373 Holder, and (2) is resident or domiciled in a Low or Nil Tax Jurisdiction.

          A withholding income tax of 0.005% will apply and can be offset against the eventual income tax due on the capital gain. Such withholding does not apply to a 4,373 Holder that is not resident or domiciled in a Low or Nil Tax Jurisdiction.

          Under current law, for transactions taking place outside of the Brazilian stock exchange or the organized over-the-counter market, capital gains recognized by a Non-Resident Holder would be, in principle, subject to income tax in Brazil at progressive rates from 15% to 22.5% or 25%, if such Non-Resident Holder is resident or domiciled in a Low or Nil Tax Jurisdiction. The rates mentioned above would apply unless a lower rate is provided for in an applicable tax treaty between Brazil and the country where the non-resident holder is domiciled.

          Law No. 13,259 of March 16, 2016 determined the new progressive taxation method over capital gains mentioned above that has been in force since January 1, 2017. Capital gains are subject to income tax based on the following rates:

              (i)  15% on any capital gain not exceeding R$5,000,000.00;

             (ii)  17.5% on the portion of the capital gain between R$5,000,000.00 and R$10,000,000.00;

            (iii)  20% on the portion of the capital gain between R$10,000,000.00 and R$30,000,000.00; or

            (iv)  22.5% on the portion of the capital gain exceeding R$30,000,000.00.

          If the Non-Resident Holder is a 4,373 Holder and is not resident or domiciled in a Low or Nil Tax Jurisdiction, it is arguable that the progressive rates mentioned above should not apply and, in such case, the 4,373 Holder would be subject to income tax at a fixed rate of 15%.

          In the cases above, if the capital gains are related to transactions conducted on the Brazilian non-organized over-the-counter market with the intermediation of a financial institution the withholding income tax of 0.005% will apply and can be later offset against any income tax due on the capital gains.

          The exercise of any preemptive rights relating to our common shares will not be subject to Brazilian income tax. Gains realized by a Non-Resident Holder on the disposition of preemptive rights in Brazil will be subject to Brazilian income tax according to the same rules applicable to the sale or disposition of shares.

          There can be no assurance that the current favorable tax treatment of 4,373 Holders will continue in the future.

Discussion on Low or Nil Tax Jurisdictions

          According to Law No 9,430, dated December 27, 1996, Low or Nil Tax Jurisdiction is a country or location that (1) does not impose taxation on income, (2) imposes the income tax at a rate lower than 20% or (3) imposes restrictions on the disclosure of shareholding composition or the ownership of the investment. On November 28, 2014, the Brazilian tax authorities issued the Ordinance No. 488, which decreased from 20% to 17% such minimum threshold for specific cases. The 17% threshold applies only to countries and regimes aligned with international standards of fiscal transparency in accordance with rules to be established by the Brazilian tax authorities.

          Law No. 11,727/08 created the concept of Privileged Tax Regimes, which encompasses the countries and jurisdictions that: (1) do not tax income or tax it at a maximum rate lower than 20% or 17%, as the case may be; (2) grant tax advantages to a non-resident entity or individual (i) without the need to carry out a substantial economic activity in the country or a said territory or (ii) conditioned to the non-exercise of a substantial economic activity in the country or a said territory; (3) do not tax or taxes proceeds generated abroad at a maximum rate lower than 20%, or 17%, as applicable; or (4) restricts the ownership disclosure of assets and ownership rights or restricts disclosure about economic transactions carried out.

          In addition, Brazilian tax authorities enacted Normative Ruling No. 1,037, of June 7, 2010, or Normative Ruling No. 1,037/10, as amended, listing (1) the countries and jurisdictions considered Low or Nil Tax Jurisdictions, and (2) the Privileged Tax Regimes.

          The interpretation of the current Brazilian tax legislation should lead to the conclusion that the concept of Privileged Tax Regimes should only apply for certain Brazilian tax purposes, such as transfer pricing and thin capitalization rules. According to this interpretation, the concept of Privileged Tax Regimes should not be applied in connection with the taxation of dividends, interest on equity and gains related to investments made by Non-Brazilian Holders in Brazilian corporations. Regulations and non-binding tax rulings issued by Brazilian federal tax authorities seem to confirm this interpretation.

          Notwithstanding the fact that such "privileged tax regime" concept was enacted in connection with transfer pricing rules and is also applicable to thin capitalization and cross-border interest deductibility rules, Brazilian tax authorities may take the position that such Privileged Tax Regime definition also applies to other types of transactions.

          As a result, there is no assurance that Brazilian tax authorities will not attempt to apply the concept of Privileged Tax Regimes to non-resident investors holding common shares such as a Non-Resident Holder. Prospective purchasers should therefore consult with their own tax advisors regarding the consequences of the implementation of Law No. 11,727/08, Normative Ruling No. 1,037/10, as amended, and of any related Brazilian tax laws or regulations concerning Low or Nil Tax Jurisdictions and Privileged Tax Regimes.

Sales of ADSs

          Arguably, the gains realized by a Non-Resident Holder on the disposition of ADSs to another non-Brazilian resident are not subject to Brazilian tax, based on the argument that the ADSs would not constitute assets located in Brazil for purposes of Law No. 10,833/03. However, we cannot assure you how Brazilian courts would interpret the definition of assets located in Brazil in connection with the taxation of gains realized by a Non-Resident Holder on the disposition of ADSs to another non-Brazilian resident. As a result, gains on a disposition of ADSs by a Non-Resident Holder to a Brazilian resident, or even to a Non-Resident Holder in the event that courts determine that the ADSs would constitute assets located in Brazil, may be subject to income tax in Brazil according to the rules described above. If this income tax does apply, it could have an adverse impact on Non-Resident Holders.

Gains on the exchange of ADSs for shares

          Non-Resident Holders may exchange ADSs for the underlying shares, sell the shares on a Brazilian stock exchange and remit abroad the proceeds of the sale. As a general rule, the exchange of ADSs for shares is not subject to income taxation in Brazil.

          Upon receipt of the underlying shares in exchange for ADSs, Non-Resident Holders may also elect to register with the Central Bank the U.S. dollar value of such shares as a foreign portfolio investment under CMN Resolution No. 4,373/14, which will entitle them to the tax treatment referred above on the future sale of the shares.

          Alternatively, the Non-Resident Holder is also entitled to register with the Central Bank the U.S. dollar value of such shares as a foreign direct investment under Law No. 4,131/62, in which case the respective sale would be subject to the tax treatment applicable to transactions carried out of by a Non-Resident Holder that is not a 4,373 Holder.

Gains on the exchange of shares for ADSs

          The deposit of shares in exchange for the ADSs by a Non-Resident Holder may be subject to Brazilian withholding income tax on capital gains if the acquisition cost is lower than the shares price verified on the exchange date. The capital gains ascertained by the Non-Resident Holder, in this case, should be subject to taxation at rates that vary from 15% to 22.5%, depending on the amount of the gain, as referred to above; or at 25% if realized by a Non-Resident Holder that is resident or domiciled in a Low or Nil Tax Jurisdiction. In certain circumstances, there may be arguments to sustain the position that such taxation is not applicable to 4,373 Holders that are not resident or domiciled in a Low or Nil Tax Jurisdiction.

IOF/Exchange Tax on Foreign Exchange Transactions

          Brazilian law imposes an IOF/Exchange Tax, due on the conversion of Brazilian currency into foreign currency (e.g., for purposes of paying dividends and interest) and the conversion of foreign currency into Brazilian currency. Currently, for most exchange transactions, the rate of IOF/Exchange Tax is 0.38%.

          Effective as of December 1, 2011, IOF/Exchange Tax at a rate of 0% applies to foreign exchange transactions entered into in connection with the inflow of proceeds to Brazil for investments made by a foreign investor (including a Non-Resident Holder) in (1) variable income transactions carried out on the Brazilian stock, futures and commodities exchanges, and (2) the acquisitions of shares of Brazilian publicly-held companies in public offerings or subscription of shares related to capital contributions, provided that the company has registered its shares for trading with the stock exchange. As of June 5, 2013, this beneficial tax treatment was extended to all investments made under the rules of CMN Resolution 4,373/14 in the Brazilian financial and capital markets, including the investment in common shares. The IOF/Exchange Tax at a rate of 0% also applies for the outflow of funds from Brazil related to these types of investments, including payments of dividends and interest on equity and the repatriation of funds invested in the Brazilian market.

          Furthermore, the IOF/Exchange Tax is currently levied at a 0% rate on the withdrawal of ADSs into shares. Nonetheless, the Brazilian government may increase the rate at any time up to 25%. However, any increase in rates may only apply to future foreign exchange transactions.

IOF/Bonds Tax on Bonds and Securities Transactions

          Brazilian law imposes a Tax on Transactions Involving Bonds and Securities, or IOF/Bonds Tax, on transactions involving bonds and securities, including those carried out on a Brazilian stock exchange. The rate of IOF/Bonds Tax applicable to transactions involving common shares is currently zero percent, although the Brazilian government may increase such rate at any time up to 1.5% of the transaction amount per day, but only in respect of future transactions.

          On December 24, 2013, the Brazilian government reduced the IOF/Bonds Tax to zero for transactions involving the deposit of shares which are issued by a Brazilian company admitted to trade on the Brazilian stock exchange with the specific purpose of enabling the issuance of depositary receipts traded outside Brazil.

Other Brazilian Taxes

          There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of common shares by a Non-Brazilian Holder, except for gift and inheritance taxes imposed by some Brazilian states on gifts or bequests by individuals or entities not domiciled or residing in Brazil to individuals or entities domiciled or residing within such states. There are no Brazilian stamp, issue, registration, or similar taxes or duties payable by holders of common shares.

Material U.S. Federal Income Tax Considerations for U.S. Holders

          The following is a discussion of the material U.S. federal income tax consequences that may be relevant with respect to the acquisition, ownership and disposition of our common shares or the ADSs, which are evidenced by ADRs. This description addresses only the U.S. federal income tax considerations of U.S. holders (as defined below) that will hold common shares or the ADSs as capital assets. This description does not address tax considerations applicable to holders that may be subject to special tax rules, such as banks, financial institutions, insurance companies, real estate investment trusts, grantor trusts, regulated investment companies, dealers or traders in securities or currencies, tax-exempt entities, pension funds, persons that received our common shares or the ADSs pursuant to an exercise of employee stock options or rights or otherwise as compensation for the performance of services, persons that will hold our common shares or the ADSs as a position in a "straddle" or as a part of a "hedging," "conversion" or other risk reduction transaction for U.S. federal income tax purposes, U.S. holders that have a "functional currency" other than the U.S. dollar, persons that will own our common shares or the ADSs through partnerships or other pass through entities, holders subject to the alternative minimum tax, certain former citizens or long-term residents of the United States or holders that own (or are deemed to own) 10% or more (either by value or voting power) of our shares.

          This description does not address any state, local or non-U.S. tax consequences of the acquisition, ownership and disposition of our common shares or the ADSs. Moreover, this description does not address the consequences of any U.S. federal tax other than income tax, including but not limited to the U.S. federal estate and gift taxes. This description is based on (1) the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary U.S. Treasury regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date of this prospectus and (2), in part, on the representations of the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

          As used below, a "U.S. holder" is a beneficial owner of a common share or an ADS that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation organized under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and (ii) one or more U.S. persons have the authority to control all of the substantial decisions of such trust. As used below, a "Non-U.S. holder" is a beneficial owner of a common share or ADS that is neither a U.S. holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

          If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds common shares or the ADSs, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A partnership or its partners should consult their tax advisor as to its tax consequences.

          In general, for U.S. federal income tax purposes, a holder of an ADR evidencing an ADS will be treated as the beneficial owner of our common shares represented by the applicable ADS. The U.S. Treasury Department has expressed concern that depositaries, or other intermediaries between the holders of securities of an issuer and the issuer, may be taking actions that are inconsistent with the claiming of U.S. foreign tax credits by U.S. holders of such securities. Accordingly, the analysis regarding the availability of a U.S. foreign tax credit for Brazilian taxes, the sourcing rules and the availability of the reduced tax rate for dividends received by certain non-corporate holders, each described below, could be affected by future actions that may be taken by the U.S. Treasury Department.

Taxation of Dividends

          Subject to the discussion below under "— Passive Foreign Investment Company Rules," in general, the gross amount of a distribution made with respect to a common share or an ADS (which for this purpose shall include distributions of interest attributable to shareholders' equity before any reduction for any Brazilian taxes withheld therefrom) will, to the extent made from the current or accumulated earnings and profits of our company, as determined under U.S. federal income tax principles, constitute a dividend to a U.S. holder for U.S. federal income tax purposes. Non-corporate U.S. holders may be taxed on dividends from a qualified foreign corporation at the lower rates applicable to long-term capital gains (i.e., gains with respect to capital assets held for more than one year). A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares or the ADSs that are readily tradable on an

"established securities market" in the United States. U.S. Treasury Department guidance indicates that the ADSs (which will be listed on the NYSE), but not our common shares, are readily tradable on an established securities market in the United States. Thus, subject to the discussion below under "— Passive Foreign Investment Company Rules," dividends that we pay on the ADSs, but not on our common shares, currently meet the conditions required for these reduced tax rates. There, however, can be no assurance that the ADSs will be considered readily tradable on an established securities market in later years. Furthermore, a U.S. holder's eligibility for such preferential rate is subject to certain holding period requirements and the non-existence of certain risk reduction transactions with respect to the ADSs. Such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. holders. Subject to the discussion below under "— Passive Foreign Investment Company Rules," if a distribution exceeds the amount of our company's current and accumulated earnings and profits, it will be treated as a nontaxable return of capital to the extent of the U.S. holder's tax basis in our common share or the ADS on which it is paid and thereafter as capital gain. Our company does not maintain calculations of our earnings and profits under U.S. federal income tax principles. Therefore, U.S. holders should expect that distributions by our company generally will be treated as dividends for U.S. federal income tax purposes.

          A dividend paid in reais will be includible in the income of a U.S. holder at its value in U.S. dollars calculated by reference to the prevailing spot market exchange rate in effect on the day it is received by the U.S. holder in the case of our common shares or, in the case of a dividend received in respect of the ADSs, on the date the dividend is received by the depositary, whether or not the dividend is converted into U.S. dollars. Assuming the payment is not converted at that time, the U.S. holder will have a tax basis in reais equal to that U.S. dollar amount, which will be used to measure gain or loss from subsequent changes in exchange rates. Any gain or loss realized by a U.S. holder that subsequently sells or otherwise disposes of reais, which gain or loss is attributable to currency fluctuations after the date of receipt of the dividend, will be U.S. source ordinary gain or loss. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution.

          The gross amount of any dividend paid (which will include any amounts withheld in respect of Brazilian taxes) with respect to a common share or an ADS will be subject to U.S. federal income taxation as foreign source dividend income, which may be relevant in calculating a U.S. holder's foreign tax credit limitation. Subject to limitations under U.S. federal income tax law concerning credits or deductions for foreign taxes and certain exceptions for short-term and hedged positions, any Brazilian withholding tax will be treated as a foreign income tax eligible for credit against a U.S. holder's U.S. federal income tax liability (or at a U.S. holder's election, may be deducted in computing taxable income if the U.S. holder has elected to deduct all foreign income taxes for the taxable year). The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific "baskets" of income. For this purpose, the dividends should generally constitute "passive category income," or in the case of certain U.S. holders, "general category income." The rules with respect to foreign tax credits are complex, and U.S. holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

          Subject to the discussion below under "— Information Reporting and Backup Withholding," a Non-U.S. holder of our common shares or the ADSs generally will not be subject to U.S. federal income or withholding tax on dividends received on such shares or ADSs, unless such income is effectively connected with the conduct by such Non-U.S. holder of a trade or business in the United States.

Sale, Exchange or Other Disposition of Common Shares or the ADSs

          A deposit or withdrawal of common shares by a holder in exchange for an ADS that represents such shares will not result in the realization of gain or loss for U.S. federal income tax purposes. Subject to the discussion below under "— Passive Foreign Investment Company Rules," a U.S. holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of a common share or an ADS, as the case may be, in an amount equal to the difference between the U.S. holder's adjusted basis in the common share or the ADS (determined in U.S. dollars) and the U.S. dollar amount realized on the sale, exchange or other disposition. If a Brazilian tax is withheld on the sale, exchange or other disposition of a common share or ADS, the amount realized by a U.S. holder will include the gross amount of the proceeds of that sale, exchange or other disposition before deduction of the Brazilian tax. In the case of a non-corporate U.S. holder, the maximum marginal U.S. federal income tax rate applicable to capital gain will generally be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income (other than, as discussed above, certain dividends) if such holder's holding period for such common share or the ADS exceeds one year (i.e., such gain is a long-term capital gain). Capital gain or loss, if any, realized by a U.S. holder on the sale, exchange or other disposition of a common share or an ADS generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. Consequently, in the case of a disposition or deposit of a common share or an ADS that is subject to Brazilian tax, the U.S. holder may not be able to use the foreign tax credit for that Brazilian tax unless it can apply the credit against U.S. tax payable on other income from foreign sources in the appropriate income category, or, alternatively, it may take a deduction for the Brazilian tax if it elects to deduct all of its foreign income taxes for the taxable year. The deductibility of capital losses is subject to limitations under the Code.

          With respect to the sale, exchange or other disposition of a common share or an ADS for an amount denominated in a non-U.S. currency, the amount realized generally will be the U.S. dollar value of the payment received determined on (1) the date of receipt of payment in the case of a cash basis U.S. holder and (2) the date of disposition in the case of an accrual basis U.S. holder. If our common shares or the ADSs that are the subject of the disposition are treated as traded on an "established securities market," a cash basis taxpayer, or, if it elects, an accrual basis taxpayer, will determine the U.S. dollar value of the amount realized by translating the amount received at the spot rate of exchange on the settlement date of the disposition.

          Subject to the discussion below under "— Information Reporting and Backup Withholding," a Non-U.S. holder of our common shares or ADSs generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange or other disposition of such shares or ADSs unless (1) such gain is effectively connected with the conduct by such Non-U.S. holder of a trade or business in the United States or (2) in the case of any gain realized by an individual Non-U.S. holder, such holder is present in the United States for 183 days or more in the taxable year of such sale, exchange or other disposition and certain other conditions are met.

Passive Foreign Investment Company Rules

          In general, a non-U.S. corporation is treated as a passive foreign investment company, or PFIC, for any taxable year if: (1) 75% or more of its gross income consists of passive income; or (2) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For this purpose, passive income generally includes, among other things, dividends, interest, rents, royalties and gains from the disposition of investment assets, subject to various exceptions.

          The asset test described in (2) above is generally applied using the fair market value of such non-U.S. corporation's assets. For purposes of the PFIC asset test, we intend to take the position that the aggregate fair market value of our assets is equal to the sum of the aggregate value of our outstanding stock and the total amount of our liabilities (our "Market Capitalization"), and that the excess of our Market Capitalization over the book value of all of our assets ("Goodwill") may be treated as a non-passive asset to the extent attributable to our non-passive activities. If we own at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation's assets and receiving our proportionate share of the other corporation's income.

          Based upon the current and anticipated composition of our gross income and gross assets, our goodwill and the nature of our business, we do not believe that we were a PFIC in 2018, and we do not expect to be a PFIC in 2019 or in the foreseeable future. Our status in 2019 and future years will depend on our income, assets, activities and our Market Capitalization in those years. We have no reason to believe that our activities will change in a manner that would cause us to be classified as a PFIC, but there can be no assurance that we will not be considered a PFIC for any taxable year as a result of an increase in our passive income, an increase in the value or amount of our passive assets or a decrease in our Market Capitalization.

          If we are or become a PFIC for any taxable year during which a U.S. holder holds our common shares or the ADSs, then, unless such holder makes a "mark-to-market" election (as discussed below), such U.S. holder generally will be subject to special and adverse tax rules with respect to any "excess distribution" that is received from us and any gain that is recognized from a sale or other disposition, including certain pledges, of our common shares or the ADSs. For this purpose, distributions that a U.S. holder receives in a taxable year that are greater than 125% of the average annual distributions received by such U.S. holder during the shorter of the three preceding taxable years or such U.S. holder's holding period for our common shares or the ADSs will be treated as excess distributions. Under these rules:

  •
  the excess distribution or recognized gain will be allocated ratably over the U.S. holder's holding period for our common shares or the ADSs;

  •
  the amount of the excess distribution or recognized gain allocated to the current taxable year, and to any taxable years in the U.S. holder's holding period prior to the first day of the first taxable year in which we were treated as a PFIC, will be treated as ordinary income; and

  •
  the amount of the excess distribution or recognized gain allocated to each prior taxable year in which we were a PFIC will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the resulting tax will be subject to the interest charge generally applicable to underpayments of tax.

          If we are a PFIC for any taxable year during which a U.S. holder holds our common shares or the ADSs and any of our non-U.S. subsidiaries is also a PFIC, such U.S. holder would be treated as owning a proportionate amount (by value) of the shares of each such non-U.S. subsidiary classified as a PFIC (each such subsidiary, a "lower tier PFIC") for purposes of the application of these rules. U.S. holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

          In addition, if we are a PFIC, special rules apply to the amount of foreign tax credits that a U.S. holder may claim on a distribution on our common shares or ADSs and a U.S. holder may not be eligible to claim a foreign tax credit for any Brazilian tax imposed on any such distribution. Prospective purchasers should consult their own tax advisors regarding the application of such rules.

          If we are a PFIC for any taxable year during which a U.S. holder holds our common shares or the ADSs, then in lieu of being subject to the tax and interest charge rules discussed above, a U.S.

holder may make an election to include gain on our common shares or the ADSs as ordinary income under a mark-to-market method, provided that such common shares or the ADSs are "regularly traded" on a "qualified exchange or other market." In general, our common shares or the ADSs will be treated as being "regularly traded" for a given calendar year if more than a de minimis quantity of our common shares or ADSs (as applicable) are traded on a "qualified exchange or other market" on at least 15 days during each calendar quarter of such calendar year (or, for the ADSs in the case of the year of this initial public offering, on one-sixth of the days remaining in the quarter in which the offering occurs, and on at least 15 days during each remaining quarter of the calendar year). We intend to list the ADSs on the NYSE, which is treated as a "qualified exchange". Our common shares are listed on the B3; to be treated as a "qualified exchange" for purposes of mark-to-market election, the B3 must meet certain trading, listing, financial disclosure and other requirements. However, no assurance can be given that the B3 is treated as a "qualified exchange" or that our common shares or the ADSs will be treated as "regularly traded" for purposes of the mark-to-market election. In addition, because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. holder may continue to be subject to the general PFIC rules described above with respect to such holder's indirect interest in any lower-tier PFIC.

          If a U.S. holder makes an effective mark-to-market election, such U.S. holder will include in each year that we are a PFIC as ordinary income the excess of the fair market value of such U.S. holder's common shares or the ADSs at the end of the year over such U.S. holder's adjusted tax basis in our common shares or the ADSs. Such U.S. holder will be entitled to deduct as an ordinary loss in each such year the excess of such U.S. holder's adjusted tax basis in our common shares or the ADSs over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If a U.S. holder makes an effective mark-to-market election, in each year that we are a PFIC any gain such U.S. holder recognizes upon the sale or other disposition of such U.S. holder's common shares or the ADSs will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount of previously included income as a result of the mark-to-market election.

          A U.S. holder's adjusted tax basis in our common shares or the ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If a U.S. holder makes a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless our common shares or the ADSs (as applicable) are no longer regularly traded on a qualified exchange or other market or the U.S. Internal Revenue Service (the "IRS") consents to the revocation of the election. U.S. holders are urged to consult their tax advisors about the availability of the mark-to-market election, and whether making the election would be advisable in their particular circumstances.

          In certain circumstances, a U.S. holder of shares in a PFIC may avoid the adverse tax and interest-charge regime described above by making a "qualified electing fund" election to include in income its share of the PFIC's income on a current basis. However, you may make a qualified electing fund election with respect to our common shares or the ADSs only if we agree to furnish you annually with a PFIC annual information statement as specified in the applicable Treasury regulations. We currently do not intend to prepare or provide the information that would enable you to make a qualified electing fund election.

          If a U.S. holder owns our common shares or the ADSs during any year in which we are a PFIC, the U.S. holder generally will be required to file IRS Form 8621. If we are a PFIC for a given taxable year, then a U.S. holder should consult its tax advisor concerning its annual filing requirements.

          U.S. holders should consult their tax advisors regarding whether we are a PFIC and the potential application of the PFIC rules.

Medicare Tax on "Net Investment Income"

          Certain U.S. holders who are individuals, estates or trusts are required to pay an additional 3.8% Medicare tax on, among other things, dividends and capital gains from the sale or other disposition of common shares and the ADSs.

Foreign Asset Reporting

          Certain U.S. holders are required to report information relating to an interest in our common shares or the ADSs, subject to certain exceptions (including an exception for shares or ADSs held in custodial accounts maintained with certain financial institutions). U.S. holders of the common shares or the ADSs are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our common shares or the ADSs.

Information Reporting and Backup Withholding

          U.S. backup withholding tax and information reporting requirements generally apply to certain payments to certain non-corporate holders of common shares or ADSs. Information reporting generally will apply to payments of dividends on, and to the proceeds from the sale or other disposition of, our common shares or the ADSs made within the United States or by a U.S. payor or U.S. middleman to a holder of our common shares or the ADSs, other than an exempt recipient, including a corporation, a payee that is not a U.S. person that provides an appropriate certification and certain other persons. Backup withholding tax will generally apply to any payments of dividends on, and to the proceeds from the sale or other disposition of, our common shares or the ADSs made within the United States or by a U.S. payor or U.S. middleman to a holder of our common shares or the ADSs, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the backup withholding tax requirements. The backup withholding tax rate is currently 24%. Non-U.S. holders generally may establish their exemption from information reporting and backup withholding by certifying their status on an IRS form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

          Backup withholding is not an additional tax. Holders generally will be entitled to a credit for any amounts withheld under the backup withholding rules against their U.S. federal income tax liability or a refund of the amounts withheld, provided the required information is furnished to the IRS in a timely manner.

          The above description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of common shares or ADSs. Prospective purchasers should consult their own tax advisors concerning the tax consequences of their particular situations.

UNDERWRITING

          The global offering consists of (i) an international offering of our common shares, offered directly or in the form of ADSs, in the United States and elsewhere outside of Brazil and (ii) a Brazilian offering of our common shares, within Brazil. Each ADS represents one of our common shares.

Offering of ADSs

          Under the terms and subject to the conditions contained in the international underwriting agreement dated the date of this prospectus, we and the selling shareholder are offering the common shares and ADSs described in this prospectus through the international underwriters named below, for whom Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, Jefferies LLC, BofA Securities, Inc. and Itaú BBA USA Securities, Inc. are acting as representatives, in the United States and other countries outside Brazil. These common shares are being offered directly or in the form of ADSs. The offering of ADSs is being underwritten by the international underwriters. In the case of the common shares, the international underwriters are acting as placement agents on behalf of the Brazilian underwriters named below. The common shares purchased by investors outside Brazil will be settled in Brazil and paid for in reais, and the offering of these common shares is being underwritten by the Brazilian underwriters.

          Subject to the terms and conditions of the international underwriting agreement, we and the selling shareholder have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of ADSs listed next to its name in the following table:

International Underwriter	Number of ADSs
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
Jefferies LLC
BofA Securities, Inc.
Itau BBA USA Securities, Inc.
Total

          Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, Jefferies LLC, BofA Securities, Inc. and Itau BBA USA Securities, Inc. are acting as bookrunners for the international offering.

          The international underwriters are committed to purchase all the ADSs offered if they purchase any ADS, other than those ADSs covered by the international underwriters' option to purchase additional shares described below. The international underwriting agreement provides that, if an international underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated. The international underwriting agreement also provides that the obligations of the international underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel, our independent auditors, the selling shareholder and the selling shareholder's counsel. We and the selling shareholder have entered into an underwriting agreement with a syndicate of Brazilian underwriters providing for the concurrent offering of                      common shares in Brazil. The international and the Brazilian offerings are conditioned on the closing of each other.

Placement of common shares

          Pursuant to the terms of the international underwriting agreement, the international underwriters are acting as placement agents on behalf of the Brazilian underwriters identified below with respect to the offering of common shares sold to investors located outside Brazil. The Brazilian underwriters will sell common shares to investors located inside Brazil and U.S. and other international investors that are authorized to invest in Brazilian securities under the requirements established by the CMN and the CVM. The Brazilian underwriting agreement provides that, if any of the common shares covered by such agreement are not placed, the Brazilian underwriters are obligated to purchase them on a firm commitment basis on the settlement date, subject to certain conditions and exceptions. Subject to the terms and conditions of the Brazilian underwriting agreement, each of the Brazilian underwriters has severally agreed to place the number of common shares listed next to its name in the following table:

Brazilian Underwriter	Number of Common Shares
Goldman Sachs do Brasil Banco Múltiplo S.A
Banco Morgan Stanley S.A.
Bank of America Merrill Lynch Banco Múltiplo S.A.
Banco Itaú BBA S.A.
Total

Allocation of Common Shares in Brazil

          We, the Selling Shareholder, the international underwriters and the Brazilian underwriters have agreed to give preference to the offering of common shares sold by the Selling Shareholder in the Brazilian offering, when allocating securities between the International Offering and the Brazilian Offering.

Overallotment Option

          We have granted to the international underwriters a 30-day option to purchase up to 4,391,190 additional common shares in the form of ADSs, minus the number of common shares sold us by pursuant to the Brazilian underwriters' option to purchase additional shares referred to below, at the initial public offering price, less the underwriting discounts and commissions. This option may be exercised only to cover any over-allotments. We have also granted the Brazilian underwriters a 30-day option, to purchase a maximum of 4,391,190 common shares, minus the number of common shares in the form of ADSs sold by us pursuant to the international underwriters' option to purchase additional shares, to cover over-allotments of common shares, if any.

Underwriting Discounts and Commissions

          The international underwriters and Brazilian underwriters propose to offer the ADSs and the common shares, as the case may be, directly to the public at the offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of US$             per ADS and R$             per common share. Any such dealers may resell ADSs or common shares, as the case may be, to certain other brokers or dealers at a discount of up to US$             per ADS and R$             per common share from the offering price. The offering of the ADSs and the common shares, as the case may be, by the international underwriters and the Brazilian underwriters is subject to receipt and acceptance and subject to the international underwriters and Brazilian underwriters' right to reject any order in whole or in part. After the initial public offering, the offering price and other selling terms may be changed.

          The underwriting fee in connection with the offering of ADSs is equal to the public offering price per ADS less the amount paid by the international underwriters to us and the selling shareholder. The underwriting fee is US$             per ADS. The following table shows the per ADS and total underwriting discounts and commissions to be paid to the international underwriters in the international offering, assuming no exercise and full exercise of the international underwriters' option to purchase additional ADSs.

		No Exercise		Full Exercise

Initial public offering price	US$		US$
Underwriting discounts and commissions to be paid by us	US$		US$
Underwriting discounts and commissions to be paid by the selling shareholder	US$		US$
Proceeds, before expenses, to us	US$		US$
Proceeds, before expenses, to the selling shareholder	US$		US$

          The underwriting fee in connection with the offering of common shares is equal to the public offering price per common share less the amount paid by the Brazilian underwriters to us and the selling shareholder. The underwriting fee is R$             per common share. The following table shows the per common share and total underwriting discounts and commissions to be paid to the Brazilian underwriters (in the Brazilian offering and with respect to the placement of the common shares), assuming no exercise and full exercise of the Brazilian underwriters' option to purchase additional common shares.

		No Exercise		Full Exercise

Initial public offering price	R$		R$
Underwriting discounts and commissions to be paid by us	R$		R$
Underwriting discounts and commissions to be paid by the selling shareholder	R$		R$
Proceeds, before expenses, to us	R$		R$
Proceeds, before expenses, to the selling shareholder	R$		R$

          We estimate that the total expenses of the global offering, including taxes, registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately US$             .

No sale of similar securities

          We, our directors and executive officers and certain relevant equity holders have entered into lock-up agreements, according to which for a period of 90 days after the date of this offering we will not, subject to certain conditions: (i) issue, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our common stock or ADSs or any securities convertible into or exchangeable or exercisable for any of our common stock and ADSs ("Lock-Up Securities"), (ii) enter into a transaction which would have the same effect, or enter into any swap, hedge or any other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of Lock-Up Securities, whether any such transaction described in (i) or (ii) above is to be settled by delivery of the Lock-Up Securities or such other securities, in cash or otherwise, (iii) publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement or (iv) make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Lock-Up Securities.

          Notwithstanding the foregoing, the Lock-Up Securities holders may transfer the Lock-Up Securities, among other circumstances: (i) as a bona fide gift or gifts, provided that prior to any such transfer the recipient thereof agrees in writing to be bound by the terms of the lock-up and confirms that he, she or it has been in compliance with the terms of the lock-up agreement, (ii) to an immediate family member or trust for the direct or indirect benefit of the Lock-Up Securities holders and/or the immediate family and/or affiliate of the Lock-Up Securities holders, provided that the transferee agrees in writing to be bound by the terms of the lock-up agreement prior to such transfer and confirms that he, she or it has been in compliance with the terms of the lock-up agreement, such transfer shall not involve a disposition for value, and no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934 or otherwise shall be required or shall be voluntarily made in connection with such transfer; (iii) to any of its affiliates, provided that prior to any such transfer the recipient thereof agrees in writing to be bound by the terms of the lock-up agreement; (iv) in connection with the exercise of stock options received pursuant to a duly approved stock option plan in force, provided that any shares received in connection with the exercise of such stock options shall remain bound by the terms of the lock-up agreement; or (v) with the prior written consent of the underwriters.

          Our shareholders, other than those that are directors and executive officers and/or a selling shareholder have not and will not enter into lock-up agreements.

          The underwriters have no current intent or arrangement to release any of the Lock-Up Securities subject to the lock-up restrictions prior to the expiration of the 90-day restricted period. There are no contractually specified conditions for the waiver of lock-up restrictions, and any waiver is at the discretion of the underwriters.

          There are no specific criteria for the waiver of lock-up restrictions, and the underwriters cannot in advance determine the circumstances under which a waiver may be granted. Any waiver will depend on the facts and circumstances existing at the time. Among the factors that the underwriters may consider in deciding whether to release the Lock-Up Securities may include the length of time before the lock-up restriction expires, the number of Lock-Up Securities involved, the reason for the requested release, market conditions, the trading price of our Lock-Up Securities, historical trading volumes of our Lock-Up Securities and whether the person seeking the release is our officer, director or affiliate. The underwriters will not consider its own positions in our Lock-Up Securities, if any, in determining whether to consent to a waiver of a lock-up restriction.

Indemnification

          We and the selling shareholder have agreed to indemnify the several international underwriters and the Brazilian underwriters and each of the directors and officers and any person who controls such underwriter, against certain liabilities, including liabilities under the Securities Act. Pursuant to the international underwriting and placement agreement, if we are unable to provide the indemnification as required thereunder, we have agreed to contribute to payments the underwriters and each of the directors and officers and any person who controls such underwriter may be required to make in respect of the international offering of our common shares.

Listing

          Our common shares are listed on the Novo Mercado of the B3 under the symbol "LINX3." See "Market Information." We intend to apply to list the ADSs on the NYSE, under the symbol "LINX."

Price Stabilization and Short Positions

          In connection with the international offering, the international underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling common shares or ADSs in the open market for the purpose of preventing or retarding a decline in the market price of the common shares or the ADSs while this offering is in progress. These stabilizing transactions may include making short sales of the common shares, including in the form of ADSs, which involves the sale by the underwriters of a greater number of common shares than the number of common shares in the form of ADSs they are required to purchase in this offering, and purchasing common shares, including in the form of ADSs, on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the international underwriter's option to purchase additional shares referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The international underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the international underwriters will consider, among other things, the price of common shares available for purchase in the open market compared to the price at which the international underwriter may purchase common shares in the form of ADSs through the option to purchase additional shares. A naked short position is more likely to be created if the international underwriters are concerned that there may be downward pressure on the price of the common shares or the ADSs in the open market that could adversely affect investors who purchase in this offering. To the extent that the international underwriters create a naked short position, they will purchase common shares, including in the form of ADSs, in the open market to cover the position.

          The international underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common shares or the ADSs, including the imposition of penalty bids. This means that if the international underwriters purchase common shares, including in the form of ADSs, in the open market in stabilizing transactions or to cover short sales, the international underwriters may be required repay the underwriting discount received by them.

          These activities may have the effect of raising or maintaining the market price of our common shares and the ADSs or preventing or retarding a decline in the market price of our common shares and the ADSs, and, as a result, the price of our common shares and the ADSs may be higher than the price that otherwise might exist in the open market. If the international underwriters commence these activities, they may discontinue them at any time. The international underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

          In connection with the Brazilian offering, Goldman Sachs do Brasil Corretora de Títulos e Valores Mobiliários S.A., on behalf of the Brazilian underwriters, may engage in transactions on the B3 that stabilize, maintain or otherwise affect the price of our common shares. In addition, it may bid for, and purchase, common shares in the open market to cover syndicate short positions or stabilize the price of our common shares.

          These stabilizing transactions may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares (including in the form of ADSs) may be higher than the price that might otherwise exist in the absence of these transactions. These transactions, if commenced, may be discontinued at any time. Reports on stabilization activity are required to be furnished to the CVM. Stabilization activities may be carried out for up to 30 days from the day after the date of this prospectus. A stabilization activities agreement, in a form approved by the CVM and the B3, has been executed simultaneously with the execution of the Brazilian underwriting agreement.

Other Relationships

          The international underwriters and their respective affiliates (including the Brazilian underwriters) are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the international underwriters and their affiliates (including certain Brazilian underwriters) have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and the selling shareholder and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

Selling Restrictions

          The common shares, including in the form of ADSs, offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common shares or ADSs offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

          Other than with respect to the registration of this offering with the SEC and the CVM, no action has been or will be taken in any country or jurisdiction by us, the selling shareholder or the underwriters that would permit a public offering of the common shares, or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for that purpose is required.

European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of our common shares (including in the form of ADSs) that are the subject of this offering may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our common shares that are the subject of this offering may be made at any time under the following exemptions under the Prospectus Directive:

  •
  To any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  To fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters for any such offer; or

  •
  In any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of our common shares(including in the form of ADSs) that are the subject of this offering shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

United Kingdom

          Each underwriter has represented, warranted and agreed that:

            a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 200 (the "FSMA") received by it in connection with the issue or sale of our common shares (including in the form of ADSs) that are the subject of this offering; and

            b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our common shares that are the subject of this offering in, from or otherwise involving the United Kingdom.

Argentina

          The common shares are not authorized for public offering in Argentina by the Comisión Nacional de Valores pursuant to Argentine Public Offering Law No. 17,811, as amended, and they shall not be sold publicly. Therefore, any transaction carried out in Argentina must be made privately.

Australia

          No placement document, prospectus, product disclosure statement or other disclosure document has been lodged or will be lodged with the Australian Securities and Investments Commission (ASIC), in relation to this offering. This document does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

          Any offer in Australia of the common shares may only be made to persons (the Exempt Investors) who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the common shares without disclosure to investors under Chapter 6D of the Corporations Act.

          The common shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring common shares (including in the form of ADSs) must observe such Australian on-sale restrictions.

          The Company is not licensed in Australia to provide financial product advice in relation to the common shares. This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Any advice contained in this document is general advice only. Before making an investment decision on the basis of this document, investors should consider the appropriateness of the information in this document, having regard to their own objectives, financial situation and needs, and, if necessary, seek expert advice on those matters. No cooling off period applies to an acquisition of the common shares (including in the form of ADSs).

Canada

          The common shares (including in the form of ADSs) may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the common shares (including in the form of ADSs) must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

          Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory of these rights or consult with a legal advisor.

          Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

          This prospectus does not constitute a public offer of the common shares (including in the form of ADSs), whether by way of sale or subscription, in the Cayman Islands. The common shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Chile

          The common shares are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus and other offering materials relating to the offer of the common shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the common shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not "addressed to the public at large or to a certain sector or specific group of the public").

China

          The common shares (including in the form of ADSs) may not be offered or sold directly or indirectly to the public in the People's Republic of China (China) and neither this prospectus, which has not been submitted to the Chinese Securities and Regulatory Commission, nor any offering material or information contained herein relating to the common shares may be supplied to the public in China or used in connection with any offer for the subscription or sale of common shares to the public in China. The common shares may only be offered or sold to China-related organizations which are authorized to engage in foreign exchange business and offshore investment from outside of China. Such China-related investors may be subject to foreign exchange control approval and filing requirements under the relevant Chinese foreign exchange regulations. For the purpose of this paragraph, China does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Colombia

          The common shares (including in the form of ADSs) have not been and will not be registered on the Colombian National Registry of Securities and Issuers or in the Colombian Stock Exchange. Therefore, the common shares (including in the form of ADSs) may not be publicly offered in Colombia. This material is for your sole and exclusive use as a determined entity, including any of your shareholders, administrators or employees, as applicable. You acknowledge the Colombian laws and regulations (specifically foreign exchange and tax regulations) applicable to any transaction or investment consummated pursuant hereto and represent that you are the sole liable party for full compliance with any such laws and regulations.

The Dubai International Financial Centre

          This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (DFSA). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The common shares (including in the form of ADSs) to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares offered should conduct their own due diligence on the common shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

France

          Neither this prospectus nor any other offering material relating to the common shares (including in the form of ADSs)described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The common shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the common shares has been or will be: (i) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (ii) used in connection with any offer for subscription or sale of the common shares to the public in France. Such offers, sales and distributions will be made in France only to: (a) persons providing investment services relating to portfolio management for the account of third parties (personnes fournissant le service d'investissement de gestion de portefeuille pour compte de tiers), and/or (b) qualified investors (investisseurs qualifiés) acting for their own account, and/or (c) a limited circle of investors (cercle restreint) acting for their own account, as defined in, and in accordance with, Articles L. 411-1, L. 411-2, D. 411-1 and D. 411-4 of the French Code monétaire et financier.

          The common shares (including in the form of ADSs) may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany

          The common shares (including in the form of ADSs) will not be offered, sold or publicly promoted or advertised in the Federal Republic of Germany other than in compliance with the German Securities Prospectus Act (Gesetz uber die Erstellung, Billigung und Veroffentlichung des Prospekts, der beim offentlicken Angebot von Wertpapieren oder bei der Zulassung von Wertpapieren zum Handel an einem organisierten Markt zu veroffenlichen ist —

Wertpapierprospektgesetz) as of June 22, 2005, effective as of July 1, 2005, as amended, or any other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering and sale of securities. No selling prospectus (Verkaufsprospeckt) within the meaning of the German Securities Selling Prospectus Act has been or will be registered within the Financial Supervisory Authority of the Federal Republic of Germany or otherwise published in Germany.

Hong Kong

          The common shares (including in the form of ADSs) may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) ("Companies (Winding Up and Miscellaneous Provisions) Ordinance") or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) ("Securities and Futures Ordinance"), or (ii) to "professional investors" as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Ireland

          The common shares will not be placed in or involving Ireland otherwise than in conformity with the provisions of the Intermediaries Act 1995 of Ireland (as amended) including, without limitation, Sections 9 and 23 (including advertising restrictions made thereunder) thereof and the codes of conduct made under Section 37 thereof.

Israel

          This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the common shares is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and "qualified individuals," each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of its meaning and agree to it.

Italy

          The offering of the common shares has not been registered pursuant to Italian securities legislation and, accordingly, no common shares may be offered or sold in the Republic of Italy in a solicitation to the public, and sales of the common shares in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.

          No offer, sale or delivery of the common shares (including in the form of ADSs) or distribution of copies of any document relating to the common shares will be made in the Republic of Italy except: (a) to "Professional Investors", as defined in Article 31.2 of Regulation No. 11522 of 1 July 1998 of the Commissione Nazionale per la Società e la Borsa, or the CONSOB, as amended, or CONSOB Regulation No. 11522, pursuant to Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998, as amended, or the Italian Financial Act; or (b) in any other circumstances where an express exemption from compliance with the solicitation restrictions applies, as provided under the Italian Financial Act or Regulation No. 11971 of 14 May 1999, as amended.

          Any such offer, sale or delivery of the common shares (including in the form of ADSs) or any document relating to the common shares in the Republic of Italy must be: (i) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended, the Italian Financial Act, CONSOB Regulation No. 11522 and any other applicable laws and regulations; and (ii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

          Investors should also note that, in any subsequent distribution of the common shares in the Republic of Italy, Article 100-bis of the Italian Financial Act may require compliance with the law relating to public offers of securities. Furthermore, where the common shares are placed solely with professional investors and are then systematically resold on the secondary market at any time in the 12 months following such placing, purchasers of common shares who are acting outside of the course of their business or profession may in certain circumstances be entitled to declare such purchase void and to claim damages from any authorized person at whose premises the common shares were purchased, unless an exemption provided for under the Italian Financial Act applies.

Japan

          The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Kuwait

          The common shares (including in the form of ADSs) have not been authorized or licensed for offering, marketing or sale in the State of Kuwait. The distribution of this prospectus and the offering and sale of the common shares in the State of Kuwait is restricted by law unless a license is obtained from the Kuwait Ministry of Commerce and Industry in accordance with Law 31 of 1990. Persons into whose possession this prospectus comes are required by us and the international underwriters to inform themselves about and to observe such restrictions. Investors in the State of Kuwait who approach us or any of the international underwriters to obtain copies of this prospectus are required by us and the international underwriters to keep such prospectus confidential and not to make copies thereof or distribute the same to any other person and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the common shares.

Mexico

          The common shares have not been registered in Mexico with the Securities Section (Sección de Valores) of the National Securities Registry (Registro Nacional de Valores) maintained by the Comisión Nacional Bancaria y de Valores, and that no action has been or will be taken that would permit the offer or sale of the common shares (including in the form of ADSs) in Mexico absent an available exemption under Article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores).

Netherlands

          The common shares (including in the form of ADSs) may not be offered, sold, transferred or delivered, in or from the Netherlands, as part of the initial distribution or as part of any reoffering, and neither this prospectus nor any other document in respect of the international offering may be distributed in or from the Netherlands, other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade (which includes banks, investment banks, securities firms, insurance companies, pension funds, other institutional investors and treasury departments and finance companies of large enterprises), in which case, it must be made clear upon making the offer and from any documents or advertisements in which a forthcoming offering of common shares is publicly announced that the offer is exclusively made to said individuals or legal entities.

Peru

          The common shares and this prospectus have not been registered in Peru under the Decreto Supremo Nº 093-2002-EF: Texto Único Ordenado de la Ley del Mercado de Valores, or the Peruvian Securities Law, or before the Superintendencia del Mercado de Valores and cannot be offered or sold in Peru except in a private offering under the meaning of the Peruvian Securities Laws. The Peruvian Securities Law provides that an offering directed exclusively to "institutional investors" (as defined in the Institutional Investors Market Regulations) qualifies as a private offering. The common shares (including in the form of ADSs) acquired by institutional investors in Peru cannot be transferred to a third party, unless such transfer is made to another institutional investor or the common shares have been previously registered with the Registro Público del Mercado de Valores.

Portugal

          No document, circular, advertisement or any offering material in relation to the share has been or will be subject to approval by the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários), or the CMVM. No common shares (including in the form of ADSs) may be offered, re-offered, advertised, sold, re-sold or delivered in circumstances which could qualify as a public offer (oferta pública) pursuant to the Portuguese Securities Code (Código dos Valores Mobiliários), and/or in circumstances which could qualify the issue of the common shares as an issue or public placement of securities in the Portuguese market. This prospectus and any document, circular, advertisements or any offering material may not be directly or indirectly distributed to the public. All offers, sales and distributions of the common shares (including in the form of ADSs) have been and may only be made in Portugal in circumstances that, pursuant to the Portuguese Securities Code, qualify as a private placement (oferta particular), all in accordance with the Portuguese Securities Code. Pursuant to the Portuguese Securities Code, the private placement in Portugal or to Portuguese residents of the common shares by public companies (sociedades abertas) or by companies that are issuers of securities listed on a market must be notified to the CMVM for statistical purposes. Any offer or sale of the common shares (including in the form of ADSs) in Portugal must comply with all applicable provisions of the Portuguese Securities Code and any applicable CMVM Regulations and all relevant Portuguese laws and regulations. The placement of the common shares (including in the form of ADSs) in the Portuguese jurisdiction or to any entities which are resident in Portugal, including the publication of a prospectus, when applicable, must comply with all applicable laws and regulations in force in Portugal and with the Prospectus Directive, and such placement shall only be performed to the extent that there is full compliance with such laws and regulations.

Qatar

          The common shares (including in the form of ADSs) described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Saudi Arabia

          Any investor in the Kingdom of Saudi Arabia or who is a Saudi person (a Saudi Investor) who acquires the common shares pursuant to this offering should note that the offer of the common shares (including in the form of ADSs) is an exempt offer under sub-paragraph (3) of paragraph (a) of Article 16 of the "Offer of Securities Regulations" as issued by the Board of the Capital Market Authority resolution number 2-11-2004 dated October 4, 2004 and amended by the resolution of the Board of Capital Market Authority resolution number 1-33-2004 dated December 21, 2004 (the KSA Regulations). The common shares may be offered to no more than 60 Saudi Investors and the minimum amount payable per Saudi Investor must not be less than Saudi Riyal (SR) 1 million or an equivalent amount. The offer of common shares is therefore exempt from the public offer provisions of the KSA Regulations, but is subject to the following restrictions on secondary market activity: (a) A Saudi Investor (the transferor) who has acquired common shares pursuant to this exempt offer may not offer or sell common shares to any person (referred to as a transferee) unless the price to be paid by the transferee for such common shares equals or exceeds SR1 million. (b) If the provisions of paragraph (a) cannot be fulfilled because the price of the common shares being offered or sold to the transferee has declined since the date of the original exempt offer, the transferor may offer or sell the common shares to the transferee if their purchase price during the period of the original exempt offer was equal to or exceeded SR1 million. (c) If the provisions of paragraphs (a) and (b) cannot be fulfilled, the transferor may offer or sell the common shares if he/she sells his entire holding of the common shares to one transferee.

Singapore

          This prospectus has not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"). Accordingly, each underwriter has not offered or sold any common shares or caused such common shares to be made the subject of an invitation for subscription or purchase and will not offer or sell such common shares or cause such common shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such common shares, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the Common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common shares pursuant to an offer made under Section 275 of the SFA, except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

          Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the "SFA"), we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the common shares are "prescribed capital markets products" (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

South Korea

          The Common shares have not been and will not be registered with the Financial Services Commission of Korea for public offering in Korea under the Financial Investment Services and Capital Markets Act, or the FSCMA. The common shares (including in the form of ADSs) may not be offered, sold or delivered, or offered or sold for re-offering or resale, directly or indirectly, in Korea or to any Korean resident (as such term is defined in the Foreign Exchange Transaction Law of Korea, or FETL) other than the Accredited Investors (as such term is defined in Article 11 of the Presidential Decree of the FSCMA), for a period of one year from the date of issuance of the common shares except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the FETL and the decrees and regulations thereunder. The common shares may not be resold to Korean residents unless the purchaser of the common shares complies with all applicable regulatory requirements (including but not limited to government reporting requirements under the FETL and its subordinate decrees and regulations) in connection with the purchase of the common shares.

Spain

          The common shares have not been registered with the Spanish National Commission for the Securities Market and, therefore, no common shares (including in the form of ADSs) may be publicly offered, sold or delivered, nor any public offer in respect of the common shares made, nor may any prospectus or any other offering or publicity material relating to the common shares be distributed in Spain by the international agents or any person acting on their behalf, except in compliance with Spanish laws and regulations.

Switzerland

          The common shares (including in the form of ADSs) may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the common shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

          Neither this prospectus nor any other offering or marketing material relating to this offering, or us, the common shares (including in the form of ADSs) have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common shares will not be supervised by, the Swiss Financial Market Supervisory Authority ("FINMA"), and the offer of common shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of common shares (including in the form of ADSs).

United Arab Emirates

          NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED ARAB EMIRATES (EXCLUDING THE DUBAI INTERNATIONAL FINANCIAL CENTRE)

          The common shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (U.A.E.) other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific notice to prospective investors in the Dubai International Financial Centre set out below. The information contained in this prospectus does not constitute a public offer of the common shares (including in the form of ADSs) in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority, or DFSA. If you do not understand the contents of this prospectus you should consult an authorized financial adviser. This prospectus is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

EXPENSES OF THE GLOBAL OFFERING

          We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:

Expenses		Amount

U.S. Securities and Exchange Commission registration fee	US$	35,458
Brazilian offering fees and expenses	US$	281,276
NYSE listing fee	US$	85,549
FINRA filing fee	US$	44,383
Printing and engraving expenses	US$	390,249
Legal fees and expenses	US$	1,301,904
Accounting fees and expenses	US$	520,332
Miscellaneous costs	US$	130,083

Total	US$	2,789,234

          We anticipate that the total underwriting discount will be approximately US$           , or         % of the gross proceeds of the global offering, assuming no exercise of the underwriters' option to purchase additional common shares, including common shares underlying the ADSs. All amounts in the table are estimates except the U.S. Securities and Exchange Commission registration fee, the Brazilian securities regulator, the NYSE listing fee and the FINRA filing fee. We will pay all of the expenses of this offering. The depositary has agreed to pay some of these expenses on our behalf, subject to the closing of the international offering.

 LEGAL MATTERS

          We are being represented by White & Case LLP with respect to certain legal matters as to United States federal securities laws and New York State law. The underwriters are being represented by Simpson Thacher & Bartlett LLP with respect to certain legal matters as to United States federal securities laws and New York State law. The validity of our common shares underlying the ADSs offered in this offering and other matters governed by Brazilian law will be passed upon for us by Pinheiro Neto Advogados. Certain other legal matters as to Brazilian law will be passed upon for us by Pinheiro Neto Advogados and for the underwriters by Pinheiro Guimarães Advogados.

 EXPERTS

          The consolidated financial statements of Linx S.A. as of December 31, 2018, 2017 and 2016 and for each of the three years in the period ended December 31, 2018, appearing in this prospectus have been audited by Ernst & Young Auditores Independentes S.S., independent registered public accounting firm, as set forth on their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

 ENFORCEMENT OF JUDGMENTS AND SERVICE OF PROCESS

          We are a corporation (sociedade anônima) organized under the laws of Brazil. With one exception, all of our directors and officers are Brazilian residents. The majority of our assets are located in Brazil. As a result, it may not be possible, or it may be difficult, for you to effect service of process upon us or these other persons within the United States or to enforce judgments obtained in United States courts against us or them, including those predicated upon the civil liability provisions of the federal securities laws of the United States.

          In addition, any claims under the Novo Mercado segment of the B3 regulations must be submitted to arbitration proceedings conducted in accordance with the rules of the Market Arbitration Chamber of the B3. See "Description of Capital Stock — Arbitration."

          We have been advised by our Brazilian counsel, Pinheiro Neto Advogados, that a judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below.

          Our Brazilian counsel has advised us that a judgment obtained outside Brazil against us, the directors and officers or certain advisors named herein would be enforceable in Brazil without retrial or re-examination of the merits of the original action including, without limitation, any final judgment for payment of a certain amount rendered by any such court, provided that such judgment has been previously recognized by the Superior Court of Justice (Superior Tribunal de Justiça), or the STJ. In order to be recognized by the STJ, a foreign judgment must meet the following conditions:

  •
  it must comply with all formalities necessary for its enforcement under the laws of the jurisdiction where it was rendered;

  •
  it must have been issued by a competent court after proper service of process on the parties, which service must comply with Brazilian Law if made in Brazil, or after sufficient evidence of the parties' absence has been given, as required by applicable law;

  •
  it must be final and therefore not subject to appeal;

  •
  it must be apostilled by a competent authority of the State from which the document emanates according to the Hague Convention of 5 October 1961 Abolishing the Requirement of Legalisation for Foreign Public Documents or, if such State is not signatory of the Hague Convention, it must be duly authenticated by a competent Brazilian consulate;

  •
  it must be accompanied by a translation thereof into Portuguese made by a certified translator in Brazil, unless an exemption is provided by an international treaty to which Brazil is a signatory;

  •
  it must not be contrary to Brazilian national sovereignty or public policy or violate the dignity of the human person (as set forth in Brazilian law);

  •
  it must not violate a final and unappealable decision issued by a Brazilian court; and

  •
  it must not violate the exclusive jurisdiction of Brazilian courts.

          The recognition process may be time-consuming and may also give rise to difficulties in enforcing the foreign judgment in Brazil. Accordingly, we cannot assure you that recognition would be obtained, that the recognition process would be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment, including for violation of the securities laws of countries other than Brazil, including the federal securities laws of the United States.

          We have been further advised that:

  •
  original actions may be brought in connection with this prospectus predicated solely on the federal securities laws of the United States in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against us or the directors and officers thereof and certain advisors named herein, provided that provisions of the federal securities laws of the United States do not contravene Brazilian public policy, national sovereignty or equitable principles and provided further that Brazilian courts can assert jurisdiction over such actions; and

  •
  the ability of a creditor to satisfy a judgment by attaching our assets or assets of our directors and officers and of certain advisors named herein is limited by provisions of Brazilian law to the extent that assets are located in Brazil.

          A plaintiff (whether Brazilian or non-Brazilian), who resides outside Brazil or is outside Brazil during the course of the litigation in Brazil and who does not own real estate property in Brazil during the course of litigation in Brazil must provide a bond to guarantee the payment of the defendant's legal fees and court expenses in connection with court procedures for the collection of payments. The bond must have a value sufficient to satisfy the payment of court fees and defendant attorney's fees, as determined by a Brazilian judge. This requirement does not apply (1) when an exemption is provided by an international agreement or treaty that Brazil is a signatory; (2) in the case of claims for collection on a título executivo extrajudicial (an instrument which may be enforced in Brazilian courts without a review on the merits), in the case of enforcement of foreign judgments that have been duly recognized by the STJ; or (3) counterclaims as established, according to Article 83 of the Brazilian Code of Civil Procedure (Código de Processo Civil). Notwithstanding the foregoing, we cannot assure you that recognition of any judgment will be obtained, that the process described above can be conducted in a timely manner, or that Brazilian courts will enforce a judgment for violation of the federal securities laws of the United States with respect to the common shares.

 WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

          Upon completion of this global offering, we will be subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy the reports and other information to be filed with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of the materials may be obtained from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the SEC's Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials.

          As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our selling shareholder, executive officers and directors are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

          We will send the depository a copy of all notices of shareholders' meetings and other reports, communications and other reports, communications and information that are made generally available to the common shareholders. The depository has agreed to mail to all common shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the depository and will make available to all common shareholders such notices and all such other reports and communications received by the depositary.

INDEX TO FINANCIAL STATEMENTS

Unaudited Individual and Consolidated Financial Statements of Linx S.A. as of March 31, 2019 and December 31, 2018 and for the three months ended March 31, 2019 and 2018
Consolidated Interim Statement of Financial Position	F-2
Consolidated Interim Statements of Income	F-4
Consolidated Interim Statements of Comprehensive Income	F-5
Consolidated Interim Statements of Changes in Shareholders' Equity	F-6
Consolidated Interim Statements of Cash Flows	F-7
Notes to the Financial Statements	F-8
Audited Individual and Consolidated Financial Statements of Linx S.A. as of and for the years ended December 31, 2018, 2017 and 2016
Report of Independent Registered Public Accounting Firm	F-51
Consolidated Statement of Financial Position	F-52
Consolidated Statements of Income	F-54
Consolidated Statements of Comprehensive Income	F-55
Consolidated Statements of Changes in Shareholders' Equity	F-56
Consolidated Statements of Cash Flows	F-57
Notes to the Financial Statements	F-58

Linx S.A.

Interim consolidated statements of financial position

As of March 31, 2019 and December 31, 2018

(In thousands of Brazilian reais)

	March 31, 2019	December 31, 2018

	(Unaudited)
Assets
Current assets
Cash and cash equivalents (Note 4)	49,945	49,850
Financial assets (Note 5)	413,239	413,374
Trade accounts receivable (Note 6)	173,025	167,102
Recoverable taxes (Note 7)	31,584	35,094
Other receivables (Note 9)	32,696	43,407

Total current assets	700,489	708,827
Non-current assets
Trade accounts receivable (Note 6)	2,978	3,280
Deferred taxes (Note 16)	4,312	4,449
Other receivables (Note 9)	7,272	7,213
Property, plant and equipment, net (Note 10)	75,248	74,273
Intangible assets, net (Note 11)	958,561	849,634

Total non-current assets	1,048,371	938,849

Total assets	1,748,860	1,647,676

See the accompanying notes to financial statements.

Linx S.A.

Interim consolidated statements of financial position (Continued)

As of March 31, 2019 and December 31, 2018

(In thousands of Brazilian reais)

	March 31, 2019	December 31, 2018

	(Unaudited)
Liabilities and shareholders' equity
Current liabilities
Suppliers	12,543	13,623
Loans and financing (Note 12)	54,105	40,720
Labor obligations (Note 13)	53,893	43,801
Taxes payable	11,400	13,455
Income tax and social contribution	1,652	1,206
Payables for the acquisition of businesses (Note 14)	49,450	57,099
Deferred revenue (Note 15)	41,031	40,053
Dividends payable	2,764	2,764
Other liabilities	17,380	7,979

Total current liabilities	244,218	220,700
Non-current liabilities
Loans and financing (Note 12)	276,755	209,261
Labor obligations (Note 13)	615	—
Payables for the acquisition of businesses (Note 14)	45,494	55,388
Deferred taxes (Note 16)	77,189	72,635
Deferred revenue (Note 15)	13,736	19,195
Provision for contingencies (Note 18)	12,294	10,960
Other liabilities	2,044	2,328

Total non-current liabilities	428,127	369,767
Shareholders' equity
Capital (Note 17)	488,829	488,467
Capital reserves (Note 17)	372,176	369,879
Profit reserves (Note 17)	179,798	179,457
Income for the period	17,180	—
Additional dividends proposed (Note 17)	22,236	22,236
Other comprehensive income (loss)	(3,704)	(2,830)

	1,076,515	1,057,209

Total liabilities and shareholders' equity	1,748,860	1,647,676

See the accompanying notes to financial statements.

Linx S.A.

Interim consolidated statements of income

Three months ended March 31, 2019 and 2018

(In thousands of Brazilian reais)

(Unaudited)

	For the three months ended March 31,

	2019	2018

Net operating revenues (Note 19)	176,805	158,410
Operating income (expenses)
Cost of services rendered (Note 20)	(59,999)	(56,656)
General and administrative (Note 20)	(43,962)	(42,529)
Selling (Note 20)	(35,325)	(22,059)
Research and development (Note 11/20)	(18,372)	(16,207)
Other operating income (Note 20)	8,124	8,004
Other operating expenses (Note 20)	(1,934)	199

	(151,468)	(129,248)
Operating income	25,337	29,162

Net financial income (expenses)
Financial income (Note 21)	10,284	12,045
Financial expenses (Note 21)	(12,048)	(8,348)

	(1,764)	3,697
Income before income tax and social contribution	23,573	32,859

Income tax and social contribution — current (Note 16)	(2,025)	(1,664)
Income tax and social contribution — deferred (Note 16)	(4,368)	(4,743)

Net income	17,180	26,452

Basic earnings per share — in Reais (Note 23)	0.1082	0.1611
Diluted earning per share — in Reais (Note 23)	0.1064	0.1592

See the accompanying notes to financial statements.

Linx S.A.

Interim consolidated statements of other comprehensive income,

Three months ended March 31, 2019 and 2018

(In thousands of Brazilian reais)

(Unaudited)

	For the three months ended March 31,

	2019	2018

Net income	17,180	26,452
Other comprehensive income to be reclassified to income (loss) for the year in subsequent periods
Exchange differences on translation of foreign operations	(874)	(120)
Other comprehensive income of the associated company under the equity method	—	(1,027)

Total comprehensive income	16,306	25,305

See the accompanying notes to financial statements.

Linx S.A.
Consolidated statements of changes in shareholders' equity
Three months ended March 31, 2019 and 2018
(In thousands of Brazilian reais)

		Capital reserves					Profit reserves

	Capital	Share Premium	Stock option plan	Treasury shares	Expenditures with issuance of shares	Total	Legal reserve	Profit retention	Total	Retained earnings	Other comprehensive income (loss)	Additional dividends proposed	Total

Balances at December 31, 2017	486,032	539,571	11,548	(33,887)	(37,423)	479,809	7,037	179,100	186,137	—	(247)	18,789	1,170,520
Prior-year adjustments
Effects from the first-time adoption of IFRS 9	—	—	—	—	—	—	—	(1,015)	(1,015)	—	—	—	(1,015)
Effects from the first-time adoption of IFRS 15	—	—	—	—	—	—	—	(35,668)	(35,668)	—	—	—	(35,668)
Opening balances at 01/01/2018, adjusted	486,032	539,571	11,548	(33,887)	(37,423)	479,809	7,037	142,417	149,454	—	(247)	18,789	1,133,837
Issuance of capital	1,442	—	—	—	—	—	—	—	—	—	—	—	1,442
Stock option plan	—	—	379	—	—	379	—	—	—	—	—	—	379
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	(1,147)	—	(1,147)
Net income for the period (unaudited)	—	—	—	—	—	—	—	—	—	26,452	—	—	26,452

Balances at March 31, 2018	487,474	539,571	11,927	(33,887)	(37,423)	480,188	7,037	142,417	149,454	26,452	(1,394)	18,789	1,160,963

Balances at December 31, 2018	488,467	539,571	16,104	(148,373)	(37,423)	369,879	7,037	172,420	179,457	—	(2,830)	22,236	1,057,209
Issuance of capital (Note 17)	362	—	—	—	—	—	—	—	—	—	—	—	362
Stock option plan (Note 24)	—	—	2,297	—	—	2,297	—	—	—	—	—	—	2,297
Effect from adoption of hyperinflation	—	—	—	—	—	—	—	341	341	—	—	—	341
Exchange differences on translation of foreign operations	—	—	—	—	—	—	—	—	—	—	(874)	—	(874)
Net income for the period	—	—	—	—	—	—	—	—	—	17,180	—	—	17,180

Balances at March 31, 2019	488,829	539,571	18,401	(148,373)	(37,423)	372,176	7,037	172,761	179,798	17,180	(3,704)	22,236	1,076,515

See the accompanying notes to financial statements.

Linx S.A.

Interim consolidated statements of cash flows

Three months ended March 31, 2019 and 2018

(In thousands of Brazilian reais)

(Unaudited)

	For the three months ended March 31,

	2019	2018

Cash flows from operating activities
Net income for the period	17,180	26,452
Adjustments to reconcile income to cash and cash equivalents generated by (used in) operational activities:
Depreciation and amortization (Note 10/11)	24,348	18,430
Addition to allowance for doubtful accounts (Note 6)	529	89
Losses (gains) on write-off/disposal of goods	429	8,146
Addition (reversal) of contingencies related to business acquisitions	1,531	(8,961)
Stock option plan	2,297	379
Financial expenses	7,642	2,669
Income tax and social contribution — deferred (Note 16)	4,368	4,743
Income tax and social contribution — current (Note 16)	2,025	1,664
Provisions for contingency (Note 18)	1,334	758
Other operating income (Note 20)	(9,232)	(8,997)
Income from interest earning bank deposits (Note 21)	(6,526)	(8,157)
Effect from adoption of hyperinflation	519	—
Others	—	(1,027)
Change in operating assets and liabilities:
Trade accounts receivable	(6,124)	(6,350)
Recoverable taxes	3,415	(3,047)
Other credits and judicial deposits	(9,021)	(4,838)
Suppliers	(1,256)	2,340
Labor obligations	10,707	6,652
Taxes and contributions payable	(2,123)	(1,445)
Deferred income	(4,481)	(140)
Other accounts payable	9,117	(158)
Income tax and social contribution paid (Note 16)	(1,093)	(697)

Net cash flows from operating activities	45,585	28,505

Cash flows from financing activities
Purchase of fixed assets	(4,770)	(2,559)
Purchase of intangible assets	(18,442)	(15,208)
Acquisition of business, net of cash and cash equivalents acquired	—	(14,200)
Purchase of financial assets (Note 5)	(117,514)	(139,777)
Proceeds from redemption of financial assets (Note 5)	124,175	148,496

Net cash flows from (used in) investing activities	(16,551)	(23,248)

Cash flows from financing activities
Additions of loans and financing	—	44,468
Payments of loans and financing (Note 12)	(13,895)	(9,637)
Financial expenses paid (Note 12)	(3,851)	(1,978)
Payments for the acquisition of subsidiaries (Note 14)	(10,681)	(33,601)
Proceeds from issuance of shares (Note 18)	362	1,442

Net cast flows from (used in) financing activities	(28,065)	694

Foreign exchange gain or (loss) in cash and cash equivalents	(874)	(120)

Increase (decrease) in cash and cash equivalents	95	5,831

Cash and cash equivalents at the beginning of the year	49,850	42,918

Cash and cash equivalents at the end of the year	49,945	48,749

See the accompanying notes to financial statements.

Linx S.A.

Notes to interim condensed consolidated financial statements

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

1. Operations

          Linx S.A. (the "Company" or "Linx"), a Brazilian corporation, was incorporated in 1985 and is headquartered at Avenida das Nações Unidas, 7221, 7º Andar, city and state of São Paulo, Brazil.

          The Company and its subsidiaries (the "Group") are focused on developing and providing affordable, easy-to-use, reliable and seamlessly integrated software solutions to retailers in Brazil, under a recurring subscription-based software revenue. Linx is a one-stop-shop that offers business management tools, payment solutions, e-commerce and omni-channel applications through a single integrated and ever-evolving platform to retailers of all sizes and capabilities.

          The Group offers an integrated set of products which are divided into three product lines: Linx Core, Linx Digital and Linx Pay Hub. The Group initiates its operations through its Linx Core product, principally consisting of Linx's management software solutions. As part of the efforts to adapt to ever-evolving customer needs, the Group created its Linx Digital (e-commerce and omni-channel related products) and Linx Pay Hub (payments related products) product lines. The solutions the Group offers through the product lines are specially designed for the customers' value chain ERP/POS offerings with the objective of developing a fully integrated ecosystem and becoming a one-stop-shop for retailers. These products allows Linx to become a partner of choice to retailers by providing services that increase efficiencies, integrating digital and physical stores while ensuring a flexible payment solution suitable for each.

          The Company became a publicly listed corporation in Brazil when its shares were listed on the New Market segment of São Paulo Stock Exchange B3 on February 8, 2013, trading under the ticker symbol LINX3.

          These interim condensed consolidated financial statements were approved by Management on May 10, 2019.

2. Basis of preparation

2.1    Basis of presentation

          The interim condensed consolidated financial statements were prepared in accordance with IAS 34 — Interim Financial Reporting, issued by the International Accounting Standards Board — IASB. The interim condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Group's annual consolidated financial statements as of December 31, 2018.

          All relevant pieces of information characteristic of interim financial statements, and only them, are being evidenced and correspond to those used by Management.

2.2    Basis of measurement

          The interim condensed consolidated financial statements have been prepared on a historical cost basis except for certain financial assets that have been measured at fair value.

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

2. Basis of preparation (Continued)

2.3    Functional and presentation currency

          Interim condensed consolidated financial statements are presented in Brazilian reais (R$), the Company's functional currency. Each entity of the Group determines its own functional currency and items included in the financial statements are measured using that functional currency, and for those entities whose functional currencies are different from the Brazilian real, the financial statements are translated into reais on the reporting date.

          The Company's interim condensed consolidated financial statements as of March 31, 2019 and December 31, 2018 and for the three month periods ended March 31, 2019 and 2018, are presented in thousands of reais (unless otherwise stated).

2.4    Use of estimates and judgments

          The interim condensed consolidated financial statements were prepared in accordance with several measurement bases used in accounting estimates. The accounting estimates were based on objective and subjective factors, with a basis on Management's judgment for determination of the adequate amount to be recorded in the financial statements. Significant items subject to these estimates and assumptions include the selection of fixed assets and its recoverability in operations, evaluation of financial assets at fair value, credit risk analysis to determine the allowance for doubtful accounts, and the analysis of the remaining risks to determine other provisions, including for contingencies.

          Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods. Estimates and assumptions are reviewed by the Group at least annually.

3. Significant accounting policies

          The accounting policies have been consistently applied to all the periods presented in these interim condensed consolidated financial statements. The accounting policies have also been consistently applied by the Company's subsidiaries.

3.1.   Presentation of segment information

          The operating segment information is shown consistently with the internal report reviewed by the chief operating decision maker. The chief operating decision maker, in charge of allocating funds and evaluating performance of operating segments is the Executive Board, also in charge of the Group's strategic decision making. The Executive Board considers the whole Group as a single operating and reportable segment as it makes its operational and strategic decisions based on consolidated income (loss).

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

3. Significant accounting policies (Continued)

3.2.   Consolidation basis

          The interim condensed consolidated financial statements comprise the financial statements of the Company and its subsidiaries as of March 31, 2019 and December 31, 2018. Control is obtained when the Group is exposed, or entitled to, variable returns from its involvement with the investee, and has the ability to affect those returns through the power over the investee.

          The interim condensed consolidated financial statements include information of Linx S.A. and its subsidiaries, as follows:

	Ownership percentage

	March 31, 2019	December 31, 2018

Subsidiaries
Linx Sistemas e Consultoria Ltda.	99.99%	99.99%
Linx Telecomunicações Ltda.	99.99%	99.99%
Indirect subsidiaries
Napse S.R.L.	100.00%	100.00%
Sback Tecnologia da Informação Ltda.	100.00%	100.00%
DCG Soluções para Venda Digital S.A.	100.00%	100.00%
Linx Pay Meios de Pagamentos Ltda.	100.00%	100.00%

          The Company and its subsidiaries (jointly, "Group") is the direct parent company of the following companies:

          Linx Sistemas e Consultoria Ltda. ("Linx Sistemas"):    is engaged in developing management software for the retail segment, providing technical support, advisory and training.

          Linx Telecomunicações Ltda. ("Linx Telecomunicações"):    engaged in the provision of telecommunication services in general, such as transmission of voice, data, images and sound by any means, including services of networks and circuits, telephony, by any systems, including via Internet.

          It is the indirect parent company of the following companies:

          Napse S.R.L. ("Napse"):    operates in the development and sales of point-of-sale (POS) automation software, electronic payment solutions (TEF) and promotion engine for large retail chains in the main Latin American markets.

          Sback Tecnologia da Informação Ltda. ("Sback"):    operates in the cloud platform leader in technologies of retention, reengagement and recapture through Big Data and Intelligence for engagement.

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

3. Significant accounting policies (Continued)

          DCG Soluções para Venda Digital S.A. ("DCG"):    operating in the development of e-commerce platform, focused on the development of technology solution in the Software as a Service (SaaS) model that allows digital sales and connection with marketplaces.

          Linx Pay Meios de Pagamentos Ltda. ("Linx Pay"):    operates with the purpose of aggregating all of the Company's initiatives related to fintech such as TEF (payment gateway), DUO (Smart POS) and the newly launched Linx Pay Easy (sub-acquiring), besides the new products aligned with Linx's strategic positioning in such area.

3.3.   New or revised standards adopted in 2019

          These interim condensed consolidated financial statements have been prepared using accounting policies consistent with those adopted for the preparation of the financial statements for the year ended December 31, 2018 (Note 3 — "Significant Accounting Policies") and must be reviewed together with these financial statements, as well as considering the new standards, interpretations and amendments that came into effect from January 1, 2019, described below:

Standards and amended standards

IFRS 16	Financial lease operations
IFRIC 23	Uncertainty related to income tax treatments
Amendments to IFRS 9	Characteristics of prepayment with negative remuneration
Amendments to IAS 28	Long-term Investment in Associated Companies and Joint Ventures
IFRS Standards Annual Improvements	Cycle 2015-2017
Amendments to IAS 19	Alteration of plan, Restriction or Settlement

          The Group did not early adopt any other standards. Unless as stated below, the adoption of a number of these standards, amendments and interpretations had no material impacts on the Company upon their first-time adoption:

IFRS 16 Leases

          IFRS 16 supersedes IAS 17, Leases, IFRIC 4, D, SIC-15, Operating Leases-Incentives, and SIC-27, Evaluating the Substance of Transactions Involving the Legal Form of a Lease. The standard sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for most leases under a single on-balance sheet model.

          Lessor accounting under IFRS 16 is substantially unchanged from IAS 17. Lessors will continue to classify leases as either operating or finance leases using similar principles as in IAS 17. Therefore, IFRS 16 did not have an impact for leases where the Group is the lessor.

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

3. Significant accounting policies (Continued)

          The Group adopted IFRS 16 using the modified retrospective method of adoption with the date of initial application of 1 January 2019. Under this method, the standard is applied retrospectively wth the cumulative effect of initially applying the standard recognized at the date of initial application. The Group elected to use the transition practical expedient allowing the standard to be applied only to contracts that were previously identified as leases applying IAS 17 and IFRIC 4 at the date of initial application. The Group also elected to use the recognition exemptions for lease contracts that, at the commencement date, have a lease term of 12 months or less and do not contain a purchase option.

          The effect of adopting IFRS 16 as of January 1, 2019 (increase (decrease)) is as follows:

	Financial Statements disclosed on December 31, 2018	Impact concerning the adoption of IFRS 16	Financial statements — March 01, 2019

Assets
Advance	10,394	(10,394)	—
Other non-current assets	698,433	—	698,433

Current assets	708,827	(10,394)	698,433
Intangible assets (Right to use)	849,634	102,190	951,824
Other non-current assets	89,215	—	89,215

Non-current assets	938,849	102,190	1,041,039

Total assets	1,647,676	91,796	1,739,472

Liabilities
Leasing payable	—	6,531	6,531
Other current liabilities	220,700	—	220,700

Current liabilities	220,700	6,531	227,231
Leasing payable	—	85,265	85,265
Other non-current liabilities	369,767	—	369,767

Non-current liabilities	369,767	85,265	455,032

Shareholders' equity	1,057,209	—	1,057,209

Total liabilities and shareholders' equity	1,647,676	91,796	1,739,472

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

3. Significant accounting policies (Continued)

	Financial Statements disclosed on March 31, 2019	Impact concerning the adoption of IFRS 16	Financial Statements as of March 31, 2019 without effect of said standards

Income (loss)
Net revenue	176,805	—	176,805
Cost of services rendered	(59,999)	—	(59,999)

Gross income	116,806	—	116,806

Operating expenses	(91,469)	4,065	(87,404)

Income before financial revenues and expenses	25,337	4,065	29,402

Financial results	(1,764)	2,004	240

Income (loss) before taxes	23,573	6,069	29,642

Current and deferred income tax and social contribution	(6,393)	—	(6,393)

Net income	17,180	6,069	23,249

(a)    Nature of the effect of adoption of IFRS 16

          The Group has lease contracts for various items of plant, equipment and other. Before the adoption of IFRS 16, the Group classified each of its leases (as lessee) at the inception date as either a finance lease or an operating lease. A lease was classified as a finance lease if it transferred substantially all of the risks and rewards incidental to ownership of the leased asset to the Group; otherwise it was classified as an operating lease. Before the adoption of IFRS 16, the Group had no financial leasest. In an operating lease, the leased property was not capitalised and the lease payments were recognised as rent expense in the statement of profit or loss on a straight-line basis over the lease term. Any prepaid rent and accrued rent were recognised under Prepayments and Trade and other payables, respectively.

          Upon adoption of IFRS 16, the Group applied a single recognition and measurement approach for all leases that it is the lessee, except for short-term leases and leases of low-value assets. The Group recognised lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying assets.

          In accordance with the modified retrospective method of adoption, the Group applied IFRS 16 retrospectively with the cumulative effect of initially apply the standard as an adjustment at the date of initial application.

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

3. Significant accounting policies (Continued)

Leases previously accounted for as operating leases

          The Group recognized right-of-use assets and lease liabilities for those leases previously classified as operating leases, except for short-term leases and leases of low-value assets. The right-of-use assets for most leases were recognized based on the carrying amount as if the standard had always been applied, apart from the use of incremental borrowing rate at the date of initial application. In some leases, the right-of-use assets were recognized based on the amount equal to the lease liabilities, adjusted for any related prepaid and accrued lease payments previously recognized. Lease liabilities were recognized based on the present value of the remaining lease payments, discounted using the incremental borrowing rate at the date of initial application.

The Group also applied the available practical expedients wherein it:

  •
  Used a single discount rate to a portfolio of leases with reasonably similar characteristics

  •
  Relied on its assessment of whether leases are onerous immediately before the date of initial application

  •
  Applied the short-term leases exemptions to leases with lease term that ends within 12 months at the date of initial application

  •
  Used hindsight in determining the lease term where the contract contains options to extend or terminate the lease

Based on the foregoing, as of January 1, 2019:

  •
  Right-of-use assets of R$ 102,190 were recognized and presented separately in the statement of financial position.

  •
  Other lease liabilities of R$ 91,796 were recognized and included in loans and financing subject to interest and a discount rate of 9.15%.

  •
  Prepayments of R$ 10,394 related to previous operating leases were derecognized.

(b)    Summary of new accounting policies

Right-of-use assets

          The Group recognises right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Unless the Group is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the recognized right-of-use assets are depreciated on a

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

3. Significant accounting policies (Continued)

straight-line basis over the shorter of its estimated useful life and the lease term. Right-of-use assets are subject to impairment.

Lease liabilities

          At the commencement date of the lease, the Group recognises lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating a lease, if the lease term reflects the Group exercising the option to terminate. The variable lease payments that do not depend on an index or a rate are recognized as expense in the period on which the event or condition that triggers the payment occurs.

          In calculating the present value of lease payments, the Group uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the in-substance fixed lease payments or a change in the assessment to purchase the underlying asset.

Short-term leases and leases of low-value assets

          The Group applies the short-term lease recognition exemption to its short-term leases of machinery and equipment (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of office equipment that are considered of low value (i.e., below R$ 20). Lease payments on short-term leases and leases of low-value assets are recognized as expense on a straight-line basis over the lease term.

Significant judgement in determining the lease term of contracts with renewal options

          The Group determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised.

          The Group has the option, under some of its leases to lease the assets for additional terms of three to five years. The Group applies judgement in evaluating whether it is reasonably certain to exercise the option to renew. That is, it considers all relevant factors that create an economic incentive for it to exercise the renewal. After the commencement date, the Group reassesses the lease term if there is a significant event or change in circumstances that is within its control and

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

3. Significant accounting policies (Continued)

affects its ability to exercise (or not to exercise) the option to renew (e.g., a change in business strategy).

(c)    Amounts recognized in the statement of financial position and profit or loss

          Set out below, are the carrying amounts of the Group's right-of-use assets and lease liabilities and the movements during the period:

	Right-of-use assets

	Property for rent	Other equipment	Cloud(*)	Total	Lease liabilities

As of January 1, 2019	90,924	872	10,394	102,190	91,796
Additions	—	—	8,194	8,194	—
Depreciation expense	(2,404)	(22)	(1,639)	(4,065)	—
Interest expense	—	—	—	—	2,003
Payments	—	—	—	—	(3,563)

As of 31 March 2019	88,520	850	16,949	106,319	90,236

(*)
Leasing of cloud space

4. Cash and cash equivalents

	March 31, 2019	December 31, 2018

Cash and banks	45,841	45,422
Short-term interest earning bank deposits	4,104	4,428

	49,945	49,850

          Highly liquid short-term interest earning bank deposits are promptly convertible into a known sum of cash and subject to an insignificant risk of change of value.

          Short-term interest earning bank deposits refer to Fixed Income Funds accruing interest at 101.03% of the Interbank Deposit Certificate (CDI).

          The exposure of the Company and its subsidiaries to risk and the sensitivity analysis are disclosed in Note 22.8.

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

5. Financial assets

Type	Name	Date of investment	Maturity	Average yield in relation to CDI (%)	March 31, 2019	December 31, 2018

Fund	Retail — Private Fixed-Income Credit	10/03/2016	Indefinite	103.20%	413,239	413,374

					413,239	413,374

          The balance of the Fixed Income Fund comprises:

Type	Code	Date of investment	Issue	Maturity	Quantity	Index	Amount of the investment	December 31, 2018

Fixed income	LF(1)	10/21/2016- 03/19/2018	10/21/2016- 03/19/2018	04/22/2019- 06/09/2020	81	CDI D 101.75- 104.5%	21,700	25,033
Fixed income	LFS(2)	02/15/2013	01/16/2013	01/15/2019	28	CDI D 111%	8,453	16,166
Fixed income	Eligible LFS(2)	08/01/2018	08/01/2018	08/01/2025	17	CDI D 108.75%	5,100	5,273
Fixed income	LFT(3)	10/03/2016- 12/21/2018	07/01/2000- 01/05/2018	09/01/2021- 03/01/2024	7,066	LFT / SELIC	65,133	69,779
Fixed income	LTN(4)	12/31/2018	12/31/2018	07/01/2020	50,503	PRE 6.40% p.a.	45,303	45,303
Investment fund	Other funds(5)	—	—	—	5,940,011	—	235,767	235,767
Fixed income	LAMDI(6)	11/27/2018- 12/03/2018	11/27/2018- 12/03/2018	11/29/2019- 12/03/2019	16,000	CDI 103.0- 103.75%	16,000	16,088

								413,409

						Fund expenses		(36)
						Treasury balance		1

								413,374

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

5. Financial assets (Continued)

Type	Code	Date of investment	Issue	Maturity	Quantity	Index	Amount of the investment	March 31, 2019

Fixed income	LF(1)	11/16/2017 a 03/19/2019	11/16/2017 a 03/19/2019	02/17/2020 a 03/18/2022	293	CDI D 102 a 105,5%	72,336	73,557
Fixed income	LFS Elegível(2)	08/01/2018	08/01/2018	08/01/2018	23	CDI D 108,75%	5,100	5,377
Fixed income	LFT(3)	10/03/2016 a 12/21/2018	07/01/2000 a 01/05/2018	09/01/2021 a 03/01/2024	7,066	LFT / SELIC	65,133	70,838
Fixed income	LTN(4)	03/28/2019	03/28/2019	05/15/2019	2,677	PRE 6,40 a,a	8,770	8,770
Fixed income	Other funds(5)	—	—	—	5,764,138	—	233,368	233,368
Investment fund	LAMDI(6)	11/27/2018 a 02/26/2019	11/27/2018 a 02/26/2019	11/29/2019 a 02/28/2020	3	CDI 103%	21,366	21,284

								413,194

						Despesas do fundo		41
						Saldo em tesouraria		4

								413,239

(1)
Financial Letter issued by banks with good credit rating and CDI-based income

(2)
Subordinated Financial Letter issued by banks with good credit rating and CDI-based income. The LFS has a clause of subordination to the payment of unsecured creditors in case of liquidation of the institution

(3)
Financial Treasury Letter issued by the Brazilian government and is a floating rate bond, whose profitability follows the variation of the SELIC rate, the basic interest rate of the economy

(4)
National Treasury Bond are securities issued by the Brazilian government with fixed yield (fixed rate) at the time of purchase

(5)
Quotas of two low-risk funds: (i) Itaú Investment Grade RF Private Credit FI which aims to exceed the CDI in the long run. To this end, the fund manager adopts an active management strategy by allocating its resources in federal public securities and in private securities issued by companies that has a low credit risk granted by at least two of the following credit rating agencies: Fitch Ratings, Moody's or Standard and Poors. Additionally, the fund may be exposed to the spot market and/ or fixed interest rate derivatives. The fund portfolio may consist of up to 100% in private securities; and (ii) Special Referenced DI FI which has the objective of monitoring CDI variation by investing at least 95% of its resources in securities or operations linked to this indicator. The fund portfolio may consist of government securities and up to 50% in private securities whose issuer is classified in the low credit risk category.6 Commercial Leasing Letter from Banco Safra with yield linked to the CDI

          Management's policy is to use these funds for specific payments, such as for the acquisition of businesses and for payment of interest on equity, and not to use these funds to cover operating cash flow needs.

          The exposure of the Group to risk and the sensitivity analysis are disclosed in Note 22.8.

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

6. Trade accounts receivable

	March 31, 2019	December 31, 2018

Trade notes receivable:
Falling due	145,742	148,502
Overdue(a)	35,441	26,557

	181,183	175,059
(-) Allowance for expected credit losses	(4,744)	(4,215)
(-) Adjustment to present value	(436)	(462)

	176,003	170,382

Current	173,025	167,102

Non-current	2,978	3,280

(a)
Trade receivables overdue have the following aging:

	March 31, 2019	December 31, 2018

Days:
1-30	15,021	9,591
31-60	4,851	3,468
61-90	3,951	3,063
91-180	4,949	4,483
>181	6,669	5,952

	35,441	26,557

          The Company and its subsidiaries estimated an allowance for expected credit losses based on receivables past due over 180 days that basically represents the historical loss and trade notes receivable under discussion in court. The Company also recognizes a provision for expected losses

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

6. Trade accounts receivable (Continued)

in trade accounts receivable that comprise outstanding accounts receivable base. The estimated percentage loss for each aging band is shown below.

Maturity	Loss %

Falling due (days):
>1	0.3%
up to 1	0.3%
1-30	2.4%
31-60	7.0%
61-90	12.9%
91-120	20.4%
121-150	26.4%
151-180	29.3%

          The changes in the allowance for expected credit losses is as follows:

	March 31, 2019	December 31, 2018

Opening balance	(4,215)	(1,183)
Initial adoption of IFRS 9 as of January 1, 2018	—	(1,539)
Addition of provision	(1,314)	(5,734)
Use/reversal	785	4,241

Closing balance	(4,744)	(4,215)

7. Recoverable taxes

	March 31, 2019	December 31, 2018

Brazilian State VAT (ICMS)	4,453	4,286
Withholding taxes and contributions	25,358	29,272
Brazilian Federal Revenue taxes (PIS and COFINS)	456	456
Other	1,317	1,080

	31,584	35,094

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

8. Related parties

8.1    Remuneration of key management personnel

          Compensation of key management personnel of the Group (07 and 06 persons in 2019 and 2018, respectively) for the periods ended March 31, 2019 and 2018 is as follows:

	March 31, 2019	March 31, 2018

Short-term employee benefits	3,957	3,366
Share-based payment transactions	744	814

	4,701	4,180

9. Other receivables

	March 31, 2019	December 31, 2018

Prepaid expenses — Services	7,838	21,696
Indemnification assets from business combinations(*)	13,975	13,560
Advance to suppliers	3,728	7,102
Advance to employees, vacations and 13th salary	6,990	2,619
Other(**)	7,437	5,643

	39,968	50,620

Current assets	32,696	43,407
Non-current assets	7,272	7,213

(*)
Refers to indemnification assets for contingent liabilities acquired upon the business combination of Direção, Spress, Rezende, Liderança, Quadrant, CSI, LZT, BR Coelho, Big Automação, Percycle, Único, Itec Informática and Napse

(**)
Refers to advances to employees for vacation pay, expenses, loans and judicial deposits

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

10. Property, plant and equipment, net

a)
Detail — 2018

	December 31, 2018

	Cost	Accumulated depreciation	Net

Computers and electronics	43,544	(30,599)	12,945
Vehicles	14,668	(9,574)	5,094
Furniture and fixtures	14,587	(5,554)	9,033
Facilities, machinery and equipment	36,246	(14,212)	22,034
Leasehold improvements	37,041	(15,558)	21,483
Real estate	3,348	(669)	2,679
Other components	1,005	—	1,005

Total	150,439	(76,166)	74,273

b)
Detail — 2019

	March 31, 2019

	Cost	Accumulated depreciation	Net amount

Computers and electronics	47,339	(31,785)	15,554
Vehicles	15,173	(10,018)	5,155
Furniture and fixtures	14,568	(5,850)	8,718
Facilities, machinery and equipment	36,499	(15,022)	21,477
Leasehold improvements	36,962	(16,269)	20,693
Real estate	3,348	(702)	2,646
Other components	1,005	—	1,005

Total	154,894	(79,646)	75,248

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

10. Property, plant and equipment, net (Continued)

          Changes in property and equipment balances are as follows

	Cost

	December 31, 2018	Additions(*)	IAS 29(**)	Disposals	March 31, 2019

Computers and electronics	43,544	3,902	(49)	(58)	47,339
Vehicles	14,668	612	(3)	(104)	15,173
Furniture and fixtures	14,587	12	(4)	(27)	14,568
Facilities, machinery and equipment	36,246	361	(47)	(61)	36,499
Leasehold improvements	37,041	59	—	(138)	36,962
Real estate	3,348	—	—	—	3,348
Other components	1,005	—	—	—	1,005

Total	150,439	4,946	(103)	(388)	154,894

(*)
In the statement of cash flow, only additions with cash disbursement are presented in investment activities

(**)
Amounts referring to adoption of IAS 29 (hyperinflation) in Napse Argentina

	Accumulated depreciation

	December 31, 2018	Depreciation expense	March 31, 2019

Computers and electronics	(30,599)	(1,186)	(31,785)
Vehicles	(9,574)	(444)	(10,018)
Furniture and fixtures	(5,554)	(296)	(5,850)
Facilities, machinery and equipment	(14,212)	(810)	(15,022)
Leasehold improvements	(15,558)	(711)	(16,269)
Real estate	(669)	(33)	(702)

Total	(76,166)	(3,480)	(79,646)

          Additions to accumulated depreciation, stated in changes for the period, were recorded under "Operating, general and administrative expenses".

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

11. Intangible assets, net

a)
Detail — 2018

	December 31, 2018

	Cost	Accumulated amortization	Net amount

Software(1)	62,193	(30,671)	31,522
Software development(2)	15,634	—	15,634
Software developed(3)	156,885	(121,708)	35,177
Software development — capitalized interest	8,786	(4,728)	4,058
Brands acquired	46,187	(4,076)	42,111
Acquired Technology	130,679	(90,273)	40,406
Client portfolio — acquisitions	136,787	(63,697)	73,090
Goodwill	607,633	—	607,633
Other	3	—	3

Total	1,164,787	(315,153)	849,634

b)
Detail — 2019

	March 31, 2019

	Cost	Accumulated amortization	Net amount

Software(i)	68,804	(33,308)	35,496
Software development(ii)	18,933	—	18,933
Software developed(iii)	163,999	(128,479)	35,520
Software development — capitalized interest	11,173	(5,249)	5,924
Brands acquired	46,187	(4,316)	41,871
Acquired Technology	130,679	(93,420)	37,259
Client portfolio — acquisitions	136,787	(67,184)	69,603
Goodwill	607,633	—	607,633
Right to use — IFRS 16	110,384	(4,065)	106,319
Other	3	—	3

Total	1,294,582	(336,021)	958,561

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

11. Intangible assets, net (Continued)

          Changes in intangible assets balances are as follows

	Cost

	December 31, 2018	Addition(*)	IAS 29(**)	Disposals	March 31, 2019

Software(i)	62,193	6,727	(75)	(41)	68,804
Software development(ii)	15,634	3,299	—	—	18,933
Software developed(iii)	156,885	7,114	—	—	163,999
Software development — capitalized interest	8,786	2,387	—	—	11,173
Brands acquired	46,187	—	—	—	46,187
Acquired Technology	130,679	—	—	—	130,679
Client portfolio — acquisitions	136,787	—	—	—	136,787
Goodwill(*)	607,633	—	—	—	607,633
Right to use — IFRS 16	—	110,384	—	—	110,384
Other	3	—	—	—	3

Total	1,164,787	129,911	(75)	(41)	1,294,582

(*)
In the statement of cash flow, only additions with cash disbursement are presented in investment activities

(**)
Amounts referring to adoption of IAS 29 (hyperinflation) in Napse Argentina

	Accumulated amortization

	December 31, 2018	Amortization expense	March 31, 2019

Software(i)	(30,671)	(2,637)	(33,308)
Software developed(iii)	(121,708)	(6,771)	(128,479)
Software development — capitalized interest	(4,728)	(521)	(5,249)
Brands acquired	(4,076)	(240)	(4,316)
Acquired Technology	(90,273)	(3,147)	(93,420)
Client portfolio — acquisitions	(63,697)	(3,487)	(67,184)
Right to use — IFRS 16	—	(4,065)	(4,065)

Total	(315,153)	(20,868)	(336,021)

(i)
Software acquired for the usage of the Company's employees for internal purposes

(ii)
Software under internal development which is not available for use

(iii)
Software internally developed and available for use

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

11. Intangible assets, net (Continued)

11.1  Software development

          The activity of the subsidiary Linx Sistemas e Consultoria Ltda. assumes the continuous development of new systems and applications aimed at increasing the range of options to the current clients and potential new clients, in view of the increasing market demand for computerized solutions for the businesses in general. In this context, several projects intended for client systems and applications are being developed. The amounts recorded in intangibles correspond to portion of the cost of the project development department, determined based on the number of hours of the respective employees. Each project is amortized as from the moment the asset is available for use for an average period of three years, which according to management, reflects the expected period of financial return of the projects.

          In the period ended March 31, 2019, the amount of R$ 18.372 (R$ 16,207 on March 31, 2018) was recognized in income (loss) for the period in the consolidated, and was related to research and maintenance of the software developed.

12. Loans and financing

Type	Charges(*)	Effective rate	Maturity	Covenants		March 31, 2019	December 31, 2018

Loan — BNDES bank	IPCA + 3.10% p.a. + spread (1.37% p.a. for the 1st tranche and 0.97% p.a. for the 2nd tranche)	—	12/31/2027	13.2	(a)	147,278	146,602
Loan — BNDES bank	TJLP + 1.67% p.a.	9.446%.	02/15/2021	13.2	(b)	51,043	57,526
Loan — BNDES bank	TJLP + 1.96% p.a.	9.751%	03/15/2022	13.2	(c)	41,251	44,560
Loan — BNDES bank	TJLP + 1.00% p.a.	8.768%	09/16/2019			353	528
Loan — Itaú bank	TJLP + 7.20% p.a.	14.980%	04/16/2021			699	761
Leases	9.15% p.a.	—	12/31/2028			90,236	—
Other						—	4

						330,860	249,981

Current liabilities						54,105	40,720
Non-current liabilities						276,755	209,261

(*)
TJLP and TLP are long-term interest rates set by the National Monetary Council of Brazil

          Prevailing loan contracts do not have assets pledged in guarantee.

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

12. Loans and financing (Continued)

          The maturity profile of the Group's non-current liabilities is as follows:

Period	March 31, 2019	December 31, 2018

2020	34,928	40,012
2021	48,974	39,387
2022	34,051	24,615
2023	30,554	21,043
2024	29,829	21,043
2025	29,829	21,043
2026	29,829	21,043
2027	29,962	21,075
2028	8,799	—

	276,755	209,261

          Changes in loans and financing are shown below:

	March 31, 2019	December 31, 2018

Previous balance	249,981	97,288
Funds from acquisition of subsidiaries	—	1,097
Adoption of IFRS 16	91,796	—
Additions of loans and financing	—	191,837
Financial charges	6,829	9,658
Financial charges paid	(3,851)	(9,048)
Payments of loans and financing	(13,895)	(40,851)

	330,860	249,981

12.1  Changes in liabilities from financing activities

	December 31, 2017	Payments	Receipts	Exchange- rate change	New acquisitions	Other(*)	March 31, 2018

Loans and financing	97,288	(11,615)	44,468	—	—	2,232	132,373
Accounts payable from acquisition of subsidiaries	130,767	(33,601)	—	(35)	11,100	(17,555)	90,676

Total liabilities from financing activities	228,055	(45,216)	44,468	(35)	11,100	(15,323)	223,049

(*)
The changes included in the "others" column include the effects of the recognition of interest not yet paid on loans and accounts payable for acquisition and adjustment to present value of acquisitions

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

12. Loans and financing (Continued)

	December 31, 2018	Payments	Exchange- rate change	Other(*)	March 31, 2019

Loans and financing	249,981	(17,746)	—	98,625	330,860
Accounts payable from acquisition of subsidiaries	112,487	(10,681)	279	(7,141)	94,944

Total liabilities from financing activities	362,468	(28,427)	279	91,484	425,804

(*)
The changes included in the "other" column include the effects of the adoption of IFRS 16, the effect of recognition of interest not yet paid on loans and accounts payable for acquisition and adjustment to present value of acquisitions

12.2  Covenants

(a)
BNDES loan raised on December 13, 2018 has covenant for early debt payment. The following indices should be determined on a half-annual basis in consolidated financial statements:

(i)
General Indebtedness / total assets: equal or less than 60%;

(ii)
Net debt / EBITDA: equal or less than 2.0;

    In order to determine the indices, the following definitions and criteria should be adopted:

    •
    General indebtedness: Total current and non-current liabilities

    •
    Net debt: The total balance of consolidated onerous debts of the Intervening Party, including loans and financing; loans, issuance of fixed-income securities, promissory notes and debentures, convertible or not, in the local or international capital market, and the sale or assignment of future receivables if they are recorded as liabilities; and other financial operations and debts of the Company, recorded in current and non-current liabilities, net of Cash and cash equivalents (cash and interest earning bank deposits).

    •
    EBITDA: Operating income (loss) before interest, income tax, depreciation and amortization;

    In the hypothesis that levels established in the item VII of the Clause Nine (Obligations of the Intervening Parent Company) are not met, the Company must present, within 120 days counted as of notification date, in written, from BNDES, real guarantees accepted by BNDES at an amount corresponding to at least 130% of financing value or deriving debt, except if within that period, above mentioned levels were re-established.

    We detected no event of non-compliance with covenants at March 31, 2019.

(b)
BNDES loan raised on October 28, 2014 has covenant for early debt payment. During the contractual period, two of the following ratios, calculated semi-annually in the consolidated statements, should be maintained:

(a)
General Indebtedness / total assets: equal or less than 60%;

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

12. Loans and financing (Continued)

  (b)
  Net debt / EBITDA: equal or less than 2.0;

  (c)
  EBITDA / Net operating revenue: equal or higher than 20%.

  In order to determine the indices, the following definitions and criteria should be adopted:

    •
    EBITDA: Income (loss) before interest, income tax, depreciation and amortization;

    •
    Net debt: balances of the consolidated onerous debts, including loans and financing; loans, issuance of fixed-income securities, promissory notes and debentures, convertible or not, in the local or international capital market, and the sale or assignment of future receivables if they are recorded as liabilities; and other financial operations and debts of the Company, recorded in current and non-current liabilities, net of Cash and cash equivalents. In order to calculate this ratio, we will not consider the amounts classified as Accounts payable for the acquisition of subsidiaries in the balance sheet as Net Debt.

  In the hypothesis that levels established in the contract are not met, the Company must present, within 180 days counted as of default date, real guarantees accepted by BNDES at an amount corresponding to at least 130% of financing value or deriving debt, or present a bank guarantee to be provided by the financial institution at BNDES criteria, and it is in financial economic situation assuring the degree of notorious solvency, the total amount of the debt, except if within that period, above mentioned levels were re-established.

  We detected no event of non-compliance with covenants at March 31, 2019.

(c)
BNDES loan raised on December 11, 2015 has covenant for early debt payment. During the contractual period, two of the following ratios, calculated semi-annually in the consolidated statements, should be maintained:

(i)
General Indebtedness / total assets: equal or less than 60%;

(ii)
Net debt / EBITDA: equal or less than 2.0;

(iii)
EBITDA / Net operating revenue: equal or higher than 20%.

  In order to determine the indices, the following definitions and criteria should be adopted:

    •
    EBITDA: earnings before interest, income tax, depreciation and amortization;

    •
    Net debt: Balances of the consolidated onerous debts, including loans and financing; loans, issuance of fixed-income securities, promissory notes and debentures, convertible or not, in the local or international capital market, and the sale or assignment of future receivables if they are recorded as liabilities; and other financial operations and debts of the Company, recorded in current and non-current liabilities, net of Cash and cash equivalents. In order to calculate this ratio, we will not consider the amounts classified as Accounts payable for the acquisition of subsidiaries in the balance sheet as Net Debt.

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

12. Loans and financing (Continued)

  In the hypothesis that levels established in the contract are not met, the Company must present, within 180 days counted as of default date, real guarantees accepted by BNDES at an amount corresponding to at least 130% of financing value or deriving debt, or present a bank guarantee to be provided by the financial institution at BNDES criteria, and it is in financial economic situation assuring the degree of notorious solvency, the total amount of the debt, except if within that period, above mentioned levels were re-established.

  We detected no event of non-compliance with covenants at March 31, 2019.

13. Labor obligations

	March 31, 2019	December 31, 2018

Provision for 13th salary and payroll charges	31,316	26,542
Social security payable	6,159	6,673
Provision for profit sharing	7,812	3,876
Severance fund contributions payable	2,042	2,137
Salaries payable	2,930	1,344
Other	4,249	3,229

	54,508	43,801

Current liabilities	53,893	43,801

Non-current liabilities	615	—

14. Payables related to business acquisitions

          Payables related to business acquisitions refer to amounts due to the previous owners for the acquisition of shares or quotas representing the capital of these companies. Debts are indexed to inflation indices under contractual clauses and mature as follows:

	March 31, 2019	December 31, 2018

Installments not subject to restatement(*)	34,572	46,542
Napse installments indexed to exchange-rate change and LIBOR.	42,270	41,951
Installments indexed to the change in the CDI rate — 3,17%	3,142	3,608
Installments indexed to the change in the extended consumer price index — 2.60%	15,656	22,774
Installments indexed to the change in the IGPM rate — 5.40%	7,825	7,690
Adjustment to present value(**)	(8,521)	(10,078)

	94,944	112,487

Current liabilities	49,450	57,099
Non-current liabilities	45,494	55,388

(*)
Amounts referring to fixed monthly contractual installments and earn-outs

(**)
Amounts referring to the AVP on the fixed monthly contractual installments and earn-outs

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

14. Payables related to business acquisitions (Continued)

          The amount classified in non-current liabilities mature as follows:

Period	March 31, 2019	December 31, 2018

2020	23,965	35,373
2021	10,015	14,225
2022	6,032	5,065
2023	5,482	725

	45,494	55,388

          Of total amount payable on March 31, 2019, R$ 90,414 is related to contingent consideration (R$ 111,545 as of December 31, 2018). The Company expects to fully settle amounts related to contingent considerations, and there were no significant changes in expectations in relation to prior year. The fair value of these obligations also considered a market interest rate (Selic). Fair value hierarchy of contingent consideration is classified as level 3 (Note 22.7).

          The changes in the payables related to business acquisitions are shown as follow:

	March 31, 2019	December 31, 2018

Previous balance	112,487	130,767
Addition due to acquisition	—	38,881
Payment of principal and interest	(10,681)	(45,878)
Accrued interest	2,370	3,057
Contingencies resolved and paid(*)	—	(5,343)
Earn-Out reversed(**)	(9,232)	(8,997)

	94,944	112,487

(*)
Contingencies arising from the acquired companies, offset by the amounts that the Group has to pay to former management

(**)
The amounts refer to reversal of unachieved earn-out of provided for the in the acquisitions of Neemu, Percycle, Sback and Itec

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

15. Deferred revenue

	March 31, 2019	December 31, 2018

Revenue from consulting services	11,502	8,902
Revenue from subscriptions	43,265	50,346

	54,767	59,248

Current	41,031	40,053
Non-current	13,736	19,195

16. Income tax and social contribution

16.1  Income tax and social contribution expense

	March 31, 2019	March 31, 2018

Current tax
Current tax on income for the period	(2,025)	(1,664)
Deferred tax
Deferred tax on income for the period	(4,368)	(4,743)

Income and social contribution tax expense for effective income	(6,393)	(6,407)

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

16. Income tax and social contribution (Continued)

          The reconciliation between the tax expense as calculated by the combined nominal rates and the income tax and social contribution expense charged to income is presented below:

	March 31, 2019	March 31, 2018

Income (loss) before income tax and social contribution	23,573	32,859

Rate income tax and social contribution	34%	34%
Income tax and social contribution at the rate of 34%	(8,015)	(11,172)
Permanent differences
Permanent additions (gifts, fines and nondeductible expenses)	119	402
Law 11,196/05 (research and development incentive)	2,124	2,444
Tax loss (compensation and constitution)	(399)	(1,098)
Income tax and social contribution difference by the deemed profit	(647)	(571)
Effects of tax rates of foreign subsidiaries	949	601
Provision for royalties (IFRS15) and expectation of loss (IFRS09)	(2,386)	(697)
Other net differences	1,862	3,684

Income tax expense	(6,393)	(6,407)

Effective rate	27%	19%

16.2  Deferred taxes

          Deferred income tax and social contribution are recorded so as to reflect future tax effects on temporary differences existing between assets and liabilities tax base and the corresponding carrying amount.

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

16. Income tax and social contribution (Continued)

          Temporary deferred income tax and social contribution are as follows:

	March 31, 2019	December 31, 2018

Tax goodwill	(78,101)	(72,425)
Assets identified in acquisitions	(31,136)	(31,161)
Deferred IFRS 9 and 15	14,617	17,004
Inc. tax and soc. contr. on companies abroad	(229)	(283)
Tax loss and negative basis	3,649	3,953
Allowance for doubtful accounts	1,179	620
Provision for post-employment benefits	411	411
Provision for contingencies	1,263	809
Provision for adjustment to present value	2,540	2,019
Stock option plan	2,990	2,235
Provision of bonuses and overtime	3,451	1,993
Other provisions	2,177	2,190

Deferred taxes, net	(77,189)	(72,635)

17. Shareholders' equity

17.1  Capital

          The Company is authorized to increase capital by up to R$1,000,000, irrespective of amendments to its articles of incorporation and bylaws, as deliberated by the Board of Directors.

          Capital solely comprises common shares and each of them corresponds to a vote in Shareholders' Meeting decisions.

          The Board of Directors is the competent body to decide on issuances and will determine share issuance conditions, subscription, payment form and deadline, price per share, placement form (public or private) and its distribution in Brazil and/or abroad.

          At the discretion of the Board of Directors, a share issue may be made, without right of preference or with a reduction of the time frame addressed by article 171, §4 of Law 6404, dated December 15, 1976, as amended ("Corporation Law") of shares and debentures that are convertible into shares or a subscription bonus, the flotation of which is made through a sale on the stock exchange or by public subscription, or even through an exchange for shares in a takeover bid, in the terms established in law, within the limits of the authorized capital.

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

17. Shareholders' equity (Continued)

          On February 28, 2019, the Company's capital increase was approved, within the limit of the authorized capital, in the amount of R$ 362, which will increase from R$ 488,467 (total on December 31, 2018) to R$ 488,829, through the issuance of 25,578 new nominative, book-entry common shares with no par value

          Capital is represented by authorized, subscribed and fully paid-up shares with no par value and is divided as follows:

	Founding shareholders	Treasury shares	Free float(*)	Consolidated

December 31, 2018	28,037,764	7,502,115	130,743,503	166,283,382
March 31, 2019	27,382,764	7,502,115	131,424,081	166,308,960

(*)
BNDES Participações S.A. e Genesis Asset Managers held shareholding interest higher than 5% each one.

          The changes in the number of subscribed and fully paid-up shares are as follows:

December 31, 2018	166,283,382

Capital increase	25,578

March 31, 2019	166,308,960

17.2  Capital reserves

          Regarding the issuance of shares on September 26, 2016, it resulted in a share premium of R$ 325,440 and transaction costs incurred in the obtainment of resources by means of the issuance of membership certificates of R$ 12,317 recorded in a reduction account, net of deferred income tax and social contribution.

          The capital reserve is set up as follows:

	March 31, 2019	December 31, 2018

Share premium(a)	539,571	539,571
Stock option plan (Note 24)	18,401	16,104
Treasury shares purchased(b)	(148,373)	(148,373)
Expenditures with issuance of shares(c)	(37,423)	(37,423)

	372,176	369,879

(a)
In compliance with 6,404/76, the issue price of the shares without par value may be allocated as part of the capital reserve.

(b)
On June 22, 2018, the opening of Company's share buyback program was approved for the purpose of meeting the exercise of deferred stock programs and possibly stock option programs. Shares may also be

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

17. Shareholders' equity (Continued)

  held in treasury, disposed or canceled, without reduction of the Company's capital, in compliance with the provisions of item 1 of article 30 of the Brazilian Corporation Law, and the standards set forth in ICVM 567/15.

(c)
In conformity with IAS 39 — Transaction Costs and Premiums on Issuance of Securities, transaction costs incurred on funding through issuance of new shares were recorded separately as a reduction to shareholders' equity.

17.3  Legal reserve

          It is formed of 5% of net income for the fiscal year, in conformity with article 193 of Law no. 6,404/76, up to the limit of 20% of the capital.

          For the period ended March 31, 2019, pursuant to paragraph 1 of article 193 of Law 6,404/76, the Company did not set up a legal reserve, as the capital reserve amount exceeded the percentage of 30% of capital.

17.4  Dividends

          The Company's Bylaws establishes a minimum dividend of 25%, calculated on annual net income, adjusted as provided for in article 202 of Law 6,404/76.

          The total balance of dividends payable on the balance sheet was R$ 25,000 as of March 31, 2019, of which R$ 2,764 are mandatory minimum dividends and R$ 22,236 are additional dividends proposed by Management.

18. Provision for contingencies

          The Group is defendant to judicial and administrative proceedings in various courts and governmental agencies, arising from the normal course of operations, involving tax, labor, civil and other issues.

          At March 31, 2019, management, based on information provided by its legal advisors, keep a provision amounting to R$ 12,294 and, at December 31, 2018, amounting to R$ 10,960.

          There are other lawsuits evaluated by legal advisors as being a possible risk in the amount of R$ 12,527 as of March 31, 2019 (R$ 10,986 as of December 31, 2018), for which no provision has been formed in view of the fact that the accounting practices adopted in Brazil do not require to be accounted for.

          The possible contingencies of the acquired companies will be guaranteed by the former owners according to contracts of purchase and sale. The Group has sufficient amounts held to

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

18. Provision for contingencies (Continued)

meet these commitments, classified under other receivables in the balance sheet, based on diligences carried out during the acquisition process.

Changes	Labor	Civil	Addition acquisition(*)	Total

Balance at December 31, 2018	1,358	1,022	8,580	10,960

Additions	1,338	288	—	1,626
Write-offs	(239)	(86)	—	(325)
Restatement	22	11	—	33

Balance at March 31, 2019	2,479	1,235	8,580	12,294

(*)
Provision for contingent liabilities deriving from acquisitions of companies Itec, Único and DCG (amounts prior to acquisition date by Linx Sistemas)

19. Net operating revenue

          Below, we show the reconciliation between gross revenue and net operating revenues for the period:

	Three-month period ended

	March 31, 2019	March 31, 2018

Gross operating revenue
Subscription revenues	180,515	162,362
Consulting service revenues	21,976	19,561

	202,491	181,923
Sales deductions
PIS	(1,165)	(1,066)
COFINS	(5,378)	(4,920)
ISS	(4,648)	(4,007)
INSS (Social security)	(7,399)	(6,819)
Other	(1,159)	(1,055)
Cancellations and rebates	(5,937)	(5,646)

	(25,686)	(23,513)

	176,805	158,410

          The Group does not have clients that individually represent more than 10% of operating revenues for any of the periods ended March 31, 2019 and 2018.

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

19. Net operating revenue (Continued)

          Table below presents geographical information as required by IFRS 8 — Operating segments:

	Geographical information

	March 31, 2019	March 31, 2018

Net revenue
Brazil	167,775	148,972
International	9,030	9,438

	176,805	158,410
Non-current assets
Brazil	1,715,801	1,575,708
International	33,059	23,156

	1,748,860	1,598,864

20. Costs, expenses and other operating expense / income

	Three-month period ended

	March 31, 2019	March 31, 2018

Nature
Rentals	(28)	(4,260)
Commissions	(9,310)	(8,779)
Depreciation and amortization	(24,348)	(18,430)
Maintenance and preservation	(1,468)	(4,645)
Personnel	(87,960)	(71,471)
Advertising and publicity	(3,080)	(1,820)
Outsourced services	(14,914)	(10,348)
Travel and accommodation	(3,067)	(3,203)
Telecommunications expenses	(7,249)	(7,435)
IT expenses	(917)	(631)
Other income	8,124	8,004
Other	(7,251)	(6,230)

	(151,468)	(129,248)

Function
Cost of services rendered	(59,999)	(56,656)
Administrative and general expenses	(43,962)	(42,529)
Selling expenses	(35,325)	(22,059)
Research and maintenance of software developed	(18,372)	(16,207)
Other operating income (expenses)	6,190	8,203

	(151,468)	(129,248)

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

21. Financial income (expenses)

	Three-month period ended

	March 31, 2019	March 31, 2018

Financial income
Asset interest	763	968
Interest on finance assets	6,152	7,685
Discounts obtained	73	16
Foreign-exchange gain	3,616	1,906
Other revenues	(320)	1,470

	10,284	12,045

Financial expenses
Liability interest	(906)	(73)
Interest on loans and financing	(2,304)	(1,851)
Discount granted	(2,413)	(2,829)
Foreign exchange loss	(3,256)	(2,328)
Tax on financial operations	(242)	(203)
Effect from adoption of IAS 29	(538)	—
Other expenses	(2,389)	(1,064)

	(12,048)	(8,348)

	(1,764)	3,697

22. Financial risk management

          The Group are exposed to the following risks from the use of financial instruments:

  •
  Credit risk

  •
  Liquidity risk

  •
  Market risk

  •
  Operating risk

22.1  Credit risk

          Credit risk is the possibility of financial loss to the Group if a client or a counterpart to a financial instrument fails to fulfill its contractual obligations arising mainly from trade accounts receivable and investments of its subsidiaries.

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

22. Financial risk management (Continued)

          The exposure of the Group to credit risk is influenced, mainly, by the individual characteristics of each client. The Group established a credit policy whereby every new client has its credit capacity individually analyzed prior to the standard payment terms and conditions.

          The Group has a very diversified client portfolio with low concentration level, and the largest customer accounts for only 2.3% of gross subscription revenue.

          The Group sets an allowance for doubtful accounts that represents its estimate of losses incurred in relation to trade accounts receivable (See Note 6). The main component of this allowance is specific and related to significant individual risks.

          On March 31, 2019, the Group's maximum exposure to credit risk on cash and cash equivalents, financial assets and trade accounts receivable was:

(i)
Cash and cash equivalents and financial assets

	March 31, 2019	December 31, 2018

Cash and cash equivalents (Note 4)	49,945	49,850
Financial assets (Note 5)	413,239	413,374

	463,184	463,224

(ii)
Trade accounts receivable

	March 31, 2019	December 31, 2018

Trade accounts receivable, net (Note 6)	176,003	170,382

	176,003	170,382

22.2  Liquidity risk

          Liquidity risk is the risk of the Group encountering difficulties in performing the obligations associated with its financial liabilities that are settled with cash payments or with other financial assets. The approach of the Group in liquidity management is to guarantee, as much as possible, that it will always have sufficient liquidity to perform its obligations upon maturity, under normal and stress conditions, without causing unacceptable losses or with a risk of sullying the reputation of the Group.

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

22. Financial risk management (Continued)

          The table below shows the maturity profile of the Group's financial liabilities:

Operation	Up to 1 year	Up to 2 years	From 3 to 5 years	> 5 years	Total

Suppliers	12,543	—	—	—	12,543
Loans and financing (Note 12)	54,105	83,902	154,092	38,761	330,860
Payables for the acquisition of businesses — Earn Out (Note 14)	27,834	36,426	4,760	—	69,020
Payables for the acquisition of businesses — retained installments (Note 14)	17,118	2,324	10,472	—	29,914
Payables for the acquisition of businesses — Other (Note 14)	4,498	33	—	—	4,531
Other liabilities	17,380	2,044	—	—	19,424

	133,478	124,729	169,324	38,761	466,292

          As amounts included in this table are non-discounted cash flows, they will not be reconciled to the amounts disclosed in the statement of financial position for payables for the acquisition of businesses.

          Typically, the Group ensures that it has sufficient cash to cover expected operating expenses, including to comply with its financial obligations; this excludes the potential impact of extreme situations that cannot be reasonably foreseen, such as natural disasters.

22.3  Market risk

          Interest rate and inflation risk:    Interest rate risk derives from the portion of debt indexed to TJLP, TLP, IPCA, IGPM, CDI and LIBOR rates, and from interest earning bank deposits and financial assets indexed to the CDI rate, that may adversely affect financial income or expenses in case an unfavorable movement occurs in interest and inflation rates. This risk exposure as shown in the sensitivity analysis provided below.

22.4  Operating risk

          Operating risk is the risk of direct or indirect losses arising from different causes related to the processes, personnel, technology and infrastructure of the Group, and external factors, except credit, market and liquidity risks, as those arising from legal and regulatory requirements and from generally accepted corporate behavior standards. The objective of the Group is to manage the operating risk and the service quality risk in order to avoid sustaining financial losses and harming the reputation of the Group.

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

22. Financial risk management (Continued)

22.5  Capital management

          The policy of the Executive Board is to maintain a solid capital base to maintain the confidence of investors, creditors and market and the future development of the business. The Executive Board monitors returns on capital, which the Group defines as income (loss) from operating activities divided by total shareholders' equity. Executive Board also monitors the level of dividends to its shareholders.

22.6  Financial instruments' analysis

          There is a comparison below, by class of book and fair value of the Group's financial instruments:

		Carrying amount	Fair value	Carrying amount	Fair value

	Level	March 31, 2019	March 31, 2019	December 31, 2018	December 31, 2018

Financial assets
Cash and cash equivalents (Note 4)	2	49,945	49,945	49,850	49,850
Financial assets (Note 5)	2	413,239	413,239	413,374	413,374
Trade accounts receivable (Note 6)	2	176,003	176,003	170,382	170,382
Other receivables	2	39,968	39,968	50,620	50,620

Total		679,155	679,155	684,226	684,226

Financial liabilities
Suppliers	2	12,543	12,543	13,623	13,623
Loans and financing (Note 12)	2	330,860	330,860	249,981	249,981
Accounts payable for the acquisition of businesses (Note 14)	3	94,944	94,944	112,487	112,487
Other liabilities	2	19,424	19,424	10,307	10,307

Total		457,771	457,771	386,398	386,398

          Amounts of these instruments recognized in the statement of financial position do not significantly differ from their fair values.

  •
  Trade accounts receivable and suppliers approximate their respective carrying amounts mostly due to the short-term maturity of these instruments.

  •
  Loans and financing and payables for the acquisition of businesses are contractually restated and represent the balance to be paid on the date of settlement of the contractual obligations.

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

22. Financial risk management (Continued)

Financial instruments per category:

	March 31, 2019		December 31, 2018

	Fair value through profit or loss	Amortized cost	Fair value through profit or loss	Amortized cost

Financial assets
Cash and cash equivalents (Note 4)	—	49,945	—	49,850
Financial assets (Note 5)	413,239	—	413,374	—
Trade accounts receivable (Note 6)	—	176,003	—	170,382
Other receivables	—	39,968	—	50,620

	413,239	265,916	413,374	270,852

Financial liabilities
Suppliers	—	12,543	—	13,623
Loans and financing (Note 12)	—	330,860	—	249,981
Accounts payable for the acquisition of businesses (Note 14)	—	94,944	—	112,487
Other liabilities	—	19,424	—	10,307

	—	457,771	—	386,398

22.7  Fair value hierarchy

          The Company applies the following hierarchy to determine the fair value of financial instruments:

  •
  Level 1 — Prices quoted (not adjusted) in active markets for identical assets and liabilities

  •
  Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable.

  •
  Level 3 — Valuation techniques for which the lowest level input that is significant to fair the value measurement is unobservable.

          The Company uses appropriate valuation techniques with the aid of sufficient data available to measure fair value, maximizing the use of relevant observable data and minimizing the use of unobservable data.

22.8  Sensitivity analysis for financial assets and liabilities

          Main risks related to the Group's transactions are linked to TJLP, TLP, CDI, IPCA, IGPM, IPC, SELIC and LIBOR change for BNDES financing and payables for the acquisition of businesses, and to CDI for interest earning bank deposits.

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

22. Financial risk management (Continued)

          The investments with CDI are recorded at market value, according to quotations announced by the respective financial institutions and the others mainly refer to bank deposit certificates. Therefore, the recorded value of these securities does not differ from the market value.

          In order to check the sensitivity of the indexer of interest earning bank deposits to which the Company was exposed to at March 31, 2019, we defined three scenarios for the risk of decrease in CDI. The March 2019 index, which was 6.40% (6.40% as of December 31, 2018), was defined as probable scenario; based thereon, 25% and 50% scenarios were defined.

Operation	Balance at March 31, 2019	Risk	Scenario I (probable)	Scenario II	Scenario III

Interest earning bank deposits	413,239	CDI decr.	6.40%	4.80%	3.20%

Financial revenue			26,447	19,835	13,224

          In order to analyze sensitivity of debt indexes, to which the Group is exposed at March 31, 2019, three different scenarios were defined for the risk of increase in such indexes. This was based on TJLP, TLP, IPCA, IPC, IGPM, CDI and SELIC amounts in effect at March 31, 2019, available at CETIP, IBGE, Central Bank of Brazil, FGV, among others. Accordingly, a probable scenario was defined for 2019, based on which, 25% and 50% differences were calculated.

          For each scenario the Group calculated the gross financial expense, not taking into account the taxes levied and the flow of maturities for each contract scheduled for 2018. The base date

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

22. Financial risk management (Continued)

used for financings was March 31, 2019, projecting indices for one year and verifying their sensitivity in each scenario.

Operation	Balance at March 31, 2019	Risk	Scenario I (probable)	Scenario II	Scenario III

Financings — BNDES	330,860	TJLP incr.	23,259	29,083	34,906

Rate subject to change			7.03%	8.79%	10.55%
Payables for the acquisition of businesses	7,825	IGPM incr.	169	211	254

Rate subject to change			2.16%	2.70%	3.24%
Payables for the acquisition of businesses	3,142	CDI incr.	201	251	302

Rate subject to change			6.40%	8.00%	9.60%
Payables for the acquisition of businesses	15,656	IPCA incr.	236	294	354

Rate subject to change			1.51%	1.88%	2.26%
Payables for the acquisition of businesses	42,270	R$ decr.	1,649	2,063	2,473

Rate subject to change			3.90%	4.88%	5.85%

23. Earnings per share

(a)
Basic earnings per share

          Basic earnings per share is calculated by dividing profit attributable to the Group's shareholders by the weighted average number of common shares, as follows:

	March 31, 2019	March 31, 2018

Net income for the period	17,180	26,452
Weighted average of shares	158,790,077	164,154,259
Basic earnings per share — (in reais)	0.1082	0.1611
(b)
Diluted earnings per share

          Diluted profit per share is calculated by adjusting the weighted average number of common shares, presuming the conversion of all the potential diluted common shares. The Group has a

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

23. Earnings per share (Continued)

Stock Option Plan that provides for the granting of 4,060,627 stock options with the Plan's total dilutive potential being represented by 920,545 stock options, including initial granting.

	March 31, 2019	March 31, 2018

Net income for the period	17,180	26,452
Weighted average number of shares(*)	161,525,764	166,129,818
Diluted earnings per share (in reais)	0.1064	0.1592

(*)
Post-stock-split amounts at June 13, 2016

24. Share-based payment

          On January 22, 2019, the Board of Directors approved a grant of restricted shares totaling 1,011,846 shares, of which 183,286 for the members of the statutory executive board, 303,560 for employees and 525,000 referring to the "Extraordinary Program of Restricted Shares Linx Pay Hub", at a fair value of R$28.31 (market price at the date of grant), subject to adjustments deriving from stock split, grouping and bonus, and also adjusted for possible dividend and/or interest on equity payment. These restricted shares vest 100% at the end of four years.

          Changes in stock option plans are as follows:

	Stock option

	Number of outstanding shares	Weighted average price (in Reais)

December 31, 2018(1)	946,123	16.41
Exercised	(25,578)	14.15

March 31, 2019(2)	920,545	16.41

(1)
As of December 31, 2018, 196,554 stock options were vested.

(2)
As of March 31, 2019, 370,329 stock options were vested.

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

24. Share-based payment (Continued)

          Changes in restricted shares are as follows:

	Restricted shares

	Number of outstanding shares	Weighted average price (in Reais)

December 31, 2018	1,033,868	18.55
Granted	1,011,846	28.31
Canceled	(20,887)	32.10

March 31, 2019	2,024,827	22.70

          The expense related to share-based compensation in the period ended March 31, 2019 is R$ 2,912 (R$ 379 as of March 31, 2018) recorded in the statement of income as payroll expenses. This effect did not impact the Company's cash.

          The accumulated balance in shareholders' equity presented in the capital reserve under "stock option plan" in the period ended March 31, 2019 is R$ 18,401 (R$ 16,104 as of December 31, 2018).

25. Subsequent event

25.1  Acquisition of Hiper Software S.A.

          On April 2, 2019, Linx S.A acquired 100% of the total capital stock of Hiper Software S.A. ("Hiper") for a total of R$ 17,7 million in cash plus contingent consideration payable upon the achievement of financial and operational targets related to the penetration of TEF and Linx Pay solutions into its customer base, for the years between 2019 through 2021totaling up to R$ 32,3 million.

          The primary reason for the acquisition of Hiper is to increase the penetration of TEF and Linx Pay, which represents an important growth opportunity for the Company.

Linx S.A.

Notes to interim condensed consolidated financial statements (Continued)

March 31, 2019

(In thousands of Brazilian reais, except when otherwise indicated)

(Unaudited)

25. Subsequent event (Continued)

          The following financial position of Hiper in:

March 31, 2019
Assets
Cash and cash equivalents	937
Trade accounts receivable	343
Other receivables	149

Current assets	1,429
Property, plant and equipment, net	1,373

Non-current assets	1,373

Total assets	2,802

Liabilities
Suppliers	122
Labor obligations	1,160
Taxes payable	78
Other liabilities	3

Current liabilities	1,363
Capital	4,006
Accumulated losses	(2,567)

Shareholders' equity	1,439

Total liabilities and shareholders' equity	2,802

25.2  Payment of dividends

          On April 24, 2019, Linx SA ("Linx" or "Company") notified its shareholders and the market in general that, as resolved at the Annual and Extraordinary Shareholders' Meeting held on the same date, the Company will pay dividends to its shareholders in the amount of R$ 25 million, corresponding to R$ 0.157423945 per outstanding share issued by the Company.

          Dividends will be paid to shareholders as of May 15, 2019, based on the shareholding position of April 24, 2019, with the shares traded ex dividends as of April 25, 2019.

  Consolidated Financial Statements

  Linx S.A.

  December 31, 2018, 2017 and 2016

          with Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Linx S.A.

Opinion on the Financial Statements

          We have audited the accompanying consolidated statements of financial position of Linx S.A. (the Company) as of December 31, 2018, 2017 and 2016, the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2018, and the related notes (collectively referred to as the "consolidated financial statements").

          In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board—IASB.

Basis for Opinion

          These financial statements are the responsibility of the Company's management.

          Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

          We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

          Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ ERNST & YOUNG Auditores Independentes S.S.
We have served as the Company's auditor since 2017

São Paulo, Brazil,
March 29, 2019

Linx S.A.

Consolidated statements of financial position

December 31, 2018, 2017 and 2016

(In thousands of reais)

	December 31

	2018	2017	2016

Assets
Current assets
Cash and cash equivalents (Note 5)	49,850	42,918	7,227
Financial assets (Note 6)	413,374	487,816	639,185
Trade accounts receivable (Note 7)	167,102	128,177	107,290
Recoverable taxes (Note 8)	35,094	33,054	29,687
Other receivables (Note 10)	43,407	28,119	12,230

Total current assets	708,827	720,084	795,619
Non-current assets
Financial assets (Note 6)	—	20,990	19,036
Trade accounts receivable (Note 7)	3,280	2,952	1,774
Deferred taxes (Note 17)	4,449	4,272	4,168
Other receivables (Note 10)	7,213	1,485	10,875
Property, plant and equipment, net (Note 11)	74,273	62,332	51,258
Intangible assets, net (note 12)	849,634	751,909	600,642

Total non-current assets	938,849	843,940	687,753

Total assets	1,647,676	1,564,024	1,483,372

See the accompanying notes to financial statements.

Linx S.A.

Consolidated statements of financial position (Continued)

December 31, 2018, 2017 and 2016

(In thousands of reais)

	December 31

	2018	2017	2016

Liabilities and shareholders' equity
Current liabilities
Suppliers	13,623	8,518	6,254
Loans and financing (Note 13)	40,720	31,783	34,499
Labor obligations (Note 14)	43,801	38,869	31,204
Taxes payable	13,455	13,194	6,368
Income tax and social contribution	1,206	485	2,878
Payables for the acquisition of businesses (Note 15)	57,099	56,087	23,508
Deferred revenue (Note 16)	40,053	8,478	7,176
Dividends payable	2,764	4,211	1,125
Other liabilities	7,979	7,613	4,110

Total current liabilities	220,700	169,238	117,122
Non-current liabilities
Loans and financing (Note 13)	209,261	65,505	96,268
Payables for the acquisition of businesses (Note 15)	55,388	74,680	57,086
Deferred taxes (Note 17)	72,635	80,324	57,169
Deferred revenue (Note 16)	19,195	—	—
Provision for contingencies (Note 19)	10,960	2,776	518
Other liabilities	2,328	981	1,931

Total non-current liabilities	369,767	224,266	212,972
Shareholders' equity
Capital (Note 18)	488,467	486,032	480,808
Capital reserves (Note 18)	369,879	479,809	512,303
Profit reserves (Note 18)	179,457	186,137	141,292
Additional dividends proposed (Note 18)	22,236	18,789	18,875
Other comprehensive income (loss)	(2,830)	(247)	—

	1,057,209	1,170,520	1,153,278

Total liabilities and shareholders' equity	1,647,676	1,564,024	1,483,372

See the accompanying notes to financial statements.

Linx S.A.

Consolidated statements of income

Years ended December 31, 2018, 2017 and 2016

(In thousands of reais)

	December 31

	2018	2017	2016

Net operating revenues (Note 20)	685,559	571,590	494,583
Operating income (expenses)
Cost of services rendered (Note 21)	(245,622)	(211,595)	(183,462)
General and administrative (Note 21)	(168,595)	(148,148)	(116,252)
Selling (Note 21)	(111,008)	(72,393)	(62,453)
Research and development (Note 12/21)	(73,527)	(64,280)	(59,894)
Other operating income (Note 21)	8,401	4,311	1,216
Other operating expenses (Note 21)	(5,145)	(5,117)	(5,562)

	(595,496)	(497,222)	(426,407)
Operating income	90,063	74,368	68,176

Net financial income (expenses)
Financial income (Note 22)	46,868	58,421	49,467
Financial expenses (Note 22)	(44,787)	(24,028)	(24,744)

	2,081	34,393	24,723
Income before income tax and social contribution	92,144	108,761	92,899

Income tax and social contribution — current (Note 17)	(9,959)	(9,217)	(10,595)
Income tax and social contribution — deferred (Note 17)	(11,130)	(14,699)	(13,803)

Net income	71,055	84,845	68,501

Basic earnings per share — in Reais (Note 24)	0.4357	0.5155	0.4632
Diluted earning per share — in Reais (Note 24)	0.4329	0.5111	0.4567

See the accompanying notes to financial statements.

Linx S.A.

Consolidated statements of comprehensive income

Years ended December 31, 2018, 2017 and 2016

(In thousands of reais)

	December 31

	2018	2017	2016

Net income	71,055	84,845	68,501
Other comprehensive income to be reclassified to income (loss) for the year in subsequent periods
Exchange differences on translation of foreign operations	(2,437)	(247)	—
Other comprehensive income not reclassified to income (loss) for the year in subsequent periods
Remeasurement gain (loss) on post-employment benefits	(146)	—	—

Total comprehensive income	68,472	84,598	68,501

See the accompanying notes to financial statements.

Linx S.A.

Consolidated statements of changes in shareholders' equity

Years ended December 31, 2018, 2017 and 2016

(In thousands of reais)

		Capital reserves					Profit reserves

	Capital	Share Premium	Stock option plan	Treasury shares	Expenditures with issuance of shares	Total	Legal reserve	Profit retention	Total	Retained earnings	Other comprehensive income (loss)	Additional dividends proposed	Total

Balances at December 31, 2015	352,501	214,131	6,508	—	(24,692)	195,947	7,037	101,754	108,791	—	—	8,000	665,239
Issuance of capital	128,307	325,440	—	—	—	325,440	—	—	—	—	—	—	453,747
Expenditures with issuance of shares	—	—	—	—	(12,317)	(12,317)	—	—	—	—	—	—	(12,317)
Stock option plan	—	—	3,233	—	—	3,233	—	—	—	—	—	—	3,233
Dividend distribution	—	—	—	—	—	—	—	—	—	(17,125)	—	(8,000)	(25,125)
Net income for the year	—	—	—	—	—	—	—	—	—	68,501	—	—	68,501
Allocations
Additional dividend proposed	—	—	—	—	—	—	—	—	—	(18,875)	—	18,875	—
Profit retention	—	—	—	—	—	—	—	32,501	32,501	(32,501)	—	—	—

Balances at December 31, 2016	480,808	539,571	9,741	—	(37,009)	512,303	7,037	134,255	141,292	—	—	18,875	1,153,278
Issuance of capital	5,224	—	—	—	—	—	—	—	—	—	—	—	5,224
Additional dividend paid	—	—	—	—	—	—	—	—	—	—	—	(18,875)	(18,875)
Expenditure with issuance of shares	—	—	—	—	(414)	(414)	—	—	—	—	—	—	(414)
Repurchase of treasury shares	—	—	—	(33,887)	—	(33,887)	—	—	—	—	—	—	(33,887)
Stock option plan	—	—	1,807	—	—	1,807	—	—	—	—	—	—	1,807
Exchange differences on translation of foreign operations	—	—	—	—	—	—	—	—	—	—	(247)	—	(247)
Net income for the year	—	—	—	—	—	—	—	—	—	84,845	—	—	84,845
Allocations
Additional dividend proposed	—	—	—	—	—	—	—	—	—	(18,789)	—	18,789	—
Dividend distribution	—	—	—	—	—	—	—	—	—	(4,211)	—	—	(4,211)
Interest on equity	—	—	—	—	—	—	—	—	—	(17,000)	—	—	(17,000)
Profit retention	—	—	—	—	—	—	—	44,845	44,845	(44,845)	—	—	—

Balances at December 31, 2017	486,032	539,571	11,548	(33,887)	(37,423)	479,809	7,037	179,100	186,137	—	(247)	18,789	1,170,520
Prior-year adjustments
Effects from the first-time adoption of IFRS 9	—	—	—	—	—	—	—	(1,015)	(1,015)	—	—	—	(1,015)
Effects from the first-time adoption of IFRS 15	—	—	—	—	—	—	—	(38,542)	(38,542)	—	—	—	(38,542)
Opening balances at 01/01/2018, adjusted	486,032	539,571	11,548	(33,887)	(37,423)	479,809	7,037	139,543	146,580	—	(247)	18,789	1,130,963
Issuance of capital	2,435	—	—	—	—	—	—	—	—	—	—	—	2,435
Repurchase of treasury shares (Note 18)	—	—	—	(114,486)	—	(114,486)	—	—	—	—	—	—	(114,486)
Additional dividend paid (Note 18)	—	—	—	—	—	—	—	—	—	—	—	(18,789)	(18,789)
Stock option plan (Note 25)	—	—	4,556	—	—	4,556	—	—	—	—	—	—	4,556
Effect from adoption of hyperinflation	—	—	—	—	—	—	—	1,822	1,822	—	—	—	1,822
Remeasurement of post-employment benefit	—	—	—	—	—	—	—	—	—	—	(146)	—	(146)
Exchange differences on translation of foreign operations	—	—	—	—	—	—	—	—	—	—	(2,437)	—	(2,437)
Net income for the year	—	—	—	—	—	—	—	—	—	71,055	—	—	71,055
Allocations
Additional dividends proposed (Note 18)	—	—	—	—	—	—	—	—	—	(22,236)	—	22,236	—
Distribution of dividends (Note 18)	—	—	—	—	—	—	—	—	—	(2,764)	—	—	(2,764)
Interest on equity	—	—	—	—	—	—	—	—	—	(15,000)	—	—	(15,000)
Profit retention (Note 18)	—	—	—	—	—	—	—	31,055	31,055	(31,055)	—	—	—

Balances at December 31, 2018	488,467	539,571	16,104	(148,373)	(37,423)	369,879	7,037	172,420	179,457	—	(2,830)	22,236	1,057,209

See the accompanying notes to financial statements.

Linx S.A.

Consolidated statements of cash flows

Years ended December 31, 2018, 2017 and 2016

(In thousands of reais)

	December 31

	2018	2017	2016

Cash flows from operating activities
Net income for the year	71,055	84,845	68,501
Adjustments to reconcile income to cash and cash equivalents generated by (used in) operational activities:
Depreciation and amortization (Note 12/11)	78,729	69,983	56,316
Addition to allowance for doubtful accounts (Note 7)	2,956	1,432	381
Losses (gains) on write-off/disposal of goods	10,310	966	285
Addition (reversal) of contingencies related to business acquisitions	(5,266)	2,781	—
Stock option plan	4,556	1,807	3,233
Financial expenses	17,842	11,720	16,429
Income tax and social contribution — deferred (Note 17)	11,130	14,699	13,803
Income tax and social contribution — current (Note 17)	9,959	9,217	10,595
Provisions for contingency (Note 19)	(495)	71	—
Other operating income (Note 21)	(8,997)	(4,853)	—
Income from interest earning bank deposits (Note 22)	(26,500)	(56,781)	(45,793)
Effect from adoption of hyperinflation	1,163	—	—
Change in operating assets and liabilities:
Trade accounts receivable	(41,938)	(14,507)	(14,481)
Recoverable taxes	(7,156)	(5,181)	(3,486)
Other credits and judicial deposits	(17,393)	(6,225)	(9,818)
Suppliers	4,022	(2,841)	(532)
Labor obligations	3,426	7,665	1,346
Taxes and contributions payable	1,891	6,826	(633)
Deferred income	(7,037)	1,302	(3,417)
Other accounts payable	1,445	(5,872)	(2,441)
Income tax and social contribution paid (Note 17)	(6,003)	(9,796)	(8,377)

Net cash flows from operating activities	97,699	107,258	81,911

Cash flows from investment activities
Purchase of fixed assets	(25,132)	(25,151)	(12,279)
Purchase of intangible assets	(57,681)	(40,394)	(35,507)
Acquisition of business, net of cash and cash equivalents acquired	(75,132)	(84,727)	(28,197)
Purchase of financial assets (Note 6)	(774,028)	(478,956)	(1,157,186)
Proceeds from redemption of financial assets (Note 6)	897,614	685,153	773,849

Net cash flows from (used in) investing activities	(34,359)	55,925	(459,320)

Cash flows from financing activities
Additions of loans and financing	191,837	—	10,000
Payments of loans and financing (Note 13)	(40,851)	(33,959)	(11,184)
Financial expenses paid (Note 13)	(9,028)	(9,480)	(9,491)
Payments for the acquisition of subsidiaries (Note 15)	(45,878)	(19,454)	(30,544)
Interest on equity paid	(15,000)	(17,000)	(20)
Purchase of treasury shares	(114,486)	(33,887)	—
Proceeds from issuance of shares	2,435	5,224	128,307
Proceeds from share premium	—	—	325,440
Expenditure with issuance of shares	—	(414)	(18,662)
Dividends paid	(23,000)	(20,000)	(24,000)

Net cast flows from (used in) financing activities	(53,971)	(128,970)	369,846

Foreign exchange gain or (loss) in cash and cash equivalents	(2,437)	1,478	—

Increase (decrease) in cash and cash equivalents	6,932	35,691	(7,563)

Cash and cash equivalents at the beginning of the year	42,918	7,227	14,790

Cash and cash equivalents at the end of the year	49,850	42,918	7,227

See the accompanying notes to financial statements.

Linx S.A.

Notes to the consolidated financial statements

(In thousands of Brazilian reais, unless otherwise stated)

1. Operations

          Linx S.A. (the "Company" or "Linx"), a Brazilian corporation, was incorporated in 1985 and is headquartered at Avenida das Nações Unidas, 7221, 7° Andar, city and state of São Paulo, Brazil.

          The Company and its subsidiaries (the "Group") are focused on developing and providing affordable, easy-to-use, reliable and seamlessly integrated software solutions to retailers in Brazil, under a recurring subscription-based software revenue. Linx is a one-stop-shop that offers business management tools, payment solutions, e-commerce and omni-channel applications through a single integrated and ever-evolving platform to retailers of all sizes and capabilities.

          The Group offers an integrated set of products which are divided into three product lines: Linx Core, Linx Digital and Linx Pay Hub. The Group initiates its operations through its Linx Core product, principally consisting of Linx's management software solutions. As part of the efforts to adapt to ever-evolving customer needs, the Group created its Linx Digital (e-commerce and omni-channel related products) and Linx Pay Hub (payments related products) product lines. The solutions the Group offers through the product lines are specially designed for the customers' value chain ERP/POS offerings with the objective of developing a fully integrated ecosystem and becoming a one-stop-shop for retailers. These products allows Linx to become a partner of choice to retailers by providing services that increase efficiencies, integrating digital and physical stores while ensuring a flexible payment solution suitable for each.

          The Company became a publicly listed corporation in Brazil when its shares were listed on the New Market segment of São Paulo Stock Exchange B3 on February 8, 2017, trading under the ticker symbol LINX3.

          These consolidated financial statements were approved by the Board of Directors on March 29, 2019.

2. Basis of preparation

2.1.   Basis of presentation

          The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

2.2.   Basis of measurement

          The consolidated financial statements have been prepared on a historical cost basis except for certain financial assets that have been measured at fair value.

2.3    Current versus non-current classification

          The Group presents assets and liabilities in the statement of financial position based on current or non-current classification.

          An asset is current when it is:

  •
  Expected that it is carried out, or is intended to be sold or consumed in the normal course of the operating cycle of the entity;

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

2. Basis of preparation (Continued)

  •
  Held primarily for the purpose of trading;

  •
  Expected to be realized within 12 months after the reporting period; or

  •
  Cash or cash equivalent (as defined in IAS 7 — Statement of Cash Flows), unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period.

          All other assets are classified as non-current.

          A liability is current when:

  •
  It is expected to be settled in the normal operating cycle

  •
  It is held primarily for the purpose of trading

  •
  It is due to be settled within twelve months after the reporting period, or

  •
  There is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period

          The Group classifies all other liabilities as non-current.

          Deferred tax assets and liabilities are classified as non-current assets and liabilities.

2.4    Measurement of fair value

          The Group measures financial instruments, principally fixed income funds, at fair value on each reporting date. Fair value is the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The measurement of fair value is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

  •
  In the principal market for the asset or liability, or

  •
  In the absence of a principal market, in the most advantageous market for the asset or the liability.

          The principal or most advantageous market must be accessible by the Group.

          The fair value of an asset or liability is measured based on the assumptions that market participants would use when establishing a price for an asset or liability, assuming that market participants act in their best economic interest.

          Measurement of the fair value of a non-financial asset takes into account the ability of a market participant to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant who would also use the asset in its highest and best use.

          The Group uses valuation techniques which are appropriate according to the circumstances and for which there is sufficient data available to measure the fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

2. Basis of preparation (Continued)

          All assets and liabilities for which the fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy described as follows, based on the lowest level inputs that is significant to the measurement of the fair value as a whole:

• Level 1 —	Prices quoted (not adjusted) in active markets for identical assets and liabilities
• Level 2 —	Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable.
• Level 3 —	Valuation techniques for which the lowest level input that is significant to fair the value measurement is unobservable.

          For assets and liabilities recognized in the financial statements at fair value on a recurring basis, the Group determines whether transfers occurred between levels of the hierarchy, by reassessing the categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

          The Group's management determines the policies and procedures for both recurring fair value and measurement, such as unquoted financial assets, and for non-recurring measurements. External appraisers are involved in the valuation of significant assets, as, for example, unquoted financial assets, and significant liabilities, such as contingent consideration.

          The involvement of external valuers is annually decided by Management. The selection criteria include market knowledge, reputation, independence and whether the professional standards are followed. Management decides, after discussing with the Group's external valuers, which valuation techniques and inputs are used in each case.

          At each reporting date, Management analyzes the changes in the amounts of assets and liabilities which are re-measured or reassessed according to the accounting policies of the Group. For purposes of this analysis, Management verifies the main inputs used in the last evaluation, by comparing the information included in the valuation calculation with the contracts and other relevant documents.

          Management, together with the Group's external valuers, also compares the change in the fair values of each asset and liability with the relevant external sources to determine whether the change is reasonable.

          For the purposes of fair value disclosures, the Group has determined classes of assets and liabilities on the basis of the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy, as explained above. The corresponding fair value disclosures of financial instruments and non-financial assets measured at fair value or at the time of disclosure of fair values are summarized in the respective notes.

2.5    Significant accounting judgments, estimates and assumptions

          The preparation of the Group's consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures, and the disclosure of

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

2. Basis of preparation (Continued)

contingent liabilities. Significant items subject to these estimates and assumptions include the selection of useful lives and estimating recoverable amounts of property, plant and equipment and intangible assets, deferred taxes, the measurement of financial assets at fair value, credit risk analyses in determining the allowance for doubtful accounts, and the analysis of risks in determining other provisions, including for contingencies.

          Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods. Estimates and assumptions are reviewed by the Group at least annually.

Impairment of non-financial assets

          An impairment loss is recognized when the carrying value of an asset or cash generating unit exceeds its recoverable amount, which is the higher of its fair value, less costs of disposal, and value in use. The fair value, less costs of disposal is based on information available on similar assets' selling transactions or market prices less incremental costs of disposal. The value-in-use calculation is based on the discounted cash flow model. Cash flows are estimated using detailed budgets and forecast calculations over a period of five years and do not include restructuring activities to which the Group has not yet committed or significant future investments that will enhance the asset base of the cash generating unit. The estimation of the recoverable amount is sensitive to key assumptions including the discount rate used in determining present values, expected future cash-inflows and the long term growth rate used for estimating cash flows in perpetuity. The key assumptions used to determine the recoverable value in use, including a sensitivity analysis, are disclosed in Note13.1.

Provision for estimated credit losses on accounts receivable

          The Group uses a provision matrix to calculate the estimated credit loss for accounts receivable and contract assets. The provision rates are based on days past due for groupings of client segments that show similar loss patterns (for example, by geographical region, product type or client type, and credit risk, among others).

          The provision matrix is initially based on the historical observed default rates noted by the Group. The Group reviews the matrix prospectively to adjust it according to the historical credit loss experience. For example, if there is expectation of adverse changes in the forecast of economic conditions in the following year (for example, gross domestic product), which could lead to an increase in default in the manufacturing sector, the historical observed default rates are adjusted. At every reporting date, the observed historical loss rates are updated and changes in prospective estimates are analyzed.

          The evaluation of the correlation between observed historical loss rates, forecast of economic conditions and estimated credit losses are a significant estimate. The quantity of estimated credit losses is sensitive to changes in circumstances and estimated economic conditions. The Group's historical credit loss experience and the provision of economic conditions may also not represent the actual pattern of the client in the future.

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

2. Basis of preparation (Continued)

Taxes

          Deferred tax assets are recognized for unused tax losses to the extent that it is probable that future taxable income will be available against which they can be utilized. Substantial management judgment is required to determine the amount of deferred tax assets that can be recognized, based on the likely timing and level of future taxable income, together with future tax planning strategies.

Provisions for tax, civil and labor risks

          The Group recognizes provisions for civil and labor claims. Determination of the likelihood of loss includes the assessment of all available evidence, legal precedence and interpretations, recent court decisions, as well as an assessment by external lawyers. Provisions are reviewed and adjusted to consider changes in circumstances, such as applicable statute of limitations, conclusions of tax audits or additional exposures identified based on new litigation, claims or court rulings.

3. Significant accounting policies

          The accounting policies described in detail below have been consistently applied to all the periods presented in these consolidated financial statements.

3.1.   Presentation of segment information

          The operating segment information is shown consistently with the internal report reviewed by the chief operating decision maker. The chief operating decision maker, in charge of allocating funds and evaluating performance of operating segments is the Executive Board, also in charge of the Group's strategic decision making. The Executive Board considers the whole Group as a single operating and reportable segment as it makes its operational and strategic decisions based on consolidated income (loss).

3.2.   Basis of consolidation

          The consolidated financial statements comprise the financial statements of the Group and its subsidiaries as of December 31, 2018, 2017 and 2016. Control is obtained when the Group is exposed, or entitled to, variable returns from its involvement with the investee, and has the ability to affect those returns through the power over the investee. Specifically, the Group controls an investee if, and only if, it has:

  •
  Power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee);

  •
  Exposure or right to variable returns based on its involvement with the investee;

  •
  The ability to use its power over the investee to affect its returns.

          Generally, there is a presumption that the majority of voting rights results in control. To support this presumption, and when the Group has less than the majority of or similar voting rights of an

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

3. Significant accounting policies (Continued)

investee, the Group considers all relevant facts and circumstances when assessing whether it has power over an investee, including:

  •
  The contractual agreement(s) with other voting holders in the investee;

  •
  Rights arising from contractual agreements;

  •
  The voting rights and potential voting rights of the Group.

          The Group re-evaluates whether or not it exercises control over an investee if facts and circumstances indicate that there are changes in one or more of the three control elements. The consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ends when the Group ceases to exercise said control. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Group obtains control through the date the Group ceases to exercise control over the subsidiary.

          Profit (loss) and each component of other comprehensive income are attributed to the Group's controlling and non-controlling shareholders, even if this results in the non-controlling shareholders having a deficit balance. Whenever necessary, adjustments are made to the financial statements of the subsidiaries to align their accounting practices with the Group's accounting practices.

          All assets and liabilities, equity, income, expenses and cash flows of intra-group transactions are eliminated in the preparation of the consolidated financial statements. The consolidated financial statements include information of the Company and its subsidiaries, as follows:

	Ownership percentage

	December 31

	2018	2017	2016

Subsidiaries
Linx Sistemas e Consultoria Ltda.(****)	99.99%	99.99%	99.99%
Linx Telecomunicações Ltda.(****)	99.99%	99.99%	99.99%
Linx Gerenciamento de Redes Ltda.(*)(****)	—	—	99.99%
Indirect subsidiaries
Chaordic Corporation(**)	—	100.00%	100.00%
Intercamp Sistemas e Comércio de Informática S.A.(*)	—	—	100.00%
Napse S.R.L.	100.00%	100.00%	—
Sback Tecnologia da Informação Ltda.	100.00%	100.00%	—
Percycle Serviços Ltda.(**)	—	100.00%	—
DCG Soluções para Venda Digital S.A.	100.00%	—	—
Linx Pay Meios de Pagamentos Ltda.(***)	100.00%	—	—

(*)
Companies merged into Linx Sistemas in 2017

(**)
Companies merged into Linx Sistemas in 2018

(***)
Change in corporate name (formerly Synthesis Brasil)

(****)
0.01% is owned by Mr. Alberto Menache since Brazilian law does not allow Limited Companies to be owned by a single person. Mr. Menache has not dividend rights

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

3. Significant accounting policies (Continued)

3.3.   Business combinations

          Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, valued at fair value on the acquisition date, including the value of any non-controlling interest in the acquiree. For each business combination, the Group measures any non-controlling interest in the acquired business at the proportionate share of the acquiree's identifiable net assets. Acquisition related costs are expensed as incurred.

          When acquiring a business, the Group assesses the financial assets and liabilities assumed for proper classification and designation in accordance with contractual terms, economic circumstances and pertinent conditions on the acquisition date, which includes segregation of embedded derivatives in host contracts.

          Any contingent payments to be transferred by the acquirer will be recognized at fair value on the acquisition date. Subsequent changes in fair value of contingent consideration considered as an asset or a liability shall be recognized in the statement of profit or loss. For the years 2016, 2017 and 2018, the Group has assessed that it expects to pay-out 100% of these payments related to these acquisitions.

          The Group measures goodwill at cost, being the excess of the consideration transferred over the net identifiable assets acquired and liabilities assumed.

          After initial recognition, the goodwill is carried at cost less any accumulated impairment losses. For impairment testing purposes, goodwill acquired in a business combination is, from the acquisition date, allocated to each cash-generating units of the Group that are expected to benefit from synergies of combination, regardless of other assets or liabilities of the acquiree being allocated to those units. The Group consists of a single CGU which is the whole Group.

3.4.   Financial instruments — Initial recognition and subsequent measurement

          A financial instrument is any contract that generates a financial asset to an entity and a financial liability or equity instrument of another entity.

i)
Financial assets

Initial recognition and measurement

          Financial assets are classified, at initial recognition, and subsequently measured at: amortized cost; fair value through other comprehensive income (OCI) or fair value through profit or loss.

          The classification of financial assets in initial recognition depends on the characteristics of contractual cash flows of the financial assets and the Group's business model for managing them. With exception of trade accounts receivable that do not contain a significant financial component or for which the Group has adopted the practical expedient, the Group initially measures the financial asset at its fair value plus transaction costs, in case of financial asset not measured at fair value through profit or loss. Trade accounts receivable that do not contain a significant financial

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

3. Significant accounting policies (Continued)

component, or for which the Group has opted for the practical expedient, are measured at the transaction price determined according to IFRS 15.

          For a financial asset to be classified and measured at amortized cost or fair value through OCI, it has to generate cash flows that are "solely payments of principal and interest" on the outstanding principal amount. This evaluation is performed at instrument level.

          The Group's business model to manage financial assets refers how it manages its financial assets to generate cash flows. The business model determines whether the cash flows will result from collecting contractual cash flows, selling financial assets, or both.

          Purchases or sales of financial assets that require the delivery of assets within an established schedule by regulation or convention in the market place are recognized on the trade date, that is, the date when the Group commits to buy or sell the asset.

Subsequent measurement

          For purposes of subsequent measurement, the financial assets are classified into four categories:

  •
  Financial assets at amortized cost (debt instruments).

  •
  Financial assets at fair value through other comprehensive income (FVTOCI) with recycling of accumulated gains and losses (debt instruments).

  •
  Financial assets designated at fair value through other comprehensive income, with recycling of accumulated gains and losses upon derecognition (equity instruments).

  •
  Financial assets at fair value through profit or loss.

Financial assets at amortized cost

          The Group measures the financial assets at amortized cost if both of the following conditions are met:

  •
  The financial asset is held according to a business model whose objective is to hold financial assets for the purpose of collecting contract cash flows.

  •
  The contractual terms of financial assets give rise, on specific dates, to cash flows that are solely payments of principal and interest on the principal amount outstanding.

          The financial assets at amortized cost are subsequently measured using the effective interest method (EIR) and are subject to impairment. Gains and losses are recognized in profit or loss when the asset is derecognized, modified or impaired.

          The Group's financial assets at amortized cost include trade accounts receivable and loans to executive officers, included in other non-current financial assets.

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

3. Significant accounting policies (Continued)

Financial assets measured at fair value through profit or loss

          Financial assets at fair value through profit or loss include financial assets held for trading, financial assets designated in the initial recognition at fair value through profit or loss or financial assets mandatorily measured at fair value. Financial assets are classified as held-for-trading if they are acquired for the purpose of selling or repurchasing in the short term. As of December 31, 2018, 2017 and 2016, the Company had fixed income investments in financial assets that are measured at fair value through profit or loss.

          Financial assets at fair value through profit or loss are presented in the statement of financial position at fair value, with the net changes of fair value recognized in the statement of profit or loss.

          This category contemplates listed equity investments, if any, which the Group has not irrevocably classified based on fair value through OCI. Dividends on listed equity investments are also recognized as other income in statement of profit or loss when the right to payment is established.

Derecognition

          A financial asset (or, when appropriate, part of a financial asset or part of a group of similar financial assets) is derecognized when:

  •
  The rights to receive cash flows from the asset have expired; or

  •
  The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the cash flows received in full without material delay to a third party under a 'pass-through' arrangement; and either (a) the Group transferred substantially all the risks and rewards of the assets, or (b) the Group neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

          When the Group transfers its rights to receive the cash flows of an asset or enters into a transfer agreement, it evaluates if and to which extent, it retains the ownership risks and rewards. When it neither transfers nor retains substantially all the risks and rewards of the asset, or transfers the control of the asset, the Group continues to recognize the transferred asset to the extent of its continuing involvement. In such case, the Group also recognizes a related liability. The transferred asset and associated liability are measured on a base that reflects the rights and obligations retained by the Group.

          Continuing involvement that takes the form of guaranteeing the transferred asset is measured at the lower of (i) the amount of the asset and (ii) the maximum amount of the consideration that the Group could be required to repay.

Impairment of financial assets

          Additional disclosure regarding the impairment of financial assets are also provided in the following notes:

  •
  Disclosure of significant assumptions

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

3. Significant accounting policies (Continued)

  •
  Trade accounts receivable

          The Group recognizes a provision for estimated credit losses (ECLs) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows payable according to the contract and all cash flows that the Group expects to receive, discounted at an approximation of the original EIR. The expected cash flows will include the cash flows from the sale of collateral held or other credit enhancements that are included in contractual terms.

          For trade accounts receivable and contract assets, the Group applies a simplified approach in the calculation of ECLs. Therefore, the Group does not track the changes in credit risk, but instead recognizes a loss allowance based on lifetime ECLs at each reporting date. The Group established a provision matrix that is based on its historical credit loss experience, adjusted to specific prospective factors for the debtors and economic environment.

ii)
Financial liabilities

Initial recognition and measurement

          Financial liabilities are classified in the initial recognition as financial liabilities at fair value through profit or loss, loans and financings, accounts payable, as appropriate. All financial liabilities are initially measured at their fair values, and in the case of loans and financing, net of directly attributable transaction costs.

          The Group's financial liabilities include trade and other accounts payable, loans and financing.

Subsequent measurement

          The measurement of financial liabilities depends on their classification as described below:

Financial liabilities at fair value through profit or loss

          Financial liabilities designated at initial recognition at fair value through profit or loss are designated at the initial recognition date, and only if the criteria of IFRS 9 are met. The Group has not designated any financial liabilities as at fair value through profit or loss.

Loans and financing

          This is the most relevant category to the Group. After initial recognition, interest-bearing loans and financing are subsequently measured at amortized cost, using the EIR method. Gains and losses are recognized in profit or loss when liabilities are derecognized, as well as through the EIR amortization process.

          Amortized cost is calculated considering any discount or premium upon acquisition and fees or costs that are an integral component of the financing which are not comprised by the EIR method. The EIR amortization is included as a financial expense in the statement of profit or loss.

          This category usually applies to interest bearing loans and financing. Refer to Note 13.

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

3. Significant accounting policies (Continued)

Derecognition

          A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expires. When an existing financial liability is replaced by another liability of the same lender on different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the statement of profit or loss.

iii)
Offset of financial instruments

          Financial assets and liabilities are offset and the net amount is reported in the consolidated statement of financial position only if there is a legally enforceable right currently applicable to offset the amounts recognized and if there is intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.

3.5    Cash and cash equivalents

          Cash equivalents are maintained for the purpose of meeting short-term cash commitments rather than for investment or other purposes. The Group considers as cash equivalents highly liquid short-term investments, that are subject to an insignificant risk of changes in its value. Consequently, an investment normally qualifies as a cash equivalent when it has short-term maturity of three months or less, as of the initial recognition date.

3.6    Capital

Common shares

          Additional costs directly attributable to the issue of shares and share options are recognized as a reduction from shareholders' equity as "expenditure with issuance of shares". Tax benefits related to the deduction of these transaction costs are calculated in accordance with IAS 12.

3.7    Property, plant and equipment

Recognition and measurement

          Property, plant and equipment items are measured at historical cost, net of accumulated depreciation and any impairment loss, if any. The cost includes expenditures that are directly attributable to the acquisition of assets.

          Purchased software that is integral to the functionality of a piece of equipment is capitalized as part of that equipment.

          When significant parts of a property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of Property, plant and equipment and depreciated over their specific useful lives.

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

3. Significant accounting policies (Continued)

          Gains and losses on disposal of a property, plant and equipment item are determined by comparing the proceeds from disposal with the carrying amount of the asset and are recognized net within "other operating income" in the statement of profit or loss.

Subsequent costs

          The replacement cost of a component of property, plant and equipment is recognized in the carrying amount of the item when it is probable that the future economic benefits embodied in the component will flow to the Group and cost can be reliably measured. The carrying amount of the component that has been replaced by another is written off. Costs of normal repairs and maintenance on property, plant and equipment are recognized in income (loss) as incurred.

Depreciation

          Depreciation is calculated on the depreciable values, which is the cost of an asset, less residual values.

          Depreciation is calculated on a straight-line basis over the estimated useful lives of the fixed asset, as this method most closely reflects the pattern of consumption of future economic benefits embodied in the asset.

          The estimated useful lives are shown in the Note 11.

          The depreciation methods, useful lives and residual values are reviewed at the end of fiscal year and adjusted prospectively.

3.8    Intangible assets and goodwill

          Intangible assets acquired separately are measured at cost upon initial recognition. The cost of intangible assets acquired in a business combination is their fair value at the acquisition date. Following initial recognition, the intangible assets are carried at cost less accumulated amortization and accumulated impairment losses. Internally generated intangible assets, excluding capitalized development costs, are not capitalized, and the related expenditure is reflected in the statement of profit or loss in the year in which the expenditure is incurred. The useful life of the intangible asset is classified as finite or indefinite. Goodwill arising from the acquisition of subsidiaries is included in intangible assets in the consolidated financial statements.

          Intangible assets with finite lives are amortized over the economic useful life and assessed for impairment whenever there is an indication that the asset may be impaired. The amortization method and period of an intangible asset with defined life are reviewed at least at the end of each year. Changes in the estimated useful lives or the expected pattern of consumption of future economic benefits are accounted for through changes in amortization method or period, as applicable, and are addressed as changes in accounting estimates. The amortization of intangible assets with defined life is recognized in the statement of operations in the category of expense consistent with the function of the intangible assets.

          Intangible assets with indefinite useful lives, if any, are not amortized but tested for impairment on an annual basis, individually or at cash generating unit level. The evaluation of indefinite useful

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

3. Significant accounting policies (Continued)

life is reviewed annually to determine whether it is still justifiable. Otherwise, the change in useful life from indefinite to finite is made on a prospective basis.

          An intangible asset is derecognized when it is sold (that is, date when the seller no longer retains control over the related asset) or when no future economic benefit is expected from its use or sale. Any gains or losses from the derecognition of assets (the difference between the net sales price and carrying amount) are recognized in the statement of profit or loss in the year.

          The impairment test for goodwill and indefinite lived intangible assets, if any, is carried out on an annual basis as of December 31 or when circumstances indicated a potential impairment loss may exist.

Research and development

          Research costs are expensed as incurred.

          Development activities involve a plan or project aimed at producing new or substantially improved products. Development expenditures are capitalized only when all of the following elements are present: (i) technical feasibility to complete the intangible asset in order for it to be available for use or sale; (ii) intention to complete the intangible asset and use or sell it; (iii) ability to use or sell the intangible asset; (iv) the intangible assets should result in future economic benefit, useful for internal use or asset sale; (v) availability of adequate technical, financial and other resources to complete its development and use the intangible asset; and (vi) ability to safely measure the expenditures attributable to the intangible asset during its development. The expenditures capitalized include the cost of labor and materials that are directly attributable to preparing the asset. Other development expenditures are recognized in the statement of profit or loss as incurred.

          After initial recognition, the asset is stated at cost less accumulated amortization and impairment losses. Amortization is triggered when the development is complete and the asset is available for use. During the development period, the asset is tested for impairment on an annual basis.

Other intangible assets

          Other intangible assets that are acquired and have finite useful lives are measured at cost less accumulated amortization and any impairment losses.

          Subsequent expenditures are capitalized only when they increase the future economic benefits embodied in the specific asset to which they relate. All other expenditures, including expenditures on internally-generated goodwill and trademarks, are expensed as incurred.

          Amortization is recognized in income (loss) on a straight-line basis over the estimated useful lives of the intangible assets, except goodwill, from the date they are available for use, since this is the method that best reflects the pattern of consumption of the future economic benefits embodied in the asset.

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

3. Significant accounting policies (Continued)

3.9    Impairment of non-financial assets

          The carrying amounts of the non-financial assets of the Group, except for inventories and deferred income tax and social contribution assets are reviewed at each reporting date for indication of impairment. If any indicators exist, the Group estimates the recoverable amount of the asset.

          An impairment loss is recognized when the carrying amount of an asset or its CGU (cash generating unit) exceeds its recoverable amount.

          The recoverable amount of an asset or cash-generating unit is the higher of its value in use or its fair value less incremental costs of disposal. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessment of the time value of money and the risks specific to the asset or cash generating unit. The fair value less incremental costs of disposal is based on information available on similar assets' selling transactions or market prices less costs of disposal.

          For assets excluding goodwill, an assessment is made at each reporting date to determine whether there is an indication that previously recognized impairment losses no longer exist or have decreased. If such indicators exist, the Group estimates the asset's or CGU's recoverable amount. A reversal in impairment loss is only recognized if there has been a change in assumptions used to determine the asset's or CGU's recoverable amount. A reversal of impairment loss is limited to the carrying amount of the asset that would have been calculated, net of depreciation or amortization, had the impairment loss not been recognized in prior years.

3.10  Provisions

          Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, if it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. When the Group expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense related to any provision is presented in the statement of profit or loss, net of any reimbursement.

          If the effect of the time value of money is material, the provisions are discounted using the current pre-tax rate that reflects, when appropriate, the risks specific to the liability. When discounting is used, the increase in the provision due to the passage of time is recognized as financing cost.

Provisions for tax, civil and labor risks

          The Group is a party to several judicial and administrative proceedings. Provisions are recognized for all contingencies or obligations related to litigation in which an outflow of resources embodying economic benefit is probable, and a reasonable estimate of the probable loss can be made. Determination of the likelihood of loss includes an assessment of all information available, available case law, recent court decisions and their relevance thereof in legal system, as well as an

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

3. Significant accounting policies (Continued)

assessment made by the Group's external lawyers. Provisions are reviewed and adjusted so as to consider changes in circumstances, such as applicable statute of limitations, conclusions of tax audits or additional exposures identified based on new matters or court rulings.

Contingent liabilities recognized in a business combination

          A contingent liability recognized in a business combination is initially measured at fair value. Subsequently, it is measured at the higher amount that would be recognized in accordance with the requirements for provisions discussed above or (when applicable) the amount initially recognized less cumulative amortization recognized under the requirements of the Group's revenue recognition policy.

3.11  Transactions involving share-based payment

          Group employees receive remuneration in the form of share-based payments whereby the employees render services in exchange for equity instruments ("equity-settled transactions").

Equity settled transactions

          The cost of equity settled transactions is determined by the fair value on the date in which they were granted. To determine the fair value of the stock options, the Group may use an external evaluation expert, which uses an appropriate evaluation method. For restricted shares, the fair value of the award equals the market price on the date of grant.

          This cost is recognized in employee benefit expenses together with the corresponding increase in shareholders' equity (in other reserves), over the period in which the service is provided, and, when applicable, performance conditions are met (vesting period). The accumulated expense recognized for equity settled transactions at each reporting date up to the vesting date reflects the extent to which the vesting period has expired and the Group's best estimate of the number of grants that will ultimately vest. The expense or credit in the statement of profit or loss for the period represents the changes in accumulated expense recognized at the start and end of that period.

          When the terms of an equity-settled award are modified (for example, due to plan modifications), the minimum recognized expense is the fair value at the grant date, provided the original vesting conditions are met. An additional expense, measured on the modification date is recognized for any modification that increases the fair value of the share-based payment or otherwise, benefits the employee. When a grant is cancelled by the entity or counterpart, any remaining element of the fair value of the grant is immediately expensed through profit or loss.

          The dilutive effect of outstanding options is reflected as additional shares dilution in the calculation of diluted earnings per share.

3.12  Foreign currency

          The consolidated financial statements are presented in Brazilian reais (R$), the Company's functional currency. Each entity of the Group determines its own functional currency and items included in the financial statements are measured using that functional currency, and for those

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

3. Significant accounting policies (Continued)

entities whose functional currencies are different from the Brazilian real, the financial statements are translated into reais on the reporting date.

Transactions and balances

          Transactions in foreign currencies are initially recorded at the functional currency spot rate at the date the transaction is recognized. Monetary assets and liabilities denominated in foreign currency are translated at the functional currency spot rate on the reporting date.

          All differences are recorded in the statement of profit or loss, except for the cash items designated as part of a net investment hedge of a foreign operation, if any. These differences are recognized in OCI until disposal of the net investment, when the cumulative amount is recognized in the statement of profit or loss. The deferred tax expenses and credits attributed to exchange-rate differences on such monetary items are also recognized in OCI.

          Non-monetary items that are measured at the historical cost in a foreign currency are translated using the foreign rate at the initial transaction date. Non-monetary assets measured at fair value in a foreign currency would be translated based on current foreign exchange rates on the dates the fair value was determined. The gains or losses arising from the translation of non-monetary items measured at fair value are treated according to the recognition applicable to the gain or loss on the change in the fair value of the item (that is, translation differences for items whose gain or loss on fair value is recognized in OCI or profit or loss for the year are also recognized in OCI or profit or loss for the year, respectively).

          When determining the spot exchange rate to be used in the initial recognition of the respective asset, expense or income (or a portion of it) related to the payment or receipt in advance, the transaction date is the date when the Group initially recognizes the non-monetary asset or non-monetary liability arising from advance consideration. If there are multiple advance payments or receipts, the Group determines the transaction date for each advance payment or receipt of advance consideration.

Foreign subsidiaries

          The assets and liabilities of foreign operations are translated into reais at the closing exchange rate on the statement of financial position date, and the corresponding statements of profit or loss and cash flow are translated at the exchange rates prevailing when the transactions occur. Foreign exchange rate differences resulting from such translation for consolidation are recognized in OCI. Upon disposal of a foreign operation the cumulative amount of exchange-rate differences recognized in OCI is reclassified to profit or loss.

3.13  Revenue from contracts with clients

          Revenue from contracts with customer is recognized when control of the services are transferred to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those services.

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

3. Significant accounting policies (Continued)

          The Group's revenue is generated from its performance obligations consisting of

  (1)
  monthly subscription revenue, which allow clients to receive:

  (i)
  the right to use Linx's software; and (ii) technology support, helpdesk services, software hosting services, support teams and connectivity service regardless of whether or not the software is delivered as on-premise or cloud-based and

  (2)
  consulting services, including implementation, installation, customization and training.

          If billed amounts exceed recognized revenue, the difference is stated in the statement of financial position (current liabilities) as deferred revenue. Subscription services are recognized ratably as the subscription service is provided commencing with the date the subscription service is available to the customer and all other revenue recognition criteria are satisfied. Subscription services are billed monthly and non-refundable.

          Consulting services (implementation, installation, customization and training services) are recognized as rendered and billed on a per-hour basis.

          In some arrangements, the Group charges an upfront payment associated with the subscription service. In 2016 and 2017, this upfront payment was recognized upon commencement of the contract as the customer had access to the software. In 2018, under IFRS 15, this upfront payment was amortized over the average customer life as it relates to the subscription service performance obligation.

          The monthly subscription revenue applies to the Linx Core product line. The operations initiated through Linx Core product line, which is comprised of management software and is provided by the Group on a monthly subscription base.

          By the end of 2018, the Group launched Linx Digital (e-commerce related products) and Linx Pay Hub (payments related products) product line as complementary services to the existing offerings, which are separate performance obligations. The revenues for Linx Digital and Linx Pay Hub products are recognized as a percentage of the sales through the platform and recognized when the customer's transaction occurs, however these revenues were not significant in 2016 - 2018.

          For contractual arrangements with multiple elements, the contract value will be allocated on the relative stand-alone selling price of each performance obligation included in the arrangement.

          Any direct costs incurred related to acquisition of the contracts with clients is amortized over the expected life of the customer or contract period, as appropriate.

3.14  Financial income and expenses

          Financial income comprises principally of interest earned on financial assets. Financial expenses comprise of bank fees and interest on loans and financings. Interest is recognized in the statement of profit or loss for the period using the EIR method.

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

3. Significant accounting policies (Continued)

3.15  Trade accounts receivable

          An account receivable represents the Group's right to an amount of unconditional consideration (i.e. only the passage of time is required before payment of the consideration is due).

3.16  Income tax and social contribution

          Income taxes are comprised of Corporate Income Tax (IRPJ) and Social Contribution (CSLL) on income on the Group's Brazilian entities. According to Brazilian tax law, income taxes and social contribution are assessed and paid by each legal entity and not on a consolidated basis.

          Current tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income. The Brazilian entities of the Group record a monthly provision for income tax (25%) and Social Contribution (9%), on an accrual basis, paying taxes based on the monthly estimate.

          Income tax and social contribution expense comprises both current and deferred taxes. Current taxes and deferred taxes are recognized in income (loss) unless they are related to the business combination, or items directly recognized in shareholders' equity or other comprehensive income.

          Deferred taxes are recognized using the liability method on temporary differences between the carrying amounts of assets and liabilities in the financial statements and the related tax bases.

          Deferred tax assets and liabilities are offset when there is a legal enforceable right to offset current tax assets and liabilities, and the latter relate to income taxes levied by the same tax authority on the same legal entity.

          A deferred income tax and social contribution asset is recognized for unused tax losses, tax carryforwards and deductible temporary differences, to the extent that it is probable that future taxable income will be available against which the unused tax losses and credits can be utilized. In accordance with the Brazilian tax legislation, unused tax loss carryforwards can be used to offset up to 30% of taxable profit for the year and do not expire.

          Deferred income tax and social contribution assets are reviewed at each reporting date and derecognized when their realization is no longer probable.

          As permitted by Brazilian tax legislation, the subsidiary Sback Tecnologia da Informação Ltda. adopts the deemed income taxation method. For these subsidiaries, income tax and social contribution are calculated at the rate of 32% on income from services and 100% on financial income. The regular rates of the respective tax and contribution apply to these.

Tax exposures

          To determine current and deferred income tax, the Group take into consideration the impact of uncertainties on positions taken on taxes and if the additional income tax and interest payment has to be made. The Group believe that the provision for income tax recorded is adequate for all

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

3. Significant accounting policies (Continued)

outstanding tax periods, based on its evaluation of several factors, including interpretations of tax laws and past experience. This assessment is based on estimates and assumptions that involve the use of judgments on future events. New information may be made available, leading the Group to change its judgment on the adequacy of existing provision. These changes are recorded inincome tax expenses in the year in which they occur.

3.17  Accounts payable to suppliers

          Trade accounts payable are obligations due for assets or services acquired in the normal course of business, and are classified as current liabilities if payment is due within one year. Otherwise, accounts payable are presented as non-current liabilities.

          They are initially recognized at fair value and, subsequently, measured at amortized cost using the EIR method.

3.18  Short-term employee benefits

          Obligations for short-term employee benefits are measured on an undiscounted basis and expensed as the services are rendered.

          The liability is recognized at the amount expected to be paid under the cash bonus plans or short-term profit sharing if the Group has a legal or constructive obligation to pay this amount as a result of prior service rendered by the employee, and the obligation can be reliably estimated.

a.
Private pension plan and profit sharing

          The Group does not have any private pension plans for its employees.

          The Group provides benefit plans for management and employees in the form of profit sharing and bonus plans.

          Profit sharing and bonus plans are expected to be settled within12 months and are presented at fair value.

b.
Post-employment benefit — health care plans

          The Group offers health care plans to its employees; the Group co-sponsors these plans and employees contribute a monthly amount and the plans may be extended to spouses and dependents. Costs with monthly defined contributions made by the Group are expensed monthly, on an accrual basis.

          Costs, contributions and actuarial liabilities related to such plans are determined annually, based on a calculation carried out by independent actuaries using the projected unit credit method.

c.
Remuneration based on stock options

          The Group offers long-term incentive plans to its executives comprised of share-based compensation plans.

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

3. Significant accounting policies (Continued)

3.19  IAS 29 Adoption of the accounting and reporting standard in highly hyperinflationary economy

          In July 2018, considering that the inflation accumulated in the past three years in Argentina was higher than 100%, the adoption of the accounting and reporting standard in hyperinflationary economy (IAS 29) became mandatory in relation to the subsidiary Napse S.R.L., located in Argentina. The cumulative index at 31 December 2018 is 184.85%, while on an annual basis the index for 2018 is 48%.

          As a result of its inflation exceeding 100%, Argentina was classified as a hyperinflationary economy in July 2018 with retrospective effect to January 1, 2018, the Group has revisited its presentation policy for the equity effects of the hyperinflation situation that currently affects the Argentine economy.

          The main implications are as follows:

  •
  Adjustment of the historical cost of non-monetary assets and liabilities and equity items from their date of acquisition, or the date of inclusion in the consolidated statement of financial position, to the end of the year, in order to reflect changes in the currency's purchasing power caused by inflation.

  •
  Items in the income statement and in the statement of cash flows are adjusted by the inflation index since their origination, with a balancing entry in net financial results in the statement of income, and a reconciling item in the statement of cash flows, respectively.

  •
  The exchange rate used to translate inflation-adjusted items denominated in Argentine pesos in the 2018 financial statements is the closing exchange rate as of December 31, which was 9.70 pesos per Brazilian real.

  •
  The gain or loss on the net monetary position caused by the impact of inflation in the year is included in the income statement.

  •
  Figures for financial years prior to 2018 are not restated.

          In order to present more relevant and reliable information, the Group included in a single line item all the equity effects derived from hyperinflation, i.e.: (a) the restatement for inflation of the financial statements of the Group companies operating in hyperinflationary economies, and (b) the effects of translating their respective financial statements into reais using the exchange rate at the end of the period.

          The Group has included these effects within profit retention reserve rather than presenting them under Translation Differences within Other Comprehensive Income, the first-time adoption generated an increase to profit retention reserve as of January 1, 2018 of R$ 1,822 and a negative impact in the net income of R$ 1,163 for the year ended December 31, 2018.

3.20  Statement of cash flow

          Finance costs paid is classified as cash flows from financing activities in the Statement of Cash Flow.

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

3. Significant accounting policies (Continued)

          In the years ended December 31, 2018, 2017 and 2016 the following transactions did not affect the cash, as they were acquired through financing leases:

	December 31

	2018	2017	2016

Acquisition of computers, furniture and facilities	341	469	—
Acquisition of software and software developed	—	599	—

3.21  New or revised standards adopted in 2018

          The Group adopted for the first time certain revised standards, effective for annual periods beginning on or after January 1, 2018. The Group decided not to early adopt any other standard, interpretation or change that has been issued but is not yet effective. The nature and impact of each of the new standards and revised standards are set out below:

IFRS 15 — Revenue from Contracts with Customers

          IFRS 15 supersedes IAS 11 — (Construction Contracts), IAS 18 (Revenues) and related interpretations, and it applies to all revenues arising from contracts with customers, with limited exceptions. IFRS 15 establishes a five-stage model to account for revenue arising from contracts with customers and requires that revenues to be recognized at an amount that reflects the consideration that the entity expects to receive in exchange for transfer of assets or services to a customer.

          IFRS 15 requires entities to exercise judgment, taking into consideration all relevant facts and circumstances when applying each step of the model to contracts with their customers. This standard also specifies the accounting for the incremental costs of obtaining a contract and costs directly related to fulfilling a contract. In addition, this standard requires more extensive disclosures.

          The Group adopted IFRS 15 using the modified retrospective adoption method. The Group did not apply any of the other available optional practical expedients.

IFRS 9 — Financial instruments

          IFRS 9 (Financial Instruments), replaces IAS 39 (Financial Instruments: Recognition and Measurement) for annual periods starting on or after January 1, 2018, bringing together all three aspects of the accounting for financial instruments: classification and measurement; impairment, and hedge accounting.

          The Group applied IFRS 9 on a prospective basis with the initial adoption date being January 1, 2018. This change did not materially impact the Group's cash flows or net income.

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

3. Significant accounting policies (Continued)

          The nature of these adjustments are described below:

(a)
Classification and measurement

          In accordance with IFRS 9, debt instruments are subsequently measured at fair value through profit or loss, amortized cost or fair value through OCI. Classification is based on two criteria: The Group's business model for managing the assets and whether the instruments' contractual cash flows represent only payments of principal and interest on the principal amount outstanding.

          The assessment of the Group's business model was made as of the date of initial adoption, January 1, 2018. Evaluation of whether debt instruments' contract cash flows are exclusively comprised of payments of principal and interest was carried out based on facts and circumstances existing at the initial recognition of the assets.

          Requirements for classification and measurement of IFRS 9 did not significantly impact the Group. The Group continued to measure at fair value all financial assets previously held at fair value in accordance with IAS 39. Changes to the Group's classification of assets are as follows:

Classification — Financial assets and liabilities:

	Classification IAS 39	IFRS 9 Classification

Financial assets (Current / Non-current)
Cash and cash equivalents	Loans and receivables	Amortized cost
Financial assets	FVTPL	FVTPL
Trade accounts receivable	Loans and receivables	Amortized cost
Other receivables	Loans and receivables	Amortized cost
Financial liabilities (Current / Non-current)
Suppliers	Amortized cost	Amortized cost
Loans and financing	Amortized cost	Amortized cost
Payables for the acquisition of businesses	Amortized cost	Amortized cost
Other liabilities	Amortized cost	Amortized cost
i)
Impairment of financial assets

          IFRS 9 replaces the 'incurred loss' model of IAS 39 with a prospective ECL model. The new model for ECLs is applicable to assets measured at amortized cost, contractual assets and debt instruments measured at FVTOCI.

          IFRS 9 requires the Group to recognize a provision for ECLs expected in the future for all contract assets and debt instruments that are not maintained at fair value through profit or loss. Provisions for ECLs were measured considering the simplified approach and were calculated based

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

3. Significant accounting policies (Continued)

on actual credit loss experience calculated based on historical analysis of losses in the last 12 months.

          Reconciliation from the consolidated statement of financial position for year ended December 31, 2017 to the adjusted opening balance on January 1, 2018, to reflect the impacts of the adoption of the new standards is presented below:

	As of December 31, 2017	Impacts from the adoption of IFRS 15 and IFRS 9	As of January 1, 2018

Assets
Trade accounts receivable(a)	128,177	(1,539)	126,638
Other current assets	591,907	—	591,907

Current assets	720,084	(1,539)	718,545
Deferred taxes(c)	4,272	19,789	24,061
Other non-current assets	839,668	—	839,668

Non-current assets	843,940	19,789	863,729

Total assets	1,564,024	18,250	1,582,274

Liabilities
Deferred revenue(b)	8,478	30,850	39,328
Other current liabilities	160,760	—	160,760

Non-current assets	169,238	30,850	200,088
Deferred revenue(b)	—	26,957	26,957
Other non-current liabilities	224,266	—	224,266

Non-current liabilities	224,266	26,957	251,223
Shareholders' equity	1,170,520	(39,557)	1,130,963

Total liabilities and shareholders' equity	1,564,024	18,250	1,582,274

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

3. Significant accounting policies (Continued)

          For comparison purposes, we presented a reconciliation of impacts on consolidated income (loss) for the period ended December 31, 2018, without the effects of the new standards:

	Year ended December 31, 2018	Impacts from the adoption of IFRS 15 and IFRS 9	Year ended December 31, 2018 without effect of said standards

Profit (loss)
Net revenue(b)	685,559	(8,731)	676,828
Cost of services rendered	(245,622)	—	(245,622)

(=) Gross profit	439,937	(8,731)	431,206
Operating expenses(a)	(349,874)	931	(348,943)
(=) Income (loss) before financial income and expenses	90,063	(7,800)	82,263
Finance income (cost)	2,081	—	2,081
(=) Income (loss) before taxes	92,144	(7,800)	84,344
Current and deferred income tax and social contribution(c)	(21,089)	1,992	(19,097)

(=) Net income	71,055	(5,808)	65,247

(a)
The Group, in accordance with IFRS 9 requirements in relation to financial assets impairment, the Group applied the ECLs prospective model simplified approach for trade receivables. This change generated a reduction of R$ 1,539 in the shareholders' equity as of January 01, 2018 and R$ 931 of benefit in the income (loss) for the year ended December 31, 2018.

(b)
In accordance with IFRS 15, the Group concluded that the any upfront payment related to subscription services should be recognized over the period of the estimated customer life as the subscription performance obligations is met over the estimate customer life, in accordance with standard requirements, and an increase of R$57,807 to deferred revenue on January 1, 2018, and additional subscription revenues for the year ended December 31, 2018 of R$8,731.

(c)
Above-mentioned impacts referring to adoption of IFRS 15 and IFRS 9 generated a deferred tax asset of R$19,789 as of January 1, 2018. For the year ended December 31, 2018, the effect of these impacts in tax expense was an increase of R$ 1,992.

3.22  New or revised standards adopted in 2017

          The Group adopted for the first time certain revised standards, effective for annual periods beginning on or after January 1, 2017. The Group decided not to early adopt any other standard, interpretation or change that has been issued but is not yet effective. The nature and impact of each of the new standards and revised standards are set out below:

          IAS 7 — Statement of Cash Flows, amendments:    these amendments are part of a disclosure initiative by IASB and require that the entity provide disclosures that allow financial statements users to evaluate changes in liabilities resulting from financing activities, including both changes resulting from cash flows and non-cash changes. Upon first-time adoption of this amendment, entities are

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

3. Significant accounting policies (Continued)

not required to provide prior-period comparative information. Application of these amendments had no material impacts on the disclosure of Group's cash flows.

          IAS 12 — Income Taxes, amendments:    these amendments clarify that an entity should consider whether the tax legislation restricts the sources of taxable profits against which it may make deductions on the reversal of this temporarily non-deductible difference. In addition, these amendments provide guidance on how an entity should determine future taxable profits, and explain the circumstances under which taxable profit may include recovery of some assets for amounts that exceed their carrying amounts. If an entity adopts these amendments for a prior period, it must disclose this fact. Application of these amendments had no material impacts on the Group's financial position.

3.23  Standards issued that are not yet effective

          The new and amended standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Group's financial statements are disclosed below. The Group intends to adopt these new and amended standards and interpretations, if applicable, when they become effective. The Group did not early adopt any standard.

Standards and amended standards		Effective date (annual periods starting on or after)

IFRS 16	Financial lease operations	January 1, 2019
IFRIC 23	Uncertainty related to income tax treatments	January 1, 2019
Amendments to IFRS 9	Characteristics of prepayment with negative remuneration	January 1, 2019
Amendments to IAS 28	Long-term Investment in Associated Companies and Joint Ventures	January 1, 2019
IFRS Standards Annual Improvements	Cycle 2015-2017	January 1, 2019
Amendments to IAS 19	Alteration of plan, Restriction or Settlement	January 1, 2019
IFRS 17	Insurance contracts	January 1, 2021

          The Group does not expect to be materially impacted by the above standards, except for IFRS 16, described below.

IFRS 16 — Leases

          IFRS 16 (Leases) was issued in January 2016 to replace IAS 17, IFRS 4, SIC-15 and SIC-27. IFRS 16 establishes principles for recognition, measurement, presentation and disclosure of lease transactions and requires lessees to account for all leases under a single on-balance sheet model, similar to the accounting for financial leases under IAS 17. This standard includes two recognition exemptions for lessees: leases of "low-value" assets (i.e., personal computers) and short-term leases (i.e, leases with maturity of 12 months or less). At the commencement date of a lease, a lessee recognizes a liability to make lease payments (a lease liability) and an asset representing the

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

3. Significant accounting policies (Continued)

right to use the underlying asset during the lease period (right-of-use asset). Lessees must separately recognize interest expense on the lease liability and with depreciation expense on the right-of-use asset.

          Lessees must also remeasure the lease liability upon the occurrence of certain events (e.g., change in lease term, change in future lease payments as a result of change in rate or fee used to determine such payments). In general, lessee will recognize the remeasurement of the lease liability as an adjustment to the right-of-use asset.

          IFRS 16, which is effective for annual periods beginning on or after January 1, 2019, requires lessees and lessors to make more extensive disclosures than under IAS 17.

Transition to IFRS 16

          The Group plans to adopt IFRS 16 using the modified retrospective method. The Group will elect to apply the standard to contracts that were previously identified as leases under IAS 17 and IFRIC 4. The Group will elect to use the exemptions proposed by the standard for lease contracts for assets with low values whose period ends within 12 months, and lease contracts. The Group leases certain office equipment (such as personal computers, printers and copy machines) that is considered low value.

          Due to the adoption of IFRS 16, the Group's operating income before financial income and expenses will improve and its interest expense will increase. This is due to change in the accounting for lease expenses that were previously classified as operating leases under IAS 17. The Group identified operating lease contracts for the rental of properties, IT equipment, and use of cloud space. Application of this standard (recognition of asset right-of-use and lease liabilities) will impact the opening statement of financial position as of January 1, 2019, by R$91,290 by recognizing a Right-of-Use Asset and a corresponding lease Liability. The weighted average incremental borrowing rate used to measure the lease liabilities was 9.15% per annum.

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

3. Significant accounting policies (Continued)

          During 2018, the Group carried out a detailed evaluation of IFRS 16, and expects the impacts from adoption of IFRS 16 to be as follows:

	Statement of Financial Position as of December 31, 2018	Impacts from the adoption of IFRS 16	Statement of Financial Position as of January 1, 2019

Assets
Current assets	708,827	—	708,827
Intangible assets (Right of use)	849,634	91,290	940,924
Other non-current assets	89,215	—	89,215

Non-current assets	938,849	91,290	1,030,139

Total assets	1,647,676	91,290	1,738,966

Liabilities
Leases payable	—	6,156	6,156
Other current liabilities	220,537	—	220,537

Current liabilities	220,537	6,156	226,693
Leases payable	—	85,134	85,134
Other non-current liabilities	369,767	—	369,767

Non-current liabilities	369,767	85,134	454,901
Shareholders' equity	1,057,372	—	1,057,372

Total liabilities and shareholders' equity	1,647,676	91,290	1,738,966

4. Business combination

4.1.   Acquisition of Itec

          On March 21, 2018, Linx Sistema e Consultoria Ltda., the Group's wholly-owned subsidiary acquired 100% of the equity of Informática Ltda. ("Itec" or acquired Group), which operates and develops management and automation software for drugstores. The primary reason for the acquisition was reinforcing our portfolio of solutions. In addition to expanding the addressable market of our retail intelligence offer to the drugstore industry.

          The price was R$ 25,500 to be paid as follows:

  (i)
  R$ 14,400 (fourteen million and four hundred thousand Reais), paid upon closing;

  (ii)
  R$2,000 (two million Reais), paid on May 18, 2018;

  (iii)
  Additional contingent consideration ("Payable for Acquisition of Business") up to R$ 9,100 (Fair value as of December 31, 2018 is R$ 8,312), divided into:

    •
    upon the achievement of certain operating and financial goals in each year and payable in the subsequent year

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

4. Business combination (Continued)

        •
        2018 — R$ 3,200 (Three million, two hundred thousand Reais);

        •
        2019 — R$ 1,950 (One million, nine hundred and fifty thousand Reais);

        •
        2020 — R$ 1,950 (One million, nine hundred and fifty thousand Reais); and

      •
      R$ 1,000 (One million Reais) payable upon the resolution of certain contingencies, restated at IPC-A (IBGE) through its effective payment, due date in 2019;

      •
      R$ 1,000 (One million Reais) payable upon the resolution of certain contingencies, restated at IPC-A (IBGE) through its effective payment, due date in 2022.

    The purchase consideration was calculated as follows:

Purchase consideration
Amount paid upon closing	14,400
Amount paid on May 18, 2018	2,000
Fair value of contingent consideration (Earn-out)	8,312

Total consideration	24,712
Analysis of cash flow from the acquisition
Amount paid in cash	14,400
Net cash acquired	(208)

Cash flow from investing activities	14,192

4.2.   Acquisition of Único

          On April 3, 2018, Linx Sistema e Consultoria Ltda., the Group's wholly-owned subsidiary acquired 100% of the equity of Único Sistemas e Consultoria S.A. ("Único"), which enabled us to enter a new loyalty management vertical. Único's offerings include multi-channel marketing and loyalty management solutions, which are entirely cloud-based and reinforce our customer engagement and customer relationship management, or CRM, offerings. The primary reason for the acquisition was to strengthen the cross selling strategy by acquiring a company with a portfolio of solutions connected to engagement and CRM offerings which represent a growth opportunity for the Company.

          The price was R$ 25,000 to be paid as follows:

  (i)
  R$ 15,000 paid upon closing;

  (ii)
  R$1,000 (one million Reais), paid on May 14, 2018;

  (iii)
  Additional contingent consideration ("Payable for Acquisition of Business")" up to R$ 9,000 (Fair value as of December 31, 2018 is R$ 8,101), divided into:

    •
    Upon the achievement of certain operating and financial goals in each year and payable in the subsequent year

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

4. Business combination (Continued)

        •
        2018 — R$ 2,660 (Two million, six hundred and sixty thousand);

        •
        2019 — R$ 2,670 (Two million, six hundred and seventy thousand Reais);

        •
        2020 — R$ 2,670 (Two million, six hundred and seventy thousand Reais); and

      •
      R$ 500 (Five hundred thousand Reais) payable upon the resolution of certain contingencies, restated at IPC-A (IBGE) through its effective payment, due date in 2020;

      •
      R$ 500 (Five hundred thousand Reais) payable upon the resolution of certain contingencies, restated at IPC-A (IBGE) through its effective payment, due date in 2023.

          The purchase consideration was calculated as follows:

Purchase consideration
Amount paid upon closing	15,000
Amount paid on May 14, 2018	1,000
Fair value of contingent consideration (Earn-out)	8,101

Total consideration	24,101
Analysis of cash flow from the acquisition
Amount paid in cash	15,000
Net cash acquired	(37)

Cash flow from investing activities	14,963

4.3.   Acquisition of DCG

          On June 22, 2018, Linx Sistema e Consultoria Ltda., wholly-owned subsidiary of the Group acquired 100% of the equity of DCG Soluções para Venda Digital S.A. ("DCG"), which operates and develops e-commerce platforms and technological solutions utilizing the Software as a Service (SaaS) model, allowing digital sales and connection with marketplaces for retailers The primary reason for the acquisition was to strengthen the ecommerce and Omni Channel offerings strategy which with OMS and personalization, reengagement and advertising offerings will allow us to grow our online solutions portfolio.

          The price was R$ 67,000 to be paid as follows:

  (i)
  R$ 46,000 (forty-six million Reais) paid upon closing;

  (ii)
  Additional contingent consideration ("Payable for Acquisition of Business") up to R$ 21,000 (Fair value as of December 31, 2018 is R$ 19,468), divided into:

    •
    R$3,000 (three million Reais) paid in July 25, 2018;

    •
    Upon the achievement of certain operating and financial goals in each year and payable in the subsequent year

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

4. Business combination (Continued)

        •
        2018 — R$ 5,500 (Five million, five hundred thousand Reais);

        •
        2019 — R$ 4,750 (Four million, seven hundred and fifty thousand Reais);

        •
        2020 — R$ 4,750 (Four million, seven hundred and fifty thousand Reais); and

        •
        R$ 1,500 (One million, five hundred thousand Reais) payable upon the resolution of certain contingencies, adjusted at CDI up to actual payment, due date in 2021;

    R$ 1,500 (One million, five hundred thousand Reais) payable upon the resolution of certain contingencies, adjusted at CDI up to actual payment, due date in 2024.

          The purchase consideration was calculated as follows.

Purchase consideration

Amount paid in cash	46,000
Fair value of contingent consideration (Earn-out)	19,468

Total consideration	65,468
Analysis of cash flow from the acquisition
Amount paid in cash	46,000
Net cash acquired	(23)

Cash flow from investing activities	45,977
4.4.
Identifiable assets acquired and goodwill

          Pursuant to IFRS 3 — Business Combinations, business acquisitions are accounted for under the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated by total fair values of transferred assets, liabilities assumed on acquisition date from the former controlling shareholders of the acquiree and the interest issued in exchange for control of the acquiree.

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

4. Business combination (Continued)

          The fair value of identifiable assets acquired in business combinations was measured and recognized at the date of completion of the transaction:

Fair values recognized on acquisition:	Itec	Único	DCG

Cash and cash equivalents	208	37	23
Investments	—	—	1,654
Accounts receivable	423	281	986
Other current assets	1	40	279

Current assets	632	358	2,942
Software	5,494	1,530	10,842
Client portfolio	1,160	300	1,378
Other non-current assets	—	—	66
Property, plant and equipment	101	255	527
Intangible assets	—	—	1,673

Non-current assets	6,755	2,085	14,486
Suppliers	44	17	682
Loans and financing	—	226	289
Social charges	157	121	1,082
Tax liabilities	61	234	465
Other liabilities payable	120	—	9

Current liabilities	382	598	2,527
Loans and financing	—	—	582
Other Liabilities payable	—	200	38

Non-current liabilities	—	200	620
Fair value of assets acquired	7,387	2,443	17,428
Fair value of liabilities assumed	382	798	3,147

Total identifiable net assets	7,005	1,645	14,281
Fair value of consideration transferred	24,712	24,101	65,468

Goodwill	17,707	22,456	51,187

4.5.
Assets acquired and liabilities assumed

          The fair value of trade accounts receivable of the acquirees is R$ 1,690. The gross amount of trade accounts receivable is R$ 3,152.

          Goodwill totaling R$91,349 comprises future economic benefits stemming from synergies resulting from the acquisitions. Goodwill is expected to generate future tax benefits.

          Management estimated that net revenue for the period from January 1 to December 31, 2018 would be R$ 26,060 and net loss for the period, R$ (2,021) (unaudited amounts). For the periods of

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

4. Business combination (Continued)

the respective acquisitions up to December 31, 2018, net revenue totals R$ 16,042 with negative income of R$ (749) for the period.

          At the conclusion date of the preparation of these consolidated financial statements, the Group is in the process of reviewing and adjusting the determination of fair value of identifiable assets acquired and liabilities assumed from the acquirees. This analysis is expected to be completed shortly, as soon as management has all relevant information of the facts, not exceeding a maximum period of 12 months from the acquisition date.

4.6    Acquisitions made in 2017

4.6.1
Acquisition of the Synthesis Group

          On July 11, 2017, between Linx Sistemas e Consultoria LTDA, wholly-owned subsidiary of the Group acquired 100% of the equity of Synthesis Holding LLC and Synthesis Information Technology S.R.L ("Synthesis Group" or acquirees), which operates with point of sale software for large retailers in Spanish speaking countries in Latin America. The primary reason for this acquisition was to launch our international expansion, which aims to significantly increase its addressable market and to be prepared to the internationalization of its Brazilian clients. Synthesis has a strong presence in Mexico and Argentina, among other countries.

          The price was U$$ 25,800, approximately R$ 81,667, to be paid as follows:

  (i)
  US$ 13,055 (thirteen million and fifty-five thousand dollars), equivalent to R$ 41,324 (forty-one million, three hundred twenty-four thousand Reais) paid upon closing;

  (ii)
  Additional contingent consideration ("Payable for Acquisition of Business") up to US$ 12.745, equivalent to R$ 40,343, divided into:

    •
    upon the achievement of certain operating and financial goals in each year and payable in the subsequent year

    •
    2017 — US$ 2,000 (Two million Dollars), equivalent to R$ 6,330 (Six million, three hundred and thirty thousand Reais);

    •
    2018 — US$ 3,500 (Three million, five hundred thousand Dollars), equivalent to R$ 11,079 (Eleven million, seventy-nine thousand Reais);

    •
    2019 — US$ 4,000 (Four million Dollars), equivalent to R$ 12,662 (Twelve million, six hundred and sixty-two thousand Reais); and

    •
    US$ 3,245 (three million, two hundred forty-five thousand Dollars), equivalent to R$ 10,272 (ten million, two hundred seventy-two thousand Reais) payable upon the resolution of certain contingencies, adjusted at LIBOR, due date in 2022.

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

4. Business combination (Continued)

          The purchase consideration was calculated as follows:

Purchase consideration
Amount paid in cash	41,324
Contingent consideration (Earn-out)	40,343

Total compensation	81,667
Analysis of cash flow from the acquisition
Amount paid in cash	41,324
Net cash acquired	(3,827)

Cash flow from investing activities	37,497
4.6.2
Acquisition of Sback

          On October 18, 2017, Linx Sistema e Consultoria LTDA, wholly-owned subsidiary of the Group acquired 100% of the equity of Sback Tecnologia da Informação Ltda. ("Sback" or acquiree), which operates a cloud platform focused on retention, reengagement and recapture technologies through Big Data and intelligence for engagement. The primary reason for this acquisition is acquire the technologies for retention, reengagement and recapture through Big Data and Intelligence for engagement to strengthen Linx's portfolio of solutions that increase the customers' profitability, opening new markets and reaching new customer profiles.

          The price was R$ 56,558 to be paid as follows:

  (i)
  R$ 36,500 (thirty-six million, five hundred thousand Reais) paid upon closing;

  (ii)
  Additional contingent consideration ("Payable for Acquisition of Business") up to R$ 20,058 (Fair value as of December 31, 2017 is R$ 18,807), divided into:

    •
    R$ 1,558 (One million, five hundred and fifty-eight thousand Reais), distributed in 24 monthly installments, the first one due on October 30, 2017,

    •
    R$ 2,500 (Two million Reais) paid in December 29, 2017;

    •
    upon the achievement of certain operating and financial goals in each year and payable in the subsequent year

    •
    2017 — R$ 4,000 (Four million Reais);

    •
    2018 — R$ 4,000 (Four million Reais);

    •
    2020 — R$ 4,000 (Four million Reais); and

    •
    R$ 2,000 (Two million Reais) payable upon the resolution of certain contingencies, adjusted at IPC-A (IBGE) up to actual payment, due date in 2019; and

    •
    R$ 2,000 (Two million Reais) payable upon the resolution of certain contingencies, adjusted at IPC-A (IBGE) up to actual payment, due date in 2021.

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

4. Business combination (Continued)

Purchase consideration
Amount paid in cash	36,500
Fair value of contingent consideration (Earn-out)	18,807

Total consideration	55,307
Analysis of cash flow from the acquisition
Amount paid in cash	36,500
Net cash acquired	—

Cash flow from investing activities	36,500
4.6.3
Acquisition of Percycle

          On December 20, 2017, Linx Sistema e Consultoria LTDA, wholly-owned subsidiary of the Group acquired 100% of the equity of Percycle Serviços Ltda. ("Percycle"), which operates an online media platform, uniting storeowners, brands and consumers. The primary reason for this acquisition was to add a local online media platform which unites merchants, brands and consumers and allows a company to advertise within the top ecommerce sites in different formats and segmentations, expanding Linx's portfolio of solutions that improve the consumer shopping experience, as well as opening the advertising market, and reinforce Linx's offers for e-commerce and the industry.

          The price was R$ 22,730 to be paid as follows:

  (i)
  R$ 10,750 (ten million, seven hundred fifty thousand Reais) paid upon closing;

  (ii)
  Additional contingent consideration ("Payable for Acquisition of Business") up to R$ 11,980, divided into:

    •
    R$ 780 (Seven hundred and eighty thousand Reais) to bedistributed in 24 monthly installments, the first one due on January 18, 2018.

    •
    R$ 1,500 (one million, five hundred thousand Reais) paid in February 26, 2018;

    •
    R$ 750 (Seven hundred and fifty thousand Reais) paid in April 03, 2018;

    •
    upon the achievement of certain operating and financial goals in each year and payable in the subsequent year

    •
    2017 — R$ 450 (Four hundred and fifty thousand Reais);

    •
    2018 — R$ 2,000 (Two million Reais);

    •
    2019 — R$ 2,000 (Two million Reais)

    •
    2020 — R$ 3,500 (Three million, five hundred thousand Reais); and

    •
    R$ 500 (Five hundred thousand Reais) payable upon the resolution of certain contingencies, adjusted at IPC-A (IBGE) up to actual paymentt, due date in 2020;

    •
    R$ 500 (Five hundred thousand Reais) payable upon the resolution of certain contingencies, adjusted at IPC-A (IBGE) up to actual paymentt, due date in 2022;

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

4. Business combination (Continued)

Purchase consideration
Amount paid in cash	10,750
Contingent consideration (Earn-out)	11,980

Total consideration	22,730
Analysis of cash flow from the acquisition
Amount paid in cash	10,750
Net cash acquired	(20)

Cash flow from investing activities	10,730

Identifiable assets acquired and goodwill

          The fair value of identifiable assets acquired in business combinations was measured and recognized at the date of completion of the transaction:

Fair values recognized on acquisition:	Synthesis	Shopback	Percycle

Cash and cash equivalents	3,827	—	20
Accounts receivable	5,104	1,128	3,339
Other current assets	1,811	34	2

Current assets	10,742	1,162	3,361
Software	8,230	11,357	4,546
Client portfolio	16,335	6,331	2,273
Indemnification assets	10,751	—	—
Other non-current assets	1,276	5	130

Non-current assets	36,592	17,693	6,949
Suppliers	1,574	72	2,390
Tax liabilities	1,446	1,102	222
Provisions for contingencies	12,937	—	—
Deferred tax liabilities	8,352	—	—
Other Liabilities payable	4,711	65	263

Current liabilities	29,020	1,239	2,875
Other Liabilities payable	—	—	616

Non-current liabilities	—	—	616
Fair value of assets acquired	47,334	18,855	10,310
Fair value of liabilities assumed	29,020	1,239	3,491

Total identifiable net assets	18,314	17,616	6,819
Fair value of consideration transferred	81,667	55,307	22,730

Goodwill	63,353	37,691	15,911

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

4. Business combination (Continued)

Assets acquired and liabilities assumed in 2017

          The fair value of trade accounts receivable of the acquirees is R$ 9,571. The gross amount of trade accounts receivable is R$ 9,649.

          Goodwill totaling R$116,955 comprises future economic benefits stemming from synergies resulting from the acquisition. Goodwill is expected to generate future tax benefits (except for Synthesis).

          Management estimated that net revenue for the period from January 1 to December 31, 2017 would be R$ 65,395 and net income for the period, R$ 17,975 (unaudited amounts). For the periods of the respective acquisitions up to December 31, 2017, net revenue totals R$ 22,601 with positive income of R$ 6,989 for the period.

4.7    Acquisitions made in 2016

4.7.1 Acquisition of Intercamp

          On November 7, 2016, Linx Systemas acquired 100% of the equity of Intercamp Sistemas e Comércio de Informática S.A. ("INTERCAMP"), which engaged in developing and marketing management software for gas stations and convenience stores. The primary reason for this acquisition was to reinforce the gas stations and convenience stores vertical.

          The price was R$ 42,000 to be paid as follows:

  (i)
  R$ 29,000 (Twenty-nine million Reais) paid upon closing;

  (ii)
  Additional contingent consideration ("Payable for Acquisition of Business") up to R$ 13,000 (Fair value as of December 31, 2016 is R$ 10,370), divided into:

    •
    upon the achievement of certain operating and financial goals in each year and payable in the subsequent year

    •
    2017 — R$ 8,500 (Eight million, five hundred thousand Reais);

    •
    2018 — R$ 1,500 (One million, five hundred thousand Reais); and

    •
    R$ 1,500 (One million, five hundred thousand Reais) payable upon the resolution of certain contingencies, adjusted at IPC-A (IBGE) up to actual payment, due date in 2019;

    •
    R$ 1,500 (One million, five hundred thousand Reais) payable upon the resolution of certain contingencies, adjusted at IPC-A (IBGE) up to actual payment, due date in 2021.

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

4. Business combination (Continued)

Purchase consideration
Amount paid in cash	29,000
Fair value of contingent consideration (Earn-out)	10,370

Total consideration	39,370
Analysis of cash flow from the acquisition
Amount paid in cash	29,000
Net cash acquired	(803)

Cash flow from investing activities	28,197

Identifiable assets acquired and goodwill

          The fair value of identifiable assets acquired was measured and recognized as follows:

Fair values recognized on acquisition:	Intercamp

Current assets	2,371

Cash and cash equivalents	803
Accounts receivable	495
Other current assets	1,073
Non-current assets	12,953

Software	865
Client portfolio	9,205
Property, plant and equipment	770
Intangible assets	2,113
Current liabilities	2,869

Suppliers	333
Tax liabilities	73
Payroll and related taxes	218
Other Liabilities payable	2,245
Non-current liabilities	1,594

Other Liabilities payable	1,594
Fair value of assets acquired	15,324
Fair value of liabilities assumed	4,463

Total identifiable net assets	10,861
Fair value of consideration transferred	39,370

Goodwill on operation	28,509

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

4. Business combination (Continued)

Assets acquired and liabilities assumed in 2016

          The fair value of trade accounts receivable of the acquiree is R$ 495.

          Goodwill totaling R$ 28,509 comprises future economic benefits stemming from synergies resulting from the acquisition. The goodwill is expected to generate future tax benefits.

          Management estimated that net revenue for the period from January 1 to December 31, 2016 would be R$ 4,038 and net loss for the period, R$ (266) (unaudited amounts). For the period of the respective acquisition up to December 31, 2016, net revenue totals R$ 2,700 with positive income of R$ 244 for the period.

5. Cash and cash equivalents

	December 31

	2018	2017	2016

Cash and banks	45,422	37,854	2,499
Short-term interest earning bank deposits	4,428	5,064	4,728

	49,850	42,918	7,227

          Highly liquid short-term interest earning bank deposits are promptly convertible into a known amount of cash and subject to minimal risk of change of value.

          Short-term interest earning bank deposits refer to Fixed Income Funds accruing interest at 101.41% as of December 31, 2018 (99.57 as of December 31, 2017 and 101.95 as of December 31, 2016) of the benchmark Interbank Deposit Certificate (CDI) rate with initial maturities less than 90 days.

6. Financial assets

		Date of		Average yield in relation to CDI (%)			December 31

Type	Name	investment	Maturity	2018	2017	2016	2018	2017	2016

Fixed income fund	Renda Fixa Crédito Privado	02/15/2013	Indefinite	104.08%	103.90%	101.95%	413,374	487,816	639,185
LF	Book-entry financial bill	10/13/2016	10/15/2018	103.00%	103.00%	103.00%	—	20,990	19,036

							413,374	508,806	658,221

Current							413,374	487,816	639,185
Non-current							—	20,990	19,036

							413,374	508,806	658,221

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

6. Financial assets (Continued)

          The balance of the Fixed Income Fund comprises:

		Date of					Amount of the
Type	Code	investment	Issue	Maturity	Quantity	Index	investment	2018 — Net value

Fixed income	LF(1)	10/21/2016 - 03/19/2018	10/21/2016 - 03/19/2018	04/22/2019 - 06/09/2020	81	CDI D 101.75 - 104.5%	21,700	25,033
Fixed income	LFS(2)	02/15/2013	01/16/2013	01/15/2019	28	CDI D 111%	8,453	16,166
Fixed income	Eligible LFS(2)	08/01/2018	08/01/2018	08/01/2025	17	CDI D 108.75%	5,100	5,273
Fixed income	LFT(3)	10/03/2016 - 12/21/2018	07/01/2000 - 01/05/2018	09/01/2021 - 03/01/2024	7,066	LFT / SELIC	65,133	69,779
Fixed income	LTN(4)	12/31/2018	12/31/2018	07/01/2020	50,503	PRE 6.40% p.a.	45,303	45,303
Investment fund	Other funds(5)	—	—	—	5,940,011	—	235,767	235,767
Fixed income	LAMDI(6)	11/27/2018 - 12/03/2018	11/27/2018 - 12/03/2018	11/29/2019 - 12/03/2019	16,000	CDI 103.0 - 103.75%	16,000	16,088

								413,409

Fund expenses								(36)
Treasury balance								1

								413,374

(1)
Financial Letter issued by banks with good credit rating and CDI-based income

(2)
Subordinated Financial Letter issued by banks with good credit rating and CDI-based income. The LFS has a clause of subordination to the payment of unsecured creditors in case of liquidation of the institution

(3)
Financial Treasury Letter issued by the Brazilian government and is a floating rate bond, whose profitability follows the variation of the SELIC rate, the basic interest rate of the economy

(4)
National Treasury Bond are securities issued by the Brazilian government with fixed yield (fixed rate) at the time of purchase

(5)
Quotas of two low-risk funds: (i) Itaú Investment Grade RF Private Credit FI which aims to exceed the CDI in the long run. To this end, the fund manager adopts an active management strategy by allocating its resources in federal public securities and in private securities issued by companies that has a low credit risk granted by at least two of the following credit rating agencies: Fitch Ratings, Moody's or Standard and Poors. Additionally, the fund may be exposed to the spot market and/ or fixed interest rate derivatives. The fund portfolio may consist of up to 100% in private securities; and (ii) Special Referenced DI FI which has the objective of monitoring CDI variation by investing at least 95% of its resources in securities or operations linked to this indicator. The fund portfolio may consist of government securities and up to 50% in private securities whose issuer is classified in the low credit risk category

(6)
Commercial Leasing Letter from Banco Safra with yield linked to the CDI

		Date of					Amount of the
Type	Code	investment	Issue	Maturity	Quantity	Index	investment	2017 — Net value

Fixed income	DEBLA(1)	02/25/2016	02/25/2016	02/22/2018	22,188	CDI D 102%	7,588	9,367
Fixed income	LF(2)	10/21/2016 - 12/12/2017	10/21/2016 - 12/12/2017	10/22/2018 - 06/09/2020	236	CDI D 104.25%	70,800	79,531
Fixed income	LFS(2)	02/15/2013	01/16/2013	01/15/2019	28	CDI D 111%	8,453	15,177
Fixed income	LFT(3)	03/27/2015 - 09/18/2017	07/01/2000 - 01/11/2013	09/01/2018 - 09/01/2021	10,005	LFT	80,631	92,872
Fixed income	PRE(5)	12/29/2017	12/29/2017	05/15/2035	47,295	PRE 6.90 p.a.	149,555	149,555
Investment fund	Other funds(6)	—	—	—	660,673	—	141,358	141,358
Fixed income	LF(2)	—	10/13/2016	10/15/2018	1	CDI 103%	20,990	20,990

								508,850

Fund expenses								(44)

								508,806

(1)
Bond with repurchase commitment by Banco Safra, with a definite term and backed by debentures

(2)
Financial Letter issued by banks with good credit rating and CDI-based income

(3)
Subordinated Financial Letter issued by banks with good credit rating and CDI-based income. The LFS has a clause of subordination to the payment of unsecured creditors in case of liquidation of the institution

(4)
Financial Treasury Letter issued by the Brazilian government and is a floating rate bond, whose profitability follows the variation of the SELIC rate, the basic interest rate of the economy

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

6. Financial assets (Continued)

(5)
Bond with pre-fixed interest and pre-defined term

(6)
Quotas of two low-risk funds: (i) Itaú Investment Grade RF Private Credit FI which aims to exceed the CDI in the long run. To this end, the fund manager adopts an active management strategy by allocating its resources in federal public securities and in private securities issued by companies that has a low credit risk granted by at least two of the following credit rating agencies: Fitch Ratings, Moody's or Standard and Poors. Additionally, the fund may be exposed to the spot market and/ or fixed interest rate derivatives. The fund portfolio may consist of up to 100% in private securities; and (ii) Special Referenced DI FI which has the objective of monitoring CDI variation by investing at least 95% of its resources in securities or operations linked to this indicator. The fund portfolio may consist of government securities and up to 50% in private securities whose issuer is classified in the low credit risk category

		Date of					Nominal amount of the
Type	Code	investment	Issue	Maturity	Quantity	Index	investment	2016 — Net value

Fixed income	LF(1)	11/29/2016	11/29/2016	06/09/2017	4,715	CDI D 101%	4,715	4,771
Fixed income	LFS(2)	02/25/2016	02/25/2016	02/22/2018	22,188	CDI D 101.5%	7,588	8,503
Fixed income	LFS Elegível(2)	12/11/2014 - 10/26/2015	12/11/2014 - 10/26/2015	12/11/2017 - 10/26/2017	326	CDI and CDI D 108%	98,026	103,276
Fixed income	LFT(3)	02/15/2013	01/16/2013	01/15/2019	28	CDI D 111%	8,453	13,734
Fixed income	LTN(4)	02/15/2013 - 12/01/2015	03/30/2011 - 05/16/2012	03/30/2017 - 05/15/2018	20	CDI and CDI D 112%	11,289	11,245
Fixed income	Other Funds(5)	03/27/2015 - 09/30/2016	07/01/2000 - 01/11/2013	09/01/2018 - 01/09/2021	17,714	LFT	142,361	149,202
Fixed income	LAMDI(6)	12/30/2016	12/30/2016	08/15/2018	53,256	PRE 13.65 p.a.	160,155	160,155
Investment fund	LF(1)	—	—	—	969,809	—	188,359	188,359
Fixed income	LFS(2)	—	10/13/2014	10/15/2018	1	CDI 103%	19,120	19,036

								658,281

Fund expenses								(64)
Treasury balance								4

								658,221

(1)
Financial Letter issued by banks with good credit rating and CDI-based income

(2)
Subordinated Financial Letter issued by banks with good credit rating and CDI-based income. The LFS has a clause of subordination to the payment of unsecured creditors in case of liquidation of the institution.

(3)
Financial Treasury Letter issued by the Brazilian government and is a floating rate bond, whose profitability follows the variation of the SELIC rate, the basic interest rate of the economy

(4)
National Treasury Bond are securities issued by the Brazilian government with fixed yield (fixed rate) at the time of purchase

(5)
Quotas of two low-risk funds: (i) Itaú Investment Grade RF Private Credit FI which aims to exceed the CDI in the long run. To this end, the fund manager adopts an active management strategy by allocating its resources in federal public securities and in private securities issued by companies that has a low credit risk granted by at least two of the following credit rating agencies: Fitch Ratings, Moody's or Standard and Poors. Additionally, the fund may be exposed to the spot market and/ or fixed interest rate derivatives. The fund portfolio may consist of up to 100% in private securities; and (ii) Special Referenced DI FI which has the objective of monitoring CDI variation by investing at least 95% of its resources in securities or operations linked to this indicator. The fund portfolio may consist of government securities and up to 50% in private securities whose issuer is classified in the low credit risk category

(6)
Commercial Leasing Letter from Banco Safra with yield linked to the CDI

          Management's policy is to use these funds for specific payments, such as for the acquisition of businesses and for payment of interest on equity, and not to use these funds to cover operating cash flow needs.

          The exposure of the Group to risk and the sensitivity analysis are disclosed in Note 23.8.

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

7. Trade accounts receivable

	December 31

	2018	2017	2016

Trade accounts receivable:
Falling due	148,502	102,746	90,213
Overdue(a)	26,557	30,147	21,721

	175,059	132,893	111,934
(–) Allowance for expected credit losses	(4,215)	(1,183)	(2,615)
(–) Adjustment to present value	(462)	(581)	(255)

	170,382	131,129	109,064

Current	167,102	128,177	107,290

Non-current	3,280	2,952	1,774

(a)
The aging of overdue receivables is as follows:

	December 31

	2018	2017	2016

Days:
1 - 30	9,591	14,181	7,405
31 - 60	3,468	4,684	4,360
61 - 90	3,063	3,145	2,389
91 - 180	4,483	4,481	3,612
>181	5,952	3,656	3,955

	26,557	30,147	21,721

          For 2017 and 2016, the Group estimated an allowance for doubtful accounts of trade accounts receivable past due over 180 days based on the historical loss and trade notes receivable in bankruptcy. As of January 1, 2018, the Group has recognized a provision for expected credit losses in trade accounts receivable that comprise of outstanding accounts receivable base. The estimated percentage loss for each aging band is shown below.

Maturity	Loss %

Falling due (years):
>1	0.4%
up to 1	0.4%
Days:
1 - 30	2.8%
31 - 60	8.0%
61 - 90	16.3%
91 - 120	22.3%
121 - 150	27.8%
151 - 180	35.5%

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

7. Trade accounts receivable (Continued)

          The changes in the allowance for expected credit losses is as follows:

	December 31

	2018	2017	2016

Opening balance	(1,183)	(2,615)	(2,996)
Initial adoption of IFRS 9 as of January 1, 2018	(1,539)	—	—
Addition of provision	(5,734)	(3,759)	(3,637)
Use/reversal	4,241	5,191	4,018

Closing balance	(4,215)	(1,183)	(2,615)

8. Recoverable taxes

	December 31

	2018	2017	2016

Brazilian State VAT (ICMS)	4,286	3,231	1,659
Withholding taxes and contributions	29,272	28,412	27,371
Brazilian Federal Revenue taxes (PIS and COFINS)	456	566	568
Other	1,080	845	89

	35,094	33,054	29,687

9. Related parties

          Compensation of key management personnel of the Group (for 8, 6 and 4 persons in 2018, 2017 and 2016, respectively) for the periods ended December 31, 2018, 2017 and 2016 is as follows:

	December 31

	2018	2017	2016

Short-term employee benefits	11,571	9,611	5,985
Share-based payment transactions	3,148	1,428	1,865

	14,719	11,039	7,850

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

10. Other receivables

	December 31

	2018	2017	2016

Prepaid expenses — Services	21,696	9,315	4,908
Indemnification assets from business combinations(*)	13,560	10,042	2,835
Advances to suppliers	7,102	3,718	2,254
Advances to employees(**)	1,842	872	1,162
Other	6,420	5,657	11,946

	50,620	29,604	23,105

Current assets	43,407	28,119	12,230
Non-current assets	7,213	1,485	10,875

(*)
Refers to indemnification assets for contingent liabilities acquired upon the business combination of Direção, Spress, Rezende, Liderança, Quadrant, CSI, LZT, BR Coelho, Big Automação, Percycle, Único, Itec Informática and Napse

(**)
Refers to advances to employees for vacation pay, expenses, loans and judicial deposits

11. Property, plant and equipment, net

  a)
  Detail — 2016

	December 31, 2016

	Cost	Accumulated depreciation	Net amount

Computers and electronics	31,949	(23,698)	8,251
Vehicles	10,480	(6,302)	4,178
Furniture and fixtures	7,892	(3,435)	4,457
Facilities, machinery and equipment	25,651	(8,354)	17,297
Leasehold improvements	19,859	(6,731)	13,128
Real estate	3,348	(407)	2,941
Other components	1,006	—	1,006

Total	100,185	(48,927)	51,258

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

11. Property, plant and equipment, net (Continued)

          Changes in property and equipment balances —

	Cost

	December 31, 2015	Additions	Addition — acquisition of a buisness	Disposals	Transfers	December 31, 2016

Computers and electronics	28,439	3,431	99	(20)	—	31,949
Vehicles	9,758	854	27	(159)	—	10,480
Furniture and fixtures	6,578	886	468	(46)	6	7,892
Facilities, machinery and equipment	21,344	4,195	176	(58)	(6)	25,651
Leasehold improvements	16,954	2,908	—	(3)	—	19,859
Real estate	3,349	—	—	(1)	—	3,348
Other components	1,006	—	—	—	—	1,006

Total	87,428	12,274	770	(287)	—	100,185

	Accumulated depreciation

	December 31, 2015	Additions	December 31, 2016

Computers and electronics	(20,831)	(2,867)	(23,698)
Vehicles	(4,557)	(1,745)	(6,302)
Furniture and fixtures	(2,816)	(619)	(3,435)
Facilities, machinery and equipment	(6,217)	(2,137)	(8,354)
Leasehold improvements	(5,028)	(1,703)	(6,731)
Real estate	(288)	(119)	(407)

Total	(39,737)	(9,190)	(48,927)

  b)
  Detail — 2017

	December 31, 2017

	Cost	Accumulated depreciation	Net amount

Computers and electronics	36,157	(26,804)	9,353
Vehicles	11,147	(7,854)	3,293
Furniture and fixtures	12,463	(4,224)	8,239
Facilities, machinery and equipment	31,029	(11,006)	20,023
Leasehold improvements	30,431	(12,826)	17,605
Real estate	3,348	(535)	2,813
Other components	1,006	—	1,006

Total	125,581	(63,249)	62,332

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

11. Property, plant and equipment, net (Continued)

          Changes in property and equipment balances —

	Cost

	December 31, 2016	Additions	Addition — acquisition of a business	Disposals	Transfers	December 31, 2017

Computers and electronics	31,949	2,298	121	(30)	1,819	36,157
Vehicles	10,480	984	78	(395)	—	11,147
Furniture and fixtures	7,892	980	89	(16)	3,518	12,463
Facilities, machinery and equipment	25,651	1,809	362	2	3,205	31,029
Property, plant and equipment in progress	—	18,120	—	(300)	(17,820)	—
Leasehold improvements	19,859	1,429	—	(135)	9,278	30,431
Real estate	3,348	—	—	—	—	3,348
Other components	1,006	—	—	—	—	1,006

Total	100,185	25,620	650	(874)	—	125,581

	Accumulated depreciation

	December 31, 2016	Additions	December 31, 2017

Computers and electronics	(23,698)	(3,106)	(26,804)
Vehicles	(6,302)	(1,552)	(7,854)
Furniture and fixtures	(3,435)	(789)	(4,224)
Facilities, machinery and equipment	(8,354)	(2,652)	(11,006)
Leasehold improvements	(6,731)	(6,095)	(12,826)
Real estate	(407)	(128)	(535)

Total	(48,927)	(14,322)	(63,249)

  c)
  Detail — 2018

	December 31, 2018

	Cost	Accumulated depreciation	Net amount

Computers and electronics	43,544	(30,599)	12,945
Vehicles	14,668	(9,574)	5,094
Furniture and fixtures	14,587	(5,554)	9,033
Facilities, machinery and equipment	36,246	(14,212)	22,034
Leasehold improvements	37,041	(15,558)	21,483
Real estate	3,348	(669)	2,679
Other components	1,005	—	1,005

Total	150,439	(76,166)	74,273

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

11. Property, plant and equipment, net (Continued)

          Changes in property and equipment balances are as follows — 2018

	Cost

	December 31, 2017	Additions(*)	Addition — acquisition of a buisness(**)	IAS 29(***)	Disposals	Transfers	December 31, 2018

Computers and electronics	36,157	6,916	321	—	(490)	640	43,544
Vehicles	11,147	4,251	192	16	(938)	—	14,668
Furniture and fixtures	12,463	873	203	21	(392)	1,419	14,587
Facilities, machinery and equipment	31,029	3,703	111	271	(268)	1,400	36,246
Property, plant and equipment in progress	—	6,135	—	—	—	(6,135)	—
Leasehold improvements	30,431	3,195	56	283	(1)	3,077	37,041
Real estate	3,348	—	—	—	—	—	3,348
Other components	1,006	400	—	—	—	(401)	1,005

Total	125,581	25,473	883	591	(2,089)	—	150,439

	Accumulated depreciation

	December 31, 2017	Additions (****)	December 31, 2018

Computers and electronics	(26,804)	(3,795)	(30,599)
Vehicles	(7,854)	(1,720)	(9,574)
Furniture and fixtures	(4,224)	(1,330)	(5,554)
Facilities, machinery and equipment	(11,006)	(3,206)	(14,212)
Leasehold improvements	(12,826)	(2,732)	(15,558)
Real estate	(535)	(134)	(669)

Total	(63,249)	(12,917)	(76,166)

(*)
In the statement of cash flow, only additions with cash disbursement are presented in investment activities

(**)
Amounts related to the acquisitions of Itec on March 21, 2018, Único on April 3, 2018 and DCG on June 22, 2018

(***)
Amounts referring to adoption of IAS 29 (hyperinflation) in Napse Argentina

(****)
Difference of R$23 between notes 12 and 21 refers to impact of application of IAS 29 in NAPSE's income (loss)

          Annual depreciation rates are stated as follows:

Computers and electronics	20%
Vehicles	20%
Furniture and fixtures	10%
Facilities, machinery and equipment	10%
Leasehold improvements	10%
Real estate	4%

          Depreciation expense is recognized under "Operating, general and administrative expenses" in the statement of profit or loss.

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

12. Intangible assets, net

  a)
  Detail — 2016

	December 31, 2016

	Cost	Accumulated amortization	Net amount

Software(1)	34,473	(16,896)	17,577
Software development(2)	1,848	—	1,848
Software developed(3)	104,439	(70,126)	34,313
Software development — capitalized interest	3,192	(1,212)	1,980
Brands acquired	46,187	(2,154)	44,033
Acquired Technology	92,481	(66,727)	25,754
Client portfolio — acquisitions	106,411	(36,566)	69,845
Goodwill	405,289	—	405,289
Other	3	—	3

Total	794,323	(193,681)	600,642

          Changes in intangible assets balances —

	Cost

	December 31, 2015	Addition(*)	Additions — Acquisition of a Business	Transfers	December 31, 2016

Software(1)	25,885	6,475	2,113	—	34,473
Software development(2)	893	6,910	—	(5,955)	1,848
Software developed(3)	78,223	20,761	—	5,455	104,439
Software development — capitalized interest	1,969	1,223	—	—	3,192
Brands acquired	46,187	—	—	—	46,187
Acquired Technology	91,212	120	865	284	92,481
Client portfolio — acquisitions	99,978	—	9,205	(2,772)	106,411
Goodwill	373,771	21	28,509	2,988	405,289
Other	3	—	—	—	3

Total	718,121	35,510	40,692	—	794,323

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

12. Intangible assets, net (Continued)

	Accumulated amortization

	December 31, 2015	Additions	December 31, 2016

Software(1)	(12,016)	(4,880)	(16,896)
Software developed(3)	(51,139)	(18,987)	(70,126)
Software development — capitalized interest	(462)	(750)	(1,212)
Brands acquired	(1,193)	(961)	(2,154)
Acquired Technology	(55,246)	(11,481)	(66,727)
Client portfolio — acquisitions	(26,504)	(10,062)	(36,566)

Total	(146,560)	(47,121)	(193,681)

  b)
  Detail — 2017

	December 31, 2017

	Cost	Accumulated amortization	Net amount

Software(1)	41,624	(22,756)	18,868
Software development(2)	2,756	—	2,756
Software developed(3)	134,346	(94,637)	39,709
Software development — capitalized interest	6,126	(2,743)	3,383
Brands acquired	46,187	(3,115)	43,072
Acquired Technology	116,614	(77,471)	39,143
Client portfolio — acquisitions	131,350	(48,619)	82,731
Goodwill	522,244	—	522,244
Other	3	—	3

Total	1,001,250	(249,341)	751,909

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

12. Intangible assets, net (Continued)

          Changes in intangible assets balances —

	Cost

	December 31, 2016	Addition(*)	Additions — Acquisition of a Business	Disposals	Transfers	December 31, 2017

Software(1)	34,473	7,244	—	(93)	—	41,624
Software development(2)	1,848	3,208	—	—	(2,300)	2,756
Software developed(3)	104,439	27,607	—	—	2,300	134,346
Software development — capitalized interest	3,192	2,934	—	—	—	6,126
Brands acquired	46,187	—	—	—	—	46,187
Acquired Technology	92,481	—	24,133	—	—	116,614
Client portfolio — acquisitions	106,411	—	24,939	—	—	131,350
Goodwill	405,289	—	116,955	—	—	522,244
Other	3	—	—	—	—	3

Total	794,323	40,993	166,027	(93)	—	1,001,250

	Accumulated amortization

	December 31, 2016	Additions	December 31, 2017

Software(1)	(16,896)	(5,860)	(22,756)
Software developed(3)	(70,126)	(24,511)	(94,637)
Software development — capitalized interest	(1,212)	(1,531)	(2,743)
Brands acquired	(2,154)	(961)	(3,115)
Acquired Technology	(66,727)	(10,744)	(77,471)
Client portfolio — acquisitions	(36,566)	(12,053)	(48,619)

Total	(193,681)	(55,660)	(249,341)

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

12. Intangible assets, net (Continued)

  c)
  Detail — 2018

	December 31, 2018

	Cost	Accumulated amortization	Net amount

Software(1)	62,193	(30,671)	31,522
Software development(2)	15,634	—	15,634
Software developed(3)	156,885	(121,708)	35,177
Software development — capitalized interest	8,786	(4,728)	4,058
Brands acquired	46,187	(4,076)	42,111
Acquired Technology	130,679	(90,273)	40,406
Client portfolio — acquisitions	136,787	(63,697)	73,090
Goodwill	607,633	—	607,633
Other	3	—	3

Total	1,164,787	(315,153)	849,634

          Changes in intangible assets balances —

	Cost

	December 31, 2017	Addition(*)	IAS 29(***)	Additions — acquisition of a Business (Note 4)	Disposals/ adjustments(***)	Transfers(****)	December 31, 2018

Software(1)	41,624	18,235	351	1,673	(190)	500	62,193
Software development(2)	2,756	12,878	—	—	—	—	15,634
Software developed(3)	134,346	23,039	—	—	—	(500)	156,885
Software development — capitalized interest	6,126	2,660	—	—	—	—	8,786
Brands acquired	46,187	—	—	—	—	—	46,187
Acquired Technology	116,614	—	—	17,866	5	(3,806)	130,679
Client portfolio — acquisitions	131,350	—	—	2,838	20	2,579	136,787
Goodwill	522,244	218	—	91,349	(7,405)	1,227	607,633
Other	3	—	—	—	—	—	3

Total	1,001,250	57,030	351	113,726	(7,570)	—	1,164,787

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

12. Intangible assets, net (Continued)

	Accumulated amortization

	December 31, 2017	Additions	December 31, 2018

Software(1)	(22,756)	(7,915)	(30,671)
Software developed(3)	(94,637)	(27,071)	(121,708)
Software development — capitalized interest	(2,743)	(1,985)	(4,728)
Brands acquired	(3,115)	(961)	(4,076)
Acquired Technology	(77,471)	(12,802)	(90,273)
Client portfolio — acquisitions	(48,619)	(15,078)	(63,697)

Total	(249,341)	(65,812)	(315,153)

(*)
In the statement of cash flow, only additions with cash disbursement are being considered as investment activities

(**)
Amounts referring to adoption of IAS 29 (hyperinflation) in Napse Argentina

(***)
Napse final AVP adjustment to purchase price allocation

(****)
Transfers resulting from updating of acquisition reports

(1)
Software acquired for the usage of the Company's employees for internal purposes

(2)
Software under internal development which is not available for use

(3)
Software internally developed and available for use

          Annual average amortization rates:

Software development	33%
Software developed	33%
Software development — capitalized interest	33%
Technology — acquisitions	10 - 20%
Client portfolio — acquisitions	20 - 50%
Software	10 - 20%
Other	10 - 20%

          Amortization is charged to the costs of services rendered for software, software development, software development — capitalized interest and acquired technology and to administrative and general expenses for the other intangible assets.

12.1. Goodwill impairment testing

          The Group tests goodwill for impairment on an annual basis, as of December 31, or whenever indicators of impairment exist, by comparing the recoverable amount to the carrying value. The recoverable amount is determined considering the Group's market capitalization and estimating the value in use, based on discounting future cash flows Management has concluded that the Group only has one CGU.

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

12. Intangible assets, net (Continued)

          The value in use calculation involves the use of assumptions, judgments and estimates on cash flows, such as growth rates of revenues, costs and expenses, investment estimates and future working capital and discount rates. Assumptions about cash flow growth projections are based on management's estimates, market studies and macroeconomic projections. Future cash flows were discounted at a rate based on the Group's weighted average cost of capital (WACC).

          The value in use was based on the approved financial budge covering five-year period, and, thereafter, considering a perpetual growth rate.

          The perpetual growth rate used to extrapolate the projections was 5.5%, being the long-term inflation target of 4.5% set by the Central Bank of Brazil, plus 1% real growth. The estimated future cash flows were discounted at a pre-tax discount rate of 13.85% in 2018 (12.89% and 15.03% in 2017 and 2016, respectively).

          Key assumptions were based on the historical performance of the Group, macroeconomic assumptions, and on financial market projections documented and approved by management.

          Based on the annual impairment test of the cash generating unit no impairment losses were identified, since the recoverable amount is higher than the net carrying amount at the test date.

Main assumptions used to calculate value in use

          Value in use calculation is most sensitive to the following assumptions:

          Revenue Growth:    this is based on the observation of the historical behavior of each revenue line as well as trends based on market analysis. Revenue projections refer to non-recurring lines (implementation and consultancy services), and recurring lines (contractual — related to the collection of subscription fees, with an annual price adjustments for inflation), where the Group has seen annual growth of approximately 10% over the last 5 years.

          The Group's costs were projected considering the consistency of cost of services as a percentage of revenues, which varies between 29% and 28%.

          Capex volume:    cash outflows on capital expenditure were projected in line with historical levels to be sufficient to support the growth of operations.

          Discount rates:    the calculation of the discount rate is derived from the Group's:

          Weighted Average Cost of Capital (WACC): which takes into account both the cost of the Group's debt and shareholders' equity. The cost of shareholders' equity is derived from the expected return on investment by the Group's investors.

12.2. Capitalized software development costs

          The Group develops new systems and applications to expand the functionality of its current software products. Development costs are capitalized in intangible assets include the project costs incurred during the development phase until the product is substantially complete and ready for its intended use. The capitalized costs are determined based on the number of hours incurred by employees on each project. Each project is amortized from the moment the asset is available for

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

12. Intangible assets, net (Continued)

use for an average period of three years, which according to management's estimate, reflects the expected period of financial return of the projects. Amortization is charged to cost of services rendered in the statement of profit or loss.

13. Loans and financing

		Effective			December 31

Type	Charges*	rate	Maturity	Covenants	2018	2017	2016

Loan — BNDES bank	TJLP + 1.5% p.a.	9.274%	03/15/2018	15.2 (a)	—	2,852	14,106
Loan — BNDES bank	TLP + IPCA + 3.10% p.a. + Spread 1.37% p.a.	7.89%	12/31/2027	15.2 (b)	146,602	—	—
Loan — BNDES bank	TJLP + 1.67% p.a.	9.446%	02/15/2021	15.2 (c)	57,526	83,330	104,994
Loan — BNDES bank	TJLP + 1.96% p.a.	9.751%	03/15/2022	15.2 (d)	44,560	9,882	9,715
Loan — BNDES bank	TJLP + 1.00% p.a.	8.768%	09/16/2019		528	1,224	1,952
Loan — Itaú bank	TJLP + 7.20% p.a.	8.447%	04/16/2021		761	—	—
Other					4	—	—

					249,981	97,288	130,767

Current liabilities					40,720	31,783	34,499
Non-current liabilities					209,261	65,505	96,268

(*)
TJLP and TLP are long-term interest rates set by the National Monetary Council of Brazil.

          Prevailing loan contracts do not have assets pledged in guarantee.

          The maturity profile of the Group's non-current liabilities is as follows:

	December 31

Period	2018	2017	2016

2018	—	—	31,446
2019	—	29,282	28,984
2020	40,012	28,760	28,453
2021	39,387	6,846	6,776
2022	24,615	617	609
2023	21,043	—	—
2024	21,043	—	—
2025	21,043	—	—
2026	21,043	—	—
2027	21,075	—	—

	209,261	65,505	96,268

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

13. Loans and financing (Continued)

          Changes in loans and financing are shown below:

	December 31

	2018	2017	2016

At January 1	97,288	130,767	128,338
Funds from acquisition of subsidiaries (Note 4)	1,097	—	2,296
Additions of loans and financing	191,837	—	10,000
Financial charges	9,638	9,960	10,808
Financial charges paid	(9,028)	(9,480)	(9,491)
Payments of loans and financing	(40,851)	(33,959)	(11,184)

At December 31	249,981	97,288	130,767

13.1. Covenants

(a)
The loan raised from the Brazilian Development Bank (BNDES), on February 24, 2012, has financial covenants requiring early repayment. The following indices should be determined on a semi-annual basis:

(i)
General debt/total assets: equal to or lower than 65%;

(ii)
Net debt/EBITDA: equal to or lower than 3.0;

(iii)
EBITDA/net operating revenue: equal to or higher than 20%.

          In order to determine the indices, the following definitions and criteria should be adopted:

  •
  EBITDA: earnings before interest, income tax, depreciation and amortization;

  •
  Net debt: debt balances resulting from financing, debentures and similar items, net of amounts corresponding to debt balances resulting from financing taken out directly from BNDES and cash equivalents.

          Should the Group fail to comply with the financial covenants to, it must set up, within 120 days from the default date, security interest, accepted by the BNDES, for an amount corresponding to at least 130% of the financing amount or resulting debt, unless the abovementioned levels have been met by then.

          Subsidiary and intermediator Linx Sistemas e Consultoria Ltda. is obliged to deposit service fee income in a "centralizing account" created for this purpose.

          We detected no event of non-compliance with covenants at December 31, 2018, 2017 and 2016.

(b)
The BNDES loan raised on December 13, 2018 has financial covenant requiring early repayment. The following indices should be determined on a semi-annual basis:

(iv)
General Indebtedness / total assets: equal or less than 60%;

(v)
Net debt / EBITDA: equal or less than 2.0;

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

13. Loans and financing (Continued)

          In order to determine the indices, the following definitions and criteria should be adopted:

  •
  General indebtedness: Total current and non-current liabilities

  •
  Net debt: The total balance of consolidated onerous debts of the Intervening Party, including loans and financing; loans, issuance of fixed-income securities, promissory notes and debentures, convertible or not, in the local or international capital market, and the sale or assignment of future receivables if they are recorded as liabilities; and other financial operations and debts of the Group, recorded in current and non-current liabilities, net of Cash and cash equivalents (cash and interest earning bank deposits).

  •
  EBITDA: Operating income (loss) before interest, income tax, depreciation and amortization;

          In the hypothesis that levels established in the item VII of the Clause Nine (Obligations If the financial covenants are breached), the Group must present, within 120 days counted as of notification date, in written, from BNDES, real guarantees accepted by BNDES at an amount corresponding to at least 130% of financing value or deriving debt, except if within that period, above mentioned levels were re-established.

          We detected no event of non-compliance with covenants at December 31, 2018.

(c)
The BNDES loan raised on October 28, 2014 has financial covenant requiring early repayment if breached. During the contractual period, two of the following ratios, calculated semi-annually in the consolidated statements, should be maintained:

(i)
General Indebtedness / total assets: equal or less than 60%;

(ii)
Net debt / EBITDA: equal or less than 2.0;

(iii)
EBITDA / Net operating income: equal or higher than 20%.

          In order to determine the indices, the following definitions and criteria should be adopted:

  •
  EBITDA: Income (loss) before interest, income tax, depreciation and amortization;

  •
  Net debt: balances of the consolidated onerous debts, including loans and financing; loans, issuance of fixed-income securities, promissory notes and debentures, convertible or not, in the local or international capital market, and the sale or assignment of future receivables if they are recorded as liabilities; and other financial operations and debts of the Group, recorded in current and non-current liabilities, net of Cash and cash equivalents. In order to calculate this ratio, we will not consider the amounts classified as Payables for the acquisition of businesses in the statement of financial position as Net Debt.

          If the financial covenants are breached, the Group must present, within 180 days counted as of default date, real guarantees accepted by BNDES at an amount corresponding to at least 130% of financing value or deriving debt, or present a bank guarantee to be provided by the financial institution at BNDES criteria, and it is in financial economic situation assuring the degree of notorious solvency, the total amount of the debt, except if within that period, above mentioned levels were re-established.

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

13. Loans and financing (Continued)

          We detected no event of non-compliance with covenants at December 31, 2018, 2017 and 2016.

(d)
The BNDES loan raised on December 11, 2015 has financial covenant requiring early repayment if breached. During the contractual period, two of the following ratios, calculated semi-annually in the consolidated statements, should be maintained:

(i)
General Indebtedness / total assets: equal or less than 60%;

(ii)
Net debt / EBITDA: equal or less than 2.0;

(iii)
EBITDA / Net operating income: equal or higher than 20%.

          In order to determine the indices, the following definitions and criteria should be adopted:

  •
  EBITDA: earnings before interest, income tax, depreciation and amortization;

  •
  Net debt: Balances of the consolidated onerous debts, including loans and financing; loans, issuance of fixed-income securities, promissory notes and debentures, convertible or not, in the local or international capital market, and the sale or assignment of future receivables if they are recorded as liabilities; and other financial operations and debts of the Group, recorded in current and non-current liabilities, net of Cash and cash equivalents. In order to calculate this ratio, we will not consider the amounts classified as Payables for the acquisition of businesses in the statement of financial position as Net Debt.

          If the financial covenants are breached, the Group must present, within 180 days counted as of default date, real guarantees accepted by BNDES at an amount corresponding to at least 130% of financing value or deriving debt, or present a bank guarantee to be provided by the financial institution at BNDES criteria, and it is in financial economic situation assuring the degree of notorious solvency, the total amount of the debt, except if within that period, above mentioned levels were re-established.

          We detected no event of non-compliance with covenants at December 31, 2018, 2017 and 2016.

14. Labor obligations

	December 31

	2018	2017	2016

Provision for 13th salary and payroll charges	26,542	22,466	20,561
Social security payable	6,673	5,234	4,602
Provision for profit sharing	3,876	4,191	2,081
Severance fund contributions payable	2,137	1,907	1,818
Salaries payable	1,344	1,836	1,252
Other	3,229	1,849	890

	43,801	37,483	31,204

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

15. Payables related to business acquisitions

          Payables related to business acquisitions refer to amounts due to the previous owners for the acquisition of shares or quotas representing the capital of these companies. Debts are indexed to inflation indices under contractual clauses and mature as follows:

	December 31

	2018	2017	2016

Installments not subject to restatement	46,542	30,067	11,996
Napse installments indexed to exchange-rate change and LIBOR.	41,951	42,160	—
Installments indexed to the change in the CDI rate	3,608	492	448
Installments indexed to the change in the extended consumer price index	22,774	49,912	60,988
Installments indexed to the change in the IGPM rate	7,690	9,848	9,824
Adjustment to present value	(10,078)	(1,712)	(2,662)

	112,487	130,767	80,594

Current liabilities	57,099	56,087	23,508
Non-current liabilities	55,388	74,680	57,086

          The amount classified in non-current liabilities mature as follows:

	December 31

Period	2018	2017	2016

2018	—	—	38,806
2019	—	32,276	14,983
2020	35,373	26,530	2,253
2021	14,225	4,754	1,044
2022	5,065	11,120	—
2023	725	—	—

	55,388	74,680	57,086

          Of total amount payable as of December 31, 2018, R$ 111,545 is related to contingent consideration (R$ 122,590 as of December 31, 2017 and R$ 70,817 as of December 31, 2016). The Group expects to fully settle amounts related to contingent considerations, and there were no significant changes in expectations of payout in relation to prior years. The fair value of these obligations also considered a market interest rate (Selic). The fair value of contingent consideration is classified as a level 3 fair value measurement (Note 23).

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

15. Payables related to business acquisitions (Continued)

          The changes in the payables related to business acquisitions are shown as follow:

	December 31

	2018	2017	2016

At January 1	130,767	80,594	95,571
Addition due to acquisition	38,881	71,222	13,000
Payment of principal and interest	(45,878)	(19,454)	(30,544)
Accrued interest	3,057	5,685	2,697
Contingencies resolved and paid(*)	(5,343)	(2,427)	(130)
Earn-Out reversed(**)	(8,997)	(4,853)	—

At December 31	112,487	130,767	80,594

(*)
Contingencies arising from the acquired companies, offset by the amounts that the Group has to pay to former management

(**)
The amounts refer to reversal of unachieved earn-out of provided for the in the acquisitions of Intercamp, Neemu and Napse in the year ended December 31, 2018

(**)
Reversal of unachieved earn-out provided for in the acquisitions of the acquirees Chaordic, Neemu and Liderança in the year ended December 31, 2017

16. Deferred revenue

	December 31

	2018	2017	2016

Revenue from services	8,902	8,478	7,176
Revenue from subscriptions	50,346	—	—

	59,248	8,478	7,176

Current	40,053	8,478	7,176
Non-current	19,195	—	—

17. Income tax and social contribution

17.1. Income tax and social contribution expense

	December 31

	2018	2017	2016

Current tax
Current tax on income for the year	(9,959)	(9,217)	(10,595)
Deferred tax
Deferred tax on income for the year	(11,130)	(14,699)	(13,803)

Income tax and social contribution expense	(21,089)	(23,916)	(24,398)

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

17. Income tax and social contribution (Continued)

          The reconciliation between the tax expense as calculated by the combined nominal rates and the income tax and social contribution expense charged to income is presented below:

	December 31

	2018	2017	2016

Income (loss) before income tax and social contribution	92,144	108,761	92,898

Statutory rate income tax and social contribution	34%	34%	34%
Income tax and social contribution at the rate of 34%	(31,329)	(36,979)	(31,585)
Permanent differences
Law 11196/05 (Research and Development incentive)	1,574	8,382	—
Payment of interest on equity	5,100	5,780	—
Unrecognized tax credit	329	—	—
Income tax and social contribution determined by the deemed income	3,139	3,498	7,387
Effects of tax rates of foreign subsidiaries	1,542	—	(200)
Other net differences	(1,444)	(4,597)	(4,597)

Income tax expense	(21,089)	(23,916)	(24,398)

Effective rate	23%	22%	26%

17.2. Deferred taxes

          Deferred income tax and social contribution are recorded so as to reflect future tax effects on temporary differences existing between assets and liabilities tax base and the corresponding carrying amount.

          Temporary deferred income tax and social contribution are as follows:

	December 31

	2018	2017	2016

Tax goodwill	(80,028)	(58,885)	(48,779)
Intangible assets	(23,558)	(30,302)	(15,697)
Deferred IFRS 9	146	—	—
Deferred revenue	16,858	—	—
Tax loss and negative basis	3,952	3,944	5,104
Allowance for doubtful accounts	620	160	257
Provision for post-employment benefits	2,404	2,193	1,297
Provision for contingencies	809	200	176
Payables for the acquisition of businesses	2,019	918	74
Provision for commission payments	—	161	161
Stock option plan	2,235	1,277	192
Other provisions	1,908	10	46

Deferred taxes, net	(72,635)	(80,324)	(57,169)

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

18. Shareholders' equity

18.1. Capital

          The Company is authorized to increase capital by up to R$1,000,000, irrespective of amendments to its articles of incorporation and bylaws, as deliberated by the Board of Directors.

          Capital solely comprises common shares and each of them corresponds to a vote in Shareholders' Meeting decisions.

          The Board of Directors is the competent body to decide on issuances and will determine share issuance conditions, subscription, payment form and deadline, price per share, placement form (public or private) and its distribution in Brazil and/or abroad.

          At the discretion of the Board of Directors, a share issue may be made, without right of preference or with a reduction of the time frame addressed by article 171, §4 of Law 6404, dated December 15, 1976, as amended ("Corporation Law") of shares and debentures that are convertible into shares or a subscription bonus, the flotation of which is made through a sale on the stock exchange or by public subscription, or even through an exchange for shares in a takeover bid, in the terms established in law, within the limits of the authorized capital.

          On February 29, 2016 a capital increase of the Company was approved, due to the partial exercising, by the beneficiaries, of the purchase option related to the initial grant of the stock option plan approved in the Special Shareholders' Meeting held on December 4, 2012, of R$ 5,779, thus increasing it from R$ 352,501 to R$ 358,280, through the issuance of 697,773 new common shares by the Company.

          On June 14, 2016 the Board of Directors approved the stock split of each of the 47,069,132 common shares at a ratio of 2 new shares for each common share held on that date. Thus, due to the approval of such stock split, the Company issued 94,138,264 new common shares, representing a 200% increase in the shareholder base, and the Company's capital is now represented by 141,207,396 common shares, without any change in amount of capital or in the rights granted by these shares to its shareholders, including dividends and any capital remuneration that may be paid by the Company. Earnings per share is now disclosed in the new proportion retrospectively in these financial statements.

          On September 26, 2016, a capital increase of R$ 118,560 was approved, within the limit of authorized capital, and the Company's share capital increased from R$358,280 to R$476,840, with the issuance of 24,000,000 new Common Shares, which were distributed through a primary public offering held in Brazil, on the non-organized over-the-counter market.

          On October 3, 2016, a capital increase of R$ 3,968 was approved, within the limit of authorized capital, and the Company's capital increased from R$476,840 to R$480,808, with the issuance of 402,555 new Common Shares, which were distributed through a primary public offering held in Brazil, on the non-organized over-the-counter market.

          On February 24, 2017, the Company's capital increase was approved, within the limit of the authorized capital, by R$2,167, from R$480,808 to R$482,974, through the issue of 210,210 new Common Shares, of public offering of primary distribution held in Brazil through public distribution in the non-organized over-the-counter market.

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

18. Shareholders' equity (Continued)

          On August 31, 2017, the Company's capital increase was approved, within limit of authorized capital, by R$ 3,057, from R$482,974 to R$486,032, through issue of 290,181 new common registered, book-entry shares, with no par value.

          On February 28, 2018, the Company's capital increase was approved, within limit of authorized capital, by R$ 1,442, from R$ 486,032 (total as of December 31, 2017) to R$487,474, through issue of 101,868 new common registered, book-entry shares, with no par value.

          On August 31, 2018, the Company's capital increase was approved, within limit of authorized capital, by R$993, from R$487,474 to R$488,467, through issue of 71,172 new common registered, book-entry shares, with no par value.

          Capital is represented by authorized, subscribed and fully paid-up shares with no par value and is divided as follows:

	Founding shareholders	Treasury shares	Free float(*)	Consolidated

December 31, 2016	34,794,882	—	130,815,069	165,609,951
December 31, 2017	29,902,389	1,991,171	134,216,782	166,110,342
December 31, 2018	28,037,764	7,502,115	130,743,503	166,283,382

(*)
For the years ended December 31, 2017 and 2016, BNDES Participações S.A., GIC Private Limited and Genesis Asset Managers and Mawer Investments held shareholding interest higher than 5% each one

(*)
For the year ended December 31, 2018, BNDES Participações S.A., and Genesis Asset Managers each held more than 5% interest, each

          The changes in the number of subscribed and fully paid-up shares are as follows:

December 31, 2015	140,509,623

Capital increase	25,100,328
December 31, 2016	165,609,951

Capital increase	500,391
December 31, 2017	166,110,342

Capital increase	173,040

December 31, 2018	166,283,382

18.2. Capital reserves

          Regarding the issuance of shares on September 26, 2016, it resulted in a share premium of R$ 325,440 and transaction costs incurred in the obtainment of resources by means of the issuance of membership certificates of R$ 12,317 recorded in a reduction account, net of deferred income tax and social contribution.

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

18. Shareholders' equity (Continued)

          The capital reserve is set up as follows:

	December 31

	2018	2017	2016

Share premium(a)	539,571	539,571	539,571
Stock option plan (Note 25)	16,104	11,548	9,741
Treasury shares purchased(b)	(148,373)	(33,887)	—
Expenditures with issuance of shares(c)	(37,423)	(37,423)	(37,009)

	369,879	479,809	512,303

(a)
In compliance with 6,404/76, the issue price of the shares without par value may be allocated as part of the capital reserve

(b)
On June 22, 2018, the opening of Company's share buyback program was approved for the purpose of meeting the exercise of deferred stock programs and possibly stock option programs. Shares may also be held in treasury, disposed or canceled, without reduction of the Company's capital, in compliance with the provisions of item 1 of article 30 of the Brazilian Corporation Law, and the standards set forth in ICVM 567/15

(c)
In conformity with IAS 39 — Transaction Costs and Premiums on Issuance of Securities, transaction costs incurred on funding through issuance of new shares were recorded separately as a reduction to shareholders' equity

18.3. Legal reserve

          It is formed of 5% of net income for the fiscal year, in conformity with article 193 of Law no. 6,404/76, up to the limit of 20% of the capital.

          For the periods ended December 31, 2018, 2017 and 2016, pursuant to paragraph 1 of article 193 of Law 6404/76, the Company did not set up a legal reserve, as the capital reserve amount exceeded the percentage of 30% of capital.

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

18. Shareholders' equity (Continued)

18.4. Dividends

          The Company's Bylaws establish a minimum dividend of 25% calculated on the annual net income, adjusted as provided by Article 202 of Law 6404/1976.

	December 31

	2018	2017	2016

Net income for the year	71,055	84,845	68,501
(–) Formation of legal reserve (Article 193 of Law 6.404)	—	—	—

Net income after the allocation of the legal reserve	71,055	84,845	68,501
Minimum mandatory dividends	17,764	21,211	17,125
Additional dividends proposed by Management	22,236	18,789	18,875

Dividends proposed by Management	40,000	40,000	36,000

Dividends and interest on equity per share (R$)	0.2519	0.2437	0.2173
Payment method
Interest on equity	15,000	17,000	—
Dividends	25,000	23,000	36,000

	40,000	40,000	36,000

Changes in dividends
Opening balance — Dividends payable for the prior year	23,000	20,000	8,000
Dividends paid in the prior year	(23,000)	(20,000)	(8,000)
Minimum mandatory dividends for the year	17,764	21,211	17,125
Additional dividends proposed by the Management	22,236	18,789	18,875
Dividend and interest on equity paid for the year	(15,000)	(17,000)	(16,000)

Closing balance — Dividends payable for the year	25,000	23,000	20,000

Presentation of dividends
Liabilities — Minimum mandatory dividends for the year	2,764	4,211	1,125
Shareholders' equity — Additional dividends proposed by the Management	22,236	18,789	18,875

	25,000	23,000	20,000

          The Board of Directors' meeting held on February 18, 2016 approved, in the terms of article 9 of Law No. 9249/95 the payment of dividends in the gross amount of R$ 8,000, which were included in the minimum dividend established by article 36 of the Company's bylaws and paid on May 10, 2016.

          The Board of Directors' meeting held on April 07, 2017 approved, in the terms of article 9 of Law 9249/95 the payment of dividends in 2016 in the gross amount of R$ 20,000, which were included in the minimum dividend established by article 36 of the Company's bylaws and paid on April 27, 2017.

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

18. Shareholders' equity (Continued)

          In meeting of the Board of Directors held on August 29, 2017, pursuant to article 1,072 of Law No. 10406, shareholders decided to approve the profit distribution as Interest on Equity ("IOE"), referring to the second quarter of financial year 2017, covering the period from April 1, 2017 to June 30, 2017, in the gross amount of R$ 10,000, as computed in the Company's statement of financial position at June 30, 2017.

          In meeting of the Board of Directors held on December 11, 2017, pursuant to article 1,072 of Law No. 10406, shareholders decided to approve the profit distribution as Interest on Equity ("IOE"), referring to the second half of financial year 2017, covering the period from July 1, 2017, projected to December 31, 2017, in the gross amount of R$ 7,000.

          The Board of Directors' meeting held on April 16, 2018 approved, in the terms of article 9 of Law 9249/95 the payment of dividends in 2017 in the gross amount of R$ 23,000, which were included in the minimum dividend established by article 36 of the Company's bylaws and paid on April 30, 2018.

          In meeting of the Board of Directors held on August 06, 2018, pursuant to article 1,072 of Law 10406, shareholders decided to approve the profit distribution as Interest on equity ("JCP"), referring to the period from January 1, 2018 to July 31, 2018, in the gross amount of R$ 11,000.

          In meeting of the Board of Directors held on December 07, 2018, pursuant to article 1,072 of Law 10406, shareholders decided to approve the profit distribution as Interest on equity ("JCP") in the gross amount of R$ 4,000.

18.5. Profit retention reserve

          The capital budget proposal as of December 31, 2018, 2017 and 2016 which was prepared by the Company's Executive Board allocates the balance of the profit retention reserve to the investments presented below:

	December 31

	2018	2017	2016

Investments:
Infrastructure	4,395	6,346	4,599
Innovative research and development	7,031	10,154	7,359
Acquisitions	19,629	28,345	20,543

Total investments	31,055	44,845	32,501

Sources of resources:
Profit reserve	31,055	44,845	32,501

Total sources	31,055	44,845	32,501

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

19. Provision for contingencies

          The Group is defendant to judicial and administrative proceedings in various courts and governmental agencies, arising from the normal course of operations, involving tax, labor, civil and other issues.

          At December 31, 2018, management, based on advice by its legal advisors, recognized a provision amounting to R$10,960 (R$ 2,776 and R$ 518 at December 31, 2017 and 2016, respectively).

          There are other lawsuits assessed by legal advisors as being a possible risk of R$ 10,986 as of December 31, 2018 (R$2,773 and R$ 2,099 as of December 31, 2017 and 2016, respectively), for which no provision has been recognized.

          The possible contingencies of acquired businesses are guaranteed by the former owners according to terms of the acquisition agreement via indemnification assets. The Group has sufficient amounts held to meet these commitments, classified under other receivables in the statement of financial position, based on due diligence assessments carried out during the acquisition process.

	Labor	Civil	Tax	Addition — acquisition (*)	Total

Changes
Balance at December 31, 2015	284	291	—	—	575

Additions	542	39	—	—	581
Write-offs	(595)	(91)	—	—	(686)
Restatement	23	25	—	—	48
Exchange-rate change	—	—	—	—	—

Balance at December 31, 2016	254	264	—	—	518

Additions	1,228	46	1,093	—	2,367
Write-offs	(121)	(9)	—	—	(130)
Restatement	(22)	43	—	—	21
Exchange-rate change	—	—	—	—	—
Balance at December 31, 2017	1,339	344	1,093	—	2,776

Additions	1,946	1,145	—	8,580	11,671
Write-offs	(2,296)	(549)	(601)	—	(3,446)
Restatement	60	82	—	—	142
Exchange-rate change	309	—	(492)	—	(183)

Balance at December 31, 2018	1,358	1,022	—	8,580	10,960

(*)
Labor and tax contingencies deriving from acquisitions of companies Itec, Único and DCG (amounts prior to date of acquisition by Linx Sistemas)

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

20. Net operating revenues

          Below, we show the reconciliation between gross revenue and net operating revenues for the period:

	December 31

	2018	2017	2016

Gross operating revenues
Subscription revenues	680,800	589,520	508,944
Consulting service revenues	103,350	66,617	59,045

	784,150	656,137	567,989
Sales deductions
PIS	(4,642)	(3,932)	(3,602)
COFINS	(21,425)	(18,148)	(16,622)
ISS	(17,619)	(15,981)	(13,190)
INSS (Social security)	(29,393)	(25,009)	(20,131)
Other	(4,563)	(3,751)	(3,425)
Cancellations and rebates	(20,949)	(17,726)	(16,436)

	(98,591)	(84,547)	(73,406)

	685,559	571,590	494,583

          The Group does not have clients that individually represent more than 10% of operating revenues for any of the years ended December 31, 2018, 2017 and 2016.

          Table below presents geographical information as required by IFRS 8 — Operating segments.

	Geographical information

	2018	2017	2016

Net operating revenues
Brazil	646,837	553,550	494,583
International	38,722	18,040	—
Non-current assets
Brazil	1,619,075	1,542,294	1,483,372
International	28,601	21,730	—

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

21. Costs, expenses and other expense / income

	December 31

	2018	2017	2016

Nature
Rentals	(16,090)	(12,242)	(9,475)
Commissions	(35,699)	(26,801)	(19,666)
Depreciation and amortization	(78,729)	(69,983)	(56,316)
Maintenance and preservation	(6,553)	(11,339)	(6,314)
Personnel	(305,495)	(272,017)	(245,792)
Advertising and publicity	(12,623)	(6,350)	(4,838)
Outsourced services	(62,479)	(33,609)	(26,232)
Travel and accommodation	(13,824)	(11,991)	(11,838)
Telecommunications expenses	(37,291)	(29,934)	(23,357)
IT expenses	(3,453)	(3,489)	(2,721)
Other income	8,401	4,311	1,216
Other	(31,661)	(23,778)	(21,074)

	(595,496)	(497,222)	(426,407)

Function
Cost of services rendered	(245,622)	(211,595)	(183,462)
Administrative and general expenses	(168,595)	(148,148)	(116,252)
Selling expenses	(111,008)	(72,393)	(62,453)
Research and maintenance of software developed	(73,527)	(64,280)	(59,894)
Other operating income (expenses)	3,256	(806)	(4,346)

	(595,496)	(497,222)	(426,407)

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

22. Financial income (expenses)

	December 31

	2018	2017	2016

Financial income
Asset interest	1,959	357	2,183
Interest on financial assets	24,703	52,999	45,391
Discounts obtained	902	39	114
Foreign-exchange gain	20,047	2,981	16
Effect from adoption of IAS 29	742	—	—
Other revenues	(1,485)	2,045	1,763

	46,868	58,421	49,467

Financial expenses
Liability interest	(593)	(470)	(270)
Interest on loans and financing	(7,830)	(7,611)	(15,108)
Discount granted	(10,743)	(9,141)	(6,737)
Foreign exchange loss	(17,388)	(3,607)	(49)
Effect from adoption of IAS 29	(1,682)	—	—
Tax on financial operations	(695)	(560)	(827)
Other expenses	(5,856)	(2,639)	(1,753)

	(44,787)	(24,028)	(24,744)

	2,081	34,393	24,723

23. Financial risk management

          The Group are exposed to the following risks from the use of financial instruments:

  •
  Credit risk

  •
  Liquidity risk

  •
  Market risk

  •
  Operating risk

23.1.
Credit risk

          Credit risk is the possibility of financial loss to the Group if a client or a counterpart to a financial instrument fails to fulfill its contractual obligations arising mainly from trade accounts receivable and investments of its subsidiaries.

          The exposure of the Group to credit risk is influenced, mainly, by the individual characteristics of each client. The Group established a credit policy whereby every new client has its credit capacity individually analyzed prior to the standard payment terms and conditions.

          The Group has a very diversified client portfolio with low concentration level, and the largest customer accounts for only 2.3% in 2018 (2.6% in 2017 and 2016) of gross subscription revenue.

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

23. Financial risk management (Continued)

          The Group sets an allowance for doubtful accounts that represents its estimate of losses incurred in relation to trade accounts receivable (See Note 7). The main component of this allowance is specific and related to significant individual risks.

          On December 31, 2018, 2017 and 2016, the Group's maximum exposure to credit risk on cash and cash equivalents, financial assets and trade accounts receivable was:

(i)
Cash and cash equivalents and financial assets

	December 31

	2018	2017	2016

Cash and cash equivalents (Note 5)	49,850	42,918	7,227
Financial assets (Note 6)	413,374	508,806	658,221

	463,224	551,724	665,448

(ii)
Trade accounts receivable

	December 31

	2018	2017	2016

Trade accounts receivable, net (Note 7)	170,382	131,129	109,064

	170,382	131,129	109,064

23.2.
Liquidity risk

          Liquidity risk is the risk of the Group encountering difficulties in performing the obligations associated with its financial liabilities that are settled with cash payments or with other financial assets. The approach of the Group in liquidity management is to guarantee, as much as possible, that it will always have sufficient liquidity to perform its obligations upon maturity, under normal and stress conditions, without causing unacceptable losses or with a risk of sullying the reputation of the Group.

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

23. Financial risk management (Continued)

          The table below shows the maturity profile of the Group's financial liabilities:

	December 31, 2018

Operation	Up to 1 year	Up to 2 years	3 - 5 years	Total

Suppliers	13,623	—	—	13,623
Loans and financing (Note 13)	40,720	79,399	129,862	249,981
Payables for the acquisition of businesses — Earn Out (Note 15)	35,610	48,932	6,407	90,949
Payables for the acquisition of businesses — retained installments (Note 15)	20,579	6,805	3,290	30,674
Payables for the acquisition of businesses — Other (Note 15)	909	33	—	942
Other liabilities	7,979	2,328	—	10,307

	119,420	137,497	139,559	396,476

	December 31, 2017

Operation	Up to 1 year	Up to 2 years	3 - 5 years	Total

Suppliers	8,518	—	—	8,518
Loans and financing (Note 13)	31,783	29,282	36,223	97,288
Payables for the acquisition of businesses — Earn Out (Note 15)	25,365	10,680	3,667	39,712
Payables for the acquisition of businesses — retained installments (Note 15)	26,547	13,126	22,208	61,881
Payables for the acquisition of businesses — Other (Note 15)	1,360	—	—	1,360

	93,573	53,088	62,098	208,759

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

23. Financial risk management (Continued)

	December 31, 2016

Operation	Up to 1 year	Up to 2 years	3 - 5 years	>5 years	Total

Suppliers	6,254	—	—	—	6,254
Loans and financing (Note 13)	34,499	36,536	69,809	424	141,268
Payables for the acquisition of businesses — Earn Out (Note 15)	13,364	28,133	7,381	—	48,878
Payables for the acquisition of businesses — retained installments (Note 15)	7,365	13,240	14,330	—	34,935
Payables for the acquisition of businesses — Other (Note 15)	2,779	—	—	—	2,779
Other liabilities	4,110	638	758	—	5,506

	68,371	78,547	92,278	424	239,620

          As amounts included in this table are non-discounted cash flows, they will not be reconciled to the amounts disclosed in the statement of financial position for payables for the acquisition of businesses.

          Typically, the Group ensures that it has sufficient cash to cover expected operating expenses, including to comply with its financial obligations; this excludes the potential impact of extreme situations that cannot be reasonably foreseen, such as natural disasters.

23.3.
Market risk

          Interest rate and inflation risk:    Interest rate risk derives from the portion of debt indexed to TJLP, TLP, IPCA, IGPM and CDI rates, and from interest earning bank deposits and financial assets indexed to the CDI rate, that may adversely affect financial income or expenses in case an unfavorable movement occurs in interest and inflation rates. This risk exposure as shown in the sensitivity analysis provided below.

23.4.
Operating risk

          Operating risk is the risk of direct or indirect losses arising from different causes related to the processes, personnel, technology and infrastructure of the Group, and external factors, except credit, market and liquidity risks, as those arising from legal and regulatory requirements and from generally accepted corporate behavior standards. The objective of the Group is to manage the operating risk and the service quality risk in order to avoid sustaining financial losses and harming the reputation of the Group.

23.5.
Capital management

          The policy of the Executive Board is to maintain a solid capital base to maintain the confidence of investors, creditors and market and the future development of the business. The Executive Board monitors returns on capital, which the Group defines as income (loss) from

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

23. Financial risk management (Continued)

operating activities divided by total shareholders' equity. Executive Board also monitors the level of dividends to its shareholders.

23.6.
Financial instruments' analysis

          There is a comparison below, by class of book and fair value of the Group's financial instruments:

	December 31

		Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value

	Level	2018	2018	2017	2017	2016	2016

Financial assets
Cash and cash equivalents (Note 5)	2	49,850	49,850	42,918	42,918	7,227	7,227
Financial assets (Note 6)	2	413,374	413,374	508,806	508,806	658,221	658,221
Trade accounts receivable (Note 7)	2	170,382	170,382	131,129	131,129	109,064	109,064
Other receivables	2	50,620	50,620	29,604	29,604	22,306	22,306

Total		684,226	684,226	712,457	712,457	796,818	796,818

Financial liabilities	2
Suppliers	2	13,623	13,623	8,518	8,518	6,254	6,254
Loans and financing (Note 13)	2	249,981	249,981	97,288	97,288	130,767	130,767
Accounts payable for the acquisition of businesses (Note 15)	3	112,487	112,487	130,767	130,767	80,594	80,594
Other liabilities	2	10,307	10,307	8,594	8,594	6,041	6,041

Total		386,398	386,398	245,167	245,167	223,656	223,656

          Amounts of these instruments recognized in the statement of financial position do not significantly differ from their fair values.

  •
  Trade accounts receivable and suppliers approximate their respective carrying amounts mostly due to the short-term maturity of these instruments.

  •
  Loans and financing and payables for the acquisition of businesses are contractually restated and represent the balance to be paid on the date of settlement of the contractual obligations.

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

23. Financial risk management (Continued)

Financial instruments per category:

	December 31

	2018			2017			2016

	Level	Fair value through profit or loss	Amortized cost	Loans and receivables	Fair value through profit or loss	Amortized cost	Loans and receivables	Fair value through profit or loss	Amortized cost

Financial assets
Cash and cash equivalents (Note 5)	2	—	49,850	42,918	—	—	7,227	—	—
Financial assets (Note 6)	2	413,374	—	—	508,806	—	—	658,221	—
Trade accounts receivable (Note 7)	2	—	170,382	131,129	—	—	109,064	—	—
Other receivables	2	—	50,620	29,604	—	—	22,306	—	—

		413,374	270,852	203,651	508,806	—	138,597	658,221	—

Financial liabilities
Trade accounts payable	2	—	13,623	—	—	8,518	—	—	6,254
Loans and financing (Note 13)	2	—	249,981	—	—	97,288	—	—	130,767
Payables for the acquisition of businesses (Note 15)	3	—	112,487	—	30,961	99,806	—	46,692	33,902
Other liabilities	2	—	10,307	—	—	8,594	—	—	6,041

		—	386,398	—	30,961	214,206	—	46,692	176,964

23.7.
Fair value hierarchy

          Different levels were defined as follows:

  •
  Level 1 — Prices quoted (not adjusted) in active markets for identical assets and liabilities

  •
  Level 2 — Valuation Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable.

  •
  Level 3 — Valuation techniques for which the lowest level input that is significant to fair the value measurement is unobservable.

          Description of significant unobservable inputs to valuation:

          The significant unobservable inputs used in the fair value measurements categorized within Level 3 of the fair value hierarchy, together with a quantitative sensitivity analysis as at December 31, 2018, 2017 and 2016 are shown below:

Valuation technique	Significant unobservable inputs
Pricing of consensus	The Company considers 100% of the contingent consideration based on the payment expectative.

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

23. Financial risk management (Continued)

          Level 3 financial liabilities reconciliation:

	December 31

	2018	2017	2016

Balance at beginning of year	122,590	70,817	82,655
Addition due to acquisition (Note 15)	38,881	71,222	13,000
Payment contingent consideration	(38,643)	(17,854)	(27,405)
Accrued interest (Note 15)	3,057	5,685	2,697
Contingencies resolved and paid (Note 15)	(5,343)	(2,427)	(130)
Earn-Out reversed (Note 15)	(8,997)	(4,853)	—

Balance at the end of the year	111,545	122,590	70,817

          The Company uses appropriate valuation techniques with the aid of sufficient data available to measure fair value, maximizing the use of relevant observable data and minimizing the use of unobservable data.

23.8.
Sensitivity analysis for financial assets and liabilities

          Main risks related to the Group's transactions are linked to TJLP, TLP, CDI, IPCA, IGPM, IPC and SELIC change for BNDES financing and payables for the acquisition of businesses, and to CDI for interest earning bank deposits.

          The investments with CDI are recorded at market value, according to quotations announced by the respective financial institutions and the others mainly refer to bank deposit certificates. Therefore, the recorded value of these securities does not differ from the market value.

          In order to check the sensitivity of the indexer of financial investments to which the Group was exposed to at December 31, 2018, 2017 and 2016, we defined three scenarios for the risk of decrease in CDI. The December 2018 index, which was 6.40% (6.89% in December 2017 and 13.63% in December 2016) and they were defined as probable scenarios; based thereon, 25% and 50%.

December 31

Operation	Balance at 2018	Risk	Scenario I (probable)	Scenario II	Scenario III

Financial assets	413,374		6.40%	4.80%	3.20%

Finance income		CDI decr.	26,456	19,842	13,228

December 31

Operation	Balance at 2017	Risk	Scenario I (probable)	Scenario II	Scenario III

Financial assets	508,806		6.89%	5.17%	3.45%

Finance income		CDI decr.	35,057	26,305	17,554

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

23. Financial risk management (Continued)

December 31

Operation	Balance at 2016	Risk	Scenario I (probable)	Scenario II	Scenario III

Financial assets	658.221		13.63%	10.22%	6.82%

Finance income		CDI decr.	89,716	67,270	44,891

          In order to analyze sensitivity of debt indexes, to which the Group is exposed at December 31, 2018, 2017 and 2016, three different scenarios were defined for the risk of increase in such indexes. This was based on TJLP, TLP, IPCA, IPC, IGPM, CDI and SELIC amounts in effect at December 31, 2018, 2017 and 2016, available at CETIP, IBGE, Central Bank of Brazil, FGV, among others. Accordingly, probable scenarios were defined for 2018, 2017 and 2016, based on which, 25% and 50% differences were calculated.

          For each scenario the Group calculated the gross financial expense, not taking into account the taxes levied and the flow of maturities for each contract scheduled for 2018, 2017 and 2016. The base dates used for financing were December 31, 2018, 2017 and 2016, projecting indices for one year and verifying their sensitivity in each scenario.

December 31, 2018

Operation	Balance	Risk	Scenario I (probable)	Scenario II	Scenario III

Financings — BNDES	249,981		17,449	21,823	26,173

Rate subject to change		TJLP incr.	6.98%	8.73%	10.47%
Payables for the acquisition of businesses	7,690		581	726	871

Rate subject to change		IGPM incr.	7.55%	9.44%	11.33%
Payables for the acquisition of businesses	3,608		232	290	347

Rate subject to change		CDI incr.	6.42%	8.03%	9.63%
Payables for the acquisition of businesses	22,774		854	1,068	1,282

Rate subject to change		IPCA incr.	3.75%	4.69%	5.63%
Payables for the acquisition of businesses	41,951		1,624	2,030	2,437

Rate subject to change		R$ decr.	3.87%	4.84%	5.81%

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

23. Financial risk management (Continued)

December 31, 2017

Operation	Balance	Risk	Scenario I (probable)	Scenario II	Scenario III

Financings — BNDES	97,288		7,297	9,126	10,945

Rate subject to change		TJLP incr.	7.50%	9.38%	11.25%
Payables for the acquisition of businesses	9,874		(52)	(65)	(79)

Rate subject to change		IGPM incr.	–0.53%	–0.66%	–0.80%
Payables for the acquisition of businesses	492		34	43	52

Rate subject to change		CDI incr.	6.91%	8.74%	10.57%
Payables for the acquisition of businesses	78,242		2,308	2,887	3,466

Rate subject to change		IPCA incr.	2.95%	3.69%	4.43
Payables for the acquisition of businesses	42,160		1,396	1,745	2,095

Rate subject to change		R$ decr.	3.31%	4.14%	4.97%

December 31, 2016

Operation	Balance	Risk	Scenario I (probable)	Scenario II	Scenario III

Financings — BNDES	130,767		9,808	12,266	14,711

Rate subject to change		TJLP incr.	7.50%	9.38%	11.25%
Payables for the acquisition of businesses	9,824		706	883	1,060

Rate subject to change		IGPM incr.	7.19%	8.99%	10.79%
Payables for the acquisition of businesses	448		61	76	92

Rate subject to change		CDI incr.	13.63%	17.04%	20.45%
Payables for the acquisition of businesses	60,988		3,836	4,794	5,757

Rate subject to change		IPCA incr.	6.29%	7.86%	9.44%

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

24. Earnings per share

a)
Basic earnings per share

          Basic earnings per share is calculated by dividing profit attributable to the Company's shareholders by the weighted average number of common shares, as follows:

	December 31

	2018	2017	2016

Net income for the year	71,055	84,845	68,501
Weighted average of shares	163,081,069	164,598,847	147,890,049
Basic earnings per share — (in reais)	0.4357	0.5155	0.4632
b)
Diluted earnings per share

          Diluted profit per share is calculated by adjusting the weighted average number of common shares, presuming the conversion of all the potential diluted common shares. The Group has a Stock Option Plan that provides for the granting of 4,060,627 (1,431,948 and 1,082,819 as of December 31, 2017 and 2016) stock options with the Plan's total dilutive potential being represented by 946,123 (856,540 and 1,065,987 as of December 31, 2017 and 2016, respectively) stock options, including initial granting.

	December 31

	2018	2017	2016

Net income for the year	71,055	84,845	68,501
Weighted average number of shares(*)	164,150,504	165,997,441	150,002,937
Diluted earning per share (in reais)	0.4329	0.5111	0.4567

(*)
Amounts after the stock split carried out on June 13, 2016

25. Share-based payment

          In the Special Shareholders' Meeting held on December 4, 2012, the Stock Option Plan of Linx S.A. was approved. Such plan establishes the general conditions for grant of shares issued by the Group, under the terms of article 168, paragraph 3, Law 6404/76.

          The plan is intended to attract and retain management and staff members of the Group and its direct and indirect subsidiaries, by giving them the opportunity of becoming Group shareholders, subject to certain conditions, in order to: (i) reward them due to its positions and length of service with the Group; (ii) providing incentive for the achievement of the Group's social goals; (iii) aligning the Group's shareholders' interests to those of the Group's management; and (iv) encourage performance and favor retention of key persons in the Group, to the extent in which their interest in the institution's capital will permit them to benefit from results for which they have contributed and that are reflected in share price appreciation.

          The plan is managed by the Board of Directors, which establishes granting programs and is in charge of determining: (i) the creation and application of general rules relating to the grant of

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

25. Share-based payment (Continued)

options under the Plan and the solution of questions of interpretation of the Plan; (ii) performance targets for the Group's top executives in order to establish objective criteria for election of beneficiaries; (iii) election of Plan Beneficiaries and authorization to grant stock options in their favor, establishing all conditions for options to be granted, as well as change of such conditions when it is necessary to adequate options to the terms of the law, standard or subsequent regulation; and (iv) issuance of new Group's shares within authorized capital limit, or disposal of treasury shares to comply with exercise of stock options granted pursuant to the terms of the Plan.

          In order to meet the exercise of stock options granted on the terms of the Plan, the Group may, at Board of Directors' discretion: (a) issue new shares within the authorized capital limit; or (b) sell treasury shares.

          On February 28, 2013, the Board of Directors approved of its first grant of stock options to employees to purchase 1,842,951 shares at an exercise price of R$ 6.24, subject to adjustments deriving from stock split, grouping and bonus, and also adjusted for possible dividend and/or interest on equity payment.

          On February 28, 2014, the Board of Directors approved a grant of stock options to employees to purchase 406,059 shares at an exercise price of R$ 11.28, subject to adjustments deriving from stock split, grouping and bonus, and also adjusted for possible dividend and/or interest on equity payment.

          On February 27, 2015, the Board of Directors approved a grant of stock options to employees to purchase 432,855 shares at an exercise price of R$ 15.01, subject to adjustments deriving from stock split, and also adjusted for possible dividend and/or interest on equity payment.

          On February 29, 2016, the Board of Directors approved a grant of stock options to employees to purchase 566,592 shares at an exercise price of R$ 15.50, subject to adjustments deriving from stock split, grouping and bonus, and also adjusted for possible dividend and/or interest on equity payment.

          On March 31, 2017, the Board of Directors approved a grant of stock options to employees to purchase 391,618 shares at an exercise price of R$ 16.57, subject to adjustments deriving from stock split, grouping and bonus, and also adjusted for possible dividend and/or interest on equity payment.

          On March 31, 2018, the Board of Directors approved a grant of stock options to employees to purchase 420,552 shares at an exercise price of R$ 19.16, subject to adjustments deriving from stock split, grouping and bonus, and also adjusted for possible dividend and/or interest on equity payment.

          On March 31, 2017, the Board of Directors approved a grant of restricted shares totaling 945,048 at a fair value of R$ 15.70 (market price at date of grant), subject to adjustments deriving from stock split, grouping and bonus, and also adjusted for possible dividend and/or interest on equity payment.

          On March 31, 2018, the Board of Directors approved a grant of restricted shares totaling 398,489 shares at a fair value of R$19.16 (market price at date of grant), subject to adjustments

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

25. Share-based payment (Continued)

deriving from stock split, grouping and bonus, and also adjusted for possible dividend and/or interest on equity payment.

          On March 23, 2017, the Board of Directors approved the opening of the Group's share buyback program at its sole discretion and under the terms of the Buyback Program to acquire up to 2,000,000 (two million) registered, book-entry, common shares, with no par value, issued by the Group, corresponding to up to 1.206% of the total shares issued by the Group and up to 1.206% of the Outstanding shares. The purpose of the Buyback Program is to meet the exercise of restricted stock programs and possibly stock option programs. Shares may also be held in treasury, sold or canceled, without reduction of the Group's capital, in compliance with the provisions of item 1 of article 30 of the Brazilian Corporation Law, and the standards set forth in CVM Ruling 567/15. Maximum term described under the terms of the 18-month (eighteen-month) Share Buyback Program, beginning March 23, 2017 and ending September 23, 2018.

          On January 22, 2019, the Board of Directors approved a grant of restricted shares totaling 1,011,846 shares at a fair value of R$28.31 (market price at the date of grant), subject to adjustments deriving from stock split, grouping and bonus, and also adjusted for possible dividend and/or interest on equity payment.

          The fair value of each option granted is estimated at the grant date, based on the Black-Scholes stock pricing model, which considered the following variables and results:

Stock Option

	Grant					Fair value assumptions

						Expected

Number	Date	Quantity of options granted	Number of shares outstanding	Strike price — reais	Grant date fair value	Dividends — %	Volatility — %(*)	Risk-free interest rate, %	Vesting period(**)	Exercise period

1st	02/28/2013	1,842,951	—	6.24	4.24	3.30%	25.24%	10.27%	4 years	4 years after vesting period
2nd	02/28/2014	406,059	20,673	11.28	3.94	0.80%	25.11%	10.12%	4 years	4 years after vesting period
3rd	02/27/2015	432,855	62,076	15.01	3.95	1.28%	24.00%	7.05%	4 years	4 years after vesting period
4th	02/29/2016	566,592	155,235	15.50	4.67	0.85%	25.01%	7.25%	4 years	4 years after vesting period
5th	03/31/2017	391,618	287,587	16.57	3.83	1.34%	24.25%	9.71%	4 years	4 years after vesting period
6th	03/31/2018	420,552	420,552	19.16	2.99	1.39%	23.69%	7.43%	4 years	4 years after vesting period

(*)
Volatility was defined based on the historical volatility over the expected life of the option which is the same as the vesting period as historically most options are vested immediately

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

25. Share-based payment (Continued)

(**)
The options vest 25% per year

Restricted shares

Grant

Number	Date	Quantity of options	Number of shares outstanding	Fair value — reais

1st	03/31/2017	945,048	756,917	15.70
2nd	03/31/2018	398,489	276,951	19.16

          Changes in stock option plans are as follows:

	Stock option

	Number of outstanding shares	Weighted average exercise price (in Reais)

December 31, 2015(1)	1,633,407	11.06
Granted	566,592	12.72
Exercised(5)	(1,100,328)	8.85
Canceled	(33,684)	17.71

December 31, 2016(2)	1,065,987	12.15
Granted	391,618	16.99
Exercised(6)	(501,516)	10.44
Canceled	(99,549)	17.20

December 31, 2017(3)	856,540	14.59
Granted	420,552	21.61
Exercised(7)	(173,040)	14.07
Canceled	(157,929)	17.21

December 31, 2018(4)	946,123	16.41

(1)
As of December 31, 2015 384,693 stock options were vested.

(2)
As of December 31, 2016 42,936 stock options were vested.

(3)
As of December 31, 2017 45,189 stock options were vested.

(4)
The December 31, 2018 196,554 stock options were vested.

(5)
The weighted average share price at the date of exercise of these options was R$16.86.

(6)
The weighted average share price at the date of exercise of these options was R$17.65.

(7)
The weighted average share price at the date of exercise of these options was R$18.33.

          The weighted average remaining contractual life for the share options outstanding as of December 31, 2018 and 2017 was 6.41 and 6.34 years, respectively

Linx S.A.

Notes to the consolidated financial statements (Continued)

(In thousands of Brazilian reais, unless otherwise stated)

25. Share-based payment (Continued)

          The Changes in restricted shares are as follows:

	Restricted shares

	Number of outstanding shares	Weighted average price (in Reais)

December 31, 2015	—	—
Granted	10,446	15.49

December 31, 2016	10,446	15.49
Granted	884,602	17.02
Vested	(10,446)	15.59
Canceled	(12,962)	17.19

December 31, 2017	871,640	17.02
Granted	448,489	21.59
Vested	(60,176)	17.62
Canceled	(226,085)	17.49

December 31, 2018	1,033,868	18.55

          The expense related to share-based compensation in the year ended December 31, 2018 is R$ 4,556 (R$ 1,807 as of December 31, 2017 and R$ 3,233 as of December 31, 2016) recorded in the statement of profit or loss as payroll expenses. This effect did not impact the Group's cash.

          The accumulated balance in shareholders' equity presented in the capital reserve under "stock option plan" in the year ended December 31, 2018, is R$ 16,104 (R$ 11,548 as of December 31, 2017 and R$ 9,741 as of December 31, 2016).

American Depositary Shares

Linx S.A.

PROSPECTUS

Global Coordinators

Goldman Sachs & Co. LLC

Morgan Stanley

Jefferies

BofA Merrill Lynch

Itaú BBA

                           , 2019

          Through and including                          , 2019 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.    Indemnification of Directors and Officers

          Under Brazilian Law, any provision, whether contained in the bylaws of a company or in any agreement, exempting any officer or director against any liability which by law or otherwise would attach to them in respect of negligence, misfeasance, breach of duty or trust, is void. A company may, however, indemnify an officer or director against any liability incurred by them in defending any proceedings, whether criminal or civil, in which a judgment is given in their favor.

          The Registrant has obtained insurance coverage to protect its directors and officers against civil liabilities incurred by them while exercising their corporate functions during the coverage period. Under the terms of this insurance policy, the insurer will cover up to R$70 million in damages as determined by judicial or arbitral decisions as well as private settlements approved by the insurer. The insurance policy currently in effect expires on June 30, 2019 and excludes coverage for damages resulting from willful misconduct, fraud or severe negligence.

Item 7.    Recent Sales of Unregistered Securities

          On September 26, 2016, the Registrant issued 24,000,000 common shares to qualified institutional buyers in the United States in reliance on Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S. The offering price per common share was R$18.50, net proceeds totaled R$435.1 million and underwriter discounts and commissions totaled approximately R$13.3 million. The common shares were sold in Brazil by the Brazilian underwriters Banco Morgan Stanley S.A., Banco BTG Pactual S.A., Banco Itaú BBA S.A. and Banco de Investimentos Credit Suisse (Brasil) S.A., and placed in the United States and elsewhere by Morgan Stanley & Co. LLC, BTG Pactual US Capital LLC, Itau BBA USA Securities, Inc. and Credit Suisse Securities (USA) LLC.

          From January 1, 2016 to the effective date of this registration statement, the Registrant granted stock options and restricted shares under its stock option and restricted share plans to purchase up to an aggregate of 3,525,598 common shares to its directors, officers and other employees, at a weighted-average exercise price of R$25.70 per common share. Through the effective date of this registration statement, 925,358 common shares were issued upon the exercise of options granted to certain employees, directors and officers corresponding to a payment to Registrant of R$10.81.

Item 8.    Exhibits

  (a)
  The following documents are filed as part of this registration statement:

Exhibit No.	Exhibit

1.1	Form of Underwriting Agreement.*
3.1	Bylaws of Linx S.A. (English translation).**
4.1
Form of Deposit Agreement among Linx S.A., The Bank of New York Mellon, as depositary, and the Owners and Holders from time to time of American Depositary Shares issued hereunder, including the form of American Depositary Receipts (filed as Exhibit (1) to the Registration Statement on Form F-6 (Reg. No. 333-232046) filed on June 10, 2019.
5.1	Form of opinion of Pinheiro Neto Advogados, Brazilian counsel of Linx S.A., as to the validity of the common shares.
8.1	Form of opinion of Pinheiro Neto Advogados, Brazilian counsel of Linx S.A., as to Brazilian tax matters.
10.1	Amended Founding Block Shareholders' Agreement of Linx S.A. (English translation).**
10.2	Linx S.A. 2019 Plan Stock Option Plan and 2019 Restricted Share Plan (English translation)**
10.3	Linx Pay Hub 2019 Special Restricted Share Plan (English translation)**
10.4	Credit Facility Financing Agreement No. 14.2.0880.1 entered into by and between the Banco Nacional de Desenvolvimento Econômico e Social and Linx Sistemas e Consultoria Ltda. (English translation).**
10.5	Credit Facility Financing Agreement No. 15.2.0579.1 entered into by and between the Banco Nacional de Desenvolvimento Econômico e Social and Linx Sistemas e Consultoria Ltda. (English translation).**
10.6
Amended Credit Facility Financing Agreement No. 13.2.0488.1 entered into by and between the Banco Nacional de Desenvolvimento Econômico e Social and Intercamp Sistemas e Comércio De Informática S.A. (English translation).**
10.7	Credit Facility Financing Agreement No. 18.2.0547.1 entered into by and between the Banco Nacional de Desenvolvimento Econômico e Social and Linx Sistemas e Consultoria Ltda. (English translation).**
14.1	Code of Ethics of Linx S.A. (English translation).**
21.1	Subsidiaries of Linx S.A.**
23.1	Consent of Ernst & Young Auditores Independentes S.S.
23.2	Consent of Pinheiro Neto Advogados, counsel of Linx S.A. (included in Exhibit 5.1).
24.1	Powers of attorney (included on signature page to the registration statement).
99.1	Consent of the International Data Corporation**

*
To be filed by amendment.

**
Previously filed.

Item 9.    Undertakings

          The undersigned hereby undertakes:

  (a)
  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  (b)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c)
  The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of São Paulo, Brazil, on this 13th day of June, 2019.

Linx S.A.
By:	/s/ ALBERTO MENACHE
	Name:	Alberto Menache
	Title:	Chief Executive Officer
By:	/s/ PEDRO HOLMES MONTEIRO MOREIRA
	Name:	Pedro Holmes Monteiro Moreira
	Title:	Vice President of Finance

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Alberto Menache and Pedro Holmes Monteiro Moreira and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ ALBERTO MENACHE Alberto Menache	Chief Executive Officer (principal executive officer)	June 13, 2019
/s/ PEDRO HOLMES MONTEIRO MOREIRA Pedro Holmes Monteiro Moreira	Vice-President of Finance and Investor Relations Officer (principal financial officer and principal accounting officer)	June 13, 2019
* Jean Carlo Klaumann	Vice-President of Operations (principal operating officer)	June 13, 2019
* Nércio José Monteiro Fernandes	Chairman of the board of directors	June 13, 2019
* Alon Dayan	Director	June 13, 2019
* João Cox	Director	June 13, 2019
Roger de Barbosa Ingold	Director	June 13, 2019
* Richard Arthur Assistant Secretary, Cogency Global Inc.	Authorized representative in the United States	June 13, 2019

*By:	/s/ ALBERTO MENACHE
Alberto Menache
Chief Executive Officer